Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-275942

To Our Shareholders:

The boards of directors of Central Valley Community Bancorp (“Central Valley”) and Community West Bancshares (“Community West”) have approved an Agreement and Plan of Reorganization and Merger dated October 10, 2023 (the “merger agreement”) for the merger of Community West with and into Central Valley. Before we can complete the merger, we must obtain the approval of the shareholders of Central Valley and Community West. We are sending our respective shareholders this document to ask for approval of the principal terms of the merger agreement at the respective special shareholder meetings of Central Valley and Community West, which will each be held on February 8, 2024. The merger agreement, which is attached as Annex A to the accompanying joint proxy statement/prospectus, sets forth the terms of the merger.

Under the merger agreement, Community West will merge with and into Central Valley (the “first merger”), with Central Valley as the surviving entity. Promptly following the completion of the first merger Community West Bank, N.A. a national banking association chartered by the Office of the Comptroller of the Currency and a wholly owned subsidiary of Community West (“CWB”) will merge with and into Central Valley Community Bank, a California state-chartered bank and wholly owned subsidiary of Central Valley (“CVCB”), with CVCB as the surviving entity (the “bank merger”). Effective with these mergers Central Valley and CVCB will be rebranded and change their names to “Community West Bancshares” and “Community West Bank,” respectively.

Based on financial results as of September 30, 2023, the combined company will have approximately $3.6 billion in total assets, $2.1 billion in gross loans, $3.1 billion in deposits, and $332.9 million in shareholders’ equity. We believe that the shareholders of both Central Valley and Community West will benefit from the combination of two complementary banking institutions with similar core values and corporate cultures that will enhance the combined company’s ability to generate profitable growth and long-term shareholder value.

In the proposed merger, Community West will merge with and into Central Valley “in an all-stock” transaction valued at approximately $100.7 million, based on the closing price of Central Valley common stock of $14.12 on October 10, 2023, the day of, and immediately prior to the first public announcement of the terms of the merger, and approximately $158.7 million, based on the closing price of Central Valley common stock of $22.07 on December 20, 2023 (the most recent day for which information was available prior to the printing and mailing of the joint proxy statement/prospectus). Community West shareholders will receive fixed consideration consisting of a 0.7900 share of Central Valley common stock for each share of Community West common stock they own (the “per share exchange ratio”) with any fractional shares paid in cash without interest, subject to the terms and conditions set forth in the merger agreement, as further described in the accompanying joint proxy statement/prospectus. The merger agreement permits the parties to terminate the merger agreement prior to the closing of the merger under certain circumstances, as described in the accompanying joint proxy statement/prospectus.

The per share exchange ratio in the merger will not be adjusted to reflect Central Valley stock price changes between now and the closing. Based on the closing price of Central Valley common stock on October 10, 2023, the day of, and immediately prior to the first public announcement of the terms of the merger, the merger consideration will represent an implied value of $11.15 per share of Community West common stock. Using the closing price of Central Valley common stock on December 20, 2023 (the most recent date for which information was available prior to the printing and mailing of this joint proxy statement/prospectus), the merger consideration will represent a value of $17.44 per share of Community West common stock. Accordingly, the dollar value of the stock consideration that Community West shareholders may receive will change depending on fluctuations in the market price of Central Valley common stock and will not be known at the time you vote on the merger. We urge you to obtain current market quotations of Central Valley common stock (NASDAQ trading symbol “CVCY”) and Community West common stock (NASDAQ trading symbol “CWBC”).

Based on the 0.7900 per share exchange ratio and the number of shares of Community West common stock and shares of Community West restricted stock outstanding as of the date of the merger agreement, Central Valley expects that approximately 6,992,590 shares of its common stock will become issuable on the closing date (assuming no Community West stock options are exercised prior to the closing date of the merger). Giving effect to the merger, Community West shareholders would hold, in aggregate, approximately 37% of Central Valley’s outstanding shares of common stock following the merger.

We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, Community West shareholders generally will not recognize any income, gain or loss for U.S. federal income tax purposes on the exchange of shares of Community West common stock for Central Valley common stock in the merger, except with respect to any cash received by Community West shareholders in lieu of fractional shares of Central Valley common stock.

The merger is subject to the receipt of the required approvals by the shareholders of Community West and Central Valley and all regulatory approvals, and the satisfaction or waiver of all other conditions to closing as described in the accompanying joint proxy statement/prospectus.

The accompanying joint proxy statement/prospectus contains a more complete description of the special meetings and the terms of the merger agreement and the merger. We urge you to review that entire document carefully. In particular, you should read the “Risk Factors” section beginning on page 23 of the joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how they will affect you. You may also obtain information about Central Valley and Community West from documents that they each have filed with the Securities and Exchange Commission.

The Central Valley special meeting will be held on February 8, 2024 at 3:00 PM local time at its principal offices, 7100 N. Financial Drive, Suite 101, Fresno, CA 93720.

The Community West special meeting will be held on February 8, 2024 at 6:00 PM local time at La Cumbre Country Club, 4015 Via Laguna, Santa Barbara, CA 93110.

Your vote is very important. Whether or not you plan to attend your meeting, please take the time to submit your proxy in accordance with the voting instructions contained in this document.

We enthusiastically support the merger and believe it to be in the best interests of the shareholders of both companies.

Daniel J. Doyle Chairman of the Board Central Valley Community Bancorp	William R. Peeples Chairman of the Board Community West Bancshares

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Central Valley common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated January 5, 2024 and is first being mailed to shareholders of Central Valley and Community West on or about January 5, 2024.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Central Valley and Community West from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov or by requesting them in writing or by telephone, at the appropriate address below:

if you are a Central Valley shareholder: Central Valley Community Bancorp 7100 N. Financial Drive, Suite 101 Fresno, California 93720 Attn: Corporate Secretary (559) 298-1775	if you are an Community West shareholder: Community West Bancshares 445 Pine Avenue Goleta. California 93117 Attn: Corporate Secretary (805) 692-5821

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Central Valley common stock requesting documents must do so by February 1, 2024, in order to receive them before the Central Valley special meeting, and holders of Community West common stock requesting documents must do so by February 1, 2024, in order to receive them before the Community West special meeting.

See the section entitled “Where You Can Find More Information” beginning on page 134 of the accompanying joint proxy statement/prospectus for further information.

If you are a Community West shareholder, please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated January 5, 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of Central Valley common stock or holders of Community West common stock, nor the issuance by Central Valley of shares of Central Valley common stock pursuant to the merger agreement, will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Community West has been provided by Community West and information contained in, or incorporated by reference into, this document regarding Central Valley has been provided by Central Valley.

Central Valley Community Bancorp

7100 N. Financial Drive, Suite 101

Fresno, California 93720

Notice of Special Meeting of Shareholders

To Be Held February 8, 2024

To the Shareholders of Central Valley Community Bancorp:

Notice is hereby given that, pursuant to the terms of its bylaws and the call of its board of directors, a special meeting of shareholders of Central Valley Community Bancorp will be held at its principal offices located at 7100 N. Financial Drive, Suite 101, Fresno, California 93720 on February 8, 2024 at 3:00 PM, local time. At the special meeting, you will be asked to consider and vote upon the following matters:

1. Approval of Merger Agreement. To approve the principal terms of the Agreement and Plan of Reorganization and Merger, dated as of October 10, 2023, by and among Central Valley Community Bancorp and Community West Bancshares (the “merger agreement”) and the transactions contemplated by the merger agreement, including the merger of Community West Bancshares with and into Central Valley Community Bancorp (the “merger”), with Central Valley Community Bancorp surviving the merger, and the issuance of Central Valley Community Bancorp common stock to the Community West Bancshares shareholders in connection with the merger (the “Central Valley share issuance”), as described in the joint proxy statement/prospectus.

2. Grant of Discretionary Authority to Adjourn Meeting. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the Central Valley share issuance.

No other business may be conducted at the special meeting.

The merger agreement, which is attached as Annex A to the accompanying joint proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed joint proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page 23 of the accompanying joint proxy statement/prospectus.

Only shareholders of record at the close of business on December 18, 2023 will be entitled to notice of and to vote at the special meeting or at any postponement or adjournment thereof.

Central Valley Community Bancorp shareholders generally do not have dissenters rights with respect to any of the proposals voted upon at the special meeting. However, holders of Central Valley common stock subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares of common stock if certain criteria are satisfied.

The Central Valley Community Bancorp board of directors unanimously recommends that you vote in favor of approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Central Valley share issuance, and the grant of discretionary authority to adjourn the special meeting, as described in the joint proxy statement/prospectus.

Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the postage prepaid envelope provided, or cast your vote by telephone or Internet by following the instructions on your proxy card, as soon as you can. The vote of every shareholder is important, and we appreciate your cooperation in returning your executed proxy promptly. If you do not vote, abstain from voting or do not instruct your broker how to vote any shares held by you in “street name,” the effect will be a vote AGAINST the merger.

Your proxy, or your telephone or Internet vote, is revocable and will not affect your right to vote in person if you attend the special meeting. If your shares are registered in your name and you attend the special meeting, you may simply revoke your previously submitted proxy by voting your shares at that time. If you receive more than one set of proxy materials because your shares are registered in different names or addresses, you will need to follow the instructions in each set of proxy materials that you receive to ensure that all your shares will be voted at the special meeting. If your shares are held by a broker or other nominee holder, and are not registered in your name, you will need additional documentation from your broker or other record holder to vote your shares in person at the special meeting. Please indicate on the proxy card whether or not you expect to attend the special meeting in person.

We appreciate your continuing support and look forward to seeing you at the special meeting.

By Order of the Board of Directors

Daniel J. Doyle

Chairman of the Board

January 5, 2024

Fresno, California

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

Notice of Special Meeting of Shareholders

To Be Held February 8, 2024

To the Shareholders of Community West Bancshares:

Notice is hereby given that, pursuant to the terms of its bylaws and the call of its board of directors, a special meeting of shareholders of Community West Bancshares will be held at La Cumbre Country Club, 4015 Via Laguna, Santa Barbara, CA 93110 on February 8, 2024 at 6:00 PM, local time. At the special meeting, you will be asked to consider and vote upon the following matters:

1. Approval of Merger Agreement. To approve the principal terms of the Agreement and Plan of Reorganization and Merger, dated as of October 10, 2023, by and among Central Valley Community Bancorp and Community West Bancshares (the “merger agreement”) and the transactions contemplated by the merger agreement, including the merger of Community West Bancshares with and into Central Valley Community Bancorp (the “merger”), with Central Valley Community Bancorp surviving the merger, and the cancellation of each outstanding share of Community West Bancshares common stock, other than any excluded shares, in exchange for the right to receive 0.7900 of a share of Central Valley Community Bancorp common stock, subject to the terms in the merger agreement, as described in the joint proxy statement/prospectus.

2. Advisory Proposal to Approve Merger-Related Compensation. To approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Community West Bancshares in connection with the transactions contemplated by the merger agreement (the “Community West compensation proposal”).

3. Grant of Discretionary Authority to Adjourn Meeting. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated thereby, including the merger.

No other business may be conducted at the special meeting.

The merger agreement, which is attached as Annex A to the accompanying joint proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed joint proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page 23 of the accompanying joint proxy statement/prospectus.

Only shareholders of record at the close of business on December 18, 2023 will be entitled to notice of and to vote at the special meeting or at any postponement or adjournment thereof.

Community West Bancshares shareholders generally do not have dissenters’ rights with respect to any of the proposals voted upon at the special meeting. However, holders of Community West common stock subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares of common stock if certain criteria are satisfied.

The Community West Bancshares board of directors unanimously recommends that you vote in favor of approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Community West compensation proposal and the grant of discretionary authority to adjourn the special meeting, as described in the joint proxy statement/prospectus.

Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the postage prepaid envelope provided, or cast your vote by telephone or Internet by following the instructions on your proxy card, as soon as you can. The vote of every shareholder is important, and we appreciate your cooperation in returning your executed proxy promptly. If you do not vote, abstain from voting or do not instruct your broker how to vote any shares held by you in “street name,” the effect will be a vote AGAINST the merger.

Your proxy, or your telephone or Internet vote, is revocable and will not affect your right to vote in person if you attend the special meeting. If your shares are registered in your name and you attend the special meeting, you may simply revoke your previously submitted proxy by voting your shares at that time. If you receive more than one set of proxy materials because your shares are registered in different names or addresses, you will need to follow the instructions in each set of proxy materials that you receive to ensure that all your shares will be voted at the special meeting. If your shares are held by a broker or other nominee holder, and are not registered in your name, you will need additional documentation from your broker or other record holder to vote your shares in person at the special meeting. Please indicate on the proxy card whether or not you expect to attend the special meeting in person.

We appreciate your continuing support and look forward to seeing you at the special meeting.

By Order of the Board of Directors

John D. Illgen

Corporate Secretary

January 5, 2024

Goleta, California

JOINT PROXY STATEMENT/PROSPECTUS

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are brief answers to certain questions that you may have about the Central Valley Community Bancorp special meeting, the Community West Bancshares special meeting and the merger. We urge you to read carefully the remainder of this joint proxy statement/prospectus, including the risk factors beginning on page 23, because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meetings. Additional important information is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 134.

Unless the context otherwise requires, throughout this joint proxy statement/prospectus, “Central Valley” refers to Central Valley Community Bancorp, “CVCB” refers to Central Valley Community Bank, “Community West” refers to Community West Bancshares, CWB refers to “Community West Bank, N.A.,” and “we,” “us” and “our” refers collectively to Central Valley, Community West, CVCB and CWB. Additionally, we refer to the proposed merger of Community West with and into Central Valley as the “merger,” the proposed merger of CWB with and into CVCB as the “bank merger,” the agreement and plan of reorganization and merger, dated as of October 10, 2023, by and among Central Valley and Community West as the “merger agreement,” the issuance of the Central Valley common stock to the Community West shareholders in connection with the merger as the “Central Valley share issuance,” the Central Valley special meeting of shareholders as the “Central Valley meeting” and the Community West special meeting of shareholders as the “Community West meeting.”

Questions and Answers about the Special Meetings

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

We are delivering this document to you because it is a joint proxy statement being used by both the Central Valley board of directors and the Community West board of directors to solicit proxies of their respective shareholders in connection with the approval of the principal terms of the Agreement and Plan of Reorganization and Merger, dated as of October 10, 2023, pursuant to which Community West will merge with and into Central Valley. Central Valley will hold a special meeting of its shareholders and Community West will hold a special meeting of its shareholders for the approval of their respective proposals. This document serves as a joint proxy statement for the Central Valley meeting and the Community West meeting and describes the proposals to be presented at each meeting.

In addition, this document is also a prospectus that is being delivered to Community West shareholders because Central Valley is offering shares of its common stock to Community West shareholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger and the proposals being voted on at the Central Valley meeting and Community West meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is very important to us. We encourage you to submit your proxy as soon as possible.

Q:	When and where are the special meetings?

A:	The Central Valley meeting will be held at the Central Valley principal offices located at 7100 N. Financial Drive, Suite 101, Fresno, California 93720 on February 8, 2024 at 3:00 PM, local time.

The Community West meeting will be held at La Cumbre Country Club, 4015 Via Laguna, Santa Barbara, CA 93110 on February 8, 2024 at 6:00 PM, local time.

Q:	What is the record date for the meetings?

A:

The Central Valley board of directors has fixed the close of business on December 18, 2023, as the record date for the purpose of determining Central Valley shareholders entitled to notice of and to vote at the Central Valley meeting.

The Community West board of directors has fixed the close of business on December 18, 2023, as the record date for the purpose of determining Community West shareholders entitled to notice of and to vote at the Community West meeting.

Q:	What are holders of Central Valley common stock being asked to vote on?

A:	The Central Valley board of directors is soliciting proxies from holders of Central Valley common stock with respect to the following matters:

•

approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of the Central Valley common stock to Community West shareholders in connection with the merger; and

•

adjournment of the Central Valley meeting if necessary or appropriate in the judgment of the Central Valley board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement.

Because this is a special meeting of Central Valley shareholders, Central Valley will not transact any other business at the Central Valley meeting.

Q:	What are holders of Community West common stock being asked to vote on?

A:	Community West is soliciting proxies from holders of its common stock with respect to the following matters:

•

approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the cancellation of each outstanding share of Community West common stock, other than excluded shares, in exchange for the right to receive .7900 of a share of Central Valley common stock (“per share exchange ratio”), subject to the other terms in the merger agreement;

•

approval of an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Community West named executive officers in connection with the transactions contemplated by the merger agreement (the “Community West compensation proposal”); and

•

adjournment of the Community West meeting if necessary or appropriate in the judgment of the Community West board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement.

Because this is a special meeting of Community West shareholders, Community West will not transact any other business at the Community West meeting.

Q:	How does the Central Valley board of directors recommend that I vote at the Central Valley meeting if I am a holder of Central Valley common stock?

A:	After careful consideration, the Central Valley board of directors unanimously recommends that Central Valley shareholders vote:

•	“FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Central Valley share issuance; and

•	“FOR” the grant of discretionary authority to adjourn the special meeting as necessary or appropriate.

All of the directors and certain executive officers of Central Valley have entered into cooperation agreements with Community West, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the directors and executive officers of Central Valley owned and were entitled to vote 1,927,110 shares of Central Valley common stock, representing approximately 16% of the shares of Central Valley stock outstanding on that date.

Q:	How does the Community West board of directors recommend that I vote at the Community West meeting if I am a holder of Community West common stock?

A:	After careful consideration, the Community West board of directors unanimously recommends that the shareholders of Community West vote:

•	“FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	“FOR” approval of the Community West compensation proposal; and

•	“FOR” the grant of discretionary authority to adjourn the special meeting as necessary or appropriate.

All of the directors and certain executive officers of Community West have entered into cooperation agreements with Central Valley, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the directors and executive officers of Community West owned and were entitled to vote 1,625,596 shares of Community West common stock, representing approximately 18% of the shares of Community West common stock outstanding on that date.

Q:

Why are Community West shareholders being asked to consider and vote on a proposal to approve, by non-binding advisory vote, merger-related compensation arrangements for the Community West named executive officers (i.e., the Community West compensation proposal)?

A:

Under SEC rules, Community West is required to seek a non-binding advisory vote with respect to the compensation that may be paid or become payable to Community West’s named executive officers that is based on or otherwise relates to the merger, or so called “golden parachute” compensation.

Q:	What happens if Community West shareholders do not approve, by non-binding advisory vote, the Community West compensation proposal?

A:

The vote on the proposal to approve the merger-related executive compensation is advisory in nature only, and it will not be binding upon Community West, Central Valley or the combined company. Accordingly, the merger-related compensation will be paid to Community West’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Community West shareholders do not approve the proposal to approve the Community West compensation proposal. The vote on the Community West compensation proposal is a vote separate and apart from the votes on the Community West merger proposal and the Community West adjournment proposal. Accordingly, if you are a Community West shareholder, you may vote to approve the Community West merger proposal and/or the Community West adjournment proposal and vote not to approve the Community West compensation proposal, and vice versa. The approval of the Community West compensation proposal by Community West shareholders is not a condition to the completion of the merger.

Q:	What constitutes a quorum for the Central Valley meeting?

A:

The presence at the Central Valley meeting, in person or by proxy, of holders of a majority of the outstanding shares of Central Valley common stock entitled to vote at the Central Valley meeting will constitute a quorum for the transaction of business at the Central Valley meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Since none of the proposals to be voted on at the Central Valley meeting are routine matters for which brokers may have discretionary authority to vote, if you hold your shares in “street name,” failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the Central Valley meeting.

Q:	What constitutes a quorum for the Community West meeting?

A:

The presence at the Community West meeting, in person or by proxy, of holders of a majority of the outstanding shares of Community West common stock entitled to vote at the Community West meeting will constitute a quorum for the transaction of business at the Community West meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Since none of the proposals to be voted on at the Community West meeting are routine matters for which brokers may have discretionary authority to vote, if you hold your shares in “street name,” failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the Community West meeting.

Q:	If my shares are held in “street name” through a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:

No. Your bank, broker or other nominee cannot vote your shares without instructions from you, except for certain routine matters. None of the matters to be voted upon at the Central Valley meeting or the Community West meeting constitutes a routine matter. You should instruct your bank, broker or other nominee as to how to vote your shares, following the directions your bank, broker or other nominee provides to you. Please check the voting form used by your bank, broker or other nominee. Without instructions, your shares will not be voted.

Q:	What is the vote required to approve each proposal at the Central Valley meeting?

A:	Merger and Central Valley share issuance proposal: The affirmative vote (in person or by proxy) of a majority of the issued and outstanding shares of Central Valley common stock on the record date.

Adjournment proposal: The affirmative vote of a majority of the shares of Central Valley common stock represented (in person or by proxy) at the Central Valley meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

Q:	What is the vote required to approve each proposal at the Community West meeting?

A:	Merger proposal: The affirmative vote (in person or by proxy) of a majority of the issued and outstanding shares of Community West common stock on the record date.

Community West compensation proposal: The affirmative vote of a majority of the shares of Community West common stock represented (in person or by proxy) at the Community West meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

Adjournment proposal: The affirmative vote of a majority of the shares of Community West common stock represented (in person or by proxy) at the Community West meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

Q:	How many votes do I have?

A:

You will have one vote for each share of Central Valley common stock or Community West common stock that you owned, respectively, at the close of business on the record date, provided those shares are either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank, or other nominee.

Q:	May I vote over the Internet or by telephone?

A:

Shareholders whose shares are registered in their own names may vote either over the Internet or by telephone. Special instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or over the Internet. As such, shareholders who receive either a paper copy of their proxy statement or electronic delivery notification have the opportunity to vote by telephone or over the Internet. Your proxy card or voting instruction form will provide the instructions. If your proxy card or voting instruction form does not provide instructions for Internet and telephone voting, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the proxy holder designated in your proxy card will vote your proxy as recommended by your company’s board of directors, including voting “FOR” approval of the merger agreement and the merger.

Q:	Can I attend my company’s meeting and vote my shares in person?

A:

Yes. All holders of common stock of Central Valley and all holders of common stock of Community West, including holders of record and holders whose shares are held through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of Central Valley and Community West common stock can vote in person at the Central Valley meeting and Community West meeting, respectively. If you wish to vote in person at your company’s meeting and if you are a holder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name through a broker, or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date and authorizing you to vote such shares at your company’s meeting (a “legal proxy” from your holder of record). At the appropriate time during your company’s meeting, the shareholders present will be asked whether they wish to vote in person. If you wish to vote in person at your company’s meeting, you should raise your hand at this time to receive a ballot to record your vote.

Q:	Can I change or revoke my vote?

A:	You may change your vote or revoke your proxy at any time before it is voted by:

•	signing and returning a proxy card with a later date to the corporate secretary for your company;

•	delivering a written revocation letter to your company’s corporate secretary;

•	attending your company’s meeting in person, and voting by ballot at the your company’s meeting; or

•	voting by telephone or the Internet at a later time but before the cutoff time for voting specified on your proxy card.

Attendance at your company’s meeting will not automatically revoke your proxy. A revocation letter or later-dated proxy first received by your company’s corporate secretary after the vote will not affect the vote.

Central Valley’s corporate secretary’s mailing address is: Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720, Attention: Corporate Secretary.

Community West’s corporate secretary’s mailing address is: Community West Bancshares, 445 Pine Avenue, Goleta, California 93117, Attention: Corporate Secretary.

If you hold your shares of Central Valley common stock or Community West common stock in “street name” through a bank or broker or other nominee, you should contact your bank or broker or other nominee to change your vote or revoke your proxy.

Q:	If I own shares in both Central Valley and Community West, should I vote only once?

A:

No. If you own shares in both companies, you will receive separate proxy cards for each special meeting. It is important that you vote at both meetings, so please complete, sign, date and return your proxy card as instructed by Central Valley and Community West, respectively. A vote as a Central Valley shareholder will not constitute a vote as a Community West shareholder on any matter, nor will a vote as a Community West shareholder constitute a vote as a Central Valley shareholder on any matter.

Q:	What should I do if I receive more than one set of voting materials?

A:

Central Valley shareholders and Community West shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Central Valley or Community West common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Central Valley common stock or Community West common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Central Valley common stock and Community West common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Central Valley common stock and/or Community West common stock that you own.

Q:	Is voting confidential?

A:

We have a confidential voting policy to protect the privacy of our shareholders’ votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other nominees are kept confidential. Only the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions.

Questions and Answers Specific to the Merger Agreement and the Merger

Q:	What is the merger?

A:

Central Valley and Community West have entered into the merger agreement, pursuant to which Community West will merge with and into Central Valley, a California corporation, the separate existence of Community West will cease and Central Valley will continue as the surviving corporation immediately upon the closing of the merger. Promptly following the completion of the merger of Community West and Central Valley, CWB, a national banking association chartered by the Office of the Comptroller of the Currency and a wholly owned subsidiary of Community West, will merge with and into CVCB, a California state-chartered bank and wholly owned subsidiary of Central Valley, with CVCB as the surviving entity. Effective with the closing of the merger and the bank merger, Central Valley and CVCB will be rebranded and change their names to “Community West Bancshares” and “Community West Bank”, respectively. The terms of the merger are set forth in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A.

Q:	Why has the Central Valley board of directors approved the merger of Community West with Central Valley?

A:

The Central Valley board of directors believes that Central Valley shareholders will benefit from the merger because the business potential for the combined company exceeds what Central Valley could individually accomplish and that the similar and complementary financial products and services offered by CVCB and CWB will contribute to enhanced future performance and long-term shareholder value.

See “The Merger—Central Valley’s Reasons for the Merger; Recommendation of the Merger by the Central Valley Board of Directors” beginning on page 55 for additional discussion on the reasons why the Central Valley board of directors approved, and unanimously recommended that Central Valley shareholders approve, the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Central Valley share issuance.

Q:	Why has the Community West board of directors approved the merger of Community West with Central Valley?

A:

The Community West board of directors has determined that the merger is fair to and in the best interests of Community West and its shareholders. In reaching its determination to approve the merger agreement, the Community West board of directors considered all factors it deemed material. The Community West board of directors analyzed information with respect to the financial condition, results of operations, business and prospects of Community West. In this regard, the Community West board of directors considered the performance trends of Community West over the past several years and prospects for future growth. The board also considered Community West’s ability to further enhance shareholder value without engaging in a strategic transaction as well as the short-term and long-term interests of Community West and its shareholders, including whether those interests might best be served by continued independence.

See “The Merger—Community West’s Reasons for the Merger; Recommendation of the Merger by the Community West Board of Directors” beginning on page 53 for additional discussion on the reasons why the Community West board of directors approved, and recommended that Community West shareholders approve, the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:	What will holders of Community West common stock receive in the merger?

A:

If you are a holder of Community West common stock, each share of common stock that you hold before the merger will be converted into the right to fixed consideration (referred to as the “merger consideration”) consisting of 0.7900 of a share of Central Valley common stock (referred to as the “per share exchange ratio”), subject to the terms set forth in the merger agreement. The per share exchange ratio in the merger will not be adjusted to reflect Central Valley common stock price changes between now and the closing. Accordingly, the dollar value of the merger consideration that Community West shareholders may receive will change depending on fluctuations in the market price of Central Valley common stock and will not be known at the time you vote on the merger. You should obtain current stock quotations for Central Valley common stock, which is listed on the NASDAQ Capital Market under the symbol “CVCY.”

See “The Merger—Merger Consideration” beginning on page 44 for further discussion of the merger consideration.

Q:	What will happen if Community West shareholders approve the merger?

A:

If the Community West shareholders approve the merger, and other conditions set forth in the merger agreement are fulfilled, Community West will merge with and into Central Valley. Community West will cease to exist as a separate entity. Promptly following the completion of the merger, CWB will merge with and into CVCB. Central Valley and CVCB will be renamed as “Community West Bancshares” and

“Community West Bank,” respectively. Branch offices of CWB will become branch offices of the surviving bank.

Q:	What will Central Valley shareholders receive in the merger?

A:

Central Valley shareholders will not receive any consideration in the merger, and their shares of Central Valley common stock will remain outstanding and will constitute shares of the combined company following the merger. Following the merger, shares of Central Valley will continue to be traded on the NASDAQ but under the symbol “CWBC.”

Q:	Is the per share exchange ratio subject to adjustment based on changes in the price of Central Valley and/or Community West common stock?

A:

No. The per share exchange ratio of 0.7900 of a share of Central Valley common stock for each share of Community West common stock is fixed, and no adjustments to the per share exchange ratio will be made based on changes in the price of either Central Valley or Community West common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the shares of Central Valley common stock that a Community West shareholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the Community West meeting or the date on which Community West shareholders actually receive shares of Central Valley common stock in the merger.

Q:	Will Community West shareholders be able to trade the Central Valley common stock that they receive in the merger?

A:

Yes. The Central Valley common stock issued in the merger to Community West shareholders will be listed on the NASDAQ Capital Market under the symbol “CWBC.” Unless you are deemed an “affiliate” of Central Valley, you may sell or transfer the shares of Central Valley common stock you receive in the merger without restriction.

Q:	How will the merger affect outstanding stock options?

A:

At the effective time of the merger, the ability to exercise each unvested outstanding and unexercised option to acquire shares of Community West common stock will accelerate as a result of the merger, and all outstanding and unexercised options shall be assumed by Central Valley and converted automatically into a fully vested option to purchase shares of Central Valley common stock (“assumed option”), in accordance with the terms of the Community West 2006 Stock Option Plan, the Community West 2014 Stock Option Plan, and the Community West 2020 Omnibus Equity Incentive Plan (collectively the “Community West Equity Plans”). The number of shares of Central Valley common stock subject to each assumed option will be equal to the number of shares of Community West common stock subject to the assumed option prior to the effective date of the merger multiplied by the per share exchange ratio (subject to adjustment if required to comply with federal tax laws or plan documents), provided that any fractional shares of Community West common stock resulting from such multiplication shall be rounded down to the nearest whole share. The per share exercise price under each assumed option will be adjusted by dividing the per share exercise price under each assumed option by the per share exchange ratio (subject to adjustment if required to comply with federal tax laws or plan documents), provided that such exercise price will be rounded up to the nearest whole cent.

Q:	How will the merger affect outstanding Community West restricted stock?

A:

At the effective time of the merger, each unvested award of restricted shares of Community West common stock that is outstanding as of the closing of the merger will accelerate and be converted into shares of

Central Valley common stock. The number of shares of Central Valley common stock issued for each share of Community West restricted stock will be equal to the number of shares of Community West common stock subject to the award of Community West restricted stock immediately prior to the effective time of the merger multiplied by the per share exchange ratio, provided that any fractional shares of Central Valley common stock will receive cash in lieu of fractional shares of the Central Valley common stock.

Q:	How will Central Valley shareholders be affected by the merger and the issuance of shares of Central Valley common stock in connection with the merger?

A:

Immediately after the completion of the merger, each Central Valley shareholder will have the same number of shares of Central Valley common stock that such shareholder held immediately prior to the completion of the merger. However, upon issuance of the shares of Central Valley common stock to Community West shareholders in connection with the merger, each share of Central Valley common stock will represent a smaller percentage of the aggregate number of shares of Central Valley common stock (and therefore a smaller percentage of the voting power) outstanding after completion of the merger than it did immediately prior to completion of the merger.

Q:	Will Central Valley be required to submit the merger proposal to the Central Valley shareholders even if the Central Valley board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Central Valley meeting, Central Valley is required to submit the merger proposal to its shareholders even if the Central Valley board of directors has withdrawn, modified or qualified its recommendation in favor of approving the proposal.

Q:

Will Community West be required to submit the Community West merger proposal to the Community West shareholders even if the Community West board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Community West meeting, Community West is required to submit the Community West merger proposal to its shareholders even if the Community West board of directors has withdrawn, modified or qualified its recommendation in favor of approving the proposal.

Q:	What are the material United States federal income tax consequences of the merger to Community West shareholders?

A.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. Based on the qualification of the merger as a “reorganization,” Community West shareholders generally will not recognize any gain or loss in connection with the merger, except with respect to the cash received instead of a fractional share of Central Valley common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences.

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114.

Q:	Are Community West shareholders entitled to have dissenters’ rights?

A:

Under the California General Corporation Law (the “CGCL”), shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available for shares that are listed on a national securities exchange where the merger consideration is stock of a publicly-traded corporation. Community West’s common stock is traded on a national securities exchange (NASDAQ) and the merger consideration, comprised of Central Valley’s common stock, is also traded on a national securities exchange (NASDAQ). Therefore, holders of Community West common stock are not entitled to dissenters’ rights. However, holders of Community West common stock subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares of common stock if certain criteria are satisfied.

Q:	Are Central Valley shareholders entitled to dissenters’ rights?

A:

Under the CGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that dissenters’ rights are not available for shares that are listed on a national securities exchange where the merger consideration is stock of a publicly-traded corporation. Central Valley’s common stock is traded on a national securities exchange (NASDAQ). Therefore, Central Valley’s shareholders are not entitled to dissenters’ rights. However, holders of Central Valley common stock subject to restrictions on transfer will be entitled to dissent and seek appraisal for their shares of common stock if certain criteria are satisfied.

Q:	Is Central Valley shareholder approval required in order to reconstitute the Board of Directors of Central Valley?

No. The Central Valley bylaws provide that the number of directors of Central Valley shall be not less than nine nor more than 15. The bylaws provide that the exact number of directors shall be set, from time to time, within these limits by the Central Valley board of directors. The Central Valley board of directors has currently fixed the number of directors at 12. However, prior to the consummation of the merger, the Central Valley board of directors will fix the number of directors at 15 to accommodate the reconstituted board of the combined company. CVCB has substantially the same provisions in its bylaws.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted. If you hold stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-prepaid return envelope as soon as possible, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card. If you hold your stock in “street name” through a bank or broker or other nominee, you must direct your bank or broker or other nominee to vote in accordance with the instructions you have received from your bank or broker or other nominee.

Q:	Why is my vote important?

If you do not vote by proxy or in person, it will be more difficult to obtain the necessary quorum to hold the Central Valley and/or Community West meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker or other nominee how to vote, or abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal to be voted upon at the Central Valley meeting and the Community West meeting.

Q:	Should Community West shareholders send stock certificates at this time?

A:

No. Do not send in your certificates, if you hold your shares in certificated form, until you receive instructions to do so. You are not required to take any special additional actions if your shares of Community West common stock are held in book-entry form. After the completion of the merger, an exchange agent will send you instructions for exchanging your shares for the merger consideration.

If you hold your Community West shares in certificated form, and do not know where your stock certificates are located, you may want to find them now so you do not experience delays receiving your merger consideration. If you are unable to locate your original Community West stock certificate(s), you should contact Computershare, Community West’s transfer agent, at phone number 1-800-736-3001 or 1-866-595-6048 (US, CANADA, Puerto Rico).

Q:	What risks should a Central Valley or Community West shareholder consider before voting on the merger proposals?

A:	We encourage you to read the detailed information about the merger in this joint proxy statement/prospectus, including the “Risk Factors” section beginning on page 23.

Q:	When do you expect to complete the merger?

A:

Central Valley and Community West expect to complete the merger in the second quarter of 2024. However, neither Central Valley nor Community West can assure you of when or if the merger will be completed. Central Valley and Community West must first obtain the approval of Central Valley shareholders and Community West shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other conditions to closing.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Community West common stock will not receive any consideration for their shares in connection with the merger. Instead, each of Central Valley and Community West will remain an independent company. Central Valley’s common stock will continue to be listed and traded on the NASDAQ Capital Market and Community West will continue to be listed and traded on the NASDAQ Global Market. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Community West to Central Valley. See “The Merger Agreement—Termination” on beginning page 110 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:

The record date for the Central Valley and Community West special meetings is earlier than the date of the their respective special meetings. If you sell or otherwise transfer your shares of Central Valley common stock or Community West common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such applicable special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Community West common stock, you will not have the right to receive the merger consideration to be received by Community West shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Community West common stock through the completion of the merger.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus. It may not contain all of the information that is important to you in deciding how to vote on the matters that will be voted on at the Central Valley meeting or Community West meeting. You should carefully read this entire document and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the merger described herein and the other matters that will be considered and voted on at the special meetings. In addition, we incorporate important business and financial information about Central Valley and Community West by reference into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 134.

Unless the context otherwise requires, throughout this joint proxy statement/prospectus, we refer to the proposed merger of Community West with and into Central Valley as the “merger,” the proposed merger of CWB with and into CVCB as the “bank merger,” and the agreement and plan of reorganization and merger, dated as of October 10, 2023, by and among Central Valley and Community West as the “merger agreement.”

Information about the Companies

Central Valley Community Bancorp

7100 N. Financial Drive, Suite 101

Fresno, California 93720

(559) 298-1775

Central Valley, a California corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or BHCA, with headquarters located in Fresno, California. Central Valley is regulated by the Board of Governors of the Federal Reserve System (“Federal Reserve”). Central Valley’s principal business is to serve as the holding company for its wholly-owned subsidiary CVCB. CVCB was organized in 1979 and commenced business as a California state-chartered bank in 1980. CVCB is not a member of the Federal Reserve System. CVCB is regulated by the California Department of Financial Protection and Innovation (“DFPI”) and its primary Federal regulator is the Federal Deposit Insurance Corporation (“FDIC”).

CVCB is a multi-community bank that offers a full range of commercial banking services to small and medium size businesses, and their owners, managers and employees in the central valley area of California. These services include accepting demand, savings and time deposits and making commercial, real estate and consumer loans. CVCB provides domestic and international wire transfer services, safe deposit boxes and other customary banking services. CVCB also offers Internet banking that consists of inquiry, account status, bill paying, account transfers, and cash management. CVCB does not offer trust services or international banking services. The deposits of CVCB are insured by the FDIC up to applicable limits. Eight contiguous counties are served in California’s central valley including Fresno County, Madera County, Merced County, Placer County, Sacramento County, San Joaquin County, Stanislaus County, and Tulare County, and their surrounding areas. Central Valley does not conduct any operations other than through CVCB. CVCB operates 19 full-service banking offices in Clovis, Exeter, Folsom, Fresno, Gold River, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Roseville, Sacramento, Stockton, and Visalia.

As of September 30, 2023, Central Valley had total assets of approximately $2.4 billion, total gross loans of approximately $1.3 billion, total deposits of approximately $2.1 billion and approximately $181.7 million in shareholders’ equity.

Central Valley’s common stock is listed on the Nasdaq Capital Market under the trading symbol “CVCY.”

The principal offices of Central Valley are located at 7100 N. Financial Drive, Suite 101, Fresno, California. Information may be found at Central Valley’s website: www.cvcb.com.

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

(805) 692-5821

Community West, a California corporation, is a bank holding company registered under the BHCA with corporate headquarters located in Goleta, California. Community West is regulated by the Federal Reserve. Community West’s principal business is to serve as the holding company for its wholly-owned subsidiary CWB, a national banking association chartered by the Office of the Comptroller of the Currency (“OCC”).

CWB is a multi-community bank providing a variety of financial products and services to customers through seven full-service branch offices in the cities of Goleta, Oxnard, San Luis Obispo, Santa Barbara, Santa Maria, Ventura, and Paso Robles, all located in California’s Central Coast area.

CWB is focused on relationship-based banking to small to medium-sized businesses and their owners, professionals, high-net worth individuals, and non-profit organizations in the communities served by its branch offices. The products and services provided include deposit products such as checking accounts, savings accounts, money market accounts and fixed rate, fixed maturity certificates of deposits, cash management products, and lending products, including commercial, commercial real estate, agricultural, and consumer loans. CWB continues to be competitive due to its focus on high quality customer service and its experienced relationship bankers who have strong relationships within the communities it serves. The deposits of CWB are insured by the FDIC up to the applicable limits.

As of September 30, 2023, Community West had total assets of approximately $1.1 billion, total gross loans of approximately $953 million, total deposits of approximately $916 million and approximately $116 million in shareholders’ equity.

Community West’s common stock is listed on Nasdaq Global Market under the trading symbol “CWBC”.

The principal offices of Community West are located at 445 Pine Avenue, Goleta, California 93117. Information may be found at Community West’s website: www.communitywestbank.com.

The Merger and Merger Agreement (see page 96)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Subject to the terms and conditions of the merger agreement described in this joint proxy statement/prospectus, and in accordance with California law, Community West will merge with and into Central Valley, the separate existence of Community West will cease and Central Valley will continue as the surviving corporation immediately upon the closing of the merger. To reflect and rebrand the combined company, its name will change to “Community West Bancshares.” Central Valley’s articles of incorporation and bylaws, as in effect immediately prior to the closing of the merger, will be the articles of incorporation and bylaws of the combined company, except as amended to reflect the corporate name change. We refer in this joint proxy statement/prospectus to Community West and Central Valley, on a consolidated basis with Central Valley as the legal surviving corporation, as the “combined company.”

Promptly following the completion of the merger of Community West and Central Valley, CWB will merge with and into CVCB, with CVCB as the surviving entity immediately upon the closing of the merger and CVCB’s name will change to “Community West Bank.” CVCB’s articles of incorporation and bylaws, as in effect immediately prior to the closing of the bank merger, will be the articles of incorporation and bylaws of the combined bank, except as amended to reflect the corporate name change. The branch offices of both banks will continue as branches of the surviving bank under the new name “Community West Bank.”

Merger Consideration (see page 44)

Each share of Community West common stock issued and outstanding immediately prior to the effective time of the merger, except for certain excluded shares (as defined in the merger agreement), will be converted into the right to receive 0.7900 of a share of Central Valley common stock. Community West shareholders who would otherwise be entitled to a fraction of a share of Central Valley common stock will receive an amount in cash (rounded to the nearest whole cent) based on the Central Valley closing share price on the last trading day preceding the closing date.

Assuming the number of shares of Community West common stock, Community West stock options, and Community West shares of unvested restricted stock outstanding at the time of the merger equals the number of shares outstanding on October 10, 2023, and that the value of Central Valley common stock equals $14.12 per share, the closing price as of October 10, 2023, the day of, and immediately prior to, the first public announcement of the terms of the merger, the aggregate merger consideration for those Community West shares would be approximately $100.7 million. As noted below, however, the total value of Central Valley common stock issued to Community West shareholders upon completion of the merger will fluctuate based on the share price of Central Valley common stock and the number of shares of Community West common stock and stock options outstanding on the date of the merger.

Upon completion of the merger, current Central Valley shareholders and current Community West shareholders will own approximately 63% and 37%, respectively, of the combined company.

Central Valley common stock is listed on the NASDAQ Capital Market under the symbol “CVCY,” and Community West common stock is listed on the NASDAQ Global Market under the symbol “CWBC.” The following table shows the closing sale prices of Central Valley common stock and Community West common stock as reported on NASDAQ, on October 10, 2023 (the day of, and immediately prior to the first public announcement of the terms of the merger), and on December 20, 2023 (the most recent day for which information was available prior to the printing and mailing of this joint proxy statement/prospectus). This table also shows the implied value of the merger consideration to be issued in exchange for each share of Community West common stock, which was calculated by multiplying the closing price of Central Valley common stock on those dates by the exchange ratio of 0.7900 rounded to the nearest cent.

	Central Valley Common Stock	Community West Common Stock	Equivalent Value of One Share of Community West Common Stock
October 10, 2023	$14.12	$12.61	$11.15
December 20, 2023	$22.07	$17.55	$17.44

For more information on the exchange ratio, see the section entitled “The Merger—Merger Consideration” beginning on page 44.

The per share exchange ratio in the merger will not be adjusted to reflect Central Valley common stock price changes between now and the closing. Accordingly, the dollar value of the merger consideration that Community West shareholders may receive will change depending on fluctuations in the market price of Central Valley common stock and will not be known at the time you vote on the merger.

It is a condition to completion of the merger that the shares of Central Valley common stock issued in the merger shall be listed for trading on the NASDAQ Capital Market, which is the stock exchange on which Central Valley common stock is currently listed for trading. Upon completion of the merger, the Community West common stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Community West Stock Options

At the effective time of the merger, each outstanding and unexercised unvested option to acquire shares of Community West common stock will become fully vested and all vested stock options will be assumed by Central Valley and converted automatically into a fully vested option to purchase shares of Central Valley common stock (“assumed option”), in accordance with the terms of the Community West Equity Plans. The number of shares of Central Valley common stock subject to each assumed option will be equal to the number of shares of Community West common stock subject to the assumed option prior to the effective date of the merger multiplied by the per share exchange ratio (subject to adjustment if required to comply with federal tax laws or plan documents), provided that any fractional shares of Community West common stock resulting from such multiplication shall be rounded down to the nearest whole share. The per share exercise price under each assumed option will be adjusted by dividing the per share exercise price under each assumed option by the per share exchange ratio (subject to adjustment if required to comply with federal tax laws or plan documents), provided that such exercise price will be rounded up to the nearest whole cent.

Community West Restricted Stock

At the effective time of the merger, each unvested award of restricted shares of Community West common stock that is outstanding as of the closing of the merger will accelerate and be converted into shares of Central Valley common stock. The number of shares of Central Valley common stock issued for each share of Community West restricted stock will be equal to the number of shares of Community West common stock subject to the award of Community West restricted stock immediately prior to the effective time of the merger multiplied by the per share exchange ratio, provided that any fractional shares of Central Valley common stock will receive cash in lieu of fractional shares of the Central Valley common stock.

Central Valley Dividends

Since 2000 the Central Valley board of directors has declared a quarterly dividend on the Central Valley common stock during each calendar quarter. The Central Valley board of directors from time to time evaluates the payment of cash dividends. The timing and amount of any future dividends will depend upon earnings, cash and capital requirements, the financial condition of Central Valley and CVCB, applicable government regulations and other factors deemed relevant by the Central Valley board. Central Valley intends to continue to pay regular quarterly cash dividends on its common stock following the merger, if and when declared by the Central Valley board out of funds legally available for that purpose and subject to regulatory restrictions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 114)

The merger has been structured to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and it is a condition to our respective obligations to complete the merger that Central Valley and Community West each receive a legal opinion from its legal counsel to the effect that the merger will so qualify. If the merger qualifies as a “reorganization” for U.S. federal income tax purposes and you are a holder of Community West common stock, you generally will not recognize any gain or loss upon the receipt of Central Valley common stock in exchange for Community West common stock in the merger, except with respect to cash received for fractional shares of Central Valley. If you are a holder of Central Valley common stock who will retain your Central Valley common stock without change, you will not recognize any gain or loss for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the merger to you will depend upon your own particular facts and circumstances. In addition, you may be subject to state, local or foreign tax laws, none of which is discussed in this joint proxy statement/prospectus. You should, therefore, consult with your own tax advisor for a complete understanding of the tax consequences of the merger to you. For more information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114.

Our Boards of Directors Unanimously Recommend that Central Valley Shareholders and Community West Shareholders Approve the Merger Agreement and the Merger (see pages 34 and 38)

Central Valley Shareholders. After careful consideration, the Central Valley board of directors has unanimously determined that the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of Central Valley shares to Community West shareholders in the merger, are advisable and in the best interests of Central Valley and its shareholders and unanimously recommends that Central Valley shareholders vote “FOR” the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Central Valley share issuance.

Community West Shareholders. After careful consideration, the Community West board of directors has unanimously determined that the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Community West and its shareholders and unanimously recommends that Community West shareholders vote “FOR” the approval of the principal terms of the merger agreement, including the merger.

Factors Considered by Our Boards of Directors. In determining whether to approve the merger, our boards of directors each evaluated the merger and the merger agreement in consultation with our respective senior managements and legal and financial advisors, and considered the respective strategic, financial and other considerations referred to under “The Merger—Central Valley’s Reasons for the Merger; Recommendation of the Merger by the Central Valley Board of Directors” beginning on page 55 and “The Merger—Community West’s Reasons for the Merger; Recommendation of the Merger by the Community West Board of Directors” beginning on page 53.

Opinions of Community West’s and Central Valley’s Respective Financial Advisors (see page 58)

Opinion of Community West’s Financial Advisor. In connection with the Community West board of directors’ consideration of the merger, Community West’s financial advisor, Piper Sandler & Co., or Piper Sandler, provided its opinion to the Community West board of directors, dated October 10, 2023, to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth in the written opinion, the per share exchange ratio was fair, from a financial point of view, to the holders of Community West common stock. The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement/prospectus. Holders of Community West common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Opinion of Central Valley’s Financial Advisor. In connection with the Central Valley board of directors’ consideration of the merger, Central Valley’s financial advisor, Janney Montgomery Scott LLC, or Janney, provided its opinion to the Central Valley board of directors, dated as of October 10, 2023, that as of that date, and based upon and subject to the qualifications and assumptions, set forth in its written opinion, the per share ratio was fair, from a financial point of view, to Central Valley. The full text of Janney’s opinion is attached as Annex C to this joint proxy statement/prospectus. Holders of Central Valley common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Community West Shareholders Generally Will Not Have Dissenters’ Rights (see page 89)

Holders of Community West common stock will not be entitled to dissenters’ rights in connection with the merger under California law unless there are restrictions on the transfer of their shares imposed by Community West or applicable law.

Central Valley Shareholders Generally Will Not Have Dissenters’ Rights (see page 92)

Holders of Central Valley common stock will not be entitled to dissenters’ rights in connection with the merger under California law unless there are restrictions on the transfer of their shares imposed by Central Valley or applicable law.

Interests of Directors and Executive Officers of Community West in the Merger (see page 79)

Directors and certain executive officers of Community West have interests in the merger that are different from, or are in addition to, the interests of the shareholders of Community West. These interests include, but are not limited to:

•

Community West directors and executive officers have Community West stock options that, under the merger agreement, will become vested in full upon completion of the merger and such vested options be assumed by Central Valley. The number of shares of Central Valley common stock subject to each assumed option will be equal to the number of shares of Community West common stock subject to the assumed option prior to the effective date of the merger multiplied by the per share exchange ratio, provided that any fractional shares of Community West common stock resulting from such multiplication shall be rounded down to the nearest whole share (subject to adjustment if required to comply with federal tax laws or plan documents). The per share exercise price under each assumed option will be adjusted by dividing the per share exercise price under each assumed option by the per share exchange ratio, provided that such exercise price will be rounded up to the nearest whole cent (subject to adjustment if required to comply with federal tax laws or plan documents);

•	Certain executive officers hold restricted common stock subject to vesting requirements that under the merger agreement will accelerate and will be exchanged for the merger consideration;

•

Six current directors of Community West will be appointed to serve on the boards of directors of Central Valley and CVCB effective upon completion of the merger, and will be included on the list of nominees for directors presented by the Central Valley board of directors and for which the Central Valley board of directors will solicit proxies at the 2024 annual meeting of Central Valley;

•

Two current directors of Community West will be appointed to serve on a five person executive committee of the Central Valley board of directors. Martin E. Plourd will serve as one of the initial advisors to the committee;

•

Community West executive officers who have employment agreements, deferred compensation agreements, and salary continuation agreements with Community West will receive amounts due under those agreements per the terms of the merger agreement or as a result of an acceleration of payments due under such arrangements notwithstanding the specific terms of those agreements which would otherwise require an involuntary termination, termination for “good reason” (or similar term) or voluntary termination, following a change of control; provided payment to the executive would not result in an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code) and the executive unconditionally releases Community West and CWB from all claims;

•	Martin E. Plourd, President of Community West, has signed an executive employment contract with Central Valley to serve as President. The contract will take effect on completion of the merger; and

•

Community West directors and executive officers will receive continued indemnification and director’s and officer’s liability insurance coverage for six years following the merger, subject to the terms of the merger agreement.

The board of directors of Central Valley and Community West were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger. For a more complete description of the interests of Community West’s directors and executive officers in the merger, see “The Merger—Interests of Community West Directors and Executive Officers in the Merger” beginning on page 79.

Governance of the Combined Company after the Merger (see page 78)

Board of Directors. Prior to the closing of the merger, Central Valley and CVCB will take all action necessary to expand the size of their respective boards of directors to 15 members and appoint six existing members of the Community West and CWB board of directors to the Central Valley and CWB board of directors, effective upon the closing of the merger. Three current members of the Central Valley and CVCB board of directors will retire from their positions upon the closing of the merger. Subject to its fiduciary duty, the Central Valley board of directors also will recommend that the six new members be included as director candidates for election in the Central Valley proxy statement for the 2024 annual meeting of Central Valley shareholders. The Central Valley bylaws provide that the number of directors of Central Valley shall be not less than nine nor more than 15. The bylaws provide that the exact the number of directors shall be set, from time to time, within these limits by the Central Valley board of directors. Therefore, the addition of the six new directors to complete a board of directors of 15 is not required to be approved by the Central Valley shareholders and a further amendment to the Central Valley bylaws is not required.

Executive Committee. Prior to the closing of the merger, the board of directors of Central Valley will take all action necessary to establish an executive committee of the board of directors effective on the closing of the merger. Subject to the limitations contained in the Central Valley bylaws and articles of incorporation, the executive committee will possess and exercise such powers and functions of the Central Valley board of directors in the management and direction of the affairs of Central Valley as may be delegated to it by the Central Valley board of directors in compliance with applicable law. The executive committee will be initially comprised of five members. The initial members of the executive committee will be Daniel Doyle (current Chairman of the Board of Central Valley), Robert H. Bartlein and James W. Lokey (both current members of the Community West board of directors), and two additional current members of the Central Valley board of directors. James J. Kim, President and Chief Executive Officer of Central Valley and CVCB, and Martin E. Plourd, the current President and Chief Executive Officer of Community West and President of CWB, will serve as the initial advisors to the executive committee.

Executive Management Team. Following the merger, Martin E. Plourd will assume the position of President of Central Valley. James J. Kim will continue as Chief Executive Officer of Central Valley and President and Chief Executive Officer of CVCB.

Regulatory Approvals Required for the Merger (see page 86)

Central Valley and Community West have each agreed to use reasonable commercial efforts to obtain all regulatory approvals and consents required to complete the merger. Regulatory approvals are required from the DFPI, the FDIC, and the Federal Reserve. As of the date of this joint proxy statement/prospectus, Central Valley, CVCB and Community West have submitted applications and notifications to obtain the required regulatory approvals or consents. There can be no assurances that such approvals or waivers will be received on a timely basis, or as to the ability of Central Valley, CVCB and Community West to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals required for the completion of the merger are described in more detail under the section entitled “The Merger—Regulatory Approvals Required for the Merger.”

Expected Timing of the Merger

We expect to complete the merger in the second quarter of 2024 if we receive shareholder and regulatory approvals for the merger and the other conditions to closing are satisfied. The merger agreement provides that it may be terminated by either Central Valley or Community West if the merger has not been consummated by June 30, 2024, subject to an extension of up to 90 days in order to obtain regulatory approval (referred to as the “end date”).

Conditions to Each Party’s Obligations (see page 108)

The respective obligations of Central Valley, on the one hand, and Community West, on the other, to complete the merger are each subject to the satisfaction or waiver of the following conditions:

•	receipt by Central Valley of Central Valley shareholders’ approval;

•	receipt by Community West of Community West shareholders’ approval;

•	the receipt of all required regulatory approvals;

•

the effectiveness of Central Valley’s SEC registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of any stop order or proceeding initiated or threatened by the SEC for that purpose;

•	no injunction or decree or law prohibiting the consummation of the merger shall be in effect;

•	the shares of Central Valley common stock to be issued in the merger shall have been approved for listing on the NASDAQ Capital Market;

•

the accuracy of the representations and warranties of each party set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date;

•	performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the merger;

•	the absence of a material adverse effect on Central Valley or Community West since the date of the merger agreement;

•	resignations from all the directors of Community West and CWB;

•	adaption by Central Valley of resolutions, appointments, and bylaw amendments (as necessary) to give effect to the corporate governance changes required by the merger agreement;

•	full force and effect of Martin Plourd’s employment agreement with Central Valley;

•	Community West delivery to Central Valley of estopple letters and consents, a benefits summary, tax certificates, and FIRPTA certificate; and

•

the receipt by each of Central Valley and Community West of the opinions of its respective tax counsel, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

No Solicitation of Alternative Transactions (see page 104)

Community West and Central Valley have agreed that, while the merger is pending, it will not solicit, initiate or encourage or, subject to certain limited exceptions, participate in discussions with any third party other than each other regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Termination (see page 110)

The merger agreement may be terminated under the following circumstances:

•

by mutual consent of Central Valley and Community West, as authorized by their respective board of directors, at any time prior to the effective time of the merger, whether before or after the receipt of the requisite Central Valley shareholder approval or Community West shareholder approval;

•	by Central Valley or Community West, if there has been a material breach of any representation, warranty, covenant or agreement made by the other party, which breach, individually or together with all such other then uncured breaches: (i) cannot be or has not been cured within the sooner to occur of the end date or 30 calendar days after the giving of written notice to the breaching party of such breach; and (ii) would entitle the non-breaching party not to consummate the transactions contemplated by the merger agreement for failure of the breaching party to satisfy the conditions as to the accuracy of the representation and warranties or compliance with covenants by such breaching party; provided, that the terminating party is not in material breach of any terms of the merger agreement;

•

by Central Valley or Community West, if the merger is not completed on or before end date, except to the extent termination will not be available to a party whose failure to perform any obligation required to be performed by such party was the primary cause of or resulted in the failure of the merger to be consummated on or before the end date;

•

by Central Valley or Community West: if (i) any governmental regulatory agency has denied approval and such denial has become final and non-appealable; (ii) any governmental agency issues a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless such denial or order is due to the failure of the party seeking to terminate the agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement; or (iii) any regulatory approval includes or will not be issued without the imposition of a burdensome condition (as defined in the merger agreement); provided, however, that no party shall have the right to terminate for the forgoing reasons if such denial is due to the failure of the party seeking to terminate to perform any obligation required to be performed by such party under the merger agreement;

•

by either Central Valley or Community West if: (i) at the Central Valley meeting (including any postponements or adjournments thereof) the Central Valley shareholders fail to approve the merger and the Central Valley share issuance; or (ii) at the Community West meeting (including any postponements or adjournments thereof) the Community West shareholders fail to approve the merger and merger agreement; or

•

by Central Valley or Community West, if Central Valley or Community West, as applicable, shall have: (i) failed to recommend approval of the principal terms of the merger at its respective shareholder meeting in accordance with the terms of the merger agreement; (ii) materially breached its obligations under this the merger agreement by reason of a failure to (a) call and hold its respective shareholders meeting, (b) prepare and mail to its shareholders this joint proxy statement/prospectus, or (c) comply with its non-solicitation obligations related to alternative acquisition proposals provisions; or (iii) asserted a change of recommendation, whether or not permitted by the terms of the merger agreement.

Termination Fee (see page 110)

If the merger agreement is terminated by either Central Valley or Community West under certain circumstances, including certain circumstances involving alternative acquisition proposals and changes in the recommendation of Central Valley’s or Community West’s respective boards, Community West will be required to pay a termination fee to Central Valley equal to $4 million.

The termination fee could discourage other companies from seeking to acquire or merge with Community West prior to completion of the merger. For more information, see “The Merger Agreement—Termination Fee” beginning on page 110.

Comparison of Shareholder Rights (see page 130)

The rights of Community West shareholders who continue as Central Valley shareholders after the merger will be governed by the articles of incorporation and bylaws of Central Valley rather than the articles of incorporation and bylaws of Community West. For more information, see the section entitled “Comparison of Shareholders Rights” beginning on page 130.

Cooperation Agreements (see page 112)

All of the directors and certain executive officers of Community West and Central Valley have entered into cooperation agreements pursuant to which they have agreed, as applicable, to vote “FOR” the proposals set forth in this joint proxy statement/prospectus at their respective shareholder meeting.

As of the record date, the directors and executive officers of Community West beneficially owned and were entitled to vote 1,625,596 shares of Community West common stock, representing approximately 18% of the shares of Community West common stock outstanding on that date.

As of the record date, the directors and executive officers of Central Valley beneficially owned and were entitled to vote 1,927,110 shares of Central Valley common stock, representing approximately 16% of the shares of Central Valley common stock outstanding on that date.

For more information regarding the cooperation agreements, see the section entitled “The Merger Agreement—Cooperation Agreements” beginning on page 112.

Risk Factors (see page 23)

Before voting at the Central Valley meeting or Community West meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 23. See the section entitled “Where You Can Find More Information” beginning on page 134.

Central Valley Special Meeting (see page 34)

The Central Valley meeting will be held at the Central Valley principal offices located at 7100 N. Financial Drive, Suite 101, Fresno, California 93720 on February 8, 2024, starting at 3:00 PM, local time. At the Central Valley meeting, the holders of Central Valley common stock will be asked to vote on the following matters:

•

approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of the Central Valley common stock to Community West shareholders in connection with the merger; and

•

adjournment of the Central Valley meeting if necessary or appropriate in the judgment of the Central Valley board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement.

You may vote at the Central Valley meeting if you owned shares of Central Valley common stock at the close of business on December 18, 2023. On that date, 11,818,039 shares of Central Valley common stock were outstanding.

The affirmative vote of a majority of the shares of Central Valley common stock outstanding on the record date (in person or by proxy) will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Central Valley share issuance. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Central Valley common stock represented (in person or by proxy) at the Central Valley meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum). See “Central Valley Special Meeting” beginning on page 34 for information regarding voting at the Central Valley meeting.

All of the directors and certain executive officers of Central Valley have entered into cooperation agreements with Community West, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the Central Valley directors and executive officers beneficially owned and were entitled to vote 1,927,110 shares of Central Valley common stock, representing approximately 16% of the shares of Central Valley common stock outstanding on that date.

Community West Special Meeting (see page 38)

The Community West meeting will be held at La Cumbre Country Club, 4015 Via Laguna, Santa Barbara, CA 93110 on February 8, 2024 at 6:00 PM. At the Community West meeting, Community West shareholders will be asked to vote on the following matters:

•

approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the cancellation of each outstanding share of Community West common stock, other than excluded shares, in exchange for the right to receive 0.7900 of a share of Central Valley common stock, subject to the terms in the merger agreement;

•

approval, on an advisory (non-binding) basis, of the merger-related compensation payments that will or may be paid to the named executive officers of Community West in connection with the transactions contemplated by the merger agreement (the “Community West compensation proposal”); and

•

adjournment of the Community West meeting if necessary or appropriate in the judgment of the Community West board of directors to solicit additional proxies or votes in favor of the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement.

You may vote at the Community West meeting if you owned shares of Community West common stock at the close of business on December 18, 2023. On that date, 8,875,012 shares of Community West common stock were outstanding.

The affirmative vote of a majority of the shares of Community West common stock outstanding on the record date (in person or by proxy) will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Approval of the Community West compensation proposal and the adjournment proposal require the affirmative vote of a majority of the shares of Community West common stock represented (in person or by proxy) at the Community West meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum). See “Community West Special Meeting” beginning on page 38 for information regarding voting at the Community West meeting.

All of the directors and certain executive officers of Community West have entered into voting and support agreements with Central Valley, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the Community West directors and executive officers beneficially owned and were entitled to vote 1,625,596 shares of Community West common stock, representing approximately 18% of the shares of Community West common stock outstanding on that date.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Caution Regarding Forward-Looking Statements,” you should carefully consider the following risks relating to the merger before deciding how to vote at the Central Valley meeting or the Community West meeting. You should also consider the risks relating to the business of Central Valley and the risks relating to the business of Community West because these risks will also affect the combined company. The risks relating to the business of Central Valley can be found in Central Valley’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended or updated by any subsequent documents filed with the Securities and Exchange Commission, which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 134.

Because the market price of Central Valley and Community West common stock will fluctuate and the per share exchange ratio will not adjust for such changes, Community West shareholders cannot be sure of the market value of the Central Valley common stock that they will receive in the merger.

Upon completion of the merger, each outstanding share of Community West common stock will be converted into 0.7900 of a share of Central Valley common stock, with cash being paid in lieu of the issuance of fractional shares. The per share exchange ratio will not be adjusted for changes in the market price of Central Valley common stock or Community West common stock, whether such changes in market price result from an improvement or decline in the financial condition or operating results of either company, general market and economic conditions, regulatory considerations, the timing of the merger or other factors. Changes in the price of Central Valley common stock prior to the merger will therefore affect the value that Central Valley will pay through the issuance of Central Valley common stock, and that Community West common shareholders will receive in the merger. For example, based on the range of closing prices of Central Valley common stock during the period from October 10, 2023, the day of, and immediately prior to, public announcement of the merger, through December 20, 2023 (the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus) the per share exchange ratio represented a value ranging from a high of $17.44 to a low of $11.15 for each share of Community West common stock. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our respective shareholders solely because of changes in the market price of the common stock of Central Valley or Community West.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated, cannot be met or may have a material adverse effect on the combined company following the merger.

Before the merger may be completed, we must obtain various approvals or consents from bank regulatory authorities, including the Federal Reserve, the DFPI, and the FDIC. These approvals or consents require consideration by the bank regulatory authorities of various factors, including assessments of the managerial and financial resources and future prospects of the resulting institution and the competitive effect of the contemplated transactions. The Community Reinvestment Act of 1977, as amended, referred to as the CRA, also requires that the bank regulatory authorities, in deciding whether to approve the merger, assess the records of performance of Central Valley and Community West in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. A less than satisfactory CRA rating could delay or block the consummation of the merger.

CVCB received a composite rating of “outstanding” at its most recent CRA performance evaluation, and CWB received a composite rating of “outstanding” at its most recent CRA performance evaluation. Additionally, the combined company will gain efficiencies that will allow, among other factors, for more investment in alternative delivery channels such as mobile banking, ATMs, and call centers. Although Central Valley and Community West believe that the merger meets the requirements of the CRA, there is no assurance that bank regulatory authorities will approve the merger or will approve the merger without imposing conditions on the completion of the merger or requiring changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the growth, revenues or other aspects of the business of the combined company following the merger. In addition, as part of the review process under the CRA, it is not unusual for the bank regulatory authorities to receive protests and other adverse comments from community groups and others. Any such protests or adverse comments could prolong the period during which the merger is subject to review by the bank regulatory authorities.

There can be no assurance as to whether the regulatory approvals or consents will be received, the timing of those approvals and consents, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of Central Valley and Community West to close the merger that the required regulatory approvals and consents generally do not require any action, condition or restriction that would be reasonably expected to materially reduce the economic benefits of the merger to Central Valley and Community West to such a degree that they would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement (a “burdensome condition”). See “The Merger—Regulatory Approvals Required for the Merger” beginning page 86 for more information. Accordingly, if we do not receive the required regulatory approvals and consents, or if such approvals and consents contain any such burdensome condition, the merger agreement may be terminated and the merger may not be completed.

Central Valley and Community West are expected to incur substantial costs related to the merger and integration, and these costs may be greater than anticipated due to unexpected events.

Central Valley and Community West have incurred and expect to incur a number of significant non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs, and other related costs. Some of these costs are payable by either Central Valley or Community West regardless of whether or not the merger is completed.

In addition, the combined company will incur integration costs following the completion of the merger as Central Valley and Community West integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Central Valley and Community West may also incur additional costs to maintain employee morale and to retain key employees. There is a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Central Valley and Community West have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

The future results of the combined company following the completion of the merger may suffer if the combined company does not effectively manage its expanded operations.

Following the merger, the size of the business of the combined company will increase beyond the current size of businesses of either Central Valley or Community West. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental entities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.

The combined company may be unable to retain Central Valley or Community West personnel successfully after the completion of the merge.

The success of the merger will depend in part on the combined company’s ability to retain the talent and dedication of key employees currently employed by Central Valley and Community West. It is possible that these employees may decide not to remain with Central Valley or Community West, as applicable, while the merger is pending or with the combined company after the completion of the merger. If Central Valley and Community West are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Central Valley and Community West could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. Central Valley and Community West may not be able to locate or retain suitable replacements for any key employees who leave either company. In addition, following the completion of the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected.

We will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger may impair our ability to attract or motivate key personnel until the merger is completed and could cause customers, vendors and others that deal with us to seek to change existing business relationships with either of us. In addition, the merger agreement restricts each of us from taking specified actions until the merger occurs without the consent of the other. These restrictions may prevent each company from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Central Valley shareholders and Community West shareholders generally will not have dissenters’ rights or appraisal rights in connection with the merger or other matters to be voted on at the Central Valley meeting or the Community West meeting unless they hold Central Valley or Community West shares subject to restrictions on transfer.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Section 1300 of the CGCL, dissenters’ rights are not available to holders of shares listed on a national securities exchange on the record date for the special meeting at which the merger is to be approved. Accordingly, since the shares of Central Valley common stock and Community West common stock are listed on the NASDAQ, a national securities exchange, on the record date for the respective Central Valley meeting and the Community West meeting, no dissenters’ rights are available to the shareholders of Community West or Central Valley unless they hold Central Valley or Community West shares subject to restrictions on transfer. For further information, see “The Merger—Dissenters’ Rights for Holders of Community West Shares Subject to Transfer Restrictions” beginning on page 89 and “The Merger—Dissenters’ Rights for Holders of Central Valley Shares Subject to Transfer Restrictions” beginning on page 92. If appraisal rights are unavailable to Central Valley or Community West shareholders who oppose the merger and do not want to be a shareholder of the combined company, they may sell their share in the open market prior to or following the merger.

Issuance of shares of Central Valley common stock in connection with the merger may adversely affect the market price of Central Valley common stock.

In connection with the payment of the merger consideration, Central Valley expects to issue approximately 6,992,590 shares of Central Valley common stock to Community West shareholders. The issuance of these new shares of Central Valley common stock may result in fluctuations in the market price of Central Valley common stock, including a stock price decrease.

The merger may distract management of Central Valley, CVCB and Community West and CWB from their other responsibilities.

The merger could cause the management of Central Valley, CVCB, Community West and CWB to focus their time and energies on matters related to the merger that otherwise would be directed to their respective businesses and operations. Any such distraction on the part of management, if significant, could affect the ability of Central Valley, CVCB, CWB and Community West to service existing business and develop new business and may adversely affect their businesses and earnings.

The combined company may fail to realize cost savings for the merger.

Although Central Valley, CVCB, Community West and CWB expect to realize cost savings from the merger when fully phased in, it is possible that these potential cost savings may not be realized fully or realized at all, or may take longer to realize than expected. For example, future business developments may require the combined company to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. Cost savings also depend on the combined company’s ability to combine the businesses of CVCB and CWB in a manner that permits those cost savings to be realized. If the combined company is not able to combine the two companies successfully, these anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected. This in turn could reduce or otherwise adversely affect the profitability of the combined company and adversely affect its stock price.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to close. Those conditions include the receipt of Central Valley shareholder approval and Community West shareholder approval, the receipt of all required regulatory approvals or consents, the continued accuracy of representations and warranties by both parties and the performance by both parties of covenants and agreements, and the absence of a material adverse effect on Central Valley or Community West since the date of the merger agreement. See “The Merger Agreement—Conditions to Each Party’s Obligations” beginning on page 108 for a more complete discussion of the conditions to consummation of the merger. Either party may choose to terminate the merger agreement if the other party makes a change in recommendation or materially breaches its non-solicitation covenants under the merger agreement. See “The Merger Agreement—Termination” beginning on page 110 for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

Failure to complete the merger could negatively affect the market price of Central Valley and Community West common stock and result in other adverse consequences.

If the merger is not completed for any reason, each of Central Valley, CVCB, CWB and Community West will be subject to a number of material risks, including the following:

•

the market price of Central Valley common stock and Community West common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•

costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed and its anticipated benefits not realized;

•

the diversion of management’s attention from the day-to-day business operations or pursuit of other strategic opportunities and the potential disruption to its employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur;

•

if the Community West board of directors seeks another merger or business combination, holders of the Community West common stock cannot be certain that Community West will be able to find a party willing to pay an equivalent or greater consideration than that which it is expected to receive in the merger; and

•	if a termination of the merger agreement triggers payment by Community West of a termination fee, this could have a material adverse effect on Community West’s financial position.

For further information on the closing conditions and the termination provisions of the merger agreement, see “The Merger Agreement—Termination” beginning on page 110 and “The Merger Agreement—Conditions to Each Party’s Obligations” beginning on page 108.

The merger agreement limits Central Valley’s and Community West’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Central Valley or Community West.

The merger agreement contains “no shop” covenants that restrict each of Central Valley’s and Community West’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or, subject to certain exceptions, engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals, subject to certain exceptions. These provisions could result in a $4 million termination fee payable under certain circumstances, or may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Central Valley or Community West from considering or making that acquisition proposal.

The unaudited pro forma combined condensed financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition or results of operations of the combined company after the merger may differ materially.

The unaudited pro forma combined condensed financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to record the identifiable Community West assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The pro forma allocation of purchase price reflected in the selected unaudited pro forma combined condensed financial information is preliminary, subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. The final allocation of the purchase price will be based upon the value of Central Valley common stock issued in the merger, and the fair value of the assets and liabilities of Community West, as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

Because the fair value of the assets held by each of Central Valley and Community West at the time of the merger may fluctuate as a result of changes in interest rates, an adverse change prior to the closing of the merger may reduce or eliminate the anticipated benefits of the merger for Central Valley or Community West shareholders.

Any change in the market interest rates applicable to Central Valley or Community West prior to completion of the merger could affect the value of the assets held by either or both of Central Valley and Community West. The magnitude of any such changes would not necessarily be equal between Central Valley and Community West, and consequently the relative value of the assets held by each company may be altered in a way that is material to either company or the anticipated benefits of the merger. Prior to the closing of the merger and at the time of the Central Valley meeting and the Community West meeting, Central Valley or Community West shareholders, as applicable, will not necessarily know or be able to calculate how market interest rates may change, if at all, and the impact any such change would have on the value of assets held by Central Valley or Community West, as applicable.

Upon the closing of the merger, the combined company will need to adjust the fair value of Community West’s investment and loan portfolios. The rising interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the combined company’s capital ratios, which may result in the combined company taking steps to strengthen its capital position.

Should market interest rates rise in the future, it would have a negative effect on estimates of the fair value of loans and other assets held by Central Valley and Community West, which could be material and, in certain cases, may result in realized losses or require write-downs that could have a material effect on either company’s earnings or financial condition. The fair value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise, and the fair value of an obligation with an adjustable interest rate can be adversely affected when interest rates increase due to a lag in the implementation of repricing terms as well as due to interest rate caps which may limit the amount of increase in such obligation’s interest rate. Interest rate changes may result from a variety of factors, including general market and economic conditions, actions of central banks or other governmental authorities, regulatory considerations and the effects of SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto (including any pandemic measures). These factors are generally beyond the control of both companies. Neither Central Valley nor Community West is permitted to terminate the merger agreement or resolicit the vote of its shareholders solely because of changes in market interest rates.

Impairment of goodwill resulting from the merger may adversely affect our results of operations.

Goodwill and other intangible assets are expected to increase as a result of the merger. Based on Central Valley’s preliminary purchase price allocation as of September 30, 2023, goodwill of approximately $74.4 million and core deposits intangibles of $19.9 million are currently expected to be recorded by Central Valley as a result of the merger. The actual amount of goodwill and core deposits intangibles recorded may be materially different and will depend on a number of factors, including changes in the net assets acquired and changes in the fair values of the net assets acquired. See “Unaudited Pro Forma Combined Condensed Financial Statements” beginning on page 118. Potential impairment of goodwill and amortization of other intangible assets could adversely affect our financial condition and results of operations. Central Valley assesses its goodwill, other intangible assets and long-lived assets for impairment annually and more frequently when required by generally accepted accounting principles. Central Valley is required to record an impairment charge if circumstances indicate that the asset carrying values exceed their fair values. Central Valley’s assessment of goodwill, other intangible assets, or long-lived assets could indicate that an impairment of the carrying value of such assets may have occurred or may occur in a future accounting period, that could result in a material, non-cash write-down of such assets, which could have a material adverse effect on our results of operations and future earnings.

The market price of Central Valley common stock after the merger may be affected by factors different from those affecting the shares of Community West or Central Valley currently.

Upon completion of the merger, holders of Community West common stock will become holders of Central Valley common stock. Central Valley’s business differs in certain respects from that of Community West and, accordingly, the results of operations of the combined company and the market price of Central Valley common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Central Valley and Community West. See “Where You Can Find More Information” beginning on page 134 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus and the business of Central Valley and Community West.

Sales of substantial amounts of Central Valley common stock in the open market by former Community West shareholders could depress Central Valley’s stock price.

Shares of Central Valley common stock that are issued to Community West shareholders in the merger (other than Community West shareholders who are affiliates of Central Valley after the merger) will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (“Securities Act”). As of the close of business on December 20, 2023 (the most recent day for which information was available prior to the printing and mailing of this joint proxy statement/prospectus), Central Valley had approximately 11,818,039 shares of common stock outstanding. Based on the number of Community West common shares outstanding as of the date of the merger agreement, Central Valley currently expects to issue approximately 6,992,590 million shares of its common stock in connection with the merger. Community West’s former shareholders may sell substantial amounts of Central Valley common stock in the public market following completion of the merger. Any such sales may cause the market price of Central Valley common stock to decline. These sales might also make it more difficult for Central Valley to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The shares of Central Valley common stock to be received by holders of Community West common stock will have different rights from the shares of Community West common stock.

Upon completion of the merger, Community West shareholders will become Central Valley shareholders and their rights as shareholders will be governed by the articles of incorporation and bylaws of Central Valley. The rights associated with Community West common stock are different from the rights associated with Central Valley common stock. See “Comparison of Shareholders’ Rights” beginning on page 130 for more information.

Holders of Central Valley and Community West common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Central Valley common stock and Community West common stock currently have the right to vote in the election of the board of directors and on other matters affecting Central Valley and Community West, respectively. Upon the completion of the merger, each Community West shareholder who receives shares of Central Valley common stock will become a shareholder of Central Valley with a percentage ownership of Central Valley that is smaller than the shareholder’s percentage ownership of Community West. In the aggregate, Central Valley’s current shareholders and Community West’s current shareholders are expected to own approximately 63% and 37%, respectively, of the outstanding shares of Central Valley common stock when the merger is completed. As a result, Community West common shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Community West and current Central Valley shareholders may have less influence on the combined company than they now have on the management and policies of Central Valley.

Community West directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of the shareholders Community West.

Central Valley shareholders and Community West shareholders should be aware that some of Community West’s directors and certain executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Central Valley shareholders and Community West shareholders. These interests and arrangements may create potential conflicts of interest. The Central Valley board of directors and the Community West board of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that Central Valley shareholders vote to approve the merger and Central Valley share issuance proposal and the Central Valley adjournment proposal and that Community West shareholders vote to approve the merger proposal, the Community West compensation proposal, and the Community West adjournment proposal.

Litigation may be filed against the board of directors of Central Valley or Community West that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that Central Valley shareholders or Community West shareholders may file putative class action lawsuits against the board of directors of Central Valley or Community West. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Central Valley and Community West, including any costs associated with indemnification obligations of Central Valley or Community West. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

The fairness opinion received by the Central Valley board of directors from Janney and the fairness opinion received by the Community West board of directors from Piper Sandler have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of the opinions.

The fairness opinions of Janney and Piper Sandler were delivered to the parties’ respective board of directors on October 10, 2023. Changes in the operations and prospects of Central Valley or Community West, general market and economic conditions and other factors which may be beyond the control of Central Valley and Community West may have altered the value of Central Valley or Community West or the sale prices of shares of Central Valley common stock and Community West common stock as of the date of this joint proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. The opinions from Janney and Piper Sandler, each dated October 10, 2023, do not speak as of any date other than the dates of those opinions. For a description of the opinions that Central Valley and Community West received from their respective financial advisors, see “The Merger—Opinions of Community West’s and Central Valley’s Respective Financial Advisors” beginning on page 58. For a description of the other factors considered by the Central Valley board of directors in determining to approve the merger, see “The Merger—Central Valley’s Reasons for the Merger; Recommendation of the Merger by the Central Valley Board of Directors” beginning on page 55. For a description of the other factors considered by the Community West board of directors in determining to approve the merger, see “The Merger—Community West’s Reasons for the Merger; Recommendation of the Merger by the Community West Board of Directors” beginning on page 53.

Risks Relating to Central Valley’s Business

You should read and consider risk factors specific to Central Valley’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” section of Central Valley’s Annual Report on Form 10-K for the year ended December 31, 2022, and in any updates to those risk factors set forth in Central Valley’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 134 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Community West’s Business

You should read and consider risk factors specific to Community West’s business that will also affect the combined company after the mergers. These risks are described in the “Risk Factors” section of Community West’s Annual Report on Form 10-K for the year ended December 31, 2022, and in any updates to those risk factors set forth in Community West’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 134 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “goal,” “estimate,” “continue,” “plan,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “can,” “could,” “may,” or “might” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Community West’s and Central Valley’s businesses, beliefs of Community West’s and Central Valley’s managements and assumptions made by Community West’s and Central Valley’s managements. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“future factors”) which are difficult to predict, change over time, and are often beyond the control of Central Valley and Community West. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

While there is no assurance that any list of future factors is complete, in addition to the factors relating to the merger discussed under the section entitled “Risk Factors” and the risk factors previously discussed in Central Valley’s and Community West’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements, below are certain future factors, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•

the possibility that the requisite regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that requisite regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger);

•	the possibility that the merger will not close when expected or at all for any other reason;

•	the ability of Central Valley and Community West to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

•	the risk that any announcements relating to the merger could have adverse effects on the market price of the common stock of either Central Valley or Community West;

•

the possibility that the anticipated benefits of the merger will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Central Valley and Community West do business;

•	certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transactions contemplated by the merger agreement may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the outcome of any legal proceedings that may be instituted against Central Valley or Community West;

•	the diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate Community West’s operations and those of Central Valley;

•	integration may be more difficult, time consuming, or costly than expected;

•	revenues following the merger may be lower than expected;

•	Community West’s and Central Valley’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

•	the dilution caused by Central Valley’s issuance of additional shares of its capital stock in connection with the merger;

•

effects of the announcement, pendency or completion of the merger on the ability of Central Valley and Community West to retain customers and retain and hire key personnel and maintain relationships with their suppliers and other business partners, and on their operating results and businesses generally;

•

risks related to the potential impact of general economic, political, industry and market factors on the parties or the merger and other factors that may affect future results of Central Valley and Community West;

•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve;

•	volatility and disruptions in global or national capital, currency, and credit markets; and

•

other changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Central Valley nor Community West undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the reports that Central Valley and Community West have filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 134.

Central Valley and Community West expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained in, referred to, or incorporated in this joint proxy statement/prospectus.

CENTRAL VALLEY SPECIAL MEETING

Date, Time and Place of the Central Valley Special Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Central Valley board of directors in connection with the special meeting of Central Valley shareholders. The Central Valley meeting is scheduled to be held as follows:

February 8, 2024

3:00 PM Local Time

Central Valley Community Bancorp

7100 N. Financial Drive, Suite 101

Fresno, California 93720

Purpose of the Central Valley Special Meeting

Central Valley shareholders of record as of December 18, 2023 will be asked to consider and vote upon the following proposals at the Central Valley meeting, including any postponement or adjournment thereof:

Proposal No. 1—Central Valley Merger Proposal

Central Valley is asking its shareholders to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of the Central Valley common stock to Community West shareholders in connection with the merger. Holders of Central Valley common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Central Valley board of directors approved the merger and the merger agreement and the transactions contemplated thereby and the Central Valley share issuance, and determined the merger and share issuance to be advisable and in the best interests of Central Valley and its shareholders. See “The Merger—Central Valley’s Reasons for the Merger; Recommendation of the Merger by the Central Valley Board of Directors” beginning on page 55 for a more detailed discussion of the recommendation of the Central Valley board of directors.

The Central Valley board of directors unanimously recommends that Central Valley shareholders vote “FOR” the merger proposal.

Proposal No. 2— Central Valley Adjournment Proposal

The Central Valley meeting may be adjourned to another time or place if necessary or appropriate in the judgment of the Central Valley board of directors to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Central Valley merger proposal.

If the number of shares of Central Valley common stock present or represented and voting in favor of the Central Valley merger proposal is insufficient to approve such proposal, Central Valley currently intends to move to adjourn the Central Valley meeting in order to solicit additional proxies for the approval of the Central Valley merger proposal.

In the Central Valley adjournment proposal, Central Valley is asking its shareholders to authorize the holder of any proxy solicited by the Central Valley board of directors on a discretionary basis to vote in favor of adjourning the Central Valley meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Central Valley shareholders who have previously voted.

The Central Valley board of directors unanimously recommends that Central Valley shareholders vote “FOR” the Central Valley adjournment proposal.

Record Date for the Special Meeting

The Central Valley board of directors has fixed the close of business on December 18, 2023, as the record date for determination of Central Valley shareholders entitled to notice of and to vote at the Central Valley meeting. On the record date, 11,818,039 shares of Central Valley common stock were outstanding and there were 889 holders of record.

Quorum; Votes Required

A majority of the shares of Central Valley common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum at the Central Valley meeting. If a quorum is present, in order to be approved, the proposals require the following votes:

•

The affirmative vote of a majority of the shares of Central Valley common stock outstanding on the record date (in person or by proxy) will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Central Valley share issuance.

•

Approval of the Central Valley adjournment proposal requires the affirmative vote of a majority of the shares of Central Valley common stock represented (in person or by proxy) at the Central Valley meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

At the Central Valley meeting, each share of Central Valley common stock will be entitled to one vote on all matters properly submitted to Central Valley shareholders.

All of the directors and certain executive officers of Central Valley have entered into cooperation agreements with Community West, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the Central Valley directors and executive officers beneficially owned and were entitled to vote 1,927,110 shares of Central Valley common stock, representing approximately 16% of the shares of Central Valley common stock outstanding on that date.

Attending the Special Meeting

If you are a holder of record of Central Valley common stock as of the record date and plan to attend the Central Valley meeting, please indicate this when you vote. A photo identification will not be required for admission to the Central Valley meeting, but will be required if you want to vote your Central Valley common stock in person. If you want to vote your Central Valley common stock held through a bank, broker or other nominee in person, you must obtain a written proxy in your name from the bank, broker or other nominee that holds your shares.

Voting of Proxies

All shares of Central Valley common stock represented by properly executed proxies (including those given through voting by telephone or Internet) received before or at the Central Valley meeting will, unless properly revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented thereby will be voted:

•	“For” the approval of the merger agreement and the transactions contemplated therein including the merger and Central Valley share issuance; and

•	“For” the approval of any adjournment or postponement of the Central Valley meeting if necessary or appropriate in the judgment of the Central Valley board of directors.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Central Valley common stock represented by the proxy will be considered present at the Central Valley meeting or any adjournment or postponement thereof solely for purposes of determining a quorum.

If your shares are held in an account at a broker or bank or other nominee, you must instruct the broker or bank or other nominee on how to vote your shares by following the instructions provided to you by your broker or bank or other nominee. If you do not provide voting instructions to your broker or bank or other nominee, your shares will not be voted on any proposal on which your broker or bank or other nominee does not have discretionary authority to vote. Under applicable rules, your broker or bank or other nominee does not have discretionary authority to vote on the merger proposal or the adjournment proposal. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as present for purposes of establishing a quorum at the meeting and not being voted on the proposals.

Because approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and Central Valley share issuance, requires the affirmative vote of a majority of the shares of Central Valley common stock outstanding as of the record date, abstentions, failures to vote and failure to provide instructions to your bank, broker or other nominee on how to vote will have the same effect as votes “AGAINST” the merger proposal, including the merger and the Central Valley share issuance.

For the adjournment proposal, abstentions, failure to vote will have no effect on such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote “AGAINST” this proposal.

Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes in favor of the proposal constitute less than a majority of the required quorum. In such case, the broker non-votes will have the same effect as a vote “AGAINST” the proposal.

Because this is a special meeting, no matter or proposal other than the proposals described in this joint proxy statement/prospectus may be brought before the Central Valley meeting or any postponement or adjournment thereof.

If you are a Central Valley shareholder of record, you may revoke your proxy at any time before it is voted by:

•	signing and returning a proxy card with a later date to the Central Valley corporate secretary;

•	delivering a written revocation letter to Central Valley’s corporate secretary;

•	if you are a holder of record, attending the Central Valley meeting in person, and voting by ballot at the Central Valley meeting; or

•	voting by telephone or the Internet at a later time but before the cutoff time for voting specified on your proxy card.

If you hold your shares of Central Valley common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the Central Valley meeting will not in and of itself constitute revocation of a proxy. If the Central Valley meeting is postponed or adjourned, it will not affect the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the same methods described above.

Voting by Telephone or Internet

Central Valley shareholders of record will have the option to submit their proxy cards by telephone or Internet. Please note that there are separate arrangements for voting your shares depending on whether your shares are registered in Central Valley’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded to you by your broker, bank or other holder of record to see which options are available.

Central Valley shareholders of record may submit their proxies:

•	through the Internet by following the instructions provided on the proxy card;

•	by telephone by calling the number listed on the proxy card and following the recorded instructions; or

•	by completing, signing, dating and mailing their proxy card in the pre-addressed envelope that accompanies the delivery of paper proxy cards.

Solicitation of Proxies

The Central Valley board of directors is soliciting proxies for the Central Valley meeting. Central Valley will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Central Valley’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. Central Valley will not pay any additional compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses.

If Central Valley management deems it advisable, the services of individuals or companies that are not regularly employed by Central Valley may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Central Valley will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

While Central Valley has not engaged a firm to solicit proxies, it reserves the right to do so.

COMMUNITY WEST SPECIAL MEETING

Date, Time and Place of the Community West Bancshares Special Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Community West board of directors in connection with the special meeting of Community West shareholders. The Community West meeting is scheduled to be held as follows:

February 8, 2024

6:00 PM Local Time

La Cumbre County Club

4015 Via Laguna

Santa Barbara, CA 93110

Purpose of the Community West Bancshares Special Meeting

Community West shareholders of record as of December 18, 2023 will be asked to consider and vote upon the following proposals at the Community West meeting, including any postponement or adjournment thereof:

Proposal No. 1—Community West Merger Proposal

Community West is asking its shareholders to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the cancellation of each outstanding share of Community West common stock, other than excluded shares, in exchange for the right to receive 0.7900 of a share of Central Valley common stock subject to the terms in the merger agreement. Holders of Community West common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Community West board of directors approved the merger and the merger agreement and the transactions contemplated thereby, and determined the merger to be advisable and in the best interests of Community West and its shareholders. See “The Merger—Community West’s Reasons for the Merger; Recommendation of the Merger by the Community West Board of Directors” beginning on page 53 for a more detailed discussion of the recommendation of the Community West board of directors.

The Community West board of directors unanimously recommends that Community West shareholders vote “FOR” the merger proposal.

Proposal No. 2—Community West Compensation Proposal

Community West is asking its shareholders to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Community West’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Community West compensation proposal”). Approval of the Community West compensation proposal is not a condition to the merger.

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Community West is seeking a non-binding, advisory shareholder approval of the compensation of Community West’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Community West Directors and Executive Officers in the Merger” beginning on page 79. The proposal gives Community West shareholders the opportunity to vote, on a non-binding, advisory basis, on the merger-related compensation that may be paid or become payable to Community West’s named executive officers.

The Community West board of directors encourages you to review carefully the named executive officers’ merger-related compensation information disclosed in this joint proxy statement/prospectus, and, accordingly, is asking Community West shareholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Community West’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Community West Directors and Executive Officers in the Merger.” is hereby APPROVED.”

The vote on the Community West compensation proposal is a vote separate and apart from the votes on the Community West merger proposal and the Community West adjournment proposal. Accordingly, if you are a Community West shareholder, you may vote to approve the Community West merger proposal and/or the Community West adjournment proposal and vote not to approve the Community West compensation proposal, and vice versa. The approval of the Community West proposal by Community West shareholders is not a condition to the completion of the merger. Because the vote on the Community West compensation proposal is advisory only, it will not affect the obligation of Community West or Central Valley to pay or provide the compensation contemplated by the compensation agreements and arrangements. Further, the arrangements are contractual in nature and not, by their terms, subject to Community West shareholder approval. Accordingly, if the merger is completed, the merger-related compensation will be paid to Community West’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Community West shareholders fail to approve the advisory vote regarding merger-related compensation.

The Community West board of directors unanimously recommends that Community West shareholders vote “FOR” the Community West compensation proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Community West’s named executive officers in connection with the transactions contemplated by the merger.

Proposal No. 3—Community West Adjournment Proposal

The Community West meeting may be adjourned to another time or place if necessary or appropriate in the judgment of the Community West board of directors to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Community West merger proposal.

If the number of shares of Community West common stock present or represented and voting in favor of the Community West merger proposal at the Community West meeting is insufficient to approve such proposal, Community West currently intends to move to adjourn the Community West meeting in order to solicit additional proxies for the approval of the Community West merger proposal.

In the Community West adjournment proposal, Community West is asking its shareholders to authorize the holder of any proxy solicited by the Community West board of directors on a discretionary basis to vote in favor of adjourning the Community West meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Community West shareholders who have previously voted.

The Community West board of directors unanimously recommends that Community West shareholders vote “FOR” the Community West adjournment proposal.

Record Date for the Special Meeting

The Community West board of directors has fixed the close of business on December 18, 2023, as the record date for determination of Community West shareholders entitled to notice of and to vote at the Community West meeting. On the record date, 8,875,012 shares of Community West common stock were outstanding and there were 194 holders of record.

Quorum; Votes Required

A majority of the outstanding shares of Community West common stock entitled to vote on the record date must be present, either in person or by proxy, to constitute a quorum at the Community West meeting. If a quorum is present, in order to be approved, the proposals require the following votes:

•

The affirmative vote of a majority of the shares of Community West common stock outstanding on the record date (in person or by proxy) will be required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

•

Approval of the Community West compensation proposal and the Community West adjournment proposal require the affirmative vote of a majority of the shares of Community West common stock represented (in person or by proxy) at the Community West meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

At the Community West meeting, each share of Community West common stock will be entitled to one vote on all matters properly submitted to Community West shareholders.

All of the directors and certain executive officers of Community West have entered into cooperation agreements with Central Valley, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, the Community West directors and executive officers beneficially owned and were entitled to vote 1,625,596 shares of Community West common stock, representing approximately 18% of the shares of Community West common stock outstanding on that date.

Attending the Special Meeting

If you are a holder of record of Community West common stock as of the record date and plan to attend the Community West meeting, please indicate this when you vote. A photo identification will not be required for admission to the Community West meeting, but will be required if you want to vote your Community West common stock in person. If you want to vote your Community West common stock held through a bank, broker or other nominee in person, you must obtain a written proxy in your name from the bank, broker or other nominee that holds your shares.

Voting of Proxies

All shares of Community West common stock represented by properly executed proxies (including those given through voting by telephone or Internet) received before or at the Community West meeting will, unless properly revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented thereby will be voted:

•	“FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	“FOR” approval of the advisory Community West compensation proposal; and

•	“FOR” the adjournment of the Community West meeting if necessary or appropriate in the judgment of the Community West board of directors.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Community West common stock represented by the proxy will be considered present at the Community West meeting or any adjournment or postponement thereof solely for purposes of determining a quorum.

If your shares are held in an account at a broker or bank or other nominee, you must instruct the broker or bank or other nominee on how to vote your shares by following the instructions provided to you by your broker or bank or other nominee. If you do not provide voting instructions to your broker or bank or other nominee, your shares will not be voted on any proposal on which your broker or bank or other nominee does not have discretionary authority to vote. Under applicable rules, your broker or bank or other nominee does not have discretionary authority to vote on the merger proposal, the advisory Central Valley compensation proposal or the adjournment proposal. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as present for purposes of establishing a quorum at the meeting and not being voted on the proposals.

Because approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of the shares of Community West common stock outstanding as of the record date, abstentions, failures to vote and failure to provide instructions to your bank, broker or other nominee on how to vote will have the same effect as votes “AGAINST” the merger proposal, including the merger.

For the adjournment proposal and the Community West compensation proposal, abstentions will have no effect on such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote “AGAINST” these proposals.

Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Your broker, bank or other nominee may not vote your shares on the adjournment proposal and the advisory Community West compensation proposal, which broker non-votes will have no effect on the vote count for such proposal, unless there are insufficient votes in favor of this proposal, such that the affirmative votes in favor of the proposal constitute less than a majority of the required quorum. In such cases, the broker non-votes will have the same effect as a vote “AGAINST” these proposals.

Because this is a special meeting, no matter or proposal other than the proposals described in this joint proxy statement/prospectus may be brought before the Community West meeting or any postponement or adjournment thereof.

If you are a Community West shareholder of record, you may revoke your proxy at any time before it is voted by:

•	signing and returning a proxy card with a later date to the Community West corporate secretary;

•	delivering a written revocation letter to Community West’s corporate secretary;

•	if you are a holder of record, attending the Community West meeting in person, and voting by ballot at the Community West meeting; or

•	voting by telephone or Internet at a later time but before the cutoff time for voting specified on your proxy card.

If you hold your shares of Community West common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the Community West special meeting will not in and of itself constitute revocation of a proxy. If the Community West meeting is postponed or adjourned, it will not affect the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the same methods described above.

Voting by Telephone or Internet

Community West shareholders of record will have the option to submit their proxy cards by telephone or Internet. Please note that there are separate arrangements for voting your shares depending on whether your shares are registered in Community West’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded to you by your broker, bank or other holder of record to see which options are available.

Community West shareholders of record may submit their proxies:

•	through the Internet by following the instructions provided on the proxy card;

•	by telephone by calling the number listed on the proxy card and following the recorded instructions; or

•	by completing, signing, dating and mailing their proxy card in the pre-addressed envelope that accompanies the delivery of paper proxy cards.

Solicitation of Proxies

The Community West board of directors is soliciting proxies for the Community West meeting. Community West will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Community West’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. Community West will not pay any additional compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses.

If Community West management deems it advisable, the services of individuals or companies that are not regularly employed by Community West may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Community West will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

While Community West has not engaged a firm to solicit proxies, it reserves the right to do so.

INFORMATION ABOUT THE COMPANIES

Central Valley Community Bancorp

7100 N. Financial Drive, Suite 101

Fresno, California 93720

(559) 298-1775

Central Valley, a California corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or BHCA, with headquarters located in Fresno, California. Central Valley is regulated by the Federal Reserve. Central Valley’s principal business is to serve as the holding company for its wholly-owned subsidiary CVCB. CVCB was organized in 1979 and commenced business as a California state-chartered bank in 1980. CVCB is not a member of the Federal Reserve System. CVCB is regulated by the DFPI and its primary Federal regulator is the FDIC.

CVCB is a multi-community bank that offers a full range of commercial banking services to small and medium size businesses, and their owners, managers and employees in the central valley area of California. These services include accepting demand, savings and time deposits and making commercial, real estate and consumer loans. CVCB provides domestic and international wire transfer services, safe deposit boxes and other customary banking services. CVCB also offers Internet banking that consists of inquiry, account status, bill paying, account transfers, and cash management. CVCB does not offer trust services or international banking services. The deposits of CVCB are insured by the FDIC up to applicable limits. Eight contiguous counties are served in California’s central valley including Fresno County, Madera County, Merced County, Placer County, Sacramento County, San Joaquin County, Stanislaus County, and Tulare County, and their surrounding areas. Central Valley does not conduct any operations other than through CVCB. CVCB operates 19 full-service banking offices in Clovis, Exeter, Folsom, Fresno, Gold River, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Roseville, Sacramento, Stockton, and Visalia.

As of September 30, 2023, Central Valley had total assets of approximately $2.4 billion, total gross loans of approximately $1.3 billion, total deposits of approximately $2.1 billion and approximately $181.7 million in shareholders’ equity.

Central Valley’s common stock is listed on the Nasdaq Capital Market under the trading symbol “CVCY.”

The principal offices of Central Valley are located at 7100 N. Financial Drive, Suite 101, Fresno, California. Information may be found at Central Valley’s website: www.cvcb.com.

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

(805) 692-5821

Community West, a California corporation, is a bank holding company registered under the BHCA with corporate headquarters located in Goleta, California. Community West is regulated by the Federal Reserve. Community West’s principal business is to serve as the holding company for its wholly-owned subsidiary, CWB, a national banking association chartered by the OCC.

CWB is a multi-community bank providing a variety of financial products and services to customers through seven full-service branch offices in the cities of Goleta, Oxnard, San Luis Obispo, Santa Barbara, Santa Maria, Ventura, and Paso Robles, all located in California’s Central Coast area.

CWB is focused on relationship-based banking to small to medium-sized businesses and their owners, professional, high-net worth individuals, and non-profit organizations in the communities served by its branch offices. The products and services provided include deposit products such as checking accounts, savings accounts, money market accounts and fixed rate, fixed maturity certificates of deposits, cash management products, and lending products, including commercial, commercial real estate, agricultural, and consumer loans. CWB continues to be competitive due to its focus on high quality customer service and its experienced relationship bankers who have strong relationships within the communities it serves. The deposits of CWB are insured by the FDIC up to the applicable limits.

As of September 30, 2023, Community West had total assets of approximately $1.1 billion, total gross loans of approximately $953 million, total deposits of approximately $916 million and approximately $116 million in shareholders’ equity.

Community West’s common stock is listed on Nasdaq Global Market under the trading symbol “CWBC.”

The principal offices of Community West are located at 445 Pine Avenue, Goleta, California 93117. Information may be found at Community West’s website: www.communitywestbank.com.

THE MERGER

This section of this joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about Central Valley and Community West into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 134. A copy of the Agreement and Plan Reorganization and Merger, dated October 10, 2023, referred to herein as the merger agreement, is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The following discussion describes important aspects and the material terms of the merger agreement and the merger. These descriptions are qualified in their entirety by reference to Annex A.

Structure of the Transaction

Central Valley and Community West have entered into the merger agreement pursuant to which Community West will merge with and into Central Valley, the separate existence of Community West will cease and Central Valley will survive the merger. Promptly following the completion of the merger of Community West and Central Valley, CWB will merge with and into CVCB, with CVCB as the surviving entity and continue commercial banking operations under its California charter and as a wholly-owned subsidiary of Central Valley. Pursuant to Section 4888 of the California Financial Code, at the close of the merger and bank merger, all banking offices of CWB will become branch banking offices of CVCB. Effective with the merger Central Valley’s name will change to “Community West Bancshares.” Effective with the bank merger, CVCB’s name will change to “Community West Bank.”

Merger Consideration

In the merger each outstanding share of Community West common stock will be converted into the right to receive 0.7900 of a share of Central Valley common stock, which we refer to as the per share exchange ratio, with cash paid in lieu of fractional shares.

The per share exchange ratio in the merger will not be adjusted to reflect Central Valley common stock price changes between now and the closing. Based on the closing price of Central Valley common stock on October 10, 2023, the day of, and immediately prior to the first public announcement of the terms of the merger, the merger consideration will represent a value of $11.15 per share of Community West common stock. Using the closing price of Central Valley common stock on December 20, 2023 (the most recent day for which information was available prior to the printing and mailing of this joint proxy statement/prospectus), the merger consideration will represent a value of $17.44 per share of Community West common stock. Accordingly, the dollar value of the stock consideration that Community West shareholders may receive will change depending on fluctuations in the market price of Central Valley common stock and will not be known at the time you vote on the merger. You should obtain current stock quotations for Central Valley common stock, which is listed on the NASDAQ Capital Market under the symbol “CVCY.”

Based on the 0.7900 per share exchange ratio and the number of shares of Community West common stock outstanding as of the date of the merger agreement, Central Valley expects that approximately 6,992,590 shares of its common stock will become issuable as a result of the merger. Giving effect to the merger, Community West shareholders would hold, in aggregate, approximately 37% of Central Valley’s outstanding common stock following the merger.

At the effective time of the merger, any Community West common stock held by Central Valley or any direct or indirect wholly-owned subsidiary of Central Valley or by Community West, which are referred to as excluded shares, will be automatically cancelled.

Background of the Merger

As part of Community West’s continuous efforts to strengthen its business, increase value for shareholders and deliver superior loan and deposit products and services to its customers and communities, the Community West board, in consultation with executive management and, from time to time, with outside advisors, regularly reviews and considers Community West’s business plans and its basic strategic options, including organic growth, potential acquisitions of other financial institutions by Community West, mergers of equals and acquisitions of Community West. These strategic discussions have been set against a backdrop of, among other things, business performance as well as prospects and developments in the financial services industry, regulatory and compliance environments, the economy generally and financial markets, and the implications of such developments for financial institutions generally and for Community West, in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Community West and its shareholders of strategic combinations compared to the benefits and risks of continued operation as a standalone company, all with the goal of enhancing shareholder value. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory requirements, interest rate environment and prospects, scale, operational risk, credit risk, market risk and changes in technology and in delivery and marketing channels.

Consistent with past practices, throughout 2021 and 2022, Community West’s President and Chief Executive Officer, Mr. Plourd, participated in various conversations with executives from other financial institutions as well as financial advisors known to work with financial institutions regarding potential strategic opportunities for Community West. While some of these preliminary conversations led to multiple meetings with a potential counterparty, the feedback from these parties, generally, was that Community West was not an attractive strategic partner because of one or more factors considered unfavorable by the potential counterparty. Those unfavorable factors related to Community West included its relatively high cost overhead, California’s central coast location, higher costing deposit base, higher loan-to-deposit ratio, its use of wholesale funding and a concentration in manufactured housing loans. In addition, Community West was considered not to be a strategic fit for some potential counterparties because those counterparties did not have an overlapping branch footprint with Community West and believed that geographic separation could create execution risk for a potential combination. Several potential counterparties reported to Mr. Plourd that they had discussed a potential transaction with Community West with their senior management team or board of directors but due to one or more of the aforementioned factors decided not to pursue a transaction with Community West. None of the meetings by Community West in 2021 and 2022 with potential counterparties other than Central Valley resulted in the formal proposal of specific transactional terms describing a merger with or acquisition of Community West.

Central Valley’s board of directors and management regularly reviews its business strategies, opportunities, and challenges as part of its consideration and evaluation of its respective long-term prospects, with the goal of enhancing value for its shareholders. This review includes periodic discussions with respect to potential transactions that would further its strategic objectives, including acquisitions and mergers-of-equals with other institutions, and the potential benefits and risk of those transactions as well as discussions over several years with investment bankers, about various strategic alternatives.

During the fall of 2021, the Central Valley board and executive management engaged in a series of discussions during executive sessions of regularly scheduled meetings of the Central Valley board regarding corporate strategy, including the then-planned transition of executive leadership from Mr. James Ford, who was then serving as President and Chief Executive Officer, to Mr. James Kim, who was then serving as Executive Vice President and Chief Operating Officer, Central Valley’s strategy as an independent financial institution, and potential strategic transactions.

Mr. Plourd and Mr. James Kim, Central Valley’s President and Chief Executive Officer, were introduced at a community bank investor conference in Scottsdale, Arizona on February 1and 2, 2022 and met again in San Diego, California on March 7 and 8, 2022. During these introductory meetings, Mr. Plourd and Mr. Kim discussed, among other things, the banking landscape in general and specifically the rate of change that is moving through the industry and the impact it has on their respective organizations. They also shared the history and culture of their respective organizations, recognizing many historical similarities. Mr. Plourd and Mr. Kim agreed to remain in contact, and to continue to get to know more about each other’s respective organizations and look at the possibility of partnering on loan participations. They did not make any definitive plans for future meetings and did not discuss the terms of any potential strategic transaction.

On April 1, 2022, Mr. Plourd visited Fresno, California to meet with Mr. Kim about possible loan participations. During the visit, Mr. Plourd and Mr. Kim visited several projects currently being financed by Central Valley.

Subsequently on May 24, 2022, Mr. Kim visited with Mr. Plourd in Goleta, California to discuss Community West’s credit culture and to explore potential loan participation opportunities for Central Valley with Community West.

Mr. Plourd periodically communicated with Mr. Kim on an informal basis regarding their respective organizations’ earnings announcements, general economic conditions, the financial services industry, and market trends. Neither Mr. Plourd nor Mr. Kim mentioned or otherwise discussed the terms or specifics of a potential strategic transaction between Community West and Central Valley during these communications.

On June 17, 2022, Mr. Plourd and Mr. Kim met in Paso Robles, California to explore the possibility of a business transaction between their respective institutions. During the meeting, Mr. Plourd and Mr. Kim discussed preliminarily a potential strategic transaction between their respective institutions. Mr. Kim noted the strategic benefit for Central Valley entering the central coast markets of California and leveraging Community West’s reputation and in-depth market knowledge to expand Central Valley’s geographic reach. Mr. Plourd noted the strategic benefit of merging each of the banks’ balance sheets resulting in a more diversified and less concentrated asset and liability mix. On a preliminary basis, the parties discussed a few specific terms of a potential transaction, after which both Mr. Plourd and Mr. Kim concluded that the meeting was sufficiently productive that it would be appropriate to explore the possibilities of a merger.

On December 5, 2022, Mr. Plourd, Mr. Kim and a representative from Janney met for dinner in Goleta, California to discuss the potential economic benefits of a potential transaction. Both Messrs. Kim and Plourd were intrigued by the compelling potential benefits of a business combination between Central Valley and Community West, including increased scale and growth opportunities, greater breadth of product mix, the complementary operations, enhanced management team, and geographic diversification, among other benefits. Both Mr. Plourd and Mr. Kim agreed that the merits of a potential transaction appeared favorable for both companies. Subsequently, Mr. Plourd and Mr. Kim decided that a meeting with a group of directors from Community West and a group of directors from Central Valley would be appropriate to discuss the possibilities of a merger.

On January 18, 2023, the Central Valley board of directors met and discussed the potential combination with Community West. Janney provided an analysis of a potential transaction, including an overview of the strategic rationale and benefits for both Central Valley and Community West. The board of directors directed Central Valley management to continue discussions with Community West.

On January 31, 2023, Mr. Kim and Mr. Plourd, as well as representatives from Janney and Piper Sandler met at an industry conference and further discussed a potential business combination.

On January 31, 2023, the parties also entered into a mutual confidentiality agreement.

Offsite meetings took place in the Seattle, Washington area on February 4 and 5, 2023, among a limited group of directors from both companies. Directors from Central Valley included Mr. Daniel Doyle, Chairman, Mr. Daniel Cunningham, Mr. Steve McDonald, Ms. Andriana Majarian and Mr. Kim. Directors from Community West included Mr. William Peeples, Chairman, Mr. Robert Bartlein, Mr. James Lokey and Mr. Plourd. At these meetings, the board members introduced themselves and shared a historical perspective of their respective financial institutions. Mr. Plourd and Mr. Kim shared their views on the banking industry’s outlook, operating philosophy, and the challenges facing the industry including, technology and innovation initiatives. Although the participants discussed the potential benefits of a strategic transaction as well as the potential risks, they did not discuss specific terms of a potential transaction.

During a Central Valley board meeting on February 15, 2023, an executive session was held to discuss the Community West merger. Representatives of Janney attended the meeting and presented an updated slide deck analysis of a proposed transaction with Community West. The board engaged in a general discussion with Janney and reviewed the analysis in detail. At that time, a draft indication of interest, as discussed below, was presented to the board for its review and approval. After some discussion, the board authorized Mr. Kim to deliver the executed indication of interest.

On or around February 16, 2023, Central Valley submitted an initial indication of interest (“February LOI”) for a merger transaction with Community West. The February LOI provided for, among other things, a fixed exchange ratio in the range of 0.76671 to 0.80032 shares of Central Valley common stock for each share of Community West common stock, representing an implied price between $19.83 and $20.70 per share of Community West common stock (based on market prices as of February 16, 2023). The final exchange ratio was to be determined after the companies had completed their due diligence of the other. The February LOI also proposed an exclusivity period of 60 days during which the parties would conduct customary due diligence and negotiate transaction documents. In addition, the February LOI provided that the combined company’s board of directors would consist of 15 directors, nine from Central Valley and six from Community West. Further, the February LOI provided that Mr. Doyle would serve as Chairman of the combined company and Mr. Bartlein would serve as Vice Chairman of the combined company.

On February 23, 2023, the February LOI was reviewed at Community West’s regularly scheduled board of directors meeting. A representative from Piper Sandler was also in attendance. Piper Sandler provided a presentation to the Community West board reviewing the principal terms of the February LOI, financial aspects of the proposal and alternative strategic options including remaining independent and other potential transaction partners who could acquire or merge with Community West. During this board meeting, Piper Sandler and

Mr. Plourd discussed the fact that after preliminary discussions with a number of alternative potential transaction partners throughout 2021, 2022 and early 2023, those potential partners had provided feedback that they were not interested in formally pursuing a potential transaction with Community West.

On March 1, 2023, Community West held a special board meeting to discuss the February LOI. Representatives from Piper Sandler and Duane Morris LLP (“Duane Morris”), Community West’s legal counsel at the time, attended this special board meeting. The Community West board discussed the proposed merger consideration and approach to determining the exchange ratio. The board also discussed the strategic and financial rationale for the proposed transaction, the complementary nature of the parties’ businesses, cultures and values, Central Valley’s historical performance, the lack of overlap of the two financial institutions’ geographic footprints, and Central Valley’s evolution to a more diversified asset-sensitive bank. The board reviewed, among other things, Community West’s updated standalone financial projections, including the various underlying assumptions and forecast results, market and industry trends, the current rising interest rate environment, and Community West’s growth and financial prospects as a standalone company. Mr. Plourd was authorized to move forward and continue to negotiate the February LOI with an objective of improving certain terms including the exchange ratio.

On March 2, 2023, Mr. Plourd and Mr. Kim discussed the Community West’s proposed revised terms of the February LOI which included fixing the exchange ratio at 0.80032 shares of Central Valley common stock, the highest level of exchange ratio in the range proposed by Central Valley in the February LOI.

On March 7, 2023, the Central Valley board of directors held a special meeting at which representatives of Buchalter and Janney were in attendance. The board reviewed an updated financial model reflecting various alternative exchange ratios and authorized the submission of a revised non-binding indication of interest to respond to the proposed changes raised by Community West. Later that day, Central Valley submitted a revised indication of interest (“March LOI”) for a merger transaction with Community West which contemplated, among other things, a fixed exchange ratio of 0.7900 shares of Central Valley common stock for each share of Community West common stock, representing an implied price of $20.44 per share of Community West common stock (based on market prices as of February 16, 2023). The March LOI also provided for the formation of an executive committee for the combined company, consisting of Mr. Doyle and two other directors from Central Valley and Mr. Bartlein and Mr. Lokey from Community West. In addition, Mr. Kim and Mr. Plourd would serve as advisors to the executive committee.

On March 8, 2023, the March LOI was reviewed at a special board meeting of Community West. Representatives from Piper Sandler and Duane Morris were also in attendance. Piper Sandler reviewed with the Community West board a summary of the March LOI, including the principal changes relative to the February LOI. Piper Sandler further reviewed with the Community West board financial aspects of the March LOI. Following a discussion by the Community West board, the Community West board authorized the execution of the March LOI with Central Valley. The March LOI included a mutual exclusivity term of 60 calendar days.

Between March 8, 2023 and April 28, 2023, representatives of Central Valley and Community West exchanged due diligence requests and began populating virtual data rooms with requested information.

On March 10, 2023, members of the respective Central Valley and Community West management teams, as well as representatives of Janney and Piper Sandler, met to discuss the proposed transaction, information about each company and strategic considerations related to the transaction. In mid-March 2023, the executive management teams of Central Valley and Community West began due diligence and reverse due diligence reviews in connection with the proposed merger.

On March 31, 2023, Mr. Plourd and Mr. Kim met in San Francisco, California together with the FDIC and the OCC regarding the possible merger between Community West and Central Valley.

During mid-March 2023 through early April 2023, the management teams of Central Valley and Community West discussed (including multiple telephonic or video conferences) key diligence topics, including financial performance, employee matters, loan and securities portfolios, credit quality, information technology, key markets, integration matters and corporate strategy. As part of these due diligence reviews, Central Valley and Community West each utilized a third-party consultant with expertise in bank merger transactions to perform targeted diligence on the other party’s loan portfolio.

On April 17, 2023, Buchalter provided a first draft of a proposed agreement and plan of reorganization and merger to legal counsel for Community West. On that same day Mr. Plourd and Mr. Kim met via video conference with representatives of the Federal Reserve and the DFPI to discuss the possible merger between Community West and Central Valley. On April 17, 2023 and April 18, 2023, representatives of Community West met directly with representatives of Central Valley in Fresno, California to review various aspects of Community West’s business and Central Valley’s business. Topic areas covered in those meetings included retail banking, information technology, credit administration, loan portfolios, accounting, compliance, and human resources.

On April 24, 2023, management of Central Valley, with representatives of Janney in attendance, discussed updates with respect to the proposed transaction and the favorable due diligence review to date by Central Valley’s senior management and third-party consultants engaged by Central Valley. During this discussion, members of Central Valley’s management team discussed specific due diligence findings and certain strategic considerations with respect to the proposed combination.

On April 27, 2023, Community West held its regularly scheduled board of directors meeting. Aside from normal business, Mr. Plourd updated the board on discussions with Central Valley and reviewed the decline in the implied price per share to Community West related to the 45% decline of Central Valley’s stock price since March 9, 2023. Based on current volatility in the financial markets and the banking sector in particular and the impact on interest rates, asset values, and bank stock prices, Community West’s board concluded that the March LOI should be terminated.

On April 27, 2023, Central Valley and Community West mutually agreed to terminate the merger discussions due to overall market conditions.

On April 28, 2023, Central Valley and Community West mutually executed a letter terminating the March LOI.

Following the termination of the March LOI, Mr. Plourd and Mr. Kim continued to periodically contact each other with updates relative to their respective businesses.

On May 9, 2023, Mr. Kim, Mr. Plourd, Mr. Peeples, Mr. Bartlein and representatives from Janney and Piper Sandler met at an industry conference. Both Central Valley and Community West acknowledged satisfaction with the diligence reviews that had been undertaken up to that point. Both sides still believed that the potential combination would be very compelling and agreed that if market conditions improved, Central Valley and Community West should consider re-engaging with merger discussions.

In June 2023, Mr. Plourd was contacted by a regional bank with operations in certain regions of California (referred to herein as “Bank A”). The representative from Bank A indicated that Bank A had a potential interest in acquiring Community West. Mr. Plourd indicated to the representative from Bank A that Community West’s board had recently explored certain strategic options and would be receptive to learning more specifics about Bank A’s potential interest in acquiring Community West. Bank A did not provide Community West with any specific terms for a potential acquisition of Community West by Bank A.

On June 21, 2023, Central Valley’s senior management provided the Central Valley board with an update on the merger discussions. Senior management discussed the merger process and updated the board as the actions taken to date. Senior management informed the board that the managements from both Central Valley and Community West resumed preliminary discussions with the intention to complete due diligence and assess the transaction metrics to determine if the transaction remained viable for all parties. An overview of open items, changes since prior discussions, and the strategic rationale for a possible transaction were all discussed and included in a presentation prepared by Janney.

On July 19, 2023, Central Valley’s senior management provided the Central Valley board with another updated presentation that was prepared by Janney regarding the strategic merger. There were no significant changes from the June 21, 2023 presentation.

On August 3, 2023, Community West’s board executive committee met to discuss the merits of re-engaging with Central Valley regarding a potential merger transaction. A representative from Piper Sandler provided a presentation to Community West’s board executive committee regarding the financial aspects of a transaction with Central Valley at various exchange ratios including the 0.7900 exchange ratio agreed to in the March LOI.

On August 10, 2023, Community West held a special board meeting to discuss the merits of re-engaging an indication of interest with Central Valley regarding a potential merger transaction. Also in attendance were representatives from Piper Sandler and Duane Morris. A representative from Piper Sandler provided a presentation to Community West’s board executive committee regarding the financial aspects of a transaction with Central Valley at various exchange ratios including the 0.7900 exchange ratio agreed to in the March LOI. Duane Morris also reviewed the material terms of the March LOI with the board so they were familiar with the terms. Mr. Plourd was authorized to re-engage in discussions with Central Valley and execute a new indication of interest that mirrored the terms of the March LOI and contained an exchange ratio of 0.7900 or higher.

Following the Community West August 10, 2023 board meeting, a representative from Piper Sandler discussed with a representative from Janney the financial aspects of a transaction between Central Valley and Community West at various exchange ratios greater than the exchange of 0.7900 in the March LOI. The representative from Janney provided feedback that Central Valley was not prepared to increase the exchange ratio above 0.7900.

Central Valley held a special board meeting on August 14, 2023 to discuss re-engagement of an indication of interest. The merger model and earnings estimates provided by Janney had been updated to reflect consensus estimates for both Central Valley and Community West. A comparison of the deal metrics from March 31, 2023 to June 30, 2023 was presented and discussed, noting that based on dynamic changes in the stock prices of Central Valley due to the volatility following the bank failures in March 2023, the price to tangible book value of the deal decreased. An updated indication of interest was presented to the board for review and the board authorized Mr. Kim to re-express interest in a potential merger.

On August 15, 2023, Central Valley submitted revised indication of interest (“August LOI”) for a merger transaction with Community West with terms in most respects identical to the March LOI, including a fixed exchange ratio of 0.7900 shares of Central Valley common stock for each share of Community West common stock, representing an implied price of $12.79 per share of Community West common stock (based on market prices as of August 11, 2023). The executive management of Community West discussed the August LOI with representatives of Piper Sandler, representatives of Duane Morris, and the Community West board. Based on the prior Community West board consideration and authorization of the terms of a revised indication of interest, Community West executed the August LOI and delivered a signed copy to Central Valley.

In mid-August 2023, the executive management teams of Central Valley and Community West, along with their respective financial and legal advisors, began bring-forward due diligence and reverse bring-forward due diligence reviews in connection with the proposed merger.

Effective August 21, 2023, Husch Blackwell became legal counsel. From the period beginning September 6, 2023 through October 10, 2023 representatives of Buchalter and Husch Blackwell negotiated the terms of the merger agreement and exchanged several drafts of the merger agreement and related transactional documents.

for Community West and continued the negotiations of the terms of the merger agreement. Among the key terms negotiated included more robust representations and warranties from Central Valley, closing conditions, treatment of employee benefits, executive contracts, an employment agreement for Mr. Plourd, cooperation agreements, and termination provisions.

Between August 15, 2023, and October 10, 2023, representatives of Central Valley and Community West exchanged due diligence requests and populated virtual data rooms with requested information.

On September 13, and 14, 2023, Mr. Plourd and Mr. Kim again held meetings in San Francisco, California with the representatives of the FDIC, Federal Reserve, OCC, and DFPI to discuss the potential combination between Community West and Central Valley.

At a regularly scheduled meeting of the board of directors of Central Valley held on September 20, 2023, the board discussed in detail the potential transaction. Members of the Central Valley senior management team were in attendance and representatives of Janney and Buchalter also participated in the meeting. The board was provided with copies of the merger agreement, the merger agreement for the bank merger, and the cooperation agreements. Senior management and Buchalter reported favorably on their due diligence review of Community West. A representative of Buchalter presented a summary of the legal terms of the merger agreement, including a review of the transaction structure, the merger consideration, the parties’ respective representations and warranties and covenants, the composition of the board of directors of the combined company, employee benefits matters, employment agreements, closing conditions, and termination provisions, including the potential liability for a termination fee. The representative from Buchalter also reviewed the fiduciary duties of the board under California law. The Central Valley board of directors further discussed the required shareholder and regulatory approvals required to complete the transaction, as well as the possible timeframe for obtaining such approvals and completing the merger. Senior management further reported that finalization of the transaction documents was continuing and the board would be informed when definitive agreements were available for final approval.

At a regularly scheduled meeting of the board of directors of Community West held on September 28, 2023, the board discussed in detail the potential transaction. In attendance were representatives of Piper Sandler and Hush Blackwell who also participated in the meeting. Hush Blackwell presented the board with a written summary of the proposed merger agreement and answered questions from the board. The information covered a review of the legal terms of the agreement, including: a review of the transaction structure; the consideration; the parties’ respective representations, warranties, and covenants; the composition of the board of directors of the combined company; employee severance for any displaced employees; closing conditions; and termination provisions, which includes the potential liability for a termination fee, together with the fiduciary duties of the board under applicable law. Management and Hush Blackwell reported on their due diligence review of Central Valley.

On October 10, 2023, Community West held a special meeting of its board of directors to discuss and consider the terms and conditions of the proposed merger agreement and merger. Representatives of Husch Blackwell and Piper Sandler attended the meeting. The board of directors of Community West had previously been provided with a copy of the merger agreement together with the ancillary documents, including the cooperation agreements (covering the voting of shares by and restrictions on certain activities of the directors and executive officers of Community West through the closing of the transaction and for a period following the closing) to afford them the time to fully review and consider the merger agreement and the merger. Husch Blackwell again presented an updated version of the written summary of the merger agreement that had been presented at the board of directors’ meeting held on September 28, 2023, and reviewed the material terms and conditions of the merger agreement with the board, including: the proposed structure of the transaction; the merger consideration; the representations and warranties of Community West and Central Valley; corporate governance matters, including the composition of the boards of directors of Central Valley and CVCB following the closing; the proposed senior management of the combined company; the treatment of continuing and departing Community West employees, including benefits to certain executive officers; the employment agreement for Mr. Plourd; the no solicitation provisions and other covenants in the merger agreement; the key conditions to closing; and the parties’ termination rights. The Community West board also considered the circumstances under which

Community West would be obligated to pay Central Valley the termination fee of $4.0 million. Husch Blackwell reviewed the fiduciary duties of the Community West board under California law and the obligations on the board under the merger agreement. The required shareholder and regulatory approvals necessary to complete the transaction and the anticipated timing to file and process the regulatory applications and obtain shareholder approval were also discussed. The board also considered the requirement that cooperation agreements, including agreements not to compete with the surviving company, would be provided by the Central Valley directors. Representatives of Husch Blackwell and Piper Sandler, as well as Mr. Plourd, then answered questions from the board regarding the merger transaction documents. In addition, representatives of Piper Sandler presented a financial analysis of the proposed merger and rendered Piper Sandler’s oral fairness opinion (which was subsequently confirmed in writing as of October 10, 2023, a copy of which is attached to this joint proxy statement/prospectus as Annex B), to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth in such opinion, the exchange ratio was fair to holders of Community West common stock from a financial point of view.

After considering the proposed terms of the merger agreement and the mergers and the related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the Community West board, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger—Community West’s Reasons for the Merger and Recommendation of the Community West Board of Directors,” the Community West board determined that the merger agreement, including the merger and the other transactions contemplated thereby covered by the ancillary agreements, was in the best interests of Community West and its shareholders, and the Community West board unanimously approved and adopted the merger agreement and the merger and the other transactions contemplated thereby.

On October 10, 2023, the Central Valley board of directors held a special meeting at which it discussed the proposed merger and reviewed the terms of the proposed merger agreement with Community West. Members of the Central Valley senior management team were in attendance and representatives of Janney and Buchalter also participated in the meeting. Members of the Central Valley board were provided with copies of the merger agreement, the merger agreements for the bank mergers, and the cooperation agreements. Central Valley senior management and Janney reported favorably on their due diligence review of Community West. A representative of Buchalter updated the September 20, 2023 presentation of a summary of the legal terms of the merger agreement, including a review of the transaction structure, the merger consideration, the parties’ respective representations and warranties and covenants, the composition of the board of directors of the combined company, employee benefits matters, employment agreements, closing conditions, and termination provisions, including the potential liability for a termination fee. Buchalter also again reviewed the fiduciary duties of the board under California law. Also at this meeting, representatives of Janney reviewed the financial aspects of the proposed transaction and rendered to the Central Valley board an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated October 10, 2023, a copy of which is attached to this joint proxy statement/prospectus as Annex C) to the effect that, as of that date and subject to the procedures followed, assumptions made and matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in such opinion, the merger consideration was fair, from a financial point of view, to Central Valley.

After considering the proposed terms of the merger agreement and the mergers and the related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the Central Valley board, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger—Central Valley’s Reasons for the Merger and Recommendation of the Central Valley Board of Directors,” the Central Valley board determined that the merger agreement, including the merger and the other transactions contemplated thereby, was in the best interests of Central Valley and its shareholders, and the Central Valley board unanimously approved and adopted the merger agreement and the merger and the other transactions contemplated thereby.

Following the meetings of the Central Valley and Community West boards on October 10, 2023, Central Valley and Community West and their respective legal advisors finalized the merger agreement and, on the evening of

October 10, 2023, Central Valley and Community West executed the merger agreement and each director of Central Valley and Community West executed a cooperation agreement. Also, on the evening of October 10, 2023, Central Valley and Community West issued a joint press release announcing execution of the merger agreement.

Community West’s Reasons for the Merger; Recommendation of the Merger by the Community West Board of Directors

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Community West board of directors evaluated the merger agreement in consultation with Community West’s executive management and determined that the merger was in the best interests of Community West’s shareholders. The Community West board of directors also consulted with its legal counsel regarding its fiduciary duties, the terms of the merger agreement and related issues and reviewed with its financial advisors and its executive management the financial aspects of the proposed transaction, considerations of the broader financial market and the fairness of the per share exchange ratio to its shareholders from a financial point of view, among other matters.

In reaching its determination to approve the merger agreement, the Community West board of directors considered all factors it deemed material. The Community West board of directors analyzed information with respect to the financial condition, results of operations, business and prospects of Community West. In this regard, the Community West board of directors considered the performance trends of Community West over the past several years and prospects for future growth. The board also considered Community West’s ability to further enhance shareholder value without engaging in a strategic transaction as well as the short-term and long-term interests of Community West and its shareholders, including whether those interests might best be served by continued independence.

In reaching its decision to approve the merger agreement and the merger, the Community West board of directors also considered a number of factors, including the following:

•	information with respect to Community West’s and Central Valley’s business, earnings, dividend ratio, operations, financial condition and prospects;

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the synergies unique to a transaction between Community West and Central Valley, taking into account the results of Community West’s due diligence review of Central Valley and information provided by Central Valley’s management;

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discussions held with other prospective strategic partners, including potential financial terms and the level of integration risk associated with other potential partners as compared to a transaction with Central Valley;

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Community West’s knowledge of the national, regional and local economic conditions in the current environment in the financial services industry, including the interest rate environment, political environment and environment for community banks, particularly in California;

•	the similar cultures and a shared history of involvement for 25 years in the Central California area of Central Valley and Community West;

•	the ability to continue to conduct its business effectively with no overlap between branches and no anticipated branch closings;

•	Central Valley’s commitment to small and medium sized businesses;

•	expanded resources and capabilities to serve the community while maintaining community bank levels of service, including an increased legal lending limit and deeper product base;

•	the uncertainties in the regulatory climate for financial institutions, and increased operating costs resulting from compliance requirements and economic conditions generally;

•	the proliferation of technology in the banking industry, their high fixed costs and the need for greater operational scale in order to realize the value of new banking technologies;

•	the financial and growth prospects for Community West and its shareholders in a business combination with Central Valley as compared to continuing to operate as a stand-alone entity;

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the fact that merger consideration in the transaction will allow Community West’s shareholders to continue to participate in the future success of the combined company and derive the benefits from the combined company’s dividends, as well as the earnings per share benefit for Community West shareholders in a combined company;

•	Central Valley’s successful track-record with respect to the integration of prior merger transactions;

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the benefits to Community West’s shareholders, employees and its customers of operating as part of a larger organization, including with respect to product diversification, services and financial resources;

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the lower overall execution risk of integration with Central Valley, including the impact of certain executive officers and directors of Community West joining the Central Valley team in key positions in the combined organization;

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Community West’s assessment of the likelihood that Central Valley had the ability to enter into a definitive agreement and consummate the merger in a timely manner, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

•	the absence of any financial closing conditions that could jeopardize the closing of the merger;

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the results of discussions with third parties that the Community West board of directors believed, in consultation with Piper Sandler, its financial advisor, were the parties likely to have the strategic interest and financial capability to pursue a potential strategic transaction with Community West;

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the financial analyses presented by representatives of Piper Sandler to the Community West board of directors with respect to Central Valley and the merger, and the opinion of Piper Sandler to the effect that, as of October 10, 2023, and subject to the qualifications and assumptions set forth in the opinion, the per share exchange ratio was fair to the holders of shares of Community West common stock from a financial point of view (see “The Merger—Opinion of Community West’s Financial Advisor”);

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the belief of the Community West board of directors that the merger consideration exceeds Community West’s likely value in the absence of a merger, including its potential for future growth, which belief was based on a number of factors, including the risks and uncertainties associated with maintaining Community West’s performance as a stand-alone company;

•	the Community West board of directors’ analysis of other strategic alternatives available to Community West;

•	the expectation that the merger will qualify as a “reorganization” for United States federal income tax purposes;

•	the terms of the merger agreement, which was reviewed with Community West’s outside legal and financial advisers, including the form of the merger consideration; and

•	The likelihood that the proposed combination with Central Valley will receive all necessary regulatory and shareholder approvals required in order to complete the merger.

In the course of its deliberations regarding the merger, the Community West board of directors also considered potential risks and potentially negative factors associated with the merger, including the following material factors:

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the need to obtain approval from a majority of the outstanding shares of Community West common stock, as well as regulatory approvals, in order to complete the transaction and the risk that those or other closing conditions will not be satisfied;

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the fact that the value of the aggregate and per share merger consideration will fluctuate with the market price of Central Valley’s common stock and the risk that Central Valley’s common stock price might decline, reducing the aggregate and per share merger consideration from the values at the time the merger agreement was approved;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the potential negative effects on Community West’s business and customer relationships as a result of the pending merger;

•	the merger-related costs;

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the fact that certain employee-directors and executive officers of Community West have interests in the merger and have arrangements that are different from or in addition to those of Community West shareholders generally;

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the fact that Community West would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement and will be obligated to pay a termination fee of $4 million to Central Valley if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Community West from pursuing such a transaction; and

•	various other risk factors described under “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus.

This description of the information and factors considered by the Community West board of directors is not intended to be exhaustive, but is believed to include all material factors the Community West board of directors considered. In determining whether to approve and recommend the merger agreement, the Community West board of directors did not assign any relative or specific weights to any of the foregoing factors and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, the Community West board of directors approved the merger agreement and the merger as being in the best interests of Community West and its shareholders, based on the total mix of information then available to the Community West board of directors.

This explanation of Community West’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Community West’s board of directors has unanimously approved the merger agreement and unanimously recommends that Community West shareholders vote “FOR” approval of the merger agreement.

Central Valley’s Reasons for the Merger; Recommendation of the Merger by the Central Valley Board of Directors

The board of directors of Central Valley has, from time to time, engaged with its senior management in reviews and discussions of potential strategic alternatives, and has considered ways to enhance Central Valley performance and prospects in light of competitive and other relevant developments. These reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.

Central Valley meets at least annually with all directors and executive officers to discuss strategic planning, strategic alternatives and Central Valley’s short-and long-term strategic direction and prospects with the desire to enhance shareholder value. The board of directors and management of Central Valley look for opportunities for appropriate acquisitions and combinations, which complement both Central Valley’s strategy, business and geography and have the potential to enhance shareholder value. In support of this Central Valley and the board of directors recognized that the platform, including skilled management, technology and branch network created by Central Valley could support a larger institution, that larger institutions often result in higher stock price multiples for shareholders and that efficiency and other metrics are more achievable with the enhanced scale of a larger institution.

Central Valley generally discusses strategic alternatives and similar matters in full board of director meetings and off-site strategic planning meetings. In addition, management meets with various investment bankers to review market conditions, capital levels and alternatives, peer information, transactions and possible acquisition and combination candidates.

In evaluating the merger agreement, the Central Valley board of directors consulted with Central Valley management, as well as its financial and legal advisors, and, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Central Valley share issuance, and to recommend that Central Valley shareholders vote “FOR” the approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Central Valley share issuance, and “FOR” the grant of discretionary authority to adjourn the special meeting as necessary or appropriate, the Central Valley board of directors considered a number of factors, including the following:

•	the respective businesses, operations, financial condition, asset quality, earnings and prospects of Central Valley, Community West and the combined company;

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the enhanced growth opportunities resulting from a larger scale operation, including a broader customer base, a larger loan and deposit offering, more diversified sources of revenue, and expanded presence in the central California area;

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the unique opportunity posed by this acquisition opportunity, given the location, banking franchise, and business experience of Community West and its management, including its track record of organic growth, strong credit culture, long-term customer loyalty and long history of serving communities in California’s central coast;

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the potential anticipated synergies by combining Community West’s lending strengths and strong deposit franchise, and the enhanced opportunities to grow relationship-based lending and low cost core deposits for the combined company;

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the opportunity to rebrand the combined company with expansion into the California’s central coast area with a continual commitment to small and medium sized businesses while maintaining community bank levels of service with no anticipated branch closings and an increased legal lending limit and deeper product base;

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the potential for revenue enhancement, which creates the opportunity for Central Valley to have greater future earnings and prospects compared to Central Valley’s earnings and prospects on a stand-alone basis;

•	the opportunity for significant earnings accretion which may be realized by the shareholders of Central Valley after giving effect to anticipated cost savings as a result of the merger;

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trends and developments in the banking industry, the competitive environment for financial institutions generally and, specifically, in Central Valley’s local markets, and the availability or acquisition opportunities that satisfied Central Valley’s strategic alternatives to enhance its competitive position and enhance shareholder value;

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the complementary nature of the business operations and management cultures of the two companies, which the Central Valley board of directors believes should facilitate integration of Central Valley and Community West, including the addition of a number of key employees and key customer relationship managers from Community West and the addition of six members of the Community West board of directors to the Central Valley board of directors;

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the combination of complementary areas of expertise, particularly among senior management of each company, and the ability of the combined company to draw on the combined intellectual capital, technical expertise and experience of a deeper and more diverse workforce;

•	anticipated cost savings from expected efficiencies to be achieved in operations and vendor and third-party costs, including lease payments, real estate costs, and duplicate employee positions;

•	a larger scale resulting from the merger with greater resources to respond to increasing compliance requirements and greater regulation;

•	the historical experience of Central Valley in successfully integrating prior acquisitions;

•	Central Valley management’s expectation that the combined company will continue to have a strong capital position upon completion of the merger;

•	the benefits of a combination with Community West as compared to alternative growth strategies;

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the past experience of Central Valley’s management in converting core data processing systems of other acquired financial institutions to Central Valley’s system thus reducing the integration costs and risk of customer errors in account conversions;

•	the results of management’s due diligence investigation of Community West, its business operations, its loan and deposit portfolio and its growth strategy;

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the written opinion of Janney, Central Valley’s financial advisor, dated as of October 10, 2023, to the effect that, as of that date, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Central Valley (see “The Merger—Opinion of Central Valley’s Financial Advisor”);

•

the terms of the merger agreement, which were reviewed with Central Valley’s legal and financial advisers, including the merger consideration, the fact that under certain circumstances Community West is required to pay Central Valley a termination fee if the merger agreement is terminated and the requirement that Community West submit the merger to its shareholders for adoption even if the Community West board of directors recommends in favor of an alternative proposal; and

•	The likelihood that the proposed combination with Community West will receive all necessary regulatory and shareholder approvals required in order to complete the merger.

The Central Valley board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

•	the dilution to Central Valley shareholders resulting from the issuance of new shares to Community West shareholders;

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the risk that the merger may not be completed as a result of failure to receive required regulatory or shareholder approvals, the failure of Community West to meet the conditions to closing or as a result of the receipt of a superior acquisition proposal from a third party by Community West;

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the potential length of the regulatory approval process and the period of time that Central Valley may be subject to the provisions of the merger agreement which place certain limitations on its business operations;

•	the risk of the loss of key employees, managers and customers as a result of the merger;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters;

•	the risk that the anticipated cost savings and other benefits of the merger may not be fully realized;

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potential difficulties and unforeseen costs which may be encountered in the integration of the two banking operations, which would be the largest acquisition undertaken by Central Valley to date, including without limitation, potential loss of customer relationships and employee attrition;

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the risk that Central Valley’s due diligence investigation of Community West failed to identify potential problems which may adversely affect the financial condition or operating results of the combined company;

•	the fact that Central Valley would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and

•	various other risks described under “Risk Factors” beginning on page 23 of this joint proxy statement/prospectus.

This description of the information and factors considered by the Central Valley board of directors is not intended to be exhaustive, but is believed to include all material factors the Central Valley board of directors considered. In determining whether to approve and recommend the merger agreement, the Central Valley board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently.

After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons set forth above, the Central Valley board of directors determined that the merger agreement, the merger, the Central Valley share issuance and the other transactions contemplated by the merger agreement are advisable and in the best interests of Central Valley and its shareholders based on the total mix of information available to the Central Valley board of directors, and unanimously adopted and approved the merger agreement and the transactions contemplated by it.

Central Valley’s board of directors unanimously recommends that Central Valley shareholders vote “FOR” approval of the merger agreement and the Central Valley share issuance.

This explanation of Central Valley’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of Community West’s and Central Valley’s Respective Financial Advisors

Opinion of Community West’s Financial Advisor

Community West retained Piper Sandler to act as financial advisor to Community West’s board of directors in connection with Community West’s consideration of a possible business combination. Community West selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm that specializes in advising financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to Community West’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 10, 2023 meeting at which the Community West board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on October 10, 2023, to the effect that, as of such date, the exchange ratio was fair to the holders of Community West common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Community West common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of Community West in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Community West as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Community West common stock and did not address the underlying business decision of Community West to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Community West or the effect of any other transaction in which Community West might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Community West, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	an execution copy of the merger agreement;

•	certain publicly available financial statements and other historical financial information of Community West and its banking subsidiary, CWB, that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Central Valley and its banking subsidiary, CVCB, that Piper Sandler deemed relevant;

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publicly available analyst net income and dividends per share estimates for Community West for the years ending December 31, 2023, and December 31, 2024, as well as internal annual asset growth rates for Community West for the years ending December 31, 2023 through December 31, 2027, and an annual earnings per share growth rate and annual dividends per share estimates for Community West for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of Community West;

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publicly available mean analyst estimates of total assets and net income for Central Valley for the years ending December 31, 2023 and December 31, 2024, as well as an estimated annual net income and total assets growth rate for Central Valley for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of Central Valley;

•	the relative contributions of assets, liabilities, equity and earnings of Community West and Central Valley to the combined entity;

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the pro forma financial impact of the merger on Central Valley based on certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments as well as certain adjustments for current expected credit losses (“CECL”) accounting standards, as provided by the senior management of Central Valley;

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the publicly reported historical price and trading activity for Community West common stock and Central Valley common stock, including a comparison of certain stock trading information for Community West common stock and Central Valley common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Community West and Central Valley with similar financial institutions for which information is publicly available;

•	the financial and non-financial terms of certain recent merger of equals transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Community West and its representatives the business, financial condition, results of operations and prospects of Community West and held similar discussions with certain members of the senior management of Central Valley and its representatives regarding the business, financial condition, results of operations and prospects of Central Valley.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Community West or Central Valley or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Community West and Central Valley that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Community West or Central Valley, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Community West or Central Valley or any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Community West or Central Valley, any of the respective subsidiaries or the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Community West or Central Valley or any of their respective subsidiaries. Piper Sandler assumed, with Community West’s consent, that the respective allowances for loan losses for both Community West and Central Valley were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available analyst net income and dividends per share estimates for Community West for the year ending December 31, 2023 and December 31, 2024, as well as internal annual asset growth rates for Community West for the years ending December 31, 2023 through December 31, 2027 and an annual earnings per share growth rate and annual dividends per share estimates for Community West for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of Community West. In addition, Piper Sandler used publicly available mean analyst estimates of total assets and net income for Central Valley for the years ending December 31, 2023 and December 31, 2024 as well as an estimated annual net income and total assets growth rate for Central Valley for the years ending December 31, 2025, through December 31, 2027, as provided by the senior management of Central Valley. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments as well as certain adjustments for CECL accounting standards, as provided by the senior management of Central Valley. With respect to the foregoing information, the respective senior managements of Community West and Central Valley confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Community West and Central Valley, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Community West or Central Valley since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Community West and Central Valley would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Community West’s consent, that: (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived; (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Community West, Central Valley, the merger or any related transactions; and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Community West’s consent, Piper Sandler relied upon the advice that Community West received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Community West common stock or Central Valley common stock at any time or what the value of Central Valley common stock would be once the shares are actually received by the holders of Community West common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Community West’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Community West or Central Valley and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Community West and Central Valley and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of Community West common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Community West, Central Valley, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Community West’s board of directors at its October 10, 2023 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Community West common stock or Central Valley common stock or the prices at which Community West or Central Valley common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Community West’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Community West’s board of directors with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Community West common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.7900 of a share of Central Valley common stock, without interest thereon. Piper Sandler calculated an aggregate implied transaction value of approximately $99.7 million consisting of the implied value of 8,851,380 shares of Community West common stock and 559,050 options outstanding with a weighted average strike price of $9.99, as provided by Community West senior management, and an implied transaction price per share of $11.19 which was based on the closing price of Central Valley common stock on October 9, 2023. Based upon financial information for Community West as of or for the last twelve months (“LTM”) ended June 30, 2023 and the closing price of Community West’s common stock on October 9, 2023, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	88%
Transaction Price Per Share / Tangible Book Value Per Share Inc. Rate Marks[1]	147%
Transaction Price Per Share / LTM Earnings Per Share	8.7x
Transaction Price Per Share / Estimated 2023 Earnings per Share[2]	11.1x
Transaction Price Per Share / Estimated 2024 Earnings per share[2]	9.6x
Core Deposit Premium[3]	(1.4%)
Market Premium (Discount) as of October 9, 2023	(12.3%)

(1)

Marked tangible book value is calculated as Community West tangible common equity at June 30, 2023 adjusted for certain after tax purchase accounting marks, as provided by the senior management of Central Valley, and the reversal of ALLL at closing of the merger.

(2)	Utilizes Wall Street consensus net income estimates and estimated diluted share count of 8.9M.
(3)	Core deposits defined as total deposits less time deposits with balances greater than $250,000.

Contribution Analysis

Piper Sandler reviewed the relative contribution of Community West and Central Valley to the pro forma balance sheet and income of the combined entity. This analysis excluded mark-to-market and other transaction-related adjustments. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of Community West and Central Valley shareholders in the combined company:

	Community West		Central Valley
	($ value in millions)
	$	%	$	%
Assets:
Gross Loans HFI	$937	42.7%	$1,256	57.3%
Total Assets	$1,131	31.2%	$2,490	68.8%

Liabilities:
Total Non-interest Bearing Deposits	$196	17.0%	$957	83.0%
Total Deposits	$912	29.3%	$2,200	70.7%

Shareholders’ Equity:
Total Equity	$114	37.8%	$187	62.2%
Tangible Common Equity	$113	45.7%	$134	54.3%
Tangible Common Equity (Ex. AOCI)	$114	35.3%	$209	64.7%

Earnings[1]:
MRQ Net Income	$2.1	25.2%	$6.3	74.8%
2023 Estimated Net Income	$9.0	25.8%	$25.9	74.2%
2024 Estimated Net Income	$10.4	29.2%	$25.2	70.8%
Proposed Pro Forma Ownership (%)		37.2%		62.8%

(1)	Community West and Central Valley forecasted net income per Wall Street research analyst estimates.

Stock Trading History

Piper Sandler reviewed the publicly available historical reported trading prices of Community West common stock and Central Valley common stock for the one-year and three-year periods ended October 9, 2023. Piper Sandler then compared the relationship between the movements in the price of Community West common stock and Central Valley common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Community West’s One-Year Stock Performance

	Beginning Value October 9, 2022	Ending Value October 9, 2023
Community West	100%	91.3%
Community West Peer Group	100%	101.2%
S&P 500 Index	100%	120.0%
KBW NASDAQ Regional Bank Index	100%	76.3%

Community West’s Three-Year Stock Performance

	Beginning Value October 9, 2020	Ending Value October 9, 2023
Community West	100%	153.6%
Community West Peer Group	100%	144.4%
S&P 500 Index	100%	124.7%
KBW NASDAQ Regional Bank Index	100%	122.2%

Central Valley’s One-Year Stock Performance

	Beginning Value October 9, 2022	Ending Value October 9, 2023
Central Valley	100%	80.0%
Central Valley Peer Group	100%	86.5%
S&P 500 Index	100%	120.0%
KBW NASDAQ Regional Bank Index	100%	76.3%

Central Valley’s Three-Year Stock Performance

	Beginning Value October 9, 2020	Ending Value October 9, 2023
Central Valley	100%	105.2%
Central Valley Peer Group[1]	100%	138.2%
S&P 500 Index	100%	124.7%
NASDAQ Regional Bank Index	100%	122.2%

(1)	Five Star Bancorp was excluded from the Central Valley Peer Group for the three-year period since shares of FSBC common stock were not publicly traded prior to April 2021.

Comparable Company Analyses

Piper Sandler used publicly available information to compare selected financial information for Community West with a group of financial institutions selected by Piper Sandler. The Community West peer group included publicly traded banks headquartered in California with total assets between $500 million and $2 billion, but excluded targets of announced merger transactions, mutual holding companies and Silvergate Capital Corporation because of its intent to wind down operations and voluntarily liquidate its bank subsidiary (the “Community West Peer Group”). The Community West Peer Group consisted of the following companies:

1st Capital Bancorp

American Riviera Bancorp

Bank of San Francisco

Bay Community Bancorp

CBB Bancorp, Inc.

Cornerstone Community Bancorp

CW Bancorp

Endeavor Bancorp

FFB Bancorp

First Northern Community Bancorp

Golden State Bancorp

Malaga Financial Corporation

Mission Bancorp

Mission Valley Bancorp

Oak Valley Bancorp

Pacific Valley Bancorp

Pinnacle Bank

Plumas Bancorp

Private Bancorp of America, Inc.

Provident Financial Holdings, Inc.

Redwood Capital Bancorp

River Valley Community Bancorp

Summit State Bank

United Security Bancshares

US Metro Bancorp, Inc.

West Coast Community Bancorp

The analysis compared publicly available financial information for Community West with corresponding data for the Community West Peer Group as of or for the most recent quarter (“MRQ”) ended June 30, 2023 (unless otherwise noted) with pricing data as of October 9, 2023. The table below sets forth the data for Community West and the median, mean, low and high data for the Community West Peer Group.

Community West Comparable Company Analysis

	Community West	Community West Peer Group
		Median	Mean	Low	High
Total assets ($mm)	1,131	1,171	1,164	526	1,977
Loans / Deposits (%)	103	86	85	52	131
Loan Loss Reserve / Gross Loans (%)	1.27	1.38	1.31	0.31	1.85
Non-performing assets¹ / Total assets (%)	0.09	0.18	0.35	0.00	2.14
Tangible common equity/Tangible assets[2] (%)	10.0	8.0	8.3	6.0	12.3
CRE / Total RBC Ratio[3] (%)	346	299	312	179	587
MRQ Return on average assets (%)	0.77	1.21	1.33	0.25	3.17
MRQ Return on average equity (%)	7.5	13.8	15.6	4.0	38.3
MRQ Net interest margin[4] (%)	3.97	3.81	3.92	2.87	5.09
MRQ Efficiency ratio[4] (%)	76	55	56	30	77
MRQ Cost of Deposits[5] (%)	1.70	1.09	1.19	0.16	2.92
Price/Tangible book value[6,7] (%)	100	103	107	50	197
Price/ LTM Earnings per share[8] (x)	10.0	6.8	6.9	3.7	11.0
Current Dividend Yield (%)	2.6	0.0	1.5	0.0	6.7
Market value ($mm)	113	87	106	35	217

(1)

Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs. Bank level data utilized for PBAM, MLGF, ARBV, CWBK, USMT, FISB, GSBX, CRSB, MVLY, EDVR, PVBK, RWCB.

(2)	Calculated using reported bank level intangible data for PBAM, USMT, CBOB.A.
(3)	Bank level financial data .
(4)	Bank level financial data utilized for MLGF, USMT.
(5)	Bank level financial data utilized for MLGF, USMT, FISB, GSBX, EDVR, PVBK, RWCB.
(6)	Calculated using December 31, 2022 share count for MLGF.
(7)	Calculated using reported bank level intangible data for USMT, CBOB.A.
(8)	September 30, 2022 and December 31, 2022 EPS calculated using June 30, 2022 average diluted share count.

Piper Sandler used publicly available information to perform a similar analysis for Central Valley by comparing selected financial information for Central Valley with a group of financial institutions selected by Piper Sandler. The Central Valley peer group included major exchange-traded banks headquartered in the Western region of the United States with total assets between $2 billion and $5 billion, but excluded targets of announced merger transactions and mutual holding companies (the “Central Valley Peer Group”). The Central Valley Peer Group consisted of the following companies:

Bank of Marin Bancorp BayCom Corp California Bancorp Coastal Financial Corporation Eagle Bancorp Montana, Inc. First Northwest Bancorp Five Star Bancorp	FS Bancorp, Inc. Northrim BanCorp, Inc. OP Bancorp PCB Bancorp RBB Bancorp Sierra Bancorp Southern California Bancorp

The analysis compared publicly available financial information for Central Valley with corresponding data for the Central Valley Peer Group as of or for the MRQ ended June 30, 2023 (unless otherwise noted), with pricing data as of October 9, 2023. The table below sets forth the data for Central Valley and the median, mean, low and high data for the Central Valley Peer Group.

Central Valley Comparable Company Analysis

	Central Valley	Central Valley Peer Group
		Median	Mean	Low	High
Total assets ($mm)	2,490	2,603	2,871	2,006	4,092
Loans / Deposits (%)	57	94	90	63	101
Loan Loss Reserve / Gross Loans (%)	1.23	1.15	1.30	0.91	3.64
Non-performing assets¹ / Total assets (%)	0.00	0.18	0.24	0.00	1.04
Tangible common equity/Tangible assets[2] (%)	5.5	8.2	8.6	6.1	10.6
CRE / Total RBC Ratio[3] (%)	218	281	298	195	574
MRQ Return on average assets (%)	1.00	1.11	1.02	0.32	1.55
MRQ Return on average equity (%)	13.6	9.9	10.8	4.2	19.5
MRQ Net interest margin (%)	3.45	3.49	3.92	2.48	7.56
MRQ Efficiency ratio (%)	62	61	63	39	86
MRQ Cost of Deposits (%)	0.88	1.41	1.69	0.69	2.81
Price/Tangible book value (%)	125	93	100	57	204
Price/ LTM Earnings per share (x)	6.1	7.3	7.4	4.3	11.5
Price/ Estimated 2024 Earnings per share (x)	6.7	8.0	8.4	6.1	12.0
Current Dividend Yield (%)	3.4	4.4	3.4	0.0	6.0
Market value ($mm)	167	230	243	92	555

(1)	Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs. Bank level data utilized for BCAL, OPBK.
(2)	Calculated using reported bank level intangible data for BCAL, CALB.
(3)	Bank level financial data.

Analysis of Precedent Transactions

Piper Sandler reviewed a group of recent merger and acquisition transactions. The group consisted of nationwide merger of equals transactions, as defined by S&P Capital IQ Pro, involving banks and thrifts nationwide, announced from January 1, 2018 through October 9, 2023 with publicly disclosed deal values less than $500 million, but excluded terminated transactions and the CCF Holding Company, Heritage Bancorporation, Inc. and Providence Bank transaction due to it being a three-party combination (the “Precedent Transactions”).

The Precedent Transactions group was composed of the following transactions:

Larger Entity	Smaller Entity
Summit Financial Group, Inc.	Burke & Herbert Financial Services Corp.
CCFNB Bancorp, Inc.	Muncy Bank Financial, Inc.
Wayne Savings Bancshares, Inc.	Main Street Financial Services Corp.
LINKBANCORP, Inc.	Partners Bancorp
Shore Bancshares, Inc.	The Community Financial Corporation
GNB Financial Services, Inc.	LINKBANCORP, Inc.
Virginia National Bankshares Corporation	Fauquier Bankshares, Inc.
Broadway Financial Corporation	CFBanc Corporation
Blue Ridge Bankshares, Inc.	Bay Banks of Virginia, Inc.
Dime Community Bancshares, Inc.	Bridge Bancorp, Inc.
ChoiceOne Financial Services, Inc.	County Bank Corp
Delmar Bancorp	Virginia Partners Bank

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Precedent Transactions group.

		Precedent Transactions
	Central Valley/ Community West	Median	Mean	Low	High
Deal Value ($M)	100	78	152	40	498
1-Day Market Premium (%)	(12.3)	8.1	7.3	(7.3)	21.4

Net Present Value Analyses

Piper Sandler performed an analysis that estimated the net present value of a share of Community West common stock assuming Community West performed in accordance with publicly available analyst net income and dividends per share estimates for Community West for the years ending December 31, 2023 and December 31, 2024, as well as internal annual asset growth rates for Community West for the years ending December 31, 2023 through December 31, 2027, and an annual earnings per share growth rate and annual dividends per share estimates for Community West for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of Community West. To approximate the terminal value of a share of Community West common stock at October 9, 2023, Piper Sandler applied price to 2027 earnings multiples ranging from 6.0x to 10.0x and multiples of 2027 tangible book value ranging from 60% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Community West common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Community West common stock of $5.89 to $10.66 when applying multiples of earnings and $6.70 to $16.68 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	6.0x	6.8x	7.6x	8.4x	9.2x	10.0x
10.0%	$6.84	$7.60	$8.37	$9.13	$9.90	$10.66
11.0%	$6.59	$7.32	$8.05	$8.79	$9.52	$10.25
12.0%	$6.34	$7.05	$7.75	$8.46	$9.16	$9.87
13.0%	$6.11	$6.79	$7.47	$8.14	$8.82	$9.50
14.0%	$5.89	$6.54	$7.19	$7.85	$8.50	$9.15

Tangible Book Value Per Share Multiples

Discount Rate	60%	80%	100%	120%	140%
10.0%	$7.79	$10.01	$12.23	$14.46	$16.68
11.0%	$7.50	$9.63	$11.77	$13.90	$16.03
12.0%	$7.22	$9.27	$11.32	$13.37	$15.42
13.0%	$6.95	$8.92	$10.89	$12.86	$14.83
14.0%	$6.70	$8.59	$10.49	$12.38	$14.27

Piper Sandler also considered and discussed with the Community West board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Community West’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Community West’s common stock, applying the price to 2027 earnings multiples range of 6.0x to 10.0x referred to above and a discount rate of 11.45%.

Earnings Per Share Multiples

Annual Estimate Variance	6.0x	6.8x	7.6x	8.4x	9.2x	10.0x
(20%)	$5.40	$5.97	$6.55	$7.12	$7.70	$8.28
(10%)	$5.94	$6.58	$7.23	$7.88	$8.53	$9.18
0.0%	$6.48	$7.20	$7.92	$8.64	$9.36	$10.08
10%	$7.02	$7.81	$8.60	$9.39	$10.19	$10.98
20%	$7.56	$8.42	$9.29	$10.15	$11.01	$11.88

Piper Sandler also performed an analysis that estimated the net present value per share of Central Valley common stock, assuming Central Valley performed in accordance with publicly available mean analyst estimates of total assets and net income for Central Valley for the years ending December 31, 2023, and December 31, 2024, as well as estimated annual net income and total assets growth rates for Central Valley for the years ending December 31, 2025, through December 31, 2027, as provided by the senior management of Central Valley. To approximate the terminal value of a share of Central Valley common stock at October 9, 2023, Piper Sandler applied price to 2027 earnings multiples ranging from 6.0x to 11.0x and multiples of 2027 tangible book value ranging from 80% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Central Valley common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Central Valley common stock of $9.75 to $19.37 when applying multiples of earnings and $10.15 to $19.38 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x
10.0%	$11.33	$12.94	$14.54	$16.15	$17.76	$19.37
11.0%	$10.90	$12.45	$13.99	$15.54	$17.08	$18.62
12.0%	$10.50	$11.98	$13.47	$14.95	$16.43	$17.91
13.0%	$10.12	$11.54	$12.97	$14.39	$15.81	$17.24
14.0%	$9.75	$11.12	$12.49	$13.86	$15.23	$16.60

Tangible Book Value Per Share Multiples

Discount Rate	80%	95%	110%	125%	140%
10.0%	$11.79	$13.69	$15.59	$17.48	$19.38
11.0%	$11.35	$13.17	$14.99	$16.82	$18.64
12.0%	$10.93	$12.68	$14.43	$16.18	$17.93
13.0%	$10.53	$12.21	$13.89	$15.57	$17.25
14.0%	$10.15	$11.76	$13.38	$14.99	$16.61

Piper Sandler also considered and discussed with the Community West board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Central Valley’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Central Valley common stock, applying the price to 2027 earnings multiples range of 6.0x to 11.0x referred to above and a discount rate of 11.45%.

Earnings Per Share Multiples

Annual Estimate Variance	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x
(20%)	$8.90	$10.11	$11.33	$12.54	$13.75	$14.96
(10%)	$9.81	$11.17	$12.54	$13.90	$15.27	$16.63
0.0%	$10.72	$12.24	$13.75	$15.27	$16.78	$18.30
10%	$11.63	$13.30	$14.96	$16.63	$18.30	$19.97
20%	$12.54	$14.36	$16.18	$18.00	$19.82	$21.63

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the merger on Central Valley assuming the transaction closes on June 30, 2024. Piper Sandler utilized the following information and assumptions: (a) publicly available analyst net income and dividends per share estimates for Community West for the years ending December 31, 2023 and December 31, 2024, as well as internal annual asset growth rates for Community West for the years ending December 31, 2023 through December 31, 2027 and an annual earnings per share growth rate and annual dividends per share estimates for Community West for the years ending December 31, 2025, through December 31, 2027, as provided by the senior management of Community West, (b) publicly available mean analyst estimates of total assets and net income for Central Valley for the years ending December 31, 2023 and December 31, 2024, as well as an estimated annual net income and total assets growth rate for Central Valley for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of Central Valley, and (c) certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments as well as certain adjustments for CECL accounting standards, as provided by the senior management of Central Valley. The analysis indicated that the merger could be accretive to Central Valley’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2024, through December 31, 2027 and dilutive to Central Valley’s estimated tangible book value per share at close and through December 31, 2025.

In connection with this analysis, Piper Sandler considered and discussed with Community West’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler is acting as Community West’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.50% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the merger, Piper Sandler’s fee was approximately $1,495,000. Piper Sandler also received a $300,000 fee from Community West upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the merger. Community West has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to Community West in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to Central Valley in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Community West, Central Valley and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Community West, Central Valley and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Opinion of Central Valley’s Financial Advisor

Central Valley retained Janney to render financial advisory and investment banking services to Central Valley. As part of its engagement, Janney agreed to assist Central Valley in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Central Valley and another corporation or business entity. Janney also agreed to provide Central Valley’s board of directors with an opinion as to the fairness, from a financial point of view, to Central Valley of the merger consideration to be paid to the holders of Community West’s common stock in the proposed merger. Central Valley engaged Janney because Janney is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Central Valley and its business. As part of its investment banking business, Janney is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On October 10, 2023, the Central Valley board of directors held a meeting to evaluate the proposed merger. At this meeting, Janney reviewed the financial aspects of the proposed merger and rendered an opinion to the Central Valley board of directors that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be paid to the holders of Community West’s common stock was fair, from a financial point of view, to Central Valley in the proposed merger.

The full text of Janney’s written opinion, dated October 10, 2023, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Central Valley’s shareholders are urged to read the opinion in its entirety.

Janney’s opinion speaks only as of the date of the opinion and Janney undertakes no obligation to revise or update its opinion. The opinion is directed to the Central Valley board of directors and addresses only the fairness, from a financial point of view, to Central Valley of the merger consideration to be paid to the holders of Community West’s common stock in the proposed merger. The opinion does not address, and Janney expresses no view or opinion with respect to: (i) the underlying business decision of Central Valley to engage in the merger; (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Central Valley or Central Valley’s board of directors; or (iii) any legal, regulatory, accounting, tax or similar matters relating to Central Valley, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Central Valley and Community West determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of Central Valley’s or Community West’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by Janney’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the board of directors of Central Valley by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the board of directors of Central Valley, but it does summarize all of the material analyses performed and presented by Janney.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Central Valley and its fairness opinion.

In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Central Valley or Community West. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to Central Valley shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which Central Valley might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the board of directors of Central Valley in making its determination to approve the Agreement.

During the course of its engagement and as a basis for arriving at its opinion, Janney:

•	reviewed the most recently available draft of the merger agreement and assumed it to be in substantially the same form as the final merger agreement in all material respects;

•

familiarized itself with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of Central Valley and Community West;

•

reviewed certain financial statements, both audited and unaudited, and related financial information of Central Valley and Community West, including annual and quarterly reports filed by the parties with the SEC, the FDIC, and the Federal Reserve;

•	discussed with management the future financial prospects of Central Valley and Community West in preparing financial projections and pro formas;

•	compared certain aspects of the financial performance of Central Valley and Community West with similar data available for certain other financial institutions;

•	reviewed certain trading characteristics of selected other financial institutions in comparison to the common stocks of Central Valley and Community West;

•	reviewed the potential amount and timing of cost savings expected to be achieved as a result of the merger;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that Janney considered relevant; and

•	performed such other analyses and considered such other factors as Janney deemed appropriate.

Janney also took into account its assessment of general economic, market and financial conditions and our experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuation.

In arriving at its opinion, Janney has assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided by Central Valley and Community West and in the discussions with Central Valley’s and Community West’s respective management teams. Janney has not independently verified the accuracy or completeness of any such information. Janney has further relied upon the assurances of the management of Central Valley and Community West that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Janney incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its analyses and its opinion, Janney has assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Central Valley and Community West (as the case may be) as to the expected future results of operations and financial condition of Central Valley and Community West and the other matters covered thereby.

Janney has also assumed that the financial estimates and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Central Valley and Community West and that such estimates will be realized in the amounts and at the times contemplated thereby. Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of Central Valley or Community West or their respective subsidiaries. In addition, Janney has not reviewed individual credit files nor has Janney made an independent evaluation or appraisal of the assets and liabilities of Central Valley or Community West nor any of their respective subsidiaries, and Janney was not furnished with any such evaluations or appraisals.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Janney understood that, subject to potential adjustments as described in the merger agreement, each outstanding share of Community West’s common stock (including restricted shares) will be converted into the right to receive 0.79 shares of Central Valley’s common stock and outstanding options for Community West’s common stock will be converted into the right to receive corresponding options for Central Valley’s common stock, which, based on Central Valley’s closing stock price of $14.16 on October 9, 2023, results in the expected consideration to be given by Central Valley to acquire all of the equity interests in Community West having an aggregate value of approximately $99.7 million. Based upon the unaudited financial information of Community West as of and for the twelve months ended June 30, 2023, and market data as of October 9, 2023, Janney calculated the following transaction multiples:

Transaction Value / Fully Diluted Tangible Book Value:	87.5%
Transaction Value / Last Twelve Months (“LTM”) Earnings:	8.7x
Transaction Value / 2023 Earnings(1):	11.1x
Core Deposit Premium(2):	-3.0%

(1)	Based on Wall Street Consensus mean estimates for net income.
(2)	Core deposits calculated as Total Deposits less Jumbo Time Deposits.

Relative Contribution Analysis

Janney analyzed the relative standalone contribution of Central Valley and Community West to certain financial and operating metrics and the market capitalization for the pro forma company resulting from the proposed merger. To perform this analysis, Janney used: (i) balance sheet projected at close and LTM net income data for Central Valley and Community West as of June 30, 2023; (ii) net income consensus “street estimates” for Central Valley and Community; and (iii) market data as of October 9, 2023. This relative contribution analysis excluded mark-to-market and other transaction-related adjustments, such as, but not limited to, potential cost savings and potential synergies as a result of the proposed merger.

The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of Central Valley shareholders and Community West shareholders, respectively, in the combined company based on the exchange ratio in the proposed merger.

	Central Valley		Community West
	($M)	As a % of Combined Company	($M)	As a % of Combined Company
Balance Sheet
Total Assets	$2,496	68%	$1,167	32%
Total Loans	$1,309	57%	$1,006	43%
Total Deposits	$2,211	70%	$941	30%
Tangible Common Equity	$153	56%	$120	44%
Profitability
LTM Earnings(1) (2)	$27.2	70%	$11.4	30%
2023 Estimated Earnings(1) (2)	$25.9	74%	$9.0	26%
Market Data
Market Capitalization	$167	60%	$113	40%
Pro Forma Ownership (Based on 0.79x Exchange Ratio)		63%		37%

Source: S&P Capital IQ Pro

Comparable Company Analysis.—Community West

Janney compared the financial condition, operating statistics and market valuation of Community West to certain public companies selected by Janney. Janney selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Community West; however, no selected company below was identical or directly comparable to Community West. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. The peer group selected consisted of 18 public companies headquartered in the Western region of the United States (CA, ID, MT, NV, OR, WA, & WY) with total assets between $1.0 billion and $3.0 billion and LTM ROAA between 0.75% and 1.50%. The peer group consisted of the following companies:

Southern California Bancorp (BCAL)	Riverview Bancorp Inc. (RVSB)
BayCom Corp (BCML)	Summit State Bank (SSBI)
FS Bancorp Inc. (FSBW)	Pacific Financial Corp. (PFLC)
PCB Bancorp (PCB)	Sound Financial Bancorp Inc. (SFBC)
California Bancorp (CALB)	American Riviera Bancorp (ARBV)
Avidbank Holdings Inc. (AVBH)	Summit Bank Group Inc. (SBKO)
Cashmere Valley Bank (CSHX)	Citizens Bancorp (CZBC)
First Northern Community Bancorp (FNRN)	Bay Community Bancorp (CBOB.A)
OP Bancorp (OPBK)	US Metro Bancorp Inc. (USMT)

To perform this analysis, Janney reviewed publicly available financial information as of and for the last twelve-month period ended June 30, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on October 9, 2023, closing prices. The table below contains information reviewed and utilized by Janney in its analysis:

	Community West	Median	Mean
Total Assets ($ millions)	$1,131	$1,748	$1,731
Market Capitalization ($ millions)	$113	$129	$139
Price / Tangible Book Value	100.3%	98.2%	97.6%
Price / LTM EPS	10.0x	7.0x	6.9x
Dividend Yield	2.6%	3.5%	3.6%
LTM ROAA(2)	1.05%	1.21%	1.19%
LTM ROAE(2)	10.2%	14.6%	13.8%
TCE / TA	10.0%	8.1%	8.2%
NPA / Assets	0.09%	0.21%	0.37%

Source: S&P Capital IQ Pro

Comparable Company Analysis.—Central Valley

Janney compared the financial condition, operating statistics and market valuation of Central Valley to certain public companies selected by Janney. Janney selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Central Valley; however, no selected company below was identical or directly comparable to Central Valley. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. The peer group selected consisted of 11 public companies headquartered in the Western region of the United States (CA, ID, MT, NV, OR, WA, & WY) with total assets between $2.0 billion and $4.0 billion and LTM ROAA between 0.75% and 1.50%. The peer group consisted of the following companies:

American Business Bank (AMBZ)	California Bancorp (CALB)
Sierra Bancorp (BSRR)	Avidbank Holdings Inc. (AVBH)
Southern California Bancorp (BCAL)	Exchange Bank (EXSR)
BayCom Corp (BCML)	Cashmere Valley Bank (CSHX)
FS Bancorp Inc. (FSBW)	OP Bancorp (OPBK)
PCB Bancorp (PCB)

To perform this analysis, Janney reviewed publicly available financial information as of and for the last twelve month period ended June 30, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on October 9, 2023 closing prices. The table below contains information reviewed and utilized by Janney in its analysis:

	Central Valley	Median	Mean
Total Assets ($ millions)	$2,490	$2,556	$2,670
Market Capitalization ($ millions)	$167	$220	$207
Price / Tangible Book Value	125.2%	96.3%	93.6%
Price / LTM EPS	6.1x	6.8x	6.7x
Dividend Yield	3.4%	4.7%	4.3%
LTM ROAA(2)	1.12%	1.26%	1.23%
LTM ROAE(2)	15.5%	13.0%	14.2%
TCE / TA	5.5%	7.9%	8.2%
NPA / Assets	0.00%	0.16%	0.27%

Source: S&P Capital IQ Pro

Relevant Nationwide Transactions Analysis—Community West

Janney reviewed certain publicly available transaction multiples and related financial data for transactions nationwide announced since June 30, 2022, where the deal value was publicly disclosed, and the target’s assets were between $700 million and $2.0 billion. The following transactions were selected by Janney because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to Community West; however, no selected company or transaction below was identical or directly comparable to Community West or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second, and the transaction announcement date is noted parenthetically):

Peoples Financial Services Corp. / FNCB Bancorp, Inc. (9/27/2023)

Glacier Bancorp, Inc. / Community Financial Group, Inc. (8/8/2023)

First Mid Bancshares, Inc. / Blackhawk Bancorp, Inc. (3/21/2023)

Main Street Financial Services Corp. / Wayne Savings Bancshares, Inc. (2/23/2023)

LINKBANCORP, Inc. / Partners Bancorp (2/22/2023)

First Bank / Malvern Bancorp, Inc. (12/14/2022)

NBT Bancorp Inc. / Salisbury Bancorp, Inc. (12/5/2023)

Byline Bancorp, Inc. / Inland Bancorp, Inc. (11/30/2022)

Peoples Bancorp Inc. / Limestone Bancorp, Inc. (10/25/2022)

Prosperity Bancshares, Inc. / Lone Star State Bancshares, Inc. (10/11/2022)

Southern Missouri Bancorp, Inc. / Citizens Bancshares Co. (9/20/2022)

First Commonwealth Financial Corporation / Centric Financial Corporation (8/30/2022)

HBT Financial, Inc. / Town and Country Financial Corporation (8/23/2022)

The First Bancshares, Inc. / Heritage Southeast Bancorporation, Inc. (7/27/2022)

Janney considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. The table below sets forth the data for proposed transaction and the range of metrics for the comparable group.

	Community West	High	Median	Low
Deal Value ($ millions)	$99	$226	$150	$67
Target Total Assets ($ millions)	$1,131	$1,862	$1,269	716
Target TCE / Total Assets	10.0%	14.0%	8.1%	4.9%
Target NPA / Total Assets	0.09%	1.85%	0.30%	0.02%
Target LTM ROAA	1.05%	1.80%	0.94%	0.51%
Transaction Value / Tangible Book Value	87.5%	187.0%	147.3%	101.8%
Transaction Value / LTM Earnings	8.7x	29.5x	12.6x	6.8x
Core Deposit Premium	-3.0%	11.4%	6.9%	2.2%

Source: S&P Capital IQ Pro

Note: Transaction data as of deal announcement date.

Relevant Regional Transactions Analysis—Community West

Janney reviewed certain publicly available transaction multiples and related financial data for transactions in the Western region of the United States (CA, ID, MT, NV, OR, WA, & WY) announced since January 1, 2021, where the deal value was publicly disclosed, and the target’s assets were between $700 million and $2.0 billion. The following transactions were selected by Janney because each target’s relative asset size, financial performance and markets of operation, among other factors, was reasonably similar to Community West; however, no selected company or transaction below was identical or directly comparable to Community West or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):

Glacier Bancorp, Inc. / Community Financial Group, Inc. (8/8/2023)

National Bank Holdings Corporation / Bancshares of Jackson Hole, Inc. (4/1/2022)

TriCo Bancshares / Valley Republic Bancorp (7/27/2021)

CVB Financial Corp. / Suncrest Bank (7/27/2021)

Columbia Banking System, Inc. / Bank of Commerce Holdings (6/23/2021)

Bank of Marin Bancorp / American River Bankshares (4/19/2021)

Banc of California, Inc. / Pacific Mercantile Bancorp (3/22/2021)

Janney considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. The table below sets forth the data for proposed transaction and the range of metrics for the comparable group.

	Community West	High	Median	Low
Deal Value ($ millions)	$99	$269	$204	$81
Target Total Assets ($ millions)	$1,131	$1,829	$1,372	716
Target TCE / TA	10.0%	10.0%	8.9%	6.3%
Target NPA / Assets	0.09%	2.53%	0.44%	0.36%
Target LTM ROAA	1.05%	1.23%	1.05%	0.51%
Transaction Value / Tangible Book Value	87.5%	208.5%	165.9%	151.0%
Transaction Value / LTM Earnings	8.7x	29.2x	14.7x	10.9x
Core Deposit Premium	-3.0%	8.4%	7.1%	6.4%

Source: S&P Capital IQ Pro

Note: Transaction data as of deal announcement date.

Discounted Cash Flow Analysis

Janney performed an analysis that estimated the net present value per share of Community West’s common stock assuming Community West performed in accordance with projections based upon discussions with Central Valley and Community West. To approximate the terminal value of a share of Community West’s common stock at December 31, 2027, Janney applied price to 2027 earnings multiples ranging from 11.0x to 15.0x and multiples of December 31, 2027, tangible book value ranging from 1.3x to 1.7x. The terminal values were then discounted to present values using discount rates ranging from 13.0% to 15.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Community West’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Community West’s common stock of $12.94 to $17.94 when applying a terminal value based on tangible book value and $9.59 to $13.73 when applying a terminal value based on earnings.

Janney performed a discounted cash flow analysis to estimate a range for the implied equity value for Community West based upon the present value of the projected cash flows for Community West for the projected period. For this analysis, cash flows consisted of Community West’s current annualized dividend of $0.32 per share, which was assumed to remain unchanged throughout the period, and a terminal value calculated at the end of the period. Janney calculated a range of terminal values using two approaches. The first, utilized a range of price to tangible book value multiples (1.3x to 1.7x) to projected December 31, 2027, tangible book value. The second, utilized a range of price to earnings multiples (11.0x to 15.0x) to projected 2027 earnings. Janney used financial forecasts and projections based on analyst consensus earnings estimates for 2023 and 2024 and developed projections for 2025 to 2027 based on discussions with the managements of Central Valley and

Community West. The projected cash flows were discounted to the net present value utilizing a range of discount rates—13.0% to 15.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Community West’s common stock. The following tables show the range of implied values derived from this analysis.

Price / Tangible Book Value Multiples

Discount Rate	1.3x	1.4x	1.5x	1.6x	1.7x
13.0%	$13.97	$14.96	$15.96	$16.95	$17.94
13.5%	$13.70	$14.68	$15.65	$16.63	$17.60
14.0%	$13.44	$14.40	$15.35	$16.31	$17.27
14.5%	$13.19	$14.13	$15.06	$16.00	$16.94
15.0%	$12.94	$13.86	$14.78	$15.70	$16.62

Price / Earnings Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x
13.0%	$10.34	$11.19	$12.03	$12.88	$13.73
13.5%	$10.15	$10.98	$11.81	$12.64	$13.47
14.0%	$9.96	$10.77	$11.58	$12.40	$13.21
14.5%	$9.77	$10.57	$11.37	$12.16	$12.96
15.0%	$9.59	$10.37	$11.16	$11.94	$12.72

In connection with its analyses, Janney considered and discussed with Central Valley’s board of directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Janney performed a pro forma merger analysis that combined projected income statement and balance sheet information of Central Valley and Community West. Janney analyzed the estimated financial impact of the merger on certain projected financial results for Central Valley and Community West and financial forecasts and projections relating to the earnings of Central Valley and Community West, which were derived by Janney from publicly available consensus estimates and discussions with the managements of Central Valley and Community West, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses). This analysis indicated that the merger could be accretive to Central Valley’s estimated EPS in 2024 and beyond and have a 2.4-year payback period for Central Valley’s tangible book value. For all of the above analysis, the actual results achieved by Central Valley following the merger may vary from the projected results, and the variations may be material.

As described above, based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to Central Valley shareholders. Janney’s opinion and presentation to the Central Valley board of directors were among the many factors taken into consideration by the board in making its determination to approve the merger, and to recommend that Central Valley shareholders approve the merger.

Janney’s Relationship with Central Valley

Janney is serving as financial adviser to Central Valley in connection with the proposed merger and is entitled to receive from Central Valley reimbursement of its expenses and a fee in the amount of 1.25% of total merger consideration for its services as financial advisor to Central Valley, a significant portion of which is contingent upon the consummation of the proposed merger. Janney also received a fee in the amount of $200,000 from Central Valley upon rendering its fairness opinion, which will be credited in full against the fee which will become payable to Janney upon the closing of the proposed merger. Central Valley has also agreed to indemnify Janney against certain claims and liabilities that could arise out of Janney’ engagement, including certain liabilities that could arise out of Janney’ providing its opinion.

Janney issues periodic research reports regarding the business and prospects of Central Valley and Community West, and Janney makes a market in the stock of Central Valley and Community West. Within the past two years, Janney has not received fees for providing investment banking services to Central Valley. Additionally, Janney has not received fees for providing investment banking services to Community West within the past two years. Janney expects to pursue future investment banking services assignments with the combined entity resulting from the merger.

In the ordinary course of its business, Janney and its affiliates and employees at any time may hold long or short positions and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.

Corporate Governance of Combined Company after the Merger

Board of Directors. Prior to the closing of the merger, Central Valley and CVCB will take all action necessary to expand the size of their respective boards of directors to 15 members and appoint six current members of the Community West and CWB board of directors to the Central Valley and CVCB board of directors, effective upon the closing of the merger and the bank merger, respectively. The Central Valley board of directors, subject to its fiduciary duty, will also recommend that these former directors of Community West be included as nominees for election in the Central Valley proxy statement for the 2024 Annual Meeting of Central Valley shareholders. Three current directors of Central Valley and CVCB will retire from their board positions.

The current members of the board of directors of Community West that will join the Central Valley board of directors are Robert Bartlein, Suzanne Chadwick, Tom Dobyns, James Lokey, Martin Plourd, and Kirk Stovesand.

Executive Committee. Prior to the closing of the merger, the board of directors of Central Valley will take all action necessary to establish an executive committee of the board of directors effective on the closing of the merger. Subject to the limitations contained in the Central Valley bylaws and articles of incorporation, the executive committee will possess and exercise such powers and functions of the Central Valley board of directors in the management and direction of the affairs of Central Valley as may be delegated to it by the Central Valley board of directors in compliance with applicable law. The executive committee will be initially comprised of five members. The initial members of the executive committee will be Daniel Doyle (current Chairman of the Board of Central Valley), Robert H. Bartlein and James W. Lokey (current members of the Community West board of directors), and two current members of the Central Valley board of directors. James J. Kim, President and Chief Executive Officer of Central Valley and CVCB, and Martin E. Plourd, the current President and Chief Executive Officer of Community West and President and Chief Credit Officer of CWB, will serve as the initial advisors to the executive committee.

Executive Management Team. Following the merger, the current executive officers of Central Valley and CVCB will continue in their respective positions following the merger, except that Martin E. Plourd will assume the position of President of Central Valley and James Kim will continue as Chief Executive Officer of Central Valley and President and Chief Executive Officer of CVCB. Joseph Stronks, currently the Executive Vice President and Chief Operating Officer of CWB, will assume the position of Chief Risk Officer of the combined bank.

Information about the Central Valley executive officers and members of the board of directors can be found in the proxy statement for the Central Valley 2023 Annual Meeting and information about the executive officers and members of the board of directors joining the combined company can be found in the proxy statement for the Community West 2023 Annual Meeting listed under the section entitled “Where You Can Find More Information” beginning on page 134.

Name and Headquarters

The merger agreement provides that the names of the combined company and the surviving bank will be “Community West Bancshares” and “Community West Bank,” respectively. The headquarters of the combined company and surviving bank will be located at the current location of Central Valley’s principal offices in Fresno, California.

Governing Documents

The articles of incorporation and bylaws of Central Valley and CVCB will continue to be the articles of incorporation and bylaws of Central Valley and CVCB following the merger (except as amended to change the corporate name), in each case until thereafter changed or amended as provided therein or by applicable law.

Interests of Community West Directors and Executive Officers in the Merger

In considering the recommendations of the boards of directors of Central Valley and Community West to vote for the proposals described herein, shareholders of Central Valley and Community West should be aware that members of the Community West board of directors and certain executive officers of Community West may be considered to have interests in the merger that may differ from those of the shareholders of Central Valley and Community West. The Central Valley and Community West boards of directors were aware of these interests during their deliberations on the merits of the merger and in making their decisions to recommend to their respective shareholders that they vote to adopt and approve their respective proposals.

Stock Ownership

The directors and executive officers of Community West, as a group, beneficially owned and had the power to vote as of the record date, a total of 1,625,596 shares of Community West common stock, representing approximately 18% of the outstanding shares of Community West common stock. All of these shares are expected to be voted in favor of the merger agreement pursuant to cooperation agreements entered into by each of the directors and certain executive officers of Community West. See “The Merger Agreement—Cooperation Agreements” beginning on page 112. Each of these persons will receive the same merger consideration for their shares of Community West common stock as the other Community West shareholders.

Indemnification and Insurance

After the effective time of the merger, Central Valley will indemnify and hold harmless each present and former director and officer of Community West against claims pertaining to matters occurring at or prior to the closing of the merger, including the transactions contemplated by the merger agreement, to the extent such indemnified parties are indemnified as of the date of the merger agreement to the fullest extent permitted under applicable law, Community West’s charter documents and any indemnification agreement to which such person is a party. Central Valley will also advance reasonable expenses as incurred to the fullest extent permitted under applicable law and the indemnification agreement to which such person is a party.

Prior to the closing of the merger, Community West (and if it is unable, Central Valley) will obtain and fully pay and maintain, for a period of six years from the effective time of the merger, directors’ and officers’ liability insurance for Community West’s directors and officers through a “tail” policy which must contain at least the same coverage and amounts as, and with terms no less advantageous than, the existing coverage provided by Community West at a cost not exceeding 250% of the current amount Community West expends on an annual basis for its current directors’ and officers’ insurance policies.

Community West Restricted Stock Awards and Stock Options

Community West has granted restricted stock awards and stock options to directors, officers and employees under the Community West Equity Plans. The Community West Equity Plans and restricted stock and option award agreements provide for accelerated vesting in the event of a change in control, which the merger will constitute. Pursuant to the merger agreement, each outstanding restricted stock award and stock option (including those held by Community West’s directors and executive officers) will automatically vest in full. Each outstanding and unexercised option (whether or not vested) to acquire shares of Community West common stock will be assumed by Central Valley and converted automatically into a fully vested option to purchase shares of Central Valley common stock (“assumed option”), in accordance with the terms of the Community West Equity Plans. The number of shares of Central Valley common stock subject to each assumed option will be equal to the number of shares of Community West common stock subject to the assumed option prior to the effective date of the merger multiplied by the per share exchange ratio (subject to adjustment if required to comply with federal tax or plan documents), provided that any fractional shares of Central Valley common stock resulting from such multiplication shall be rounded down to the nearest whole share. The per share exercise price under each assumed option will be adjusted by dividing the per share exercise price under each assumed option by the per share exchange ratio (subject to adjustment if required to comply with federal tax or plan documents), provided that such exercise price will be rounded up to the nearest whole cent.

Appointment of the Community West Nominees to the Boards of Directors of Central Valley and CVCB

Prior to the closing of the merger Central Valley and CVCB will take all action necessary to expand the size of their respective boards of directors to 15 members and appoint six existing members of the Community West and CWB boards of directors to the Central Valley and CWB boards of directors, effective upon the closing of the merger and bank merger, respectively. The Central Valley board of directors, subject to its fiduciary duty, will also recommend that these former directors of Community West be included as nominees for election in the Central Valley proxy statement for the 2024 Annual Meeting of Central Valley shareholders. Three current directors of Central Valley and CVCB will retire from their board positions effective on the close of the merger.

As a director of Central Valley and CVCB, the Community West nominees will be entitled to receive the same compensation as the current non-employee directors of Central Valley and CVCB. During 2023, non-employee directors received cash annual retainer fees in the amount of $46,800 for the chairman and vice-chairman, and $34,800 for each other non-employee director, plus stock awards valued at $30,000.

Community West Executive Contracts and Payments upon Termination or Change in Control

Martin E. Plourd Employment Agreement. Mr. Plourd has an employment contract, effective November 2, 2011, with an annual base salary of $500,000 as of March 1, 2021 and subsequently adjusted to $525,000 as of March 1, 2022, for his service as President and Chief Executive Officer of Community West and the Chief Executive Officer of CWB. The terms of this employment agreement were set to terminate on December 31, 2021, but was automatically renewed under its own terms for an additional 12 months. The employment agreement automatically renews for successive 12-month periods unless at least three months before the expiration of any preceding term or renewal term, either (i) the board of directors of Community West provides written notice of non-renewal to Mr. Plourd or (ii) Mr. Plourd provides written notice of non-renewal to CWB. During January of each year during the term of the employment agreement and any renewal term, the board of directors of Community West reviews Mr. Plourd’s base salary and determines, in its sole discretion, whether or not to increase (but not decrease) such salary. Mr. Plourd is eligible to receive an annual bonus in an amount, if any, as determined by the board of directors in its sole discretion and subject to the limitations set forth in Community West’s Executive Compensation Policy. For 2022 and 2021, $250,000 of bonus amounts were awarded. Mr. Plourd is eligible to receive stock option grants to purchase shares of and awards of restricted stock of Community West as may be determined by the board of directors in its sole discretion. Mr. Plourd has been furnished a company car since 2015.

In addition, Mr. Plourd has a deferred compensation account established and maintained at CWB for his benefit. To this account, Community West credited $100,000 on December 31, 2011. In addition, 1% per month of his annual salary is also credited to this account during the term of Mr. Plourd’s employment. Monthly interest credits are earned throughout the term of the agreement at an interest rate established by the compensation committee. The current rate selected by the compensation committee is 4.00% on an annualized basis. No funds in this account will vest prior to the date Mr. Plourd attains age 65, and normal payments will not commence until such time as Mr. Plourd attains age 66, whether or not he is employed by Community West. In the event of a change of control before Mr. Plourd attains age 65, the total amount credited to this account will become fully vested.

Mr. Plourd’s employment agreement specifies that, in the event of termination without cause or on non-renewal, he would continue to receive salary and benefits plus deferred compensation for a period of three months following written notice of Mr. Plourd’s termination or non-renewal, and one year’s base salary and health insurance, dental insurance, short-term disability insurance and life insurance for 18 months. If Mr. Plourd is terminated within one year of a Change in Control (as defined), he will be entitled to base salary for one year and benefits for eighteen months.

Martin E. Plourd Salary Continuation Agreement. Mr. Plourd also has a salary continuation agreement, effective as of December 30, 2013. Upon separation from service after normal retirement age, which he will attain on April 26, 2024, he will receive $1,500,000 in $100,000 annual payments payable monthly over a 15-year period commencing the month following his separation from service. In 2021, Community West amended the salary continuation agreement to provide an early termination benefit in which Mr. Plourd is fully vested. The early termination benefit equals the accrued benefit at the time of early termination, and is payable in equal monthly installments over a 15-year period commencing the month following his separation from service. If early involuntary termination occurs, he will be paid 100% of the accrued benefit in one lump sum. Also, in the event of disability prior to normal retirement age, he will be paid 100% of the accrued benefit in lieu of any other benefit under the salary continuation agreement, paid in 180 equal monthly installments commencing the month following normal retirement age. At December 31, 2022, his accrued vested benefit was $974,735. If a change of control occurs, followed within 24 months by separation of service prior to normal retirement age, Mr. Plourd will receive within 30 days a lump-sum benefit of $1,130,357, in lieu of any other benefit thereunder. In the event of death prior to or subsequent to commencement of benefit payments, there are provisions relating to payments to designated beneficiaries. In the event that any payment under the salary continuation agreement, when combined with any other payments made to Mr. Plourd, would constitute an excess parachute payment under Internal Revenue Code Section 280G, he would also receive a gross-up payment.

It is anticipated that no payments made to Mr. Plourd under any agreement will constitute an excess parachute payment under Internal Revenue Code Section 280G. See “Payments upon Termination or Change in Control” below for more information.

William F. Filippin Employment Agreement. Mr. Filippin has an employment contract, effective June 1, 2015 with an annual base salary beginning March 1, 2021 of $300,000. Beginning of October 1, 2021, Mr. Filippin’s annual base salary was adjusted to $330,000 for his service as the President and Chief Credit Officer of CWB. In addition, he has a deferred compensation account established and maintained at CWB for his benefit. To this account Community West credited $40,000 on September 30, 2015. Also, Community West will credit 1% per month of his annual salary during the term of his employment. Monthly interest credits will be earned throughout the term of the agreement at an interest rate established by the Community West compensation committee. The current rate selected by the compensation committee is 4.00% on an annualized basis. No funds in this account will vest prior to the date Mr. Filippin attains age 65, and normal payments will not commence until such time as Mr. Filippin attains age 66, whether or not he is employed by Community West. In the event of a change of control, the total amount credited to this account will become fully vested. Mr. Filippin has been furnished with a company car since 2018.

Mr. Filippin’s contract specifies that, in the event of termination without cause, he would continue to receive salary and benefits plus deferred compensation for a period of three months. Also, the contract contains a change of control (as defined) clause whereby, if he is terminated within one year following such event, he would be entitled to base salary and benefits for a period of one year. Mr. Filippin is also eligible for an annual bonus which is determined by the board of directors in its sole discretion. For 2022 and 2021, $130,000 of bonus amounts were awarded.

William F. Filippin Salary Continuation Agreement. Mr. Filippin also has a salary continuation agreement, effective as of September 28, 2018. Upon separation from service after normal retirement age, which he will attain on November 25, 2029, he will receive $1,125,000 in $75,000 annual payments payable monthly over a 15-year period commencing the month following his separation from service. In 2021, Community West amended the salary continuation agreement to increase the normal retirement benefit to the amount described in the preceding sentence, and to provide an early termination benefit equal to the vested portion of the accrued benefit at the time of early termination. The early termination benefit is subject to a ten-year vesting schedule, beginning in year 6, and is payable in equal monthly installments over a 15-year period commencing the month following his separation from service. Mr. Filippin has been with Community West for eight years and is now partially vested in this benefit. If early involuntary termination occurs, he will be paid 100% of the accrued benefit in one lump sum. If early involuntary termination with cause occurs, he receives no benefit. Also, in the event of disability prior to normal retirement age, he will be paid 100% of the accrued benefit in lieu of any other benefit under the salary continuation agreement, paid in 180 equal monthly installments commencing the month following normal retirement age. At December 31, 2022, his accrued benefit was $232,033, $92,813 of which is vested. If a change of control occurs, followed within 24 months by separation of service prior to normal retirement age, Mr. Filippin will receive within 30 days a lump-sum benefit of $538,585 and any gross-up required, in lieu of any other benefit under the salary continuation agreement. In the event of death prior to or subsequent to commencement of benefit payments, there are provisions relating to payments to designated beneficiaries. In the event that any payment under the salary continuation agreement, when combined with any other payments made to Mr. Filippin, would constitute an excess parachute payment under Internal Revenue Code Section 280G, he would also receive a gross-up payment.

It is anticipated that no payments made to Mr. Filippin under any agreement will constitute an excess parachute payment under Internal Revenue Code Section 280G. See “Payments upon Termination or Change in Control” below for more information.

Timothy J. Stronks Employment Agreement. Mr. Stronks has an employment contract, effective July 23, 2018. Mr. Stronks’ annual base salary was $275,000 as of March 1, 2021. Beginning March 1, 2022 Mr. Stronks’ annual base salary was adjusted to $290,000 for his service as Executive Vice President, Chief Operating Officer and Chief Risk Officer of CWB. In addition, he has a deferred compensation account established and maintained at CWB for his benefit. To this account, CWB will credit 1% per month of his annual salary during the term of his employment. Monthly interest credits will be earned throughout the term of the agreement at an interest rate established by the Community West compensation committee. The current rate selected by the compensation committee is 4.00% on an annualized basis. No funds in this account will vest prior to the date Mr. Stronks attains age 65, and normal payments will not commence until such time as Mr. Stronks attains age 66, whether or not he is employed by Community West. In the event of a change of control, the total amount credited to this account will become fully vested.

Mr. Stronks’ contract specifies that, in the event of termination without cause, he would continue to receive salary and benefits plus deferred compensation for a period of three months. Also, the contract contains a change of control (as defined) clause whereby, if he is terminated within one year following such event, he would be entitled to base salary and benefits for a period of one year. Mr. Stronks is also eligible for an annual bonus which is determined by the Community West board of directors in its sole discretion. For 2022 and 2021, $120,000 of bonus amounts were awarded.

Timothy J. Stronks Salary Continuation Agreement. Mr. Stronks also has a salary continuation agreement, effective May 1, 2020. Under the terms of the agreement, upon separation from service after normal retirement age, which he will attain on November 15, 2034, Mr. Stronks will receive $750,000 in $50,000 annual payments payable monthly over a 15-year period commencing the month following his separation from service. In 2022, Community West amended the salary continuation agreement to provide an early termination benefit equal to the vested portion of the accrued benefit at the time of early termination. The early termination benefit is subject to a ten-year vesting schedule, beginning in year 6, and is payable in equal monthly installments over a 15-year period commencing the month following his separation from service. Mr. Stronks has been with Community West for five years. If early involuntary termination without cause occurs, he will be paid 100% of the accrued benefit in one lump sum. If early involuntary termination with cause occurs, he receives no benefit. Also, in the event of disability prior to normal retirement age, he will be paid 100% of the accrued benefit in lieu of any other benefit under the salary continuation agreement, paid in 180 equal monthly installments commencing the month following normal retirement age. At December 31, 2022, his accrued unvested benefit was $77,398. If a change of control occurs, followed within 24 months by separation of service prior to normal retirement age, Mr. Stronks will receive within 30 days a lump-sum benefit of $538,585, in lieu of any other benefit under the salary continuation agreement. In the event of death prior to or subsequent to commencement of benefit payments, there are provisions relating to payments to designated beneficiaries. In the event that any payment under the salary continuation agreement, when combined with any other payments made to Mr. Stronks, would constitute an excess parachute payment under Internal Revenue Code Section 280G, he would also receive a gross-up payment.

It is anticipated that no payments made to Mr. Stronks under any agreement will constitute an excess parachute payment under Internal Revenue Code Section 280G. See “Payments upon Termination or Change in Control” below for more information.

Payments upon Termination or Change of Control

Under the terms of the merger agreement, the executive officers will receive the change of control and other severance payments under the executive agreements summarized above notwithstanding the specific terms of those agreements which would otherwise require an involuntary termination, termination for “good reason” (or similar term) or voluntary termination, following a change of control; provided payment to the executive would not result in an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code) and the executive unconditionally releases Community West and CWB from all claims. For further information see “The Merger—Interests of Community West Directors and Executive Officers in the Merger” beginning on page 79.

Community West has agreed to use its best commercial efforts to enter into an agreement on or before the closing date and effective upon the closing date, with each employee who would be entitled to any payment of benefits under an employment agreement, salary continuation agreement or other similar agreement or arrangement with Community West or CWB (“Change of Control Agreements”) upon an involuntary termination, termination for “good reason” (or similar term), or voluntary termination, following a change of control that would be paid by Community West or its successor, in form and substance reasonably satisfactory to Central Valley with its input prior to execution, pursuant to which, among others: (i) all or a portion of unvested or vested benefits that would otherwise be payable upon termination of employment following a change of control would be paid upon the closing date, provided that such payment made would not result in an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code, and the regulations promulgated thereunder); (ii) any benefit that would result in an excess parachute payment or would not otherwise be paid upon the closing date under subsection (i) would be forfeited; (iii) the related Change of Control Agreements would terminate effective on the closing date; and (iv) the employee subject to such agreement would unconditionally release Community West, CWB and their successors and assigns from all claims.

New Employment Arrangements with Central Valley

Central Valley has entered into an employment agreement with Martin E. Plourd, dated October 10, 2023, which will become effective on the closing of the merger with Community West and continue for a term of two (2) years thereafter, subject to certain termination provisions in the agreement. Mr. Plourd is currently the President and Chief Executive Officer of Community West and Chief Executive Officer and Chief Credit Officer of CWB. The employment agreement automatically renews for one- year terms absent specified notice to the contrary. Under the agreement, Mr. Plourd will serve as the President of Central Valley, and receive an annual salary of $525,000, which may be increased from time to time by the Central Valley board of directors. Mr. Plourd will not participate in any incentive-based compensation plans of Central Valley; however, the board of directors may consider incentive compensation from time to time at its sole and absolute discretion. Central Valley will maintain one country club membership for Mr. Plourd. He will have exclusive use of the automobile previously provided by CWB, and Central Valley will pay all expenses associated with the automobile. Mr. Plourd will be entitled to 20 days of paid vacation per year. Central Valley may terminate the agreement for “cause” (as defined in the agreement) or upon 30 days’ written notice without cause. Mr. Plourd will be entitled to terminate the agreement for “good reason” (as defined in the agreement), subject to the right of Central Valley to cure the conditions that have led to triggering a “good reason”, and Mr. Plourd would be entitled to any accrued salary and other benefits. If Mr. Plourd is terminated without cause, or terminates for “good reason,” he will be entitled the balance due on the initial two-year term and other benefits. In the event that, within 12 months before or after a change in control (as defined in the agreement), either (i) Mr. Plourd is terminated without cause by Central Valley or its successor or (ii) Mr. Plourd terminates the agreement and his employment with Central Valley or its successor for good reason, then Mr. Plourd will be entitled to be paid a lump sum payment equal to two times the average annual total cash compensation paid to Mr. Plourd by Central Valley during the most recent three previous calendar years of Central Valley or lesser period if less than three (3) years.

Under the agreement, Mr. Plourd has agreed to certain confidentiality provisions and following termination of the agreement for a period of one year to: (i) refrain from, directly or indirectly, soliciting, recruiting or attempting to recruit any officer of Central Valley; (ii) advising or recommending to any other person that such other person employ or attempt to employ any other employee of Central Valley while the other employee is employed by Central Valley; (iii) inducing or attempting to induce any other employee of Central Valley to terminate his or her employment with Central Valley; or (iv) interfering with the business of Central Valley by inducing any other individual or entity to sever its relationship with Central Valley.

Mr. Plourd’s employment agreement is included as Exhibit F to the merger agreement included as Annex A to this joint proxy statement/prospectus.

Other Interests

Prior to the effective time of the merger, Central Valley may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of the Community West executive officers or directors regarding compensation or benefits and, either Community West or Central Valley may enter into definitive agreements with, or provide additional compensation or benefits to, the Community West executive officers or directors. As of the date of this joint proxy statement/prospectus, other than as described above, no new agreements, arrangements or understandings regarding compensation or benefits with any of the Community West executive officers or directors have been agreed.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation arrangements for each named executive officer of Community West that is based on or otherwise relates to the merger and that will or may become payable to each such named executive officer at the effective time or on a qualifying termination of employment in connection with the merger. The “golden parachute” compensation arrangements payable to these individuals are subject to a non-bindingd visory vote of Community West shareholders, as described in more detail in the section entitled “Community West Special Meeting” beginning on page 38.

The estimated potential payments in the table below are based on the following assumptions:

•	a merger closing on November 28, 2023 (the assumed date of the closing of the merger solely for purposes of this golden parachute compensation disclosure);

•	each named executive officer will experience a qualifying termination at the effective time of the merger;

•

a price per share of Community West common stock equal to $12.07, the average closing market price of Community West common stock over the first five (5) business days following the public announcement of the merger on October 10, 2023; and

•

Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service, independent of the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Current Named Executive Officers

Name	Cash Payments(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits	Total
Martin E. Plourd	$1,655,357	$81,670	$—	$	$1,737,027
President and Chief Executive Officer of Community West and Chief Executive Officer and Chief Credit Officer of CWB
William F. Filippin	$868,585	$33,209	$317,022	$	$1,218,816
President of CWB
Timothy J. Stronks	$788,585	$23,223	$163,380	$	$975,188
Executive Vice President, Chief Operating Officer and Chief Risk Officer of CWB

(1)

Represents cash amounts payable to each of the named executive officers pursuant to the change of control agreements as described under “—Payments upon Termination or Change in Control” beginning on page 80.

(2)

Represents the values of the unvested Community West stock options and restricted stock held by each of the named executive officers as of November 28, 2023 and set forth in the table below. As described above, each outstanding stock option and award of Community West restricted stock issued pursuant to the Community West Equity Plans will vest automatically in full, effective upon the closing of the merger. Amounts reported include the value of accelerated stock award vesting. The amounts disclosed reflect the value of unvested shares of restricted stock and in-the-money options that will become vested upon a change in control.

Current Named Executive Officers

Name	Community West Restricted Stock	Community West Sock Options
Martin E. Plourd	5,868	5,158
President and Chief Executive Officer of Community West and Chief Executive Officer and Chief Credit Officer of CWB
William F. Filippin	2,389	1,791
President of CWB
Timothy J. Stronks	1,566	1,766
Executive Vice President, Chief Operating Officer and Chief Risk Officer

(3)

Represents the values of employer contribution non-qualified deferred compensation arrangements, which vest on each individual’s 65th birthday. Mr. Plourd is already 100% vested in his non-qualified deferred compensation arrangement.

Regulatory Approvals Required for the Merger

To complete the merger and the bank merger, Central Valley and Community West need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Central Valley and Community West have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 30 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve, the FDIC, and the DFPI, or (ii) and as otherwise set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Central Valley or Community West.

Under the terms of the merger agreement, Central Valley and Community West and their subsidiaries will not be required or, without the written consent of the other party, permitted, to take actions, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that Central Valley and Community West reasonably determine in good faith would or could reasonably be expected to, individually or in the aggregate, materially and adversely reduce the financial benefits of the transactions contemplated by the merger agreement to such a degree that Central Valley or Community West would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of the merger agreement or would reasonably be expected to have a material adverse effect on Central Valley and its subsidiaries, taken as a whole, after giving effect to the merger (including the bank merger) (any such condition, restriction or requirement, a “Burdensome Condition”).

All of the appropriate regulatory applications have been filed with the appropriate regulatory agencies and are under review.

The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Community West shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger or the bank merger.

Central Valley and Community West believe that the merger and bank merger do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following the completion of the merger or the bank merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or the bank merger or, if such a challenge is made, what the result of such challenge will be.

Federal Deposit Insurance Corporation

The bank merger is subject to the prior approval of the FDIC under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (i) the competitive impact of the transaction; (ii) the financial and managerial resources of the depository institutions party to the bank merger and the future prospects of the resulting institution; (iii) the depository institutions’ effectiveness in combating money-laundering activities; (iv) the convenience and needs of the communities to be served; and (vi) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. The FDIC also reviews the performance records of the relevant depository institutions under the CRA, including their CRA ratings.

Federal Reserve

The merger is subject to the approval of the Federal Reserve pursuant to Section 3 of the BHCA. The Federal Reserve takes into consideration a number of factors when acting on applications under Section 3 of the BHCA. These factors include: (i) the effect of the merger on competitiveness in affected banking markets; (ii) the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations); and (iii) and future prospects of the combined organization. The Federal Reserve also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Community Reinvestment Act of 1997

In considering an application under Section 3 of the BHCA, the Federal Reserve also reviews the records of performance of the relevant insured depository institutions under the CRA. Both the FDIC and the Federal Reserve must also take into account the record of performance of each of Central Valley and Community West in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the FDIC and the Federal Reserve frequently receives protests from community groups and others. In their most recent CRA performance evaluations, Central Valley received an overall “Outstanding” regulatory rating and CWB received an overall “Outstanding” regulatory rating.

Department of Financial Protection and Innovation of California

Because CVCB is a California state-chartered bank and will be surviving the bank merger, the prior approval of the DFPI will be required under the California Financial Code to merge CWB with and into CVCB. In reviewing the merger of CWB with and into CVCB, the DFPI will take into consideration, among other things: (i) the competitive impact of the merger; (ii) the adequacy of the surviving depository corporation’s shareholders’ equity and financial condition; (iii) whether the directors and executive officers of the surviving depository institution will be satisfactory; (iv) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws; and (v) whether the merger is fair, just and equitable to the disappearing depository corporation and the surviving depository corporation.

Public Notice and Comments

The BHCA, the Bank Merger Act as well as Federal Reserve’s and the FDIC’s regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve and the FDIC. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. These agencies are also authorized to hold one or more public hearings or meetings if these agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the application is under review by these agencies.

Department of Justice Review and Waiting Periods

In addition to the Federal Reserve, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHCA or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the FDIC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals, Notices and Filings

Additional notifications, filings and/or applications may be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the merger.

Although Central Valley and Community West expect to timely obtain the required regulatory approvals, there can be no assurances as to whether, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals will be granted or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities or other parties will not attempt to challenge the merger on antitrust grounds, on the basis of the CRA or for other reasons or, if any such challenge is made, as to the result of the challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that: (i) the recorded assets and liabilities of Central Valley will be carried forward at their recorded amounts; (ii) Central Valley historical operating results will be unchanged for the prior periods being reported; and (iii) the assets and liabilities of Community West will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of Central Valley common stock to be issued to former Community West shareholders, the value related to the assumptions of stock options and the cash to be paid in lieu of fractional shares, exceeds the fair value of the net assets, including identifiable intangibles of Community West at the merger date, will be reported as goodwill of Central Valley. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Community West being included in the operating results of Central Valley beginning from the date of completion of the merger.

Public Trading Markets

Central Valley common stock is listed on the NASDAQ Capital Market under the symbol “CVCY.” Community West common stock is listed on the NASDAQ Global Market under the symbol “CWBC.” Upon completion of the merger, Community West common stock will be delisted from NASDAQ. Central Valley common stock issuable in the merger will be listed on the NASDAQ Capital Market under the new trading symbol “CWBC.”

Dissenters’ Rights for Holders of Community West Shares Subject to Transfer Restrictions

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under California law, no dissenters’ rights are available for shares, such as Community West’s listed on the Nasdaq Global Market, (i) except where there exists any restriction on transfer imposed by Community West or by any law or regulation, or (ii) except where the holder of shares is required to accept for the shares anything other than: (a) shares of any other corporation, which shares are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation, including the Nasdaq Global Market; (b) cash in lieu of fractional shares; or (c) any combination of the shares and cash in lieu of fractional shares described in the foregoing clauses (a) and (b). Accordingly, Community West shareholders generally will not have dissenters’ rights under Chapter 13 of the California Corporations Code unless their shares are subject to a restriction on transfer imposed by Community West or by any law or regulation because Community West shareholders will receive Central Valley shares that will be listed on the Nasdaq Capital Market and cash in lieu of their fractional shares.

Any Community West shareholders that hold shares subject to restrictions on transfers imposed by Community West or by any law or regulation who wish to exercise dissenters’ rights must comply with all of the procedures required by California law. If a Community West shareholder has a beneficial interest in Community West shares that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters’ rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. DISSENTERS’ RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES.

The following discussion is a summary of the material provisions of California law relating to dissenters’ rights. This summary is qualified in its entirety by the full text of Sections 1300 through 1313 of the California Corporations Code, a copy of which is attached to this joint proxy statement/prospectus as Annex D and incorporated herein by reference. ANY COMMUNITY WEST SHAREHOLDER WHO WISHES TO

EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THIS SECTION AND ANNEX D (SECTIONS 1300 THROUGH 1313 OF THE CALIFORNIA CORPORATIONS CODE) CAREFULLY, SHOULD CONSULT HIS OR HER LEGAL ADVISOR (SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS) AND SHOULD VOTE “AGAINST” THE APPROVAL OF THE MERGER. IF YOU DECIDE TO EXERCISE YOUR DISSENTERS’ RIGHTS AND HAVE ALREADY SUBMITTED YOUR SHARE CERTIFICATES, YOU MUST NOTIFY THE EXCHANGE AGENT, AND YOUR SHARE CERTIFICATES WILL BE RETURNED TO YOU. IF YOU FAIL TO MAKE A PROPER ELECTION OR PERFECT THE STATUS OF YOUR DISSENTING SHARES, YOU WILL LOSE YOUR DISSENTERS’ RIGHTS ON SUCH SHARES.

Community West shares must satisfy each of the following requirements to be perfected as dissenting shares under California law:

•	The Community West shares must have been outstanding on December 18, 2023, the record date for the Community West special meeting to approve the merger.

•	The Community West shares must be subject to a restriction on transfer imposed by Community West or by law or regulation.

•	The Community West shares must not have been voted “FOR” the merger proposal.

•

The holder of such Community West shares must make a written demand no later than the date of the Community West special meeting held to approve the merger that Community West purchase the Community West shares at fair market value (as described below).

•	The holder of such Community West shares must submit share certificates for endorsement no later than February 8, 2024 the date of the Community West special meeting (as described below).

A VOTE IN FAVOR OF THE MERGER BY A COMMUNITY WEST SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO DISSENTERS’ RIGHTS.

A vote against the merger does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the California Corporations Code, holders of dissenting shares may require Community West to purchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day of and immediately prior to before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the principal terms of the merger agreement and approval of the merger by the Community West shareholders, Community West is required to mail to each holder of dissenting shares a notice of the approval of the principal terms of the merger agreement and approval of the merger accompanied by a copy of Sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by Community West to represent the fair market value of dissenting shares (which will constitute an offer by Community West to purchase such dissenting shares at such stated price), and a brief description of the procedure to be followed if the holders of dissenting shares desire to exercise their dissenters’ rights.

By no later than the date the Community West special meeting held is to approve the merger, a dissenting shareholder must demand that Community West purchase such shareholder’s dissenting shares in a statement setting forth the number and class of dissenting shares held of record that the dissenting shareholder demands that Community West purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day of and immediately prior to before the announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Such holder must also, within 30 days after the date on which notice of the approval of the principal terms of the merger agreement and approval of the merger by Community West shareholders is mailed to the holders of dissenting shares, submit to Community West or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Community West purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners.

An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise dissenters’ rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A Community West shareholder who elects to exercise dissenters’ rights pursuant to Sections 1300 through 1313 of the California Corporations Code should deliver a written demand no later than the date of the Community West special meeting to approve the merger to:

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

Attention: Corporate Secretary

If, upon the surrender of the certificates representing the dissenting shares, Community West and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid to the holder of the dissenting shares within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived. The holders of dissenting shares are entitled to interest thereon at the legal rate on judgments from the date of the merger agreement.

If Community West and a dissenting shareholder disagree as to the fair market value for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in the California superior court located in the proper county, within six months after the date on which the notice of the approval of the principal terms of the merger agreement and approval of the merger by Community West shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the Community West shares held by such shareholder are dissenting shares, the fair market value of such Community West shares, or both. The California Corporations Code provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Community West consents to such request for withdrawal.

As the Central Valley common shares to be issued to the Community West shareholders at the closing of the merger are listed on the Nasdaq Capital Market, Community West shareholders will not have the right to have Community West purchase their Community West shares at the fair market value determined under Chapter 13 of the California Corporations Code unless their shares are subject to a restriction on transfer imposed by Community West or by any law or regulation.

If a Community West shareholder fails to perfect his, her or its dissenting rights or effectively withdraws or loses such rights, such holder’s Community West shares will thereupon be deemed to have been canceled and converted as set forth in the merger agreement at the effective time of the merger.

Subject to the provisions of Chapter 13 of the California Corporations Code, Community West shareholders who have exercised their dissenters’ rights will not have the right at law or in equity to challenge the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger. In addition, if a Community West shareholder initiates any action to challenge the validity of the merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his, her or its shares as a holder of dissenting shares.

Except as expressly limited in Chapter 13 of the California Corporations Code, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

Dissenters’ Rights for Holders of Central Valley Shares Subject to Transfer Restrictions

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under California law, no dissenters’ rights are available for shares, such as Central Valley’s listed on the Nasdaq Capital Market, (i) except where there exists any restriction on transfer imposed by Central Valley or by any law or regulation, or (ii) except where the holder of shares is required to accept for the shares anything other than: (a) shares of any other corporation, which shares are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation, including the Nasdaq Capital Market; (b) cash in lieu of fractional shares; or (c) any combination of the shares and cash in lieu of fractional shares described in the foregoing clauses (a) and (b). Accordingly, Central Valley shareholders generally will not have dissenters’ rights under Chapter 13 of the California Corporations Code unless their shares are subject to a restriction on transfer imposed by Central Valley or by any law or regulation because Central Valley shareholders will receive Central Valley shares that will be listed on the Nasdaq Capital Market and cash in lieu of their fractional shares.

Any Central Valley shareholders that hold shares subject to restrictions on transfers imposed by Central Valley or by any law or regulation who wish to exercise dissenters’ rights must comply with all of the procedures required by California law. If a Central Valley shareholder has a beneficial interest in Central Valley shares that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters’ rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. DISSENTERS’ RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES.

The following discussion is a summary of the material provisions of California law relating to dissenters’ rights. This summary is qualified in its entirety by the full text of Sections 1300 through 1313 of the California Corporations Code, a copy of which is attached to this joint proxy statement/prospectus as Annex D and incorporated herein by reference. ANY CENTRAL VALLEY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THIS SECTION AND ANNEX D (SECTIONS 1300 THROUGH 1313 OF THE CALIFORNIA CORPORATIONS CODE) CAREFULLY, SHOULD CONSULT HIS OR HER LEGAL ADVISOR (SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS) AND SHOULD VOTE “AGAINST” THE

APPROVAL OF THE MERGER. IF YOU DECIDE TO EXERCISE YOUR DISSENTERS’ RIGHTS AND HAVE ALREADY SUBMITTED YOUR SHARE CERTIFICATES, YOU MUST NOTIFY THE EXCHANGE AGENT, AND YOUR SHARE CERTIFICATES WILL BE RETURNED TO YOU. IF YOU FAIL TO MAKE A PROPER ELECTION OR PERFECT THE STATUS OF YOUR DISSENTING SHARES, YOU WILL LOSE YOUR DISSENTERS’ RIGHTS ON SUCH SHARES.

Central Valley shares must satisfy each of the following requirements to be perfected as dissenting shares under California law:

•	The Central Valley shares must have been outstanding on December 18, 2023, the record date for the Central Valley special meeting to approve the merger.

•	The Central Valley shares must be subject to a restriction on transfer imposed by Central Valley or by law or regulation.

•	The Central Valley shares must not have been voted “FOR” the merger proposal.

•

The holder of such Central Valley shares must make a written demand no later than the date of the Central Valley special meeting held to approve the merger that Central Valley purchase the Central Valley shares at fair market value (as described below).

•	The holder of such Central Valley shares must submit share certificates for endorsement no later than February 8, 2024 the date of the Central Valley special meeting (as described below).

A VOTE IN FAVOR OF THE MERGER BY A CENTRAL VALLEY SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO DISSENTERS’ RIGHTS.

A vote against the merger does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the California Corporations Code, holders of dissenting shares may require Central Valley to purchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day of and immediately prior to the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the principal terms of the merger agreement and approval of the merger by the Central Valley shareholders, Central Valley is required to mail to each holder of dissenting shares a notice of the approval of the principal terms of the merger agreement and approval of the merger accompanied by a copy of Sections 1300 through 1304 of the California Corporations Code, a statement of the price determined by Central Valley to represent the fair market value of dissenting shares (which will constitute an offer by Central Valley to purchase such dissenting shares at such stated price), and a brief description of the procedure to be followed if the holders of dissenting shares desire to exercise their dissenters’ rights.

By no later than the date of the Central Valley special meeting to approve the merger, a dissenting shareholder must demand that Central Valley purchase such shareholder’s dissenting shares in a statement setting forth the number and class of dissenting shares held of record that the dissenting shareholder demands that Central Valley purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day of and immediately prior to the first announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Such holder must also, within 30 days after the date on which notice of the approval of the principal terms of the merger agreement and approval of the merger by Central Valley shareholders is mailed to the holders of dissenting shares, submit to Central Valley or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Central Valley purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners.

An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise dissenters’ rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A Central Valley shareholder who elects to exercise dissenters’ rights pursuant to Sections 1300 through 1313 of the California Corporations Code should deliver a written demand no later than the date of the Central Valley special meeting held to approve the merger to:

Central Valley Community Bancorp

7100 N. Financial Drive, Suite 101

Fresno, California 93720

Attention: Corporate Secretary

If upon the surrender of the certificates representing the dissenting shares, Central Valley and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid to the holder of the dissenting shares within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived. The holders of dissenting shares are entitled to interest thereon at the legal rate on judgments from the date of the merger agreement.

If Central Valley and a dissenting shareholder disagree as to the fair market value for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in the California superior court located in the proper county, within six months after the date on which the notice of the approval of the principal terms of the merger agreement and approval of the merger by Central Valley shareholders is mailed, to resolve such dispute. In such action, the court will determine whether the Central Valley shares held by such shareholder are dissenting shares, the fair market value of such Central Valley shares, or both. The California Corporations Code provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Central Valley consents to such request for withdrawal.

As the Central Valley common shares to be issued to the Central Valley shareholders at the closing of the merger are listed on the Nasdaq Capital Market, Central Valley shareholders will not have the right to have Central Valley purchase their Central Valley shares at the fair market value determined under Chapter 13 of the California Corporations Code unless their shares are subject to a restriction on transfer imposed by Central Valley or by any law or regulation.

If a Central Valley shareholder fails to perfect his, her or its dissenting rights or effectively withdraws or loses such rights, such holder’s Central Valley shares will thereupon be deemed to have been canceled and converted as set forth in the merger agreement at the effective time of the merger.

Subject to the provisions of Chapter 13 of the California Corporations Code, Central Valley shareholders who have exercised their dissenters’ rights will not have the right at law or in equity to challenge the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger. In addition, if a Central Valley shareholder initiates any action to challenge the validity of the merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his, her or its shares as a holder of dissenting shares.

Except as expressly limited in Chapter 13 of the California Corporations Code, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

THE MERGER AGREEMENT

The following section of this joint proxy statement/prospectus describes the material terms of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement since it, and not the following description, constitutes the agreement of Central Valley and Community West.

Explanatory Note regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Central Valley and Community West contained in this joint proxy statement/prospectus or in the public reports of Central Valley or Community West filed with the SEC may supplement, update or modify the factual disclosures about Central Valley and Community West contained in the merger agreement. The merger agreement contains representations and warranties by Central Valley, on the one hand, and representations and warranties by Community West, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Central Valley and Community West were qualified and subject to important limitations agreed to by Central Valley and Community West in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger and the bank merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Central Valley and Community West each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Central Valley and Community West at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” on page 134.

Effects of the Merger

The merger agreement provides for the merger of Community West with and into Central Valley. The separate existence of Community West will cease and Central Valley will continue as the surviving corporation immediately upon the closing of the merger. The merger agreement provides that the articles of incorporation and the bylaws of Central Valley as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving corporation (except as amended to reflect the corporate name change). Promptly following the completion of the merger CWB will merge with and into CVCB, with CVCB as the surviving entity. Effective with these mergers Central Valley and CVCB as the surviving entities will change their names to “Community West Bancshares” and “Community West Bank,” respectively.

As a result of the merger, there will no longer be any shares of Community West common stock authorized, issued or outstanding. Community West shareholders will only participate in Central Valley’s future earnings and potential growth through their ownership of Central Valley common stock. All of the other incidents of direct ownership of Community West common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Community West, will be extinguished at the effective time of the merger. All of the property, rights, privileges and powers of Central Valley and Community West will vest in the surviving corporation, and all claims, obligations, liabilities, debts and duties of Central Valley and Community West will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Effective Time of the Merger

The merger agreement provides that the merger will be consummated no later than the 10th business day following the satisfaction or waiver of the closing conditions in the merger agreement, which are described below, unless Central Valley and Community West agree to another date. The first merger will be consummated legally at the time the agreement of merger between Central Valley and Community West, the form of which is included as Exhibit C to the merger agreement, has been certified by the Secretary of State of California. The bank merger will be consummated legally at the time an agreement of merger between CWB and CVCB, the form of which is included as Exhibit D to the merger agreement, has been certified by the Secretary of State of California and filed with the DFPI. As of the date of this joint proxy statement/prospectus, the parties expect that the merger and bank merger will be completed in the second quarter of 2024. However, there can be no assurance as to when or whether the merger will occur.

If the merger is not completed by the close of business on June 30, 2024 (subject to an extension of up to 90 days for regulatory approval), the merger agreement may be terminated by either Community West or Central Valley, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

Procedures for Exchanging Shares of Community West Common Stock

Exchange Procedures

At least ten business days prior to the closing date, Central Valley will designate Computershare Shareholder Services, Inc. or another entity reasonably acceptable to Community West as exchange agent in the merger. Subject to Community West’s timely delivery of all information necessary therefor, within a reasonable period of time (but not more than five business days) after the closing, Community West will cause to be mailed to each holder of record of Community West shares a certificate or certificates or, as appropriate, a reference to book-entry account statements relating to the Community West shares which immediately prior to the closing of the merger represented the shares of Community West common stock, (i) a form of letter of transmittal in such form as mutually agreed to by Central Valley and Community West (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Community West stock certificates or book- entry shares in exchange for the merger consideration payable in exchange therefor. Following the closing of the merger and delivery to the exchange agent of a duly completed and validly executed Letter of Transmittal, together with surrender of a certificate (or certificates) or book-entry shares for cancellation, each Community West shareholder will be entitled to receive in exchange therefor the merger consideration to which such shareholder is entitled under the terms of the merger agreement and the certificate(s) or book-entry shares surrendered shall be canceled.

If a Community West shareholder has lost his, her or its Community West stock certificate, or the Community West stock certificate has been stolen or destroyed, the Community West shareholder may be required to deliver an affidavit of loss and indemnity agreement and/or and a lost certificate bond as a condition to receiving any merger consideration to which he, she or it may be entitled.

After completion of the merger, no transfers of Community West common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Community West stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

Withholding

Central Valley will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares or on account of accrued dividends or dividend equivalents or any other consideration payable under the merger agreement to any holder of Community West common stock or Community West restricted stock the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local, or foreign tax law or regulation. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Central Valley common stock after completion of the merger will be paid to the holder of any unsurrendered Community West stock certificates or untransferred shares of Community West common stock held in book-entry form with respect to the Central Valley common stock represented by those certificates or book-entry shares until those certificates or book-entry shares have been properly surrendered. After the proper surrender of any such previously unsurrendered Community West stock certificate, or proper transfer of any such previously untransferred shares of Community West common stock held in book-entry form, the holder of the certificate or such book-entry shares will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Central Valley common stock, which the shares of Community West common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties that Central Valley and Community West made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties are subject to the information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Central Valley nor Community West believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.

Accordingly, shareholders of Central Valley or Community West should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Central Valley’s or Community West’s public disclosures.

The merger agreement contains representations and warranties made by both Community West and Central Valley relating to a number of matters, include the following:

•	corporate organization, qualification to do business, corporate power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	timely filing with governmental entities and accuracy of required SEC reports and financial statements;

•	Sarbanes-Oxley Act compliance;

•	NASDAQ compliance;

•	financial internal controls;

•	conformity with generally accepted accounting principles of financial statements;

•	financial books, records and reporting systems;

•	accounting and auditing practices, including material complaints;

•	absence of undisclosed liabilities;

•	legal proceedings;

•	regulatory matters;

•	compliance with applicable law;

•	government authorizations;

•	material contracts defaults;

•	employee compensation and benefits matters;

•	labor and employment matters;

•	environmental matters;

•	taxes and tax returns;

•	investment portfolio;

•	loan portfolio non-performing assets;

•	risk management instruments;

•	deposits;

•	properties and assets;

•	intellectual property;

•	fiduciary accounts

•	trust administration;

•	insurance;

•	allowance for loan losses;

•	transactions with affiliates;

•	investment services;

•	cannabis;

•	governmental approvals and other conditions;

•	fairness opinion from financial advisor;

•	broker’s fees payable in connection with the merger;

•	transaction expenses;

•	accuracy of information provided in this joint proxy statement/prospectus; and

•	affiliate and related party transactions;

Certain representations and warranties of Central Valley and Community West are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” when used in reference to Central Valley or Community West or the combined company, means with respect to Central Valley or Community West any fact, event, change, condition, occurrence, development, circumstance, effect, or state of facts that either (i) prevents, materially delays or materially impairs the ability of such party to perform its obligations under the merger agreement or to consummate the merger or bank merger, or (ii) individually or in the aggregate, has been, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities, financial condition, or results of operations of such party and its subsidiaries, in each case taken as a whole; provided, however, that no effect to the extent resulting from any of the following shall be considered in determining whether a material adverse effect has occurred or is in existence: (a) changes, after the date of the merger agreement, in law, rules, and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof, by any governmental authority, including any change in GAAP or regulatory accounting requirements; (b) changes in the economy or financial markets, generally, in the United States; (c) changes in economic, business, political, regulatory, market, or financial conditions generally affecting the banking industry; (d) the entry into or announcement of the merger agreement or the transactions contemplated by the merger agreement or compliance by such party or its subsidiaries with the terms of the merger agreement, including without limitation, the completion of each of the contemplated transactions; or (e) a decline in the trading price of such party’s common stock (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether a material adverse effect has occurred or is in existence if such facts and circumstances are not otherwise described in clauses (a) through (d) of this definition); provided, further, that with respect to clauses (a), (b) and (c) of this definition, such effects shall be taken into account in determining whether a material adverse effect is in existence to the extent any such effects materially and disproportionately adversely affect a party and its subsidiaries, taken as a whole, compared to other bank holding companies with assets of between $1.0 and $5.0 billion, operating primarily in the same industries, lines of business and geographic locations in which such party and its subsidiaries operate.

Certain of the representations and warranties are made to the “knowledge” of a party. The term “knowledge” means (i) with respect to Central Valley, the knowledge of any member of the Central Valley board of directors or the Central Valley or CVCB senior management team and (ii) with respect to Community West, the knowledge of any member of the Community West board of directors or any of the key employees listed in the merger agreement. An individual’s knowledge shall include information actually known to that person and information of which the individual is aware following a reasonably diligent inquiry of other persons employed or retained by Central Valley of Community West, as applicable, who would be expected to have information responsive to the topic of the inquiry.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

Central Valley and Community West have agreed that prior to the effective time of the merger it will not conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Central Valley the goodwill of the customers of CWB and others with whom business relations exist.

In addition to the general covenants above, Central Valley and Community West have agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, without the written consent of the other party (which consent may not be unreasonably withheld or delayed):

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issue any capital stock, options or convertible securities other than (i) the issuance of common stock upon the exercise or settlement of stock options outstanding as of the date of the merger agreement, (ii) the issuance by a wholly-owned subsidiary of its capital stock to its parent or another wholly-owned subsidiary, and (iii) the grant of stock options or restricted shares to officers, directors, employees and others in the ordinary course of business and consistent with prior practice;

•

declare or pay any dividend except for the declaration and payment of regular quarterly cash dividends to shareholders consistent with past practices, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases in the ordinary course of business consistent with its past practice);

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enter into or amend any employment, consulting, severance, change in control, bonus, salary continuation or similar compensation agreement, or accelerate the vesting or payment under any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed, or (iii) for normal salary increases and bonuses consistent in amount and timing with past practices;

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hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations existing as of the merger agreement as previously disclosed or (ii) to fill any vacancies after the date of the merger agreement and whose employment is terminable at will;

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enter into, establish, adopt, amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations or plan provisions existing as of date of the merger agreement and previously disclosed) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by the merger agreement;

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sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that (i) individually is greater than $100,000 or (ii) together with all other such transactions is greater than $500,000; provided, however, no such transactions are permitted with any of its respective affiliates;

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acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchase any equity interest in or make any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by the merger agreement, deposits or properties of any other person;

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make capital expenditures in excess of $100,000 individually, or $250,000 in the aggregate other than in the ordinary course of business consistent with past practices except as disclosed in the merger agreement;

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amend its articles of incorporation or bylaws or enter into a plan of consolidation, merger, share exchange or reorganization with any person, or a letter of intent or agreement in principle with respect thereto;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles;

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enter into, fail to renew, amend or terminate, any material contract other than (i) as otherwise permitted under the merger agreement or (ii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination;

•	settle claims or actions which would exceed $100,000 more than applicable insurance coverage or would impose any material restriction on the business;

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enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility;

•	introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements, other than in the ordinary course of business consistent with past practices;

•	enter into contracts for derivative instruments;

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incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the ordinary course of business consistent with past practice);

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assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

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acquire or otherwise invest in or dispose of (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, mortgage-backed or mortgage-related security or equity investment other than federal funds or United States Government securities, United States Government agency securities and U.S. Government sponsored agencies, except in the ordinary course of business consistent with past practice;

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(i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated in an amount in excess of $1,000,000 (collectively, “Loans”) in a manner that is inconsistent with its ordinary course of business or inconsistent with its lending policies and procedures in effect as of the date of the merger agreement, (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts set forth in clause (i) above, (iii) make or commit to make any Loan to, or enter into any transaction with, any of its directors, officers, employees or affiliates, or (iv) enter into any loan securitization or create any special purpose funding entity;

•	invest, or commit to invest, in real estate or a real estate development other than foreclosures in ordinary course of business consistent with past practices;

•

take or fail to take any action (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time or the merger, or (B) any of the conditions to the transactions contemplated hereby set forth in the merger agreement not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated by the merger agreement beyond the time period contemplated by the merger agreement;

•

make or change any tax election, settle, abandon or compromise any tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement with respect to any taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes, waive or alter any right to any tax credit, or file any amended tax return;

•	take any action that would cause the merger to be subject to the provisions of any state anti-takeover law;

•	enter into a related party transaction;

•

increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in such party’s market area; or

•	enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

Access to Information

Subject to applicable law, Central Valley and Community West each agreed, for the purposes of verifying the representations and warranties of the other party and preparing for the merger, to afford to each other (including their respective officers, employees, accountants, counsel, advisors and other representatives) access, during normal business hours during the period prior to the closing, to all of its properties, books, contracts, commitments, personnel, information technology systems, and records, and each agreed to cooperate with the other party in preparing to execute after the closing the conversion or consolidation of systems and business operations generally.

Central Valley and Community West have agreed and have agreed to cause their respective subsidiaries, to make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during the period prior to closing pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that are not permitted to be disclosed under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.

Neither Central Valley nor Community West nor any of their respective subsidiaries are required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s or its subsidiaries’, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of the merger agreement.

Regulatory Matters

Central Valley and Community West have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 30 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.

Central Valley and Community West have also agreed to, upon request, and to the extent permitted by applicable law, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of Central Valley, Community West or any of their respective subsidiaries to any governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement.

Central Valley and Community West agreed to promptly advise each other upon receiving any communications from any governmental entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Nothing contained in the merger agreement will be deemed to require Central Valley, CVCB, Community West, or CWB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would, or would be reasonably likely to be a burdensome condition. Under the merger agreement, a burdensome condition includes any condition, restriction or requirement that would materially reduce the benefits of the merger to Central Valley and Community West to such a degree that Central Valley and Community West would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement.

Shareholder Meetings

Each of Central Valley and Community West has agreed to take all action necessary to convene a meeting of its respective shareholders, as promptly as reasonably practicable after the Form S-4 registration statement is declared effective, and in no event later than 50 days after the Form S-4 registration statement is declared effective by the SEC, for the purpose of obtaining its shareholders’ approval of the merger.

Except as permitted under the terms of the merger agreement, the Central Valley board of directors and the Community West board of directors agreed to at all times prior to and during such meetings recommend such approval and use its commercially reasonable efforts to solicit and obtain such approval. Unless the merger agreement is terminated in accordance with its terms, Central Valley and Community West will convene their respective meetings regardless of whether or not (i) its board of directors has made an adverse change in recommendation or (ii) an acquisition proposal (as defined below) from a third party has been publicly proposed or announced or otherwise submitted to either party or its financial advisors.

No Solicitation and Change in Recommendation

Community West and Central Valley have agreed that they will not continue and will cause each of their subsidiaries and their respective representatives to immediately cease any discussions, negotiations or communications with any other third parties with respect to the possibility or consideration of any acquisition proposal (as defined below), and will enforce any confidentiality or similar agreement relating to any acquisition proposal. Community West and Central Valley have also agreed not to, and to cause their subsidiaries and representatives from the date of the merger agreement through the effective time of the merger not to, directly or indirectly through another person:

•

solicit, initiate or knowingly encourage (including by way of knowingly furnishing information or assistance), or take any other action designed to facilitate or that could reasonably be expected to result in, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	provide any confidential information or data to any person relating to any acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Central Valley or Community West;

•

unless the merger agreement is terminated in accordance with its terms, approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement whether (written or oral) related to any acquisition proposal or propose to do any of the foregoing; or

•	make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

Community West and Central Valley further agreed they will promptly (and, in any event, within 24 hours) notify the other party if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, such party or any of its subsidiaries and their respective representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter agreed to keep such party informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in such party’s intentions as previously modified.

If at any time prior to the obtaining the approval of the shareholders of Community West to adopt the merger agreement, Community West receives a bona fide, unsolicited written acquisition proposal, it may furnish nonpublic information regarding it only if:

•	Community West’s board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below);

•

Community West’s board of directors concludes in good faith (after consultation with its legal counsel) that failure to take such actions would more likely than not be detrimental to the best interests of Community West’s shareholders;

•

prior to providing any nonpublic information Community West shall have entered into a confidentiality agreement with such third party on terms no less favorable to the party than the confidentiality agreement with Central Valley; and

•

Community West promptly advises Central Valley following receipt of any superior proposal of the substance thereof (including the identity of the person making such superior proposal), and keeps Central Valley apprised of any related developments, discussions and negotiations (including the terms and conditions of the superior proposal) on a current basis.

Community West has agreed that neither it or its subsidiaries nor its board of directors shall (each a “change in recommendation”):

•	endorse or recommend a superior proposal;

•

modify or amend in a manner adverse to Central Valley or withdraw its recommendation that the shareholders of Community West vote in favor of the approval and adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement; or

•	take any other action or make any other public statement in connection with the Community West meeting, inconsistent with such recommendation.

Notwithstanding the foregoing, Community West and its subsidiaries and its and their boards of directors will be permitted to effect a change in recommendation if and only to the extent that:

•

Community West has complied in all respects with obligations with respect to the non-solicitation of competing acquisition proposals and with respect to the Community West shareholder meeting described in the merger agreement;

•

Community West’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to take such action would more likely than not be detrimental to the best interests of Community West’s shareholders; and

•	if board of directors of Community West intends to effect a change in recommendation following an acquisition proposal:

•

the board of directors of Community West shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Central Valley, that a competing acquisition proposal constitutes a superior proposal;

•

Community West notifies Central Valley, at least four business days in advance, of its intention to effect a change in recommendation in response to such superior proposal (including the identity of the person making such acquisition proposal) and furnishes to Central Valley a copy of the relevant unredacted proposed transaction agreements with the person making such superior proposal and all other material documents; and

•

prior to effecting such a change in recommendation, Community West during the period following its delivery of the notice referred to above, negotiates with Central Valley in good faith for a period of up to four business days (to the extent Central Valley desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such third party acquisition proposal ceases to constitute a superior proposal.

Regardless of the foregoing, Community West may not enter into an agreement providing for an acquisition proposal or submit to the vote of its shareholders any acquisition proposal other than the merger unless the merger agreement is terminated in accordance with its terms.

Notwithstanding the above provisions regarding non-solicitation, in the event Central Valley receives an unsolicited bona fide acquisition proposal relating to Central Valley or any affiliate or any of its subsidiaries at any time prior to the obtaining the approval of the shareholders of Central Valley to adopt the merger agreement, Central Valley may provide nonpublic information to the person making such acquisition proposal, provided that, prior to providing any nonpublic information to the person making such acquisition proposal, Central Valley enters into a confidentiality agreement with such third party on terms no less favorable to Central Valley than the confidentiality agreement entered into with Community West. Central Valley must promptly advise Community West following receipt of any such acquisition proposal of the substance thereof (including the identity of the person making such acquisition proposal), and keep Community West apprised of any related developments, discussions and negotiations (including the terms and conditions of such acquisition proposal) on a current basis.

Neither Central Valley nor its subsidiaries nor their respective boards of directors may (i) modify or amend in a manner adverse to Community West or withdraw its recommendation that the shareholders of Central Valley vote in favor of the approval and adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement or (ii) take any other action or make any other public statement in connection with the Central Valley shareholders meeting inconsistent with such recommendation. Additionally, Central Valley may not, and must cause its subsidiaries not to, enter into any agreement with any person subsequent to the date of the merger agreement that would restrict Central Valley’s ability to comply with any of the terms of the merger agreement on a timely basis, including its ability to consummate the merger and the other transactions contemplated by the merger agreement on a timely basis. Central Valley has agreed that it will not submit to the vote of its shareholders any acquisition proposal or other agreement, or propose to do so unless such acquisition proposal or other agreement requires the completion of the merger prior to completion of any other acquisition proposal or consummation of any other agreement respecting Central Valley, and gives Community West shareholders acquiring Central Valley common stock in the merger the same consideration in the acquisition proposal, if completed, at the same time such consideration is received by the other shareholders of Central Valley.

The term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of any material assets or deposits (as applicable), (ii) direct or indirect acquisition or purchase of more than 25% of any class of equity securities, or (iii) merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction, other than the transactions contemplated by the merger agreement.

The term “superior proposal” means any bona fide written acquisition proposal which the respective board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger and the other transactions contemplated by the merger agreement, (i) after receiving the advice of its financial advisor (who must be a regionally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth in the proposal (as compared to, and with due regard for, the terms in the merger agreement), and (iii) after taking into account all legal (after receipt of advice from its legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable laws.

Employee Matters

At the effective time of the merger Community West will, and shall cause CWB to, terminate any and all 401(k) plans maintained by either of them, and terminate participation in any other Community West benefit plans that Central Valley may specify to Community West at least 30 days prior to the effective time of the merger. Prior to the effective time of the merger, Community West will, and will cause CWB to, take all action necessary to fully vest participants in their account balances under any and all 401(k) plans maintained by either of them. Community West and Central Valley will use reasonable best efforts to ensure that each former Community West employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Internal Revenue Code) from a Community West benefit plan will be eligible to rollover such distribution, including any participant loan thereunder, into an account established under a tax-qualified defined contribution plan that is maintained by Central Valley, but subject to the terms and conditions governing the acceptance of rollover contributions by the recipient plan.

Central Valley has agreed that as of and following the effective time of the merger, the employees of Community West and CWB as of the effective time who continue to be employed by CVCB after the effective time or who are offered and who accept employment with CVCB (collectively, the “Former Community West Employees”) shall be eligible to participate in the employee benefit plans of Central Valley and/or CVCB, as applicable, in which the similarly situated employees of CVCB participate, to the same extent as such similarly situated employees of CVCB participate.

With respect to each employee benefit plan, program or arrangement of Cenral Valley or CVCB of general applicability (the “Central Valley Benefit Plans”), Central Valley has agreed that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with Community West and CWB will be treated as service with CVCB; provided, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits.

To the extent permitted by any insurer of a Central Valley Benefit Plan, Central Valley will cause such plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous Community West benefit plan immediately prior to the effective time of the merger; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former Community West Employee on or after the effective time of the merger to the extent such Former Community West Employee had satisfied any similar limitation or requirement under an analogous Community West benefit plan prior to the effective time of the merger. In addition, to the extent permitted by an insurer of a Central Valley Benefit Plan, Central Valley will cause CVCB to cause deductibles, co-payments and out-of-pocket maximums paid on or before the effective time of the merger by or on behalf of any Former Community West Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductibles, co-payments, and out-of-pocket maximum provisions as though such amounts had been paid in accordance with the terms and conditions of the CVCB Benefit Plan. If any Former Community West Employee is denied or delayed coverage, Central Valley shall pay (subject to employee contribution requirements) for such Former Community West Employee’s COBRA coverage.

As soon as reasonably practicable after the effective time of the merger, Central Valley (or Community West through its payroll process directed by Central Valley immediately prior to the effective time of the merger) will provide a severance benefit to each employee of Community West who was employed immediately before the effective time of the merger (except for any employee who is a party to any written agreement relating to severance which agreement has been provided to Central Valley or who enters into an employment agreement with Central Valley or CVCB effective on or after the closing of the merger) and whose employment is terminated involuntarily (either at or within twelve months after the closing date of the merger), other than for cause (as defined in the merger agreement), or who resigns such employee’s employment for good reason (as defined in the merger agreement within six months after the closing date of the merger, in a lump sum payment equal to four weeks of such employee’s regularly scheduled base salary or base wages at the time of termination of employment plus an additional two weeks salary for every year of completed service before the closing date of the merger (prorated for partial year), up to a maximum of six months in the aggregate.

Prior to the effective time of the merger, Central Valley will consider in consultation with Community West establishing an employee retention program and allocating pursuant to such program cash awards to certain CWB employees to remain in the employ of CWB through the closing of the merger and/or through completion of the system integration process between CWB and CVCB.

The merger agreement specifies that none of its provisions should be interpreted or construed to (i) establish, amend, or modify any Community West benefit plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Central Valley; or (ii) confer upon any current or former employee or other service provider of Community West or CWB any right to employment or continued employment or continued service with Central Valley or CVCB or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

Stock Market Listing

Central Valley has agreed to apply to have the shares of Central Valley common stock to be issued in the merger approved for listing on the NASDAQ Capital Market, which is the principal trading market for existing shares of Central Valley common stock. It is a condition to Central Valley’s and Community West’s obligations to complete the merger that such approval is obtained. Following completion of the merger, Community West common stock will cease trading and will no longer be listed on NASDAQ.

Conditions to each Parties Obligations

The obligations of Central Valley and Community West to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

•	receipt of the regulatory approvals (without the imposition of burdensome conditions), required in connection with the merger;

•	absence of any statute, rule, regulation, judgment decree, injunction or other order, being in effect and prohibiting completion of the merger;

•	approval of the merger agreement and the merger by a majority of the issued and outstanding shares of Community West and Central Valley common stock entitled to vote;

•

the registration statement on Form S-4 (including this joint proxy statement/prospectus) having become effective regarding the shares of Central Valley common stock to be issued upon completion of the merger; and

•	approval of the Central Valley shares of common stock to be issued in the merger for listing on NASDAQ.

The obligations of Central Valley to complete the merger are also subject to the fulfillment by Community West or waiver by Central Valley of certain conditions, including the following:

•

Community West’s representations and warranties being and remaining true and correct, other than, in most cases, those failing to be true and correct that would not reasonably be expected to result in a material adverse effect on Community West;

•	Community West performing, in all material respects, all of its required obligations contained in the merger agreement which are required to be performed before the closing;

•	delivery of a tax opinion from Central Valley’s legal counsel to effect that the merger will be treated as a tax-free reorganization;

•	delivery of employee benefits summary acknowledgments for certain key employees of Community West;

•	delivery of cooperation agreements from directors and certain executives officers of Community West and the absence of any breach of those agreements;

•

delivery of an executed statement that Community West meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.1897-2(h)(1), relating to the Foreign Investment in Real Property Tax Act of 1980;

•	receipt of director resignations from all of the directors of Community West and CWB;

•

neither Central Valley nor any of its subsidiaries shall be as a result of the merger and bank merger subject to any memorandum of understanding, cease and desist order or other material agreement with any governmental authority that is not terminated before or in connection with the merger and bank merger;

•	non-occurrence of an event or circumstance that would have a material adverse effect on Community West; and

•	delivery of certain employee pre-closing agreements relating to excess parachute payments.

In addition, Community West’s obligation to complete the merger is also subject to the fulfillment by Central Valley or waiver by Community West of certain conditions, including the following:

•

Central Valley’s representations and warranties being and remaining true and correct, other than in most cases, those failing to be true and correct that would not reasonably be expected to result in a material adverse effect on Central Valley;

•	Central Valley performing, in all material respects, all of its required obligations contained in the merger agreement which are required to be performed before the closing;

•	delivery of the cooperation agreements from directors and certain executive officers of Central Valley and the absence of any breach of those agreements;

•	non-occurrence of an event or circumstance that would have a material adverse effect on Central Valley;

•	Central Valley’s adoption of resolutions, appointments, and as necessary amendments to the Central Valley bylaws to give effect to the corporate governance provisions required by the merger agreement;

•	as necessary, the resignations of certain directors of Central Valley to give effect to the corporate governance provisions required by the merger agreement;

•	full force and effect of the employment agreement of Martin Plourd as of the effective date of the merger;

•	delivery of a tax opinion of Community West’s legal counsel to the effect that the merger is a tax-free reorganization; and

•	deposit by Central Valley with the exchange agent of the merger consideration including cash for fractional shares.

Termination

The merger agreement may be terminated under the following circumstances:

•

by mutual consent of Central Valley and Community West, as authorized by their respective board of directors, at any time prior to the effective time of the merger, whether before or after the receipt of the requisite Central Valley shareholder approval or Community West shareholder approval;

•

by Central Valley or Community West, if there has been a material breach of any representation, warranty, covenant or agreement made by the other party, which breach, individually or together with all such other then uncured breaches: (i) cannot be or has not been cured within the sooner to occur of the end date or 30 calendar days after the giving of written notice to the breaching party of such breach; and (ii) would entitle the non-breaching party not to consummate the transactions contemplated by the merger agreement for failure of the breaching party to satisfy the conditions as to the accuracy of the representation and warranties or compliance with covenants by such breaching party; provided, that the terminating party is not in material breach of any terms of the merger agreement;

•

by Central Valley or Community West, if the merger is not completed on or before June 30, 2024 (subject to an extension of up to 90 days for regulatory approval), which date is referred to as the “end date,” except to the extent termination will not be available to a party whose failure to perform any obligation required to be performed by such party was the primary cause of or resulted in the failure of the merger to be consummated on or before the end date;

•

by Central Valley or Community West: (i) if any governmental regulatory agency has denied approval and such denial has become final and non-appealable; (ii) if any governmental agency issues a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless such denial or order is due to the failure of the party seeking to terminate the agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement; or (iii) if any regulatory approval includes or will not be issued without the imposition of a burdensome condition (as defined in the merger agreement); provided, however, that no party shall have the right to terminate for the forgoing reasons if such denial is due to the failure of the party seeking to terminate to perform any obligation required to be performed by such party under the merger agreement;

•

by either Central Valley or Community West if: (i) at the Central Valley meeting (including any postponements or adjournments thereof) the Central Valley shareholders fail to approve the merger and the Central Valley share issuance; or (ii) at the Community West meeting (including any postponements or adjournments thereof) the Community West shareholders fail to approve the merger and merger agreement; or

•

by Central Valley or Community West, if Central Valley or Community West, as applicable, shall have: (i) failed to recommend approval of the principal terms of the merger at its respective shareholder meeting in accordance with the terms of the merger agreement; (ii) materially breached its obligations under this the merger agreement by reason of a failure to (a) call and hold the its respective shareholders meeting, (b) prepare and mail to its shareholders this joint proxy statement/prospectus, or (c) comply with its non-solicitation obligations related to alternative acquisition proposals provisions; or (iii) asserted a change of recommendation, whether or not permitted by the terms of the merger agreement.

Termination Fee

Under various circumstances set forth in the merger agreement Community West may be obligated to pay Central Valley a termination fee of $4 million (the “Termination Fee”).

Community West will be obligated to pay Central Valley the Termination Fee as agreed upon liquidated damages as follows:

•

if Central Valley terminates the merger agreement because Community West fails to comply with its obligations related to the Community West shareholders meeting or non-solicitation provisions in the merger agreement or Community West effects a change in recommendation;

•

if: (i) either party terminates the merger agreement because the Community West shareholders do not approve the merger and at any time after the date of the merger agreement and at or before the date of the Community West shareholders meeting an acquisition proposal has been made, publicly announced or otherwise known to Community West or its board of directors (“Community West Proposal”); and (ii) if within 12 months after the date of such termination of the merger agreement, Community West or any of its subsidiaries executes any definitive agreement that entails an acquisition proposal with respect to such Community West Proposal, then Community West is required to pay Central Valley the Termination Fee upon the date of execution of such definitive agreement contemplated by such acquisition proposal; and

•

if: (i) either party terminates the merger agreement because the closing has not occurred on or before June 30, 2024 (after any extension as permitted under the merger agreement), or if Central Valley terminates the merger agreement because of a material breach by Community West (and not cured in accordance with the merger agreement); (ii) at any time after the date of the merger agreement and before such termination there was made or renewed a Community West Proposal; and (iii) if within 12 months after the date of termination of the merger agreement, Community West or any of its subsidiaries executes any definitive agreement that entails an acquisition proposal with respect to such Community West Proposal, then Community West is required to pay Central Valley the Termination Fee upon the date of execution of such definitive agreement contemplated by such acquisition proposal.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect without any liability on the part of Central Valley or Community West unless there is a willful and intentional breach of the merger agreement by a party or any actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty, or a party commits fraud. However, the provisions of the merger agreement relating to access to information, press releases, confidentiality obligations, the termination fee and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of matters presented in connection with the merger by the shareholders of Community West or shareholder of Central Valley, except that after any such approval of the transactions contemplated by the merger agreement, there may not be any amendment of the merger agreement without further approval of such shareholders if required by applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Fees and Expenses

Except for the Termination Fee, as described elsewhere in this joint proxy statement/prospectus, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Specific Performance

Central Valley and Community West will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger, in addition to any other remedy to which they are entitled at law or in equity.

Cooperation Agreements

Central Valley and Community West have entered into cooperation agreements with each of the other party’s directors and certain executive officers who hold shares of such party’s common stock.

The directors and executive officers of Community West owning an aggregate of 18% of the Community West common stock outstanding as of the record date have agreed to vote their shares in favor of the merger.

The directors and executive officers of Central Valley owning an aggregate of 16% of the Central Valley common stock outstanding as of the record date have agreed to vote their shares in favor of the merger.

The cooperation agreements bind the actions of the executives and directors only in their capacities as shareholders. The directors are not and could not be contractually bound to abrogate their fiduciary duties as directors. Accordingly, while the directors are contractually bound to vote as a shareholder in favor of the merger, their fiduciary duties as directors nevertheless require them to act in their capacities as directors in the best interests of Community West or Central Valley, as applicable, when they consider the merger. In addition, the directors will continue to be bound by their fiduciary duties as directors with respect to any further decisions they make in connection with the merger.

The following summary of the cooperation agreements is subject to, and qualified in its entirety by reference to, the full text of the director form of cooperation agreements included as Exhibits A-1 and B-1 and the executive officer form of cooperation agreement included as Exhibits A-2 and B-2 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the Central Valley and Community West form of agreements, each Central Valley and Community West director and certain executive officers thereof agreed to vote such person’s shares of Central Valley or Community West common stock, as applicable:

•

against any merger agreement, share exchange, or merger (other than the merger agreement and the merger and bank merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by Central Valley or Community West, as applicable; and

•

against any amendment of articles of incorporation or bylaws or other proposal or transaction involving Central Valley or Community West, as applicable, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the merger or the bank merger, or any of the other transactions contemplated thereby.

Such Central Valley and Community West shareholders also agreed not to (without prior consent of the other party) transfer, sell, assign, convey, or encumber (except for such encumbrances that are made with recourse) any of their shares of common stock during the term of the cooperation agreement, except for transfers: (i) by operation of law, by will, or pursuant to the laws of descent and distribution; or (ii) in which the transferee shall agree in writing to be bound by the provisions of the cooperation agreement as fully as the transferring shareholder. Each shareholder also agreed not to grant to any party any option or right to purchase their respective shares of common stock or any interest therein.

For a period of two years after the effective time of the merger, each of the directors of Community West and Central Valley and certain executive officers agreed not, directly or indirectly, without the prior written consent of the other party, on behalf of any depository institution, solicit or aid in the solicitation of existing customers or prospective customers for financial services or induce or attempt to induce immediately any person who is an existing customer, prospective customer, supplier, distributor, officer or employee of Central Valley, CVCB, Community Wests or CWB, as applicable, prior to the effective time of the merger to terminate such person’s relationships with, or to take any action that would be disadvantageous to, Central Valley, CVCB, Community West or CWB, as applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Community West common stock. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger).

The following discussion is based on the Internal Revenue Code, the existing final and temporary United States federal income tax regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial decisions and published positions of the Internal Revenue Service, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Community West common stock who is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (i) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more “United States persons” to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Community West common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Community West common stock, you should consult your tax advisor regarding the tax consequences of the merger.

•

This discussion addresses only U.S. holders who hold their Community West common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, shares held as an investment), and does not address all U.S. federal income tax consequences that may be relevant to particular Community West shareholders in light of their individual circumstances or to Community West shareholders that are subject to special rules, such as:

•	financial institutions;

•	partnerships and other pass-through entities and investors in these entities;

•	insurance companies;

•	tax-exempt organizations;

•	regulated investment companies and real estate investment trusts;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Community West common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	certain former citizens and long-term residents of the U.S.;

•	U.S. holders with a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of Community West common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any federal tax consequences other than income tax, including the U.S. federal gift and estate tax consequences.

Qualification as a Reorganization

Central Valley and Community West have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, (i) Central Valley has received an opinion of Buchalter, A Professional Corporation, that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) Community West has received an opinion of Husch Blackwell, LLP that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Additionally, Central Valley will not be required to consummate the merger unless Central Valley receives an additional opinion of Buchalter, A Professional Corporation, dated as of the closing date of the merger, confirming that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Similarly, Community West will not be required to consummate the merger unless Community West receives an additional opinion of Husch Blackwell, LLP, dated as of the closing date of the merger, confirming that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The opinions are based on statutory, regulatory and judicial authority existing as of the date of the opinion. In addition, the opinions are based on the assumptions that: (i) the merger will be completed in accordance with the provisions of the merger agreement (without waiver or modification of any provision thereof); and (ii) the statements concerning the merger set forth in the merger agreement, the registration statement of which this joint proxy statement/prospectus is a part, and the other documents described therein are true, complete, and correct as of the date of the applicable opinion. In rendering the opinions, counsel will rely on the representations of Central Valley and Community West to be delivered as of the date of the applicable opinion (and counsel will assume that any presentation that is qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification). The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions.

An opinion of counsel represents such counsel’s best legal judgment, but is not binding on the Internal Revenue Service or the courts. Central Valley and Community West have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or as described in the opinions. Accordingly, each Community West shareholder should consult his, her or its tax advisor with respect to the particular tax consequences of the merger to such holder.

The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Tax Consequences of the Merger—Generally

On the basis of the opinions delivered in connection herewith:

•	No gain or loss will be recognized by Central Valley or Community West as a result of the merger.

•

No gain or loss will be recognized by those U.S. holders who receive shares of Central Valley common stock pursuant to the merger (except as described under the heading “—Cash Received In Lieu of Fractional Central Valley Shares” below).

•

The aggregate tax basis in the shares of Central Valley common stock received by a Community West shareholder in the merger (including any fractional shares deemed received, as described under the heading “—Cash Received In Lieu of Fractional Central Valley Shares” below) will equal the aggregate tax basis of the Community West common stock surrendered by such shareholder in the merger.

•

The holding period of Central Valley common stock received in exchange for shares of Community West common stock (including any fractional shares deemed received, as described under the heading “—Cash Received In Lieu of Fractional Central Valley Shares” below) will include the holding period of the Community West common stock that is surrendered in the merger.

•

If a U.S. holder acquired different blocks of Community West common stock at different times or at different prices, then any gain or loss will be determined separately with respect to each block of Community West common stock and such holder’s basis and holding period in his or her shares of Central Valley common stock may be determined with reference to each block of Community West common stock. Any such holders should consult their own tax advisors regarding the manner in which Central Valley common stock received in the exchange should be allocated among different blocks of Community West common stock and with respect to identifying the bases or holding periods of the particular shares of Central Valley common stock received in the merger.

Cash Received In Lieu of Fractional Central Valley Shares

A U.S. holder who receives cash instead of a fractional share of Central Valley common stock will be treated (i) as having received the fractional share of Central Valley common stock pursuant to the merger and (ii) then as having sold that fractional share of Central Valley common stock for cash in a redemption by Central Valley. This deemed redemption generally should be treated as a sale or exchange for tax purposes. As a result, a U.S. holder will generally recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the portion of the basis in the holder’s Community West stock that is allocable to the fractional share of Central Valley common stock. Subject to the following paragraph regarding possible dividend treatment, this gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Notwithstanding the previous paragraph, if the receipt of cash in lieu of a fractional share is deemed by the Internal Revenue Code to be essentially equivalent to the distribution of a dividend, then the cash paid in lieu of the fractional share would be treated as dividend income to the holder, to the extent of earnings and profits of the corporation. A dividend from Central Valley would generally be treated as a “qualified dividend” and, as such, taxed at the same rates applicable to long-term capital gain, provided that certain requirements are satisfied.

Additional Medicare Tax

Certain non-corporate U.S. holders of Community West common stock whose income exceeds certain thresholds may also be subject to an additional 3.8% federal Medicare contribution tax on their “net investment income” up to the amount of such excess. Gain or loss recognized in the merger will be includable in the holder’s net investment income for purposes of this tax. Non-corporate U.S. holders of Community West common stock should consult their own tax advisors regarding the possible effect of this tax.

Dissenting Shareholders

A dissenting U.S. holder who exchanges all of the holder’s shares of Community West common stock for cash generally will recognize capital gain or loss equal to the difference between (i) the amount of cash received by the holder and (ii) the holder’s adjusted tax basis in the Community West common stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and, if the holder held the shares for more than one year at the effective time of the exchange, will be long-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation for federal U.S. tax purposes. The deductibility of capital losses is subject to limitations. Capital gains recognized by certain non-corporate U.S. holders may also be subject to an additional 3.8% federal Medicare contribution tax on their “net investment income,” as described under the heading “—Additional Medicare Tax” above.

Backup Withholding and Information Reporting

Payments of cash received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Central Valley and the exchange agent or, in the case of backup withholding, furnishes its correct taxpayer identification number (in the case of individuals, social security numbers) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules do not represent additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished in a timely manner to the Internal Revenue Service.

Tax Reporting Requirements for Certain Community West Shareholders

If a U.S. holder of Community West common stock who receives Central Valley common stock in the merger is considered a “significant holder,” such holder will be required (i) to file a statement with the holder’s U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the Community West common stock surrendered and the fair market value of the Central Valley common stock received in the merger and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose is any U.S. holder of Community West common stock who, immediately before the merger, (a) owns at least 5% (by vote or value) of Community West common stock or (b) owns Community West securities with a tax basis of $1 million or more.

The discussion set forth above does not address all U.S. federal income tax consequences that may be relevant to U.S. holders of Community West common stock and may not be applicable to such holders that are subject to special rules. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial information and explanatory notes illustrate the effect of the merger on Central Valley’s consolidated financial position and results of operations and its subsidiaries and on Community West and its subsidiaries based upon the companies’ respective historical consolidated financial positions and results of operations under the acquisition method of accounting with Central Valley treated as the acquirer. The unaudited pro forma combined condensed financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Central Valley and Community West, which are incorporated by reference or provided elsewhere in this joint proxy statement/prospectus.

In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of Community West will be recorded by Central Valley at their estimated fair values as of the acquisition date. The unaudited pro forma combined condensed balance sheet as of September 30, 2023 gives effect to the merger as if the transaction had occurred on September 30, 2023. The unaudited pro forma combined condensed income statement for the nine months ended September 30, 2023 and the year ended December 31, 2022 assumes the merger took place on January 1, 2022.

The unaudited pro forma combined condensed financial information includes Central Valley’s estimated adjustments to record assets and liabilities of Community West at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final estimates of the fair value of the consideration transferred and the tangible and identifiable intangible assets acquired and liabilities assumed will be determined as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma combined condensed financial information would change the amount of goodwill and may impact Central Valley’s post combination earnings due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Additionally, changes in the fair value of the stock price of Central Valley will impact the total purchase price and the amount of goodwill that is recorded as of the date of close. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Central Valley anticipates that the merger with Community West will provide the combined company with financial benefits that include reduced combined operating expenses. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period shown.

The pro forma shareholders’ equity and net income should not be considered indicative of the market value of Central Valley common stock or the actual or future results of operations of Central Valley for any period. Actual results may be materially different than the pro forma information presented.

The unaudited pro forma combined condensed financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. As stated above, the adjustments included in these unaudited pro forma combined condensed financial statements are preliminary and maybe revised.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with: (i) the historical audited consolidated financial statements of Central Valley and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of

Operations included in Central Valley’s Annual Report on Form 10-K for the year ended December 31, 2022, and the historical unaudited condensed consolidated financial statements of Central Valley and the related notes included in Central Valley’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2023 and (ii) the historical audited consolidated financial statements of Community West and the related notes included in Community West’s Annual Report on Form 10-K for the year ended December 31, 2022, and the historical unaudited consolidated financial statements of Community West and the related notes included in Community West’s Quarterly Report on Form 10-Q for the nine month period ended September 30, 2023.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2023

(in thousands)

	Central Valley	Community West	Transaction Adjustments		Combined Pro Forma
ASSETS
Cash and due from banks	$27,558	$1,855	$—		$29,413
Interest-earning deposits in other banks	47,017	138,764	(2,500	) (a)	183,281

Total cash and cash equivalents	74,575	140,619	(2,500)		212,694
Available-for-sale investment securities	593,430	15,124	—		608,554
Held-to-maturity investment securities	303,451	2,158	(171	) (b)	305,438
Equity securities	6,354	309	—		6,663
Loans held for sale	—	18,435	—		18,435
Loans held for investment	1,275,411	934,247	(83,709	) (c)	2,125,949
Allowance for credit losses on loans	(15,534)	(12,135)	(10	) (d)	(27,679)

Loans held for investment, net	1,259,877	922,112	(83,719)		2,098,270
Bank premises and equipment, net	9,703	5,891	388	(e)	15,982
Other assets acquired through foreclosure	—	1,511	—		1,511
Bank owned life insurance	41,301	8,846	—		50,147
Federal Home Loan Bank stock	7,136	4,865	—		12,001
Goodwill	53,777	—	74,404	(f)	128,181
Core deposit intangibles	—	—	19,936	(g)	19,936
Accrued interest receivable and other assets	85,755	20,429	16,506	(h)	122,690

Total assets	$2,435,359	$1,140,299	$24,844		$3,600,502

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$990,508	$190,817	—		1,181,325
Interest bearing	1,158,334	725,276	(4,044	) (i)	1,879,566

Total deposits	2,148,842	916,093	(4,044)		3,060,891
Federal Home Loan Bank advances	—	90,000	(6,259	) (j)	83,741
Senior Debt & Subordinated Debentures	69,708	—	—		69,708
Accrued interest payable and other liabilities	35,159	18,144	—		53,303

Total liabilities	2,253,709	1,024,237	(10,303)		3,267,643

Shareholders’ equity:
Common stock	62,338	46,381	112,269	(k)	220,988
Retained earnings	206,073	70,872	(78,313	) (l)	198,632
Accumulated other comprehensive loss	(86,761)	(1,191)	1,191	(m)	(86,761)

Total shareholders’ equity	181,650	116,062	35,147		332,859
Total liabilities and shareholders’ equity	$2,435,359	$1,140,299	$24,844		$3,600,502

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2023

(in thousands except share and per share data)

	Central Valley	Community West	Transaction Adjustments		Combined Pro Forma
INTEREST INCOME:
Interest and fees on loans	$51,851	$38,981	$14,017	(aa)	$104,849
Interest on deposits in other banks	2,930	2,840	—		5,770
Interest and dividends on investment securities	21,815	787	18	(bb)	22,620

Total interest income	76,596	42,608	14,035		133,239

INTEREST EXPENSE:
Interest on deposits	10,890	9,858	1,081	(cc)	21,829
Interest on Federal Home Loan Bank advances	661	729	1,887	(dd)	3,277
Interest on senior debt and subordinated debentures	2,732	—	—		2,732

Total interest expense	14,283	10,587	2,968		27,838

Net interest income before provision for credit losses	62,313	32,021	11,067		105,401
PROVISION FOR CREDIT LOSSES	476	(667)	—		(191)

Net interest income after provision for credit losses	61,837	32,688	11,067		105,592
NON-INTEREST INCOME:
Service charges	1,132	470	—		1,602
Interchange fees	1,353	248	—		1,601
Net realized losses on sales and calls of investment securities	(296)	—	—		(296)
Other income	2,563	2,516	—		5,079

Total non-interest income	4,752	3,234	—		7,986

NON-INTEREST EXPENSES:
Salaries and employee benefits	23,483	15,864	—		39,347
Occupancy and equipment	4,012	2,314	—		6,326
Professional services	2,076	2,442	—		4,518
Other	10,875	5,431	2,535	(ff)	18,841

Total non-interest expenses	40,446	26,051	2,535		69,032

Income before provision for income taxes	26,143	9,871	8,532		44,546

Provision for income taxes	6,501	3,034	2,522	(gg)	6,501

Net income	$19,642	$6,837	$6,010		$38,045

Earnings per common share:
Basic earnings per share	$1.67	$0.77			$2.03

Weighted average common shares used in basic computation	11,723,233	8,834,961	(1,842,371	) (hh)	18,715,823
Diluted earnings per share	$1.67	$0.76			$1.98

Weighted average common shares used in diluted computation	11,745,606	8,968,481	(1,514,845	) (hh)	19,199,242

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2022

(in thousands except share and per share data)

	Central Valley	Community West	Transaction Adjustments		Combined Pro Forma
INTEREST INCOME:
Interest and fees on loans	$55,907	$46,657	$22,459	(aa)	$125,023
Interest on deposits in other banks	391	1,153			1,544
Interest and dividends on investment securities	26,690	1,044	24	(bb)	27,758

Total interest income	82,988	48,854	22,483		154,325

INTEREST EXPENSE:
Interest on deposits	1,197	2,511	1,441	(cc)	5,149
Federal Home Loan Bank advances and other borrowings	255	817	2,516	(dd)	3,588
Interest on senior debt and subordinated debentures	1,970	—	—		1,970

Total interest expense	3,422	3,328	3,957		10,707

Net interest income before provision for credit losses	79,566	45,526	18,526		143,618
PROVISION FOR CREDIT LOSSES	1,000	(195)	11,398	(ee)	12,203

Net interest income after provision for credit losses	78,566	45,721	7,128		131,415
NON-INTEREST INCOME:
Service charges	2,014	438	—		2,452
Interchange fees	1,847	370	—		2,217
Net realized losses on sales and calls of investment securities	(1,730)	—	—		(1,730)
Other income	2,923	3,454	—		6,377

Total non-interest income	5,054	4,262	—		9,316

NON-INTEREST EXPENSES:
Salaries and employee benefits	28,917	19,637	3,970	(ii)	52,524
Occupancy and equipment	5,131	2,956	—		8,087
Professional services	1,519	2,923	—		4,442
Other	12,912	5,756	3,380	(ff)	22,048

Total non-interest expenses	48,479	31,272	7,350		87,101

Income before provision for income taxes	35,141	18,711	(222)		53,630

Provision for income taxes	8,496	5,262	(66	) (gg)	13,692

Net income	$26,645	$13,449	$(156)		$39,938

Earnings per common share:
Basic earnings per share	$2.27	$1.54			$2.13

Weighted average common shares used in basic computation	11,715,376	8,722,481	(1,729,891	) (hh)	18,707,966

Diluted earnings per share	$2.27	$1.51			$2.08

Weighted average common shares used in diluted computation	11,739,074	8,892,127	(1,438,491	) (hh)	19,192,710

CENTRAL VALLEY COMMUNITY BANCORP AND COMMUNITY WEST BANCSHARES

NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(Unaudited)

(1) Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical consolidated balance sheets of Central Valley and Community West, giving effect to the merger as if it had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2023 and for the year ended December 31, 2022 combine the historical consolidated income statement of Central Valley and Community West, giving effect to the merger as if it had been completed on January 1, 2022.

The unaudited pro forma combined condensed financial information and explanatory notes show the impact on the historical balance sheet and statements of income of Central Valley resulting from the pending Community West merger under the acquisition method of accounting. Acquisition accounting requires that the assets purchased, the identifiable intangibles recognized, the liabilities assumed and non-controlling interest all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill at the close of business on the transaction date.

Since the transaction is being recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Central Valley’s balance sheet. While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited pro forma consolidated statements of income for the nine months ended September 30, 2023, and for the year ended December 31, 2022, Central Valley assumed no adjustments to the historical amount of Community West’s provision for credit losses.

(2) Accounting Policies and Financial Statement Classifications

The accounting policies of Community West are in the process of being reviewed in detail by Central Valley. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

(3) Merger and Acquisition Integration Costs

In connection with the Community West merger, the plan to integrate the operations of Community West is still being developed. The specific details of the plan to integrate the operations of Central Valley and Community West will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where Central Valley may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and re-assessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. Central Valley also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the cost will be recorded based on the nature of the cost and the timing of these integration actions in the period incurred.

To the extent that such integration costs have been incurred but not recognized in the historical financial statements or are expected to be incurred and are reasonably estimable, those costs were not included in the accompanying unaudited pro forma combined condensed statements of income.

(4) Estimated Annual Cost Savings or Revenue Opportunities

While Central Valley expects to realize cost savings from the pending Community West merger, the pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. Further, there can be no assurance the cost savings will be achieved in the amount, manner or timing currently contemplated.

(5) Pro Forma Adjustments to Combined Condensed Balance Sheet at September 30, 2023

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed balance sheet at September 30, 2023. All adjustments are based on current assumptions and valuations, which are subject to change.

(a)

Adjustment to cash, deferred taxes and retained earnings for estimated merger-related expenses totaling $2.5 million incurred by Central Valley. This amount was comprised of $1.5 million in estimated investment banking fees, $450 thousand in estimated legal fees not yet incurred as of September 30, 2023 and $550 thousand in other estimated merger-related expenses.

(b)	Adjustment to securities classified as held-to-maturity (HTM) to reflect the estimated fair value of the acquired investment securities.

(c)	Adjustment to reflect acquired loans at their estimated fair value, including current interest rates, liquidity and credit.

(d)	Adjustments to the allowance for credit losses include the following:

Reversal of Community West allowance for credit losses	$12,135
Provision for estimate of current expected credit losses on non-PCD loans	(11,398)
Increase in allowance for gross-up of estimated credit losses for purchased credit deteriorated (PCD) loans.	(747)

Net adjustment to the allowance for credit losses	$(10)

(e)	Adjustment to reflect the fair value of owned properties.

(f)

Purchase goodwill is the sum of Central Valley common stock issued to Community West shareholders, less acquisition accounting adjustments shown in the Pro Forma Consolidated Balance Sheet, as summarized below (dollars and shares in thousands):

Central Valley shares issued to Community West shareholders (8,851 x 0.79 conversion ratio)	6,993
Central Valley issue price per share (as of 12/20/23)	$22.07

$154,326
Fair value of options assumed	$4,324

Total purchase consideration	$158,650
Community West Net Assets (as of 9/30/23)	$116,062
Community West pre-close expenses, net of tax	(2,343)
Community West Net Assets Acquired	$113,719
Fair value adjustments to net assets at September 30, 2023
HTM securities	$(171)
Loans	(83,709)
Allowance for credit losses	11,388
Bank premises and equipment	388
Core deposit intangible	19,936
Deferred tax effect of fair value adjustments	12,392
Certificates of deposit	4,044
Borrowings	6,259

Total fair value adjustments	(29,473)
Fair value of net assets acquired on September 30, 2023	84,426
Goodwill	$74,404

A fluctuation in the market price of Central Valley’s stock price would affect the value of the preliminary merger consideration reflected in the unaudited pro forma condensed combined financial information with a corresponding change to goodwill related to the transaction. Central Valley believes that a 20% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on the purchase price is illustrated in the table below:

Change in stock price	Stock Price	Estimated Merger Consideration (in millions)	Estimated Goodwill (in millions)
As presented in the pro forma condensed combined results	$22.07	$158.7	$74.4
20% increase in stock price	$26.48	$190.4	$106.1
20% decrease in stock price	$17.66	$126.9	$42.7

(g)	Core deposit intangible adjustment represents estimated fair value of acquired identifiable intangible core deposit asset, calculated as approximately 3.00% of Community West’s core deposits.

(h)

Purchase adjustment to other assets/deferred taxes of $16.5 million is comprised of adjustment to deferred taxes related to acquisition accounting adjustments, the Day 1 recognition of an allowance for credit losses of non-PCD loans, and adjustments for deferred taxes/tax receivable related to estimated merger-related expenses.

(i)	Adjustment to deposits to reflect the estimated fair value of certificates of deposits.

(j)	Adjustment to borrowings to reflect the estimated fair value of Federal Home Loan Bank advances.

(k)

Adjustments to common stock to eliminate Community West common stock, record the issuance of 6,992,590 shares of Central Valley’s common stock for consideration of $98.7 million, and consideration of $2 million for the fair value of stock options assumed by Central Valley.

(l)

Adjustment to eliminate Community West retained earnings, to record the provision for credit losses on non-PCD acquired loans of $8 million, net of tax, and to record the estimated merger-related expenses, net of tax of $4 million.

(m)	Adjustment to eliminate Community West accumulated other comprehensive loss.

(6) Pro Forma Adjustments to Combined Condensed Statements of Income

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed statement of income for the year ended December 31, 2022, and the nine months ended September 30, 2023. All adjustments are based on current assumptions and valuations, which are subject to change.

(aa)

Net adjustments to interest income of $14 million and $22.5 million for the nine-month period ended September 30, 2023 and the year ended December 31, 2022, respectively, to eliminate Community West net accretion of deferred fees and costs and record the estimated accretion of the net discount on acquired loans and leases.

(bb)

Net adjustments to interest income of $18 thousand and $24 thousand for the nine-month period ended September 30, 2023 and the year ended December 31, 2022, respectively, to eliminate Community West net amortization of security premiums and to record the estimated accretion of the discount on acquired investment securities.

(cc)

Adjustment to interest expense on deposits of $1.1 million and $1.4 million for the nine-month period ended September 30, 2023 and the year ended December 31, 2022, respectively, to record the estimated amortization of the deposit discount on acquired certificates of deposit.

(dd)

Adjustment to interest expense on borrowings $1.9 million and $2.5 for the nine-month period ended September 30, 2023 and the year ended December 31, 2022, respectively, to reflect the estimated amortization of the borrowings discount on assumed FHLB advances.

(ee)	Adjustment to record the provision for allowance for credit losses related to non-PCD acquired loans of $11.4 million as of January 1, 2022.

(ff)

Adjustment to other noninterest expense to reflect estimated amortization of acquired core deposit intangible of $2.5 million and $3.4 million for the nine-month period ended September 30, 2023 and the year ended December 31, 2022, respectively. Such intangibles were assumed to be amortized on a straight-line basis over seven years for purposes of determining the adjustment.

(gg)	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 29.6%.

(hh)

Adjustment to weighted-average shares of Central Valley’s common stock outstanding to eliminate weighted-average shares of Community West common stock outstanding and to reflect the estimated number of share issued of Central Valley’s common stock to holders of Community West’s common stock.

(ii)

To record a one-time post-combination expenses of $4 million consisting of change-in-control, retention, severance and other separation benefits in connection with certain executive officers and employees of Community West. In addition to retention bonuses and severance benefits for various employees, certain employment agreements included double-trigger provisions that require us to provide these benefits upon a change in control and reduction in responsibilities or termination.

DESCRIPTION OF CENTRAL VALLEY CAPITAL STOCK

Central Valley’s authorized capital stock consists of 80,000,000 shares of common stock, 1,000,000 shares of non-voting common stock, no par value (“non-voting common stock”) and 10,000,000 shares of preferred stock, no par value per share (“preferred stock”). The authorized but unissued shares of capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. As of the record date, there were 11,818,039 shares of common stock issued and outstanding, and no shares of non-voting common stock or preferred stock were issued and outstanding. All of the issued and outstanding shares of common stock are fully paid and non-assessable. Except for the non-voting common stock, each share of common stock has the same rights, privileges and preferences as every other share of common stock, and there is no preemptive, conversion, redemption rights or sinking fund provisions applicable to our common stock. The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the common stock are described below.

Subject to the rights and preferences granted to holders of the preferred stock then outstanding, if any, and except with respect to voting rights, holders of our common stock and holders of non-voting common stock then outstanding, if any, will rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions, including the right to attend meetings and receive any information Central Valley may distribute with respect to such meetings.

Dividends

Holders of common stock are equally entitled to receive ratably such dividends, if any, as may be declared from time to time by the Central Valley board of directors out of legally available funds. In no event will any stock dividends or stock splits or combinations of stock be declared on, or effected with respect to, Central Valley’s common stock then outstanding, if any, unless the shares of common stock are treated equally and identically, provided that, in the event of a dividend of common stock, shares of common stock shall only be entitled to receive shares of common stock. The ability of the Central Valley board of directors to declare and pay dividends on Central Valley common stock is subject to the laws of the State of California, applicable federal and state banking laws and regulations, and the terms of any senior securities (including preferred stock) Central Valley may then have outstanding. Central Valley’s principal source of income is dividends that are declared and paid by its wholly owned banking subsidiary, CVCB, on its capital stock. Therefore, Central Valley’s ability to pay dividends is dependent upon the receipt of dividends from CVCB.

Voting Rights

Each holder of common stock (other than non-voting) is entitled to one vote for each share of record held on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of preferred stock. Holders of common stock are entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of Central Valley, holders of common stock are entitled to share ratably in all of Central Valley’s assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding preferred stock. Because Central Valley is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of its subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against its subsidiary.

Preemptive Rights

Holders of Central Valley common stock are not entitled to any preemptive, subscription, redemption, exchange or conversion rights, and no sinking fund will be applicable to the common stock.

Special Meetings

Central Valley’s bylaws provide that special meetings of shareholders may only be called by its Chairman, President, the board of directors or by the holders of not less than 10% of its outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.

Director Nominations

Central Valley’s bylaws provide that shareholders seeking to make nominations of candidates for election as directors must provide timely notice of their intent. Notice of intention to make any nominations must be made in writing and delivered or mailed to the President of Central Valley not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice of intention to nominate must be mailed or delivered to the President of Central Valley not later than the close of business on the 10th day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail as permitted by the bylaws, no notice of intention to make nominations will be required. The notification must contain the following information to the extent known to the notifying shareholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the number of shares of capital stock of Central Valley owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of capital stock of Central Valley owned by the notifying shareholder.

Board Vacancies

Any vacancies in the board of directors of Central Valley and any directorships resulting from any increase in the number of directors may be filled by a majority of the remaining directors, or if the number of directors then in office is less than a quorum, by: (i) a majority of the directors then in office; (ii) by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of a majority entitled to vote thereon; or (iii) a sole remaining director. A vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of a majority entitled to vote thereon.

Bylaw Amendments

New bylaws may be adopted or the bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. The bylaws also provide that except for changing the authorized number of directors, the bylaws may be altered, amended or repealed by the board without prior notice to or approval by Central Valley’s shareholders. Accordingly, the Central Valley board of directors could take action to amend the bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of Central Valley.

Business Combination Anti-Takeover Provision

Central Valley’s articles of incorporation provide special voting requirements for certain business combinations. For this purpose a “Business Combination” is defined as: (i) any merger of Central Valley with or into any other company, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; (ii) any sale, lease, exchange or other disposition (in one transaction or series of related transactions) of all or substantially all of the assets of Central Valley to any other corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; (iii) any sale, lease, exchange or other disposition (in one transaction or a series of related transactions) to the Central Valley or any subsidiary of Central Valley of any assets in exchange for voting securities (or securities convertible into or exchangeable for voting securities, or options, warrants or rights to purchase voting securities or securities convertible into or exchangeable for voting securities) constituting 5% or more of the outstanding securities of Central Valley after such exchange by any other corporation, person or entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; or (iv) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of Central Valley’s voting securities remaining after any other company, person or other entity has acquired 5% or more of the total voting power of the outstanding voting securities of Central Valley.

The affirmative vote required by this provision will be in addition to the vote of the holders of any class or series of stock of the Central Valley otherwise required by law, or the articles of incorporation, or the resolution providing for the issuance of a class or series of stock which has been adopted by the board of directors, or any agreement between Central Valley and any national securities exchange.

No Business Combination may all be effected unless it is approved at an annual meeting or a special meeting of the Central Valley’s shareholders called for that purpose. The affirmative vote in person or by proxy of the holders of not less than eighty percent (80%) of the voting power of the outstanding securities of Central Valley is required for approval of any such Business Combination. No Business Combination may be approved by action by written consent of the shareholders of Central Valley.

Additional voting requirements are required for a Business Combination with an Acquiring Entity (a corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley). Without the affirmative vote in person or by proxy of the holders of not less than one hundred percent (100%) of the outstanding voting securities of the Central Valley, no Business Combination may be effected unless all of the following conditions, to the extent applicable, are fulfilled: (i) the Acquiring Entity shall not have acquired any voting securities, directly or indirectly, from the Central Valley except in a Business Combination to which the these following requirements did not apply; (ii) after the time when the Acquiring Entity became the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley, the Acquiring Entity shall not have (A) received the benefit, directly or indirectly, of any loans, advances, extensions of credit, guarantees, pledges or other financial assistance or tax benefits provided, directly or indirectly, by Central Valley or (B) made or caused to be made any major change in Central Valley’s business or equity capital structure without the unanimous approval of the directors of Central Valley then in office; and (iii) a proxy statement complying with the requirements of the Exchange Act , or any similar or superseding federal statute, as at the time in effect (whether or not the provisions of such act or statute shall be applicable to Central Valley) shall be mailed to shareholders of Central Valley for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which any of the directors may choose to state and an opinion of a reputable investment banking firm stating that the terms of the Business Combination are fair from the point of view of both Central Valley and the shareholders of Central Valley other than an Acquiring Entity.

The foregoing is qualified in its entirety by reference to Central Valley’s articles of incorporation and bylaws, both of which are on file with the SEC.

California and Federal Law Anti-Takeover Restrictions

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the DFPI has approved such acquisition of control. A person would be deemed to have acquired control of Central Valley if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of Central Valley or (ii) to direct or cause the direction of the management and policies of Central Valley. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding common stock would be presumed to control Central Valley.

The BHCA generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Central Valley. “Control” is generally defined as direct or indirect ownership of 25% or more of the voting stock, control over the election of a majority of directors or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of Central Valley’s voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Central Valley, constitutes acquisition of control of the bank holding company.

The foregoing provisions of California and federal law could make it more difficult for a third party to acquire a majority of Central Valley’s outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which Central Valley’s shareholders could receive a premium for their shares, or effect a proxy contest for control of the company or other changes in Central Valley’s management.

Listing

Central Valley common stock is listed for trading on the NASDAQ Capital Market under the trading symbol “CVCY.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Community West is incorporated under the laws of the State of California and the rights of Community West shareholders are governed by the laws of the State of California, Community West’s articles of incorporation and Community West’s bylaws. As a result of the merger, Community West shareholders will receive shares of Central Valley common stock and will become Central Valley shareholders. Central Valley is incorporated under the laws of the State of California and the rights of Central Valley shareholders are governed by the laws of the State of California, Central Valley’s articles of incorporation and Central Valley’s bylaws. Thus, following the merger, the rights of Community West shareholders who become Central Valley shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by Community West’s articles of incorporation and bylaws and instead will be governed by Central Valley’s articles of incorporation and bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Central Valley shareholders under Central Valley’s articles of incorporation and bylaws (right column), and the rights of Community West shareholders under the Community West’s articles of incorporation and bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Central Valley articles of incorporation and bylaws currently in effect, and the Community West’s articles of incorporation and bylaws currently in effect, copies of which are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 134.

Community West Bancshares	Central Valley Community Bancorp

Authorized Capital Stock

The authorized shares of stock of Community West consist of 60,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. Shares of Community West preferred stock may be divided into series from time to time as determined by the board of directors of Community West, and the board of directors may determine and alter the number, rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of preferred stock.

The authorized capital stock of Central Valley consists of 80,000,000 shares of common stock, no par value, 1,000,000 shares of non-voting common stock, no par value, and 10,000,000 shares of preferred stock, no par value. Shares of Central Valley preferred stock may be divided into series from time to time by the board of directors of Central Valley, and the board of directors may determine or alter the number, rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of preferred stock.

Dividends

There are no differences between Central Valley and Community West.

Voting Rights

There are no differences between Central Valley and Community West.

Number of Directors

Community West’s bylaws state that number of directors comprising the board of directors will be from eight to fifteen, with the exact number to be determined from time to time by resolution of the board of directors or by the shareholders. There are currently 13 members of the Community West board of directors. The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by the holders of a majority of outstanding Community West shares entitled to vote.

Central Valley’s bylaws state that the number of directors comprising the board of directors will be from nine to fifteen, with the exact number to be determined from time to time by resolution of the board of directors or by the shareholders. There are currently 12 members of the Central Valley board of directors.

Election of Directors

There are no differences between Central Valley and Community West.

Nomination of Director Candidates by Shareholders

Community West’s bylaws permit shareholders of record who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the president not later than 60 prior to the shareholders’ meeting called for the election of directors and no more than 10 days after the notice of such meeting is sent to shareholders.

Central Valley’s bylaws permit shareholders of record who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the chief executive officer or president not less than 21 days nor more than 60 days prior to any meeting called for the election of directors.

Removal of Directors

Under Community West’s bylaws, any director may be removed with or without cause, by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

Central Valley’s articles of incorporation and bylaws do not address the removal of directors. Under the CGCL, any director may be removed, with or without cause, by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

Vacancies

There are no differences between Central Valley and Community West.

Shareholder Action Without a Meeting

There are no differences between Central Valley and Community West.

Special Shareholders’ Meetings

There are no differences between Central Valley and Community West.

Advance Notice of Shareholder Proposals

Community West’s bylaws do not have an advance notice provision for the submission of shareholder proposals at a shareholder meeting.

Central Valley’s bylaws permit shareholders who are entitled to vote in the annual meeting of shareholders to submit a proposal for consideration at the meeting if written notice is delivered to the corporate secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, except, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date of the annual meeting, notice by the shareholder must be delivered not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made.

Limitation of Liability and Indemnification of Directors and Officers

Community West’s articles of incorporation authorize Community West to indemnify its directors, officers, and agents (as defined in Section 317 of the CGCL), through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification as set forth in Section 204 of the

Central Valley’s articles of incorporation authorize Central Valley to indemnify its agents (as defined in Section 317 of the CGCL), through bylaw provisions, agreements with such agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification as set forth in Section 204 of the

CGCL with respect to actions for breach of duty to the corporation and its shareholders.

Community West’s bylaws provide that Community West shall indemnify its directors and have the full power to indemnify its employees, officers and agents to the maximum extent permitted by the CGCL against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any such proceeding arising by reason of the fact that such person is or was an agent of the corporation.

California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Central Valley’s bylaws provide that Central Valley shall indemnify, to the fullest extent authorized by statutory and decisional law, its and its predecessors’ directors, officers, employees and agents, who was or is made a party or is threatened to be made a party to or is otherwise involved in a proceeding against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such proceeding arising by reason of the fact that any such person is or was an agent of the corporation.

Amendments to Articles of Incorporation and Bylaws

There are no differences between Central Valley and Community West.

Dissenters’ Rights

There are no differences between Central Valley and Community West.

Business Combination Anti-Takeover Provision

Community West does not have anti-takeover provisions in its articles of incorporation or bylaws.

Central Valley’s articles of incorporation provide special voting requirements for certain business combinations (as defined in the articles of incorporation). The affirmative vote required by this provision will be in addition to the vote of the holders of any class or series of stock of Central Valley otherwise required by law, or the articles of incorporation, or the resolution providing for the issuance of a class or series of stock which has been adopted by the board of directors, or any agreement between Central Valley and any national securities exchange. No business combination may be affected unless it is approved at an annual meeting or a special meeting of the Central Valley’s shareholders called for that purpose. The affirmative vote in person or by proxy of the holders of not less than eighty percent (80%) of the voting power of the outstanding securities of Central Valley is required for approval of any such business combination. No business combination may be approved by action by written consent of the shareholders of Central Valley. Additional voting requirements are required for a business combination with an “acquiring entity” (a corporation, person or other entity which the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley).

LEGAL MATTERS

The validity of Central Valley common stock to be issued in connection with the merger will be passed upon for Central Valley by Buchalter, A professional corporation, Sacramento, California.

Buchalter, A professional corporation, and Husch Blackwell LLP, Los Angeles, California will provide opinions regarding certain U.S. federal income tax consequences of the merger for Central Valley and Community West, respectively, at the closing of the merger.

EXPERTS

Central Valley

The financial statements incorporated in this joint proxy statement/prospectus and registration statement by reference to Central Valley’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Community West

The financial statements of Community West as of December 31, 2021 and 2022, and for each of the three years in the period ended December 31, 2022 incorporated by reference in this joint proxy statement/prospectus from Community West’s Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated by reference in this joint proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Central Valley and Community West file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Central Valley and Community West, who file electronically with the SEC. The address of that site is www.sec.gov.

Central Valley filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the shares of Central Valley common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Central Valley in addition to being a proxy statement of Community West and Central Valley for their special meetings. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding Central Valley and Community West into this document, which means that important business and financial information about Central Valley and Community West can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Central Valley or Community West files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Central Valley and Community West have previously filed with the SEC and all documents filed by Central Valley and Community West with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the special meetings.

These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this joint proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of Central Valley and Community West after the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Central Valley has filed with the SEC:

•	Central Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 9, 2023;

•	Central Valley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;

•	Central Valley’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 3, 2023;

•	Central Valley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 2, 2023;

•	Central Valley’s Current Reports on Form 8-K filed with the SEC on January 23, 2023, January 31, 2023, March 1, 2023, April 20, 2023, May 19, 2023, June 27, 2023, and October 11, 2023;

•	Central Valley’s Proxy Statement on Schedule 14A filed with the SEC on March 31, 2023; and

•

The description of Central Valley’s common stock set forth in Exhibit 4.3 to the Form 10-K for the year ended December 31, 2019, filed with the SEC on March 6, 2020, and any amendment or report filed for the purpose of updating such description.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Community West has filed with the SEC:

•	Community West’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

•	Community West’s Current Report on Form 8-K filed with the SEC on January 27, 2023;

•	Community West’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 15, 2023;

•	Community West’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 14, 2023;

•	Community West’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 13, 2023;

•	Community West’s Current Report on Form 8-K filed with the SEC on May 19, 2023, May 26, 2023, June 16, 2023, and October 11, 2023; and

•	Community West’s Proxy Statement on Schedule 14A filed with the SEC on April 17, 2023.

These documents contain important information about Central Valley and Community West and their respective financial condition. Information contained in this joint proxy statement/prospectus supersedes information incorporated by reference that Central Valley and Community West have filed with the SEC prior to the date of this joint proxy statement/prospectus, while information that it files with the SEC after the date of this joint proxy statement/prospectus that is incorporated by reference will automatically update and supersede this information.

Central Valley supplied all information contained or incorporated by reference in this document relating to Central Valley and Community West supplied all information contained or incorporated by reference in this document relating to Community West.

Central Valley’s filings are available on its website, www.cvcb.com. Information contained in or linked to Central Valley’s website is not a part of this joint proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Central Valley at:

Central Valley Community Bancorp

7100 N. Financial Drive, Suite 101

Fresno, California 93720

Attn: Corporate Secretary

(559) 298-1775

Community West’s filings are available on its website, www.communitywest.com. Information contained in or linked to Community West’s website is not a part of this joint proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Community West at:

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

Attn: Corporate Secretary

(805) 692-5821

You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to Central Valley and Community West shareholders nor the issuance of Central Valley common stock in the merger shall create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF OCTOBER 10, 2023

BY AND AMONG

CENTRAL VALLEY COMMUNITY BANCORP

AND

COMMUNITY WEST BANCSHARES

ARTICLE I CERTAIN DEFINITIONS		A-2
1.1	Certain Definitions	A-2

ARTICLE II THE MERGER AND RELATED MATTERS		A-11

2.1	The Merger; Surviving Entity	A-11
2.2	The Bank Merger	A-11
2.3	Effective Time	A-12
2.4	United States Federal Income Tax Consequences	A-12

ARTICLE III CONSIDERATION AND EXCHANGE PROCEDURES		A-12

3.1	Effect on Capital Stock	A-12
3.2	Exchange Procedures; Dissenting Shares	A-13
3.3	Treatment of Equity Awards	A-15

ARTICLE IV ACTIONS PENDING THE MERGER		A-16

4.1	Forbearances of the Parties	A-16

ARTICLE V REPRESENTATIONS AND WARRANTIES		A-19

5.1	Disclosure Schedules	A-19
5.2	Representations and Warranties of CWBC	A-19
5.3	Representations and Warranties of CVCY	A-37

ARTICLE VI COVENANTS		A-54

6.1	Reasonable Efforts	A-54
6.2	Regulatory Filings	A-54
6.3	Registration Statement	A-55
6.4	NASDAQ Capital Market	A-56
6.5	Press Releases	A-56
6.6	Access; Information	A-56
6.7	Acquisition Proposals	A-57
6.8	Approval by Shareholders	A-59
6.9	Certain Policies and Actions	A-60
6.10	Notification of Certain Matters	A-61
6.11	Estoppel Letters, Non-Disturbance Agreements and Consents	A-61
6.12	Antitakeover Statutes	A-61
6.13	Notice to Customers	A-61
6.14	CWBC Financial Statements	A-61
6.15	CVCY Financial Statements	A-62
6.16	Indemnification; Directors and Officers Insurance	A-62
6.17	Benefit Plans	A-63
6.18	Rule 16b-3	A-65
6.19	Corporate Governance	A-65
6.20	Transaction Expenses	A-66
6.21	Delisting	A-66
6.22	Reorganization	A-66

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		A-66

7.1	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby	A-66
7.2	Conditions to Obligations of CWBC	A-67
7.3	Conditions to Obligation of CVCY	A-68

A-i

ARTICLE VIII TERMINATION		A-69

8.1	Termination	A-69
8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement	A-71

ARTICLE IX MISCELLANEOUS		A-72

9.1	Survival of Representations, Warranties and Agreements	A-72
9.2	Waiver; Amendment	A-72
9.3	Counterparts	A-72
9.4	Governing Law	A-72
9.5	Waiver of Jury Trial	A-72
9.6	Expenses	A-72
9.7	Notices	A-73
9.8	Entire Understanding; No Third-Party Beneficiaries	A-73
9.9	Severability	A-73
9.10	Enforcement of the Agreement	A-74
9.11	Waiver of Conditions	A-74
9.12	Interpretation	A-74
9.13	Assignment	A-74
9.14	Alternative Structure	A-74

EXHIBITS:
EXHIBIT A-1	Form of Director Cooperation Agreement (CWBC)
EXHIBIT A-2	Form of Director Cooperation Agreement (CVCY)
EXHIBIT B-1	Form of Executive Cooperation Agreement (CWBC)
EXHIBIT B-2	Form of Executive Cooperation Agreement (CVCY)
EXHIBIT C	Form of BHC Merger Agreement
EXHIBIT D	Form of Bank Merger Agreement
EXHIBIT E	Form of Benefits Summary Acknowledgement
EXHIBIT F	Form of Employment Agreement

A-ii

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this “Agreement”), dated as of October 10, 2023, is hereby entered into by and among CENTRAL VALLEY COMMUNITY BANCORP, a California corporation (“CVCY”), and COMMUNITY WEST BANCSHARES, a California corporation (“CWBC”).

RECITALS

WHEREAS, the Board of Directors of CWBC (the “CWBC Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the strategic business combination transaction provided for in this Agreement, in which CWBC will, on the terms and subject to the conditions set forth herein, merge with and into CVCY (the “Merger”), with CVCY being the surviving entity in the Merger, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, CWBC and its shareholders, and (iii) resolved to recommend that CWBC’s shareholders approve and adopt this Agreement;

WHEREAS, the Board of Directors of CVCY (the “CVCY Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, CVCY and its shareholders, and (iii) resolved to recommend that CVCY’s shareholders approve and adopt this Agreement;

WHEREAS, immediately after the Merger, Community West Bank, N.A. (“Community West Bank”), a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and wholly-owned subsidiary of CWBC, will merge with and into Central Valley Community Bank (“Central Valley Community Bank”), a California state chartered bank and wholly-owned subsidiary of CVCY, with Central Valley Community Bank as the surviving entity (the “Bank Merger”);

WHEREAS, the Parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, as a material inducement to CVCY to enter into this Agreement, and simultaneously with the execution of this Agreement, (i) each of the directors of CWBC is entering into and delivering to CVCY an agreement substantially in the form of Exhibit A-1 for CWBC directors and Exhibit A-2 for CVCY directors attached hereto (the “Director Cooperation Agreement”), and (ii) each of the executive officers of CWBC is entering into and delivering to CVCY an agreement substantially in the form of Exhibit B-1 for CWBC executive officers and Exhibit B-2 for CVCY executive directors attached hereto (the “Executive Cooperation Agreement”), pursuant to which they shall agree, among other things, to vote their shares of capital stock of CWBC in favor of the approval and adoption of this Agreement.

WHEREAS, as a material inducement to CWBC to enter into this Agreement, and simultaneously with the execution of this Agreement, (i) each of the directors of CVCY is entering into and delivering to CWBC a Director Cooperation Agreement, and (ii) each of the executive officers of CVCY is entering into and delivering to CWBC an Executive Cooperation Agreement, pursuant to which they shall agree, among other things, to vote their shares of capital stock of CVCY in favor of the approval and adoption of this Agreement.

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means (i) with respect to CWBC, any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (a) direct or indirect acquisition or purchase of any material assets or deposits (as applicable) of CWBC, (b) direct or indirect acquisition or purchase of more than 25% of any class of Equity Securities of CWBC, or (c) merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction involving CWBC, other than the transactions contemplated by this Agreement, and (ii) with respect to CVCY any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (a) direct or indirect acquisition or purchase of any material assets or deposits (as applicable) of CVCY, (b) direct or indirect acquisition or purchase of more than 25% of any class of Equity Securities of CVCY, or (c) merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction involving CVCY, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither CWBC nor any of its Affiliates shall be deemed an Affiliate of CVCY or any of its Affiliates for purposes of this Agreement prior to the Effective Time and neither CVCY nor any of its Affiliates shall be deemed an Affiliate of CWBC or any of its Affiliates for purposes of this Agreement prior to the Effective Time.

“Aggregate Merger Consideration” means the number of CVCY Common Stock calculated by multiplying the number of CWBC Diluted Shares by the Exchange Ratio.

“Agreement” has the meaning set forth in the preamble and includes any amendments or modifications made effective from time to time in accordance with Section 9.2.

“Applicable CWBC Employee” has the meaning set forth in Section 6.17(d).

“ASC 740” has the meaning set forth in Section 5.2(t).

“Assumed Option” has the meaning set forth in Section 3.3(a).

“Bank Merger” has the meaning set forth in the recitals to this Agreement.

“Bank Merger Agreement” has the meaning set forth in Section 2.3(b).

“Bank Merger Effective Time” has the meaning set forth in Section 2.3(b).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plan” or “Benefit Plans” with respect to CVCY means the CVCY Benefit Plans and with respect to CWBC means the CWBC Benefit Plans.

“BHCA” means the Bank Holding Company Act of 1965, as amended.

“BHC Merger Agreement” has the meaning set forth in Section 2.3(a).

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Cause” means the employee’s gross negligence or misconduct in the performance of employee’s duties, breach of fiduciary duty or duty of loyalty, commission of an act of fraud, embezzlement, misappropriation or theft in the course of employee’s employment, or the violation of any Law (other than traffic violations or similar minor offenses that do not harm the reputation of CVCY or CWBC).

“Central Valley Community Bank” has the meaning set forth in the recitals to this Agreement.

“Certificate” has the meaning set forth in Section 3.2(b).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Change in Recommendation” has the meaning set forth in Section 6.7(e).

“Closing” has the meaning set forth in Section 7.1.

“Closing Allowance” means the CWBC allowance for loan losses as of the final day of the month immediately preceding the month in which the Closing Date occurs (unless the Closing Date occurs during the first week of the month, in which event it shall be determined as of the final day of the month that is two months immediately preceding the Closing Date) predetermined in accordance with GAAP.

“Closing Date” means the date on which the Effective Time occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Community West Bank” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.7(e).

“Confidentiality Policies” has the meaning set forth in Section 5.2(y)(iii).

“Consents” has the meaning set forth in Section 6.11.

“Cooperation Agreements” means the Executive Cooperation Agreements together with the Director Cooperation Agreements of a Party to this Agreement.

“CRA” means the Community Reinvestment Act of 1977, as amended.

“Cure Period” has the meaning set forth within the definition of Good Reason.

“CVCB Board” means the board of directors of Central Valley Community Bank.

“CVCB Bylaws” means the bylaws of Central Valley Community Bank, as amended and restated.

“CVCY” has the meaning set forth in the preamble to this Agreement.

“CVCY Articles” means the articles of incorporation of CVCY, as amended and restated.

“CVCY Benefit Plans” has the meaning set forth in Section Error! Reference source not found..

“CVCY Board” has the meaning set forth in the recitals to this Agreement.

“CVCY Bylaws” means the Bylaws of CVCY, as amended and restated.

“CVCY Common Stock” means shares of CVCY common stock, no par value.

“CVCY Disclosure Schedule” has the meaning set forth in Section 5.1.

“CVCY Equity Incentive Plans” means the Central Valley Stock Purchase Plan dated June 1, 2017, the Central Valley Community Bancorp 2015 Omnibus Incentive Plan dated May 20, 2015, the Central Valley Community Bancorp 2005 Omnibus Incentive Plan adopted May 18, 2005, the Central Valley Community Bancorp 2000 Stock Option Plan adopted on November 15, 2000 and amended on December 20, 2000, the Folsom Lake Bank 2007 Equity Incentive Plan adopted by the board of directors of Folsom Lake Bank on April 19, 2007, approved by its shareholders on May 9, 2007, and assumed by CVCY in connection with the merger of Folsom Lake Bank with and into Central Valley Community Bank effective October 1, 2017, and the Clovis Community Bank Senior Management Incentive Plan dated January 1, 1999.

“CVCY Financial Statements” shall mean (i) the audited consolidated statements of financial condition of CVCY and its Subsidiaries as of December 31, 2020, 2021, and 2022, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the years ended December 31, 2020, 2021, and 2022, in each case including the related notes and accompanied by the audit report of its auditors; and (ii) the unaudited consolidated statements of financial condition of CVCY and its Subsidiaries as of June 30, 2023 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows for the period ended June 30, 2023, in each case including the related notes the unaudited statements of financial condition (including related notes and schedules, if any).

“CVCY Insurance Policies” has the meaning set forth in Section 5.13(l).

“CVCY Loan Property” has the meaning set forth in Section 5.13(u).

“CVCY Material Contracts” has the meaning set forth in Section 5.13(r)(i).

“CVCY SEC Documents” has the meaning set forth in Section 5.2(s).

“CVCY Shareholder Approval” means the affirmative vote for approval of this Agreement and the transactions contemplated hereby, including, without limitation, the Mergers and the shares of CVCY Common Stock issuable in connection with the Merger to be authorized for listing on NASDAQ, by the holders of a majority of the outstanding shares of CVCY Common Stock.

“CVCY Shareholders Meeting” has the meaning set forth in Section 6.8(a).

“CWB Board” means the board of directors of Community West Bank.

“CWB Bylaws” means the bylaws of Community West Bank, as amended and restated.

“CWBC” has the meaning set forth in the preamble to this Agreement.

“CWB Charter” means the charter of CWBC, as amended and restated.

“CWBC Articles” means the articles of incorporation of CWBC, as amended and restated.

“CWBC Benefit Plan” has the meaning set forth in Section 5.2(s)(i).

“CWBC Board” has the meaning set forth in the recitals to this Agreement.

“CWBC Bylaws” means the bylaws of CWBC, as amended and restated.

“CWBC Change of Control Agreements” has the meaning set forth in Section 6.17(d).

“CWBC Common Stock” means the common stock of CWBC.

“CWBC Diluted Shares” means the aggregate number of shares of CWBC Common Stock issued and outstanding immediately prior to the Effective Time.

“CWBC Disclosure Schedule” has the meaning set forth in Section 5.1.

“CWBC Dissenting Shares” has the meaning set forth in Section 3.2(g).

“CWBC Equity Incentive Plan” has the meaning set forth in Section 3.3(a).

“CWBC Financial Statements” shall mean (i) the audited consolidated statements of financial condition of CWBC and its Subsidiaries as of December 31, 2020, 2021, and 2022, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the years ended December 31, 2020, 2021, and 2022, in each case including the related notes and accompanied by the audit report of RSM US LLP; and (ii) the unaudited consolidated statements of financial condition of CWBC and its Subsidiaries as of June 30, 2023 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows for the period ended June 30, 2023, in each case including the related notes the unaudited statements of financial condition (including related notes and schedules, if any).

“CWBC Insurance Policies” has the meaning set forth in Section 5.2(cc).

“CWBC Loan Property” has the meaning set forth in Section 5.2(s).

“CWBC Material Contract” or “CWBC Material Contracts” has the meaning set forth in Section 5.2(o)(i).

“CWBC Proposal” has the meaning set forth in Section 8.2(c)(ii).

“CWBC Restricted Share Award” has the meaning set forth in Section 3.3(b).

“CWBC SEC Documents” has the meaning set forth in Section 5.2(s).

“CWBC Shareholder Approval” means the affirmative vote for approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of CWBC Common Stock.

“CWBC Shareholders Meeting” has the meaning set forth in Section 6.8(a).

“CWBC Stock Option” has the meaning set forth in Section 3.3(a).

“D&O Insurance” has the meaning set forth in Section 6.16(d).

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DFPI” means the Department of Financial Protection and Innovation of the State of California.

“Disclosure Schedules” has the meaning set forth in Section 5.1.

“Dissenting Shares” has the meaning set forth in Section 3.2(g).

“DOL” has the meaning set forth in Section 5.2(q)(i).

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Pre-Closing Agreement” has the meaning set forth in Section 6.17(d).

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Laws” has the meaning set forth in Section 5.2(s).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security, and (b) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes CWBC, or that is a member of the same “controlled group” as CWBC pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Excluded Shares” means shares of CWBC Common Stock owned by CWBC or CVCY, in each case not held (i), directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third Parties or (ii) in respect of a debt previously contracted.

“Executive Committee” has the meaning set forth in Section 6.19(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Former CWBC Employees” has the meaning set forth in Section 6.17(c).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Good Reason” means (i) any reduction in base salary in excess of ten percent (10%) from that paid or made available immediately prior to the Closing Date; or (ii) being required to be based at any office or location more than thirty (30) miles from where the individual was based on the date immediately preceding the Closing Date, except for travel reasonable required in the performance of such employee’s responsibilities. Notwithstanding the foregoing, “Good Reason” shall not exist unless (a) the employee provides written notice of the basis for Good Reason to CVCY or Central Valley Community Bank within ninety (90) days after the initial occurrence of the event constituting Good Reason; (b) the employee cooperates in good faith with CVCY and Central Valley Community Bank’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (c) notwithstanding such efforts, the Good Reason condition continues to exist; and (d) the employee terminates his or her employment within sixty (60) days after the end of the Cure Period.

“Governmental Authority” means any federal, territorial, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.2(s).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.16(a).

“Investment Securities” means any equity securities or debt securities defined in Accounting Standards Codification Topic 320.

“IRS” has the meaning set forth in Section 5.2(q)(i).

“IT Assets” has the meaning set forth in Section 5.2(y)(iv).

“Janney” has the meaning set forth in Section 5.3(d)(ii).

“Joint Proxy Statement” has the meaning set forth in Section 6.16(a).

“Key Employees” means the following employees of CWBC: (i) the President and Chief Executive Officer, Martin E. Plourd; (ii) the Executive Vice President and Chief Financial Officer, Richard Pimentel; (iii) the Executive Vice President, Chief Operating Officer and Chief Risk Officer, T. Joseph Stronks; and (iv) the President of Community West Bank, William Filippin.

“Knowledge” means (i) with respect to CVCY, the knowledge of any member of the CVCY Board or CVCY or Central Valley Community Bank senior management team, and (ii) with respect to CWBC, the knowledge of any member of the CWBC Board or any of the Key Employees. An individual’s knowledge shall include information actually known to that person and information of which the individual is aware following a reasonably diligent inquiry of other persons employed or retained by CWBC or CVCY, as applicable, who would be expected to have information responsive the topic of the inquiry.

“Law” shall mean any federal, state or local constitution, statute, code, regulation, ordinance, rule, or common law, publicly available written regulatory guidelines and policies, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority applicable to a Person.

“Letter of Transmittal” has the meaning set forth in Section 3.2(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(s).

“Material Adverse Effect” shall mean with respect to any Party, any fact, event, change, condition, occurrence, development, circumstance, effect, or state of facts (each, an “Effect”) that either (i) prevents, materially delays or materially impairs the ability of such Party to perform its obligations under this Agreement or to consummate the Mergers, or (ii) individually or in the aggregate, has been, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities, financial condition, or results of operations of such Party and its Subsidiaries, in each case taken as a whole; provided, however, that no Effect to the extent resulting from any of the following shall be considered in determining whether a Material Adverse Effect has occurred or is in existence: (a) changes, after the date hereof, in Law, rules, and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof, by any Governmental Authority, including any change in GAAP or regulatory accounting requirements; (b) changes in the economy or financial markets, generally, in the United States; (c) changes in economic, business, political, regulatory, market, or financial conditions generally affecting the banking industry; (d) the entry into or announcement of this Agreement or the transactions contemplated hereby or compliance by such Party or its Subsidiaries with the terms of this Agreement, including without limitation, the completion of each of the contemplated transactions; or (e) a decline in the trading price of such Party’s common stock (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether a Material Adverse Effect has occurred or is in existence if such facts and circumstances are not otherwise described in clauses (a) through (d) of this definition); provided, further, that with respect to clauses (a), (b) and (c) of this definition, such Effects shall be taken into account in determining whether a Material Adverse Effect is in existence to the extent any such Effects materially and disproportionately adversely affect a Party and its Subsidiaries, taken as a whole, compared to other bank holding companies with assets of between $1.0 and $5.0 billion, operating primarily the same lines of business and geographic locations in which such Party and its Subsidiaries operate.

“Material Contract” with respect to CVCY shall mean a CVCY Material Contract and with respect to CWBC shall mean and CWBC Material Contract.

“Maximum Amount” has the meaning set forth in Section 6.16(d).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Mergers” means the Merger and the Bank Merger.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“NASDAQ” means the Nasdaq Stock Market, Inc.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” has the meaning set forth in the recitals to this Agreement.

“Option Exchange Ratio” means the Exchange Ratio, unless the Exchange Ratio would result in a modification of an option within the meaning of Code section 424 or 409A or result in a CVCY Stock Option being less favorable to the CWBC Stock Option holder, in which case the Option Exchange Ratio shall be adjusted to the minimum extent necessary to satisfy the substitution requirements set forth in Code section 424 and section 1.424-1 of the Treasury Regulations, or to ensure the CVCY Stock Option is at least as favorable to the CWBC Stock Option holder, as applicable, while being as close as possible to the Exchange Ratio.

“OREO” means other real estate owned.

“Party” shall mean each of CVCY and CWBC and “Parties” shall mean CVCY and CWBC.

“Permitted Encumbrances” shall mean (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (ii) Liens set forth in policies for title insurance of such properties delivered to CVCY that (A) have been accepted in writing by CVCY or (B) do not affect the use or enjoyment of such property or have a material detrimental effect on the value thereof or its present use; (iii) statutory Liens of landlords, or (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Piper Sandler” has the meaning set forth in Section 5.2(e)(ii).

“Previously Disclosed” with regard to a Party means only that information set forth on such Party’s Disclosure Schedule.

“Professional Expenses” means the fees and expenses of legal counsel, financial advisors and independent accounting firm incurred in connection with or in contemplation of this Agreement and the transactions contemplated herein.

“Proprietary Rights” has the meaning set forth in Section 5.2(y).

“Registration Statement” has the meaning set forth in Section 6.3(a).

“Regulatory Actions” has the meaning set forth in Section 7.3(i).

“Related Parties” has the meaning set forth in Section 8.2(d).

“Representatives” has the meaning set forth in Section 6.7(a).

“Requisite Regulatory Approval” has the meaning set forth in Section 6.2(a).

“Requisite Shareholder Approvals” means the CWBC Shareholder Approval and the CVCY Shareholder Approval.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue, or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.2(h).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share” or “Shares” has the meaning set forth in Section 3.1(a).

“Shareholder” and “Shareholders” have the meaning set forth in Section 3.2(b).

“Shareholders Meetings” has the meaning set forth in Section 6.8(a)(i).

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means any bone fide written Acquisition Proposal to CWBC or any of its Subsidiaries which the CWBC Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement, (i) after receiving the advice of its financial advisor (who shall be a regionally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (iii) after taking into account all legal (after consultation with its legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other factors permitted under applicable Law.

“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, escheat or unclaimed property, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) in the case of CWBC, liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of CWBC to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of CWBC for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” means $4,000,000.

“Trading Day” means a day that CVCY Common Stock is traded on the NASDAQ Capital Market as reported on the website of www.nasdaq.com.

“Transaction Expenses” has the meaning set forth in Section 6.20.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

ARTICLE II

THE MERGER AND RELATED MATTERS

2.1 The Merger; Surviving Entity.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of the CGCL, at the Effective Time, CWBC shall be merged with and into CVCY, with CVCY as the surviving corporation in the Merger.

(b) Surviving Entity. Upon the consummation of the Merger, the separate corporate existence of CWBC shall cease and CVCY shall continue as the surviving entity under the laws of the State of California. Effective at the Effective Time, the name of “Central Valley Community Bancorp” as the surviving entity of the Merger shall change to “Community West Bancshares.” From and after the Effective Time, CVCY, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of CWBC. CVCY shall use commercially reasonable efforts to change the ticker symbol of CVCY to “CWBC” effective at the opening of the first trading day immediately following the Effective Time.

(c) Articles of Incorporation and Bylaws of the Surviving Entity. With the exception of the name change set forth in the BHC Merger Agreement, at the Effective Time, the articles of incorporation of CVCY, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of CVCY, as the surviving corporation of the Merger, until thereafter amended in accordance with applicable Law. At the Effective Time, the CVCY Bylaws shall be the Bylaws of CVCY, as the surviving corporation of the Merger, until thereafter amended in accordance with applicable Law.

(d) Directors and Officers of the Surviving Entity. Subject to Section 6.19, the directors and officers of CVCY immediately prior to the Effective Time shall be the directors and officers of CVCY, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.2 The Bank Merger.

(a) The Bank Merger. Upon the terms and conditions of this Agreement, and pursuant to the provisions of the CFC, the CGCL and the National Bank Act and, to the extent applicable, the rules and regulations promulgated by the DFPI, FDIC and OCC, immediately following the Effective Time, Community West Bank shall be merged with and into Central Valley Community Bank in the Bank Merger. Central Valley Community Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Community West Bank shall cease, and each outstanding share of stock of Community West Bank shall be cancelled. Effective as of the Bank Merger Effective Time (defined below) the name of “Central Valley Community Bank” as the surviving entity of the Bank Merger shall change to “Community West Bank.” Prior to the effective time of the Bank Merger, CVCY and CWBC shall cause Central Valley Community Bank and Community West Bank, respectively, to execute such certificates, agreements and such other documents and certificates as are necessary to effectuate the Bank Merger immediately following the consummation of the Merger.

(b) Articles of Incorporation and Bylaws of the Surviving Bank. With the exception of the name change set forth in the Bank Merger Agreement, at the Effective Time, the articles of incorporation of Central Valley Community Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of Central Valley Community Bank, as the surviving corporation in the Bank Merger, until thereafter amended in accordance with applicable Law. At the Effective Time, the CVCB Bylaws, as amended in accordance with Section 6.19(a), shall be the Bylaws of Central Valley Community Bank, as the surviving corporation of the Bank Merger, until thereafter amended in accordance with applicable Law.

(c) Directors and Officers of the Surviving Bank. Subject to Section 6.19, the directors and officers of Central Valley Community Bank immediately prior to the Bank Merger shall be the directors and officers of Central Valley Community Bank, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.3 Effective Time.

(a) The Merger. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the Parties may agree, CVCY and CWBC will file, or cause to be filed, with the California Secretary of State an agreement of merger in substantially the form of Exhibit C to this Agreement (“BHC Merger Agreement”) effecting the Merger. The Merger shall become effective upon (i) the filing of the BHC Merger Agreement with the California Secretary of State, or (ii) such later date and time as may be specified therein (the “Effective Time”).

(b) The Bank Merger. Prior to the Effective Time, CVCY and CWBC shall cause Central Valley Community Bank and Community West Bank to enter into an agreement and plan of merger (the “Bank Merger Agreement”) in substantially the form of Exhibit D to this Agreement, providing for the Bank Merger in accordance with applicable Law and the terms of the Bank Merger Agreement concurrently with or as soon as reasonably practicable after consummation of the Merger. The Bank Merger shall become effective at the time that the Bank Merger Agreement has been filed with the DFPI as provided in Section 4887(b) of the CFC (the “Bank Merger Effective Time”).

2.4 United States Federal Income Tax Consequences. It is intended that the Merger shall constitute a “reorganization” as that term is used in Section 368(a) of the Code (“Reorganization”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. Until the Closing, each Party shall use its best efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a Reorganization. CVCY and CWBC each agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 2.4 and shall not take any position inconsistent herewith in the course of any audit, litigation, or other proceeding with respect to U.S. federal income Taxes; provided that nothing contained herein shall prevent CVCY or CWBC from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such treatment, and neither CVCY nor CWBC shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such treatment.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any Person:

(a) CWBC Common Stock. Subject to Section 3.1(b), each share of CWBC Common Stock (each, a “Share” and collectively, “Shares”) issued and outstanding immediately prior to the Effective Time (other than

Excluded Shares and CWBC Dissenting Shares) shall be converted into the right to receive 0.7900 of a share (the “Exchange Ratio”) of CVCY Common Stock (the “Merger Consideration”), without interest thereon. At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry account statement that immediately prior to the Effective Time represented any Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as well as any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.1(b); provided, however, that any holders of CWBC Dissenting Shares shall be entitled to their rights as such under applicable Law.

(b) No Fractional Shares. No fraction of a share of CVCY Common Stock will be issued, but in lieu thereof, each CWBC shareholder who would otherwise be entitled to a fraction of a share of CVCY Common Stock (based on the aggregate number of Shares held by such shareholder) shall be entitled to receive from CVCY an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of CVCY Common Stock reported on NASDAQ on the last Trading Day preceding the Closing Date.

(c) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of CVCY Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(d) No Effect on CVCY Common Stock. The Merger shall have no effect on the capital stock of CVCY. Each share of CVCY Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(e) Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist at the Effective Time.

3.2 Exchange Procedures; Dissenting Shares.

(a) Exchange Agent. At least ten (10) Business Days prior to the Effective Time, CVCY shall designate Computershare Shareholder Services, Inc. or another Person reasonably acceptable to CWBC to act as Exchange Agent (the “Exchange Agent”) in the Merger.

(b) Exchange Procedures. Subject to CWBC’s timely delivery of all information necessary therefor, within a reasonable period of time (but not more than five (5) Business Days) after the Closing, CVCY shall cause to be mailed to each holder of record (each a “Shareholder” and collectively, the “Shareholders”) of a certificate or certificates (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the Shares, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that in lieu of a Certificate and letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agents message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request), which immediately prior to the Effective Time represented the Shares, (i) a form of letter of transmittal in such form as mutually agreed to by CVCY and CWBC (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in exchange therefor. Following the Effective Time and delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Shareholder shall be entitled to receive in exchange therefor the Merger Consideration to which such Shareholder is entitled pursuant to Section 2.2 at the times set forth in this Article III and the Certificate(s) so surrendered shall be canceled. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as CVCY may reasonably require.

(c) CVCY to Provide Aggregate Merger Consideration to Exchange Agent. On or before the date of the Closing, CVCY shall deposit with the Exchange Agent, for payment in accordance with this Section 3.2, a number of shares of CVCY Common Stock equal to the Aggregate Merger Consideration plus an additional amount of cash sufficient to deliver to the Shareholders any cash in lieu of fractional shares payable pursuant to Section 3.1(b) as determined by CVCY. Any shares of CVCY Common Stock and any deposited cash remaining with the Exchange Agent on the 12-month anniversary of the Closing Date shall be remitted to CVCY and thereafter any Shareholder shall direct any claims for payment hereunder to CVCY.

(d) No Further Rights. At the Effective Time, holders of Certificates shall cease to have rights with respect to CWBC Common Stock previously represented by such Certificates, and their sole right (other than the holders of Certificates representing Dissenting Shares) shall be the right to receive the Merger Consideration and cash in lieu of fractional shares into which the shares of CWBC Common Stock represented by such Certificates have been converted pursuant to this Section 3.2, as well as any dividends to which holders of CWBC Common Stock become entitled in accordance with Section 3.2(e). After the Effective Time, there shall be no further transfer of Certificates on the records of CWBC, and if such Certificates are presented to CVCY for transfer, they shall be canceled against delivery of the Merger Consideration in respect of the shares represented thereby. CVCY shall not be obligated to deliver any merger consideration pursuant to this Article III to any former holder of CWBC Common Stock until such holder surrenders the Certificates as provided herein. Neither CVCY nor any Affiliate thereof shall be liable to any holder of CWBC Common Stock represented by any Certificate for any merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. CVCY shall be entitled to rely upon the stock transfer books of CWBC to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, CVCY shall be entitled to deposit the Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(e) No Dividends or Other Distributions. No dividends or other distributions with respect to CVCY Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CVCY Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 3.2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CVCY Common Stock represented by such Certificate and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CVCY Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CVCY Common Stock issuable with respect to such Certificate.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration in respect of the shares represented by those Certificates required pursuant to Section 3.2 at the times set forth in Article III; provided, that the owner of such lost, stolen or destroyed Certificates shall deliver, if requested by CVCY, at the owner’s expense, a non-refundable bond in such amount as CVCY may determine and provide an indemnity acceptable to CVCY against any claim that may be made against CVCY, CWBC, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed and make any processing fee payments to the Exchange Agent.

(g) Dissenting Shares. Any shares of CWBC Common Stock and CVCY Common Stock held by a Person who dissents from the Merger in accordance with the provisions of applicable Law shall be herein called

“Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable Law. The Merger Consideration for any Dissenting Shares held by CWBC shareholders (“CWBC Dissenting Shares”) shall be paid over to CVCY pending the determination as to the rights of any CWBC Dissenting Shares for consideration under applicable Law. CWBC shall give CVCY (a) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law relating to shareholders’ demands for fair market value and (b) the opportunity to direct all negotiations and proceedings regarding the Dissenting Shares; provided that CVCY shall act in a commercially reasonable manner in directing any such negotiations or proceedings. CWBC shall not, except with the prior written consent of CVCY or as otherwise required by applicable Law, voluntarily make any payment for any demands for the purchase of CWBC Common Stock or offer to settle or settle any such demands.

3.3 Treatment of Equity Awards. Unless otherwise agreed to in writing by the Parties after the date hereof:

(a) CWBC Stock Options. At the Effective Time, each option to purchase shares of CWBC Common Stock (a “CWBC Stock Option”) under either the 2006 Stock Option Plan, the 2014 Stock Option Plan, or the 2020 Omnibus Equity Incentive Plan (each, an “CWBC Equity Incentive Plan” and together, the “CWBC Equity Incentive Plans”), outstanding immediately prior to the Effective Time, whether vested or unvested, shall accelerate as a result of the Merger and shall survive the Merger without cancellation and, following the Effective Time, shall represent a stock option to acquire that number of whole shares of CVCY Common Stock (rounded up to the nearest whole number) equal to the product of: (i) the number of shares of CWBC Common Stock subject to such CWBC Stock Option; and (ii) the Option Exchange Ratio, at the exercise price per share of CVCY Common Stock (rounded down to the nearest whole cent) equal to the quotient obtained by dividing: (A) the exercise price per share of the CWBC Stock Option as of immediately prior to the Effective Time; by (B) the Option Exchange Ratio (such CWBC Stock Option after the Effective Time, an “Assumed Option”) provided that the exercise price and the number of shares of CVCY Common Stock purchasable pursuant to the Assumed Options will be determined in a manner consistent with the requirements of Sections 409A or 424 of the Code, as applicable. Each Assumed Option will have, and be subject to, substantially the same terms and conditions of such CWBC Stock Option immediately prior to the Effective Time other than with respect to vesting. Following the Effective Time, to the extent any CWBC Stock Options were incentive stock option immediately prior to the Effective Time, such Assumed Option shall remain an incentive stock option to the maximum extent permitted under applicable Law.

(b) Restricted Stock Awards. At the Effective Time, if provided in applicable agreements or plan documents, any vesting conditions applicable to each outstanding restricted stock award of CWBC Common Stock (each, a “CWBC Restricted Share Award”) granted under the CWBC Equity Incentive Plans shall, automatically and without any action on the part of the holder thereof and consistent with the terms of the CWBC Equity Incentive Plans, accelerate in full and such CWBC Restricted Share Award shall become free of any restrictions, any repurchase right shall lapse, and the holder thereof shall be entitled to receive the Merger Consideration at the Effective Time.

(c) CWBC Actions. At or prior to the Effective Time, CWBC and the CWBC Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the CWBC Stock Options, the CWBC Restricted Share Awards and the CWBC Equity Incentive Plans pursuant to the provisions of this Section 3.3. Prior to and effective as of the Effective Time, CWBC shall take all such action as is necessary to terminate, subject to compliance with this Section 3.3, the CWBC Equity Incentive Plans. CWBC shall take all actions that are reasonably necessary to ensure that from and after the Effective Time neither CVCY nor Central Valley Community Bank will be required to deliver shares of CWBC Common Stock or CVCY Common Stock to any Person pursuant to or in settlement of the CWBC Stock Options, the CWBC Restricted Share Awards or any other awards under any of the CWBC Equity Incentive Plans. The transactions contemplated by this Section 3.3 shall in all cases be done in a manner designed to comply with Section 409A of the Code and, to the extent applicable, Section 424 of the Code.

ARTICLE IV

ACTIONS PENDING THE MERGER

4.1 Forbearances of the Parties. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the other Party, which written consent shall not be unreasonably withheld or delayed, CWBC and CVCY will not, and will cause each of its respective Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all applicable Laws and prudent business and banking practices, or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and CVCY the goodwill of the customers of Community West Bank and the customers of Central Valley Community Bank and others with whom business relations exist.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights, (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock, or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests, other than (a) the issuance of common stock upon the exercise or settlement of stock options outstanding as of the date of this Agreement, (b) the issuance by a wholly-owned Subsidiary of its capital stock to its parent or another wholly-owned Subsidiary and (c) the grant of stock options or restricted shares to officers, directors, employees and others in the ordinary course of business and consistent with prior practice or pursuant to existing contractual obligations.

(c) Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries), except for the declaration and payment of regular quarterly cash dividends to shareholders consistent with past practices (not to exceed more than the per share cash dividend declared and paid in the most recent calendar quarter immediately preceding the date of this Agreement for each of CWBC and for CVCY), or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases in the ordinary course of business consistent with its past practice).

(d) Compensation; Employment Agreements; Etc. Enter into, amend, renew (other than pursuant to any contractual term providing for an automatic renewal) or accelerate the vesting or payment under any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable Law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) for normal annual salary increases and bonuses consistent in amount and timing with past practices to employees of the respective Party.

(e) Hiring. Hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies after the date hereof and whose employment is terminable at the will.

(f) Benefit Plans. Enter into, establish, adopt, amend or terminate (except (i) as may be required by applicable Law or (ii) to satisfy contractual obligations or plan provisions existing as of the date hereof as

Previously Disclosed) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.

(g) Dispositions. Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that (i) individually is greater than $250,000 or (ii) together with all other such transactions is greater than $500,000; provided, however, no such transactions shall be permitted with any of its Affiliates.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.1(r)), deposits or properties of any other Person.

(i) Capital Expenditures. Make any capital expenditures other than as Previously Disclosed and capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $250,000 in the aggregate.

(j) Governing Documents. Amend a Party’s articles, bylaws or any other governing documents of such Party or any of its Subsidiaries or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in Laws or GAAP.

(l) Contracts. Enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or waive, release, relinquish or assign any Material Contract (or any rights thereunder), other than (i) as otherwise permitted under this Agreement, or (ii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $100,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n) Banking Operations. Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable Law or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o) Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements, other than in the ordinary course of business consistent with past practices.

(p) Derivatives Contracts. Enter into any Derivatives Contract.

(q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, and FHLB advances, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r) Investment Securities. Acquire or otherwise invest in or dispose of (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, mortgage-backed or mortgage-related security or Equity Investment other than federal funds or United States Government securities, United States Government agency securities and U.S. Government sponsored agencies, except in the ordinary course of business consistent with past practice.

(s) Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated in an amount in excess of $1,000,000 (collectively, “Loans”) in a manner that is inconsistent with its ordinary course of business or inconsistent with its lending policies and procedures in effect as of the date of this Agreement; (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any of its directors, officers, employees or Affiliates; or (iv) enter into any Loan securitization or create any special purpose funding entity. For any new credit originated or to be originated in an amount in excess of $1,000,000, any new credit over $500,000 that is an exception to loan policy, and for any renewal, modification, extension or amendment of any classified loan in excess of $250,000, prior to committing to transaction, each Party shall provide the other Party with a copy of the loan underwriting analysis and credit memo and shall consult with the other Party respecting such credit and the basis of its credit decision, and shall consider any comments raised by the other Party within two (2) Business Days of receipt of such information.

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u) Adverse Actions. Take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, or (B) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied; or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(v) Tax Elections, Etc. Make or change any Tax election, settle, abandon or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, waive or alter any right to any Tax credit, or file any amended Tax Return.

(w) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover Law or state or territorial Law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than a Party or a Subsidiary of such Party) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x) Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.

(y) Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in such Party’s market area.

(z) Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules. On or prior to the date hereof, CWBC has delivered to CVCY a confidential schedule (the “CWBC Disclosure Schedule”) and CVCY has delivered to CWBC a confidential schedule (the “CVCY Disclosure Schedule” and together with the CWBC Disclosure Schedule, the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article IV or Article VI. Any information disclosure in any section of such Party’s Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

5.2 Representations and Warranties of CWBC. Except with respect to any subsections of this Section 5.2, as set forth in the correspondingly identified subsection of the CWBC Disclosure Schedule, CWBC hereby represents and warrants to CVCY as follows:

(a) Organization, Standing and Authority. CWBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. CWBC is duly registered with the Federal Reserve Board as a bank holding company under the BHCA and meets the applicable requirements for qualification as such. Community West Bank is a national banking association duly organized and validly existing under the Law of the United States and a member of the FHLB. The deposit accounts of Community West Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable Law, and Community West Bank has paid all deposit insurance premiums and assessments required by applicable Law; and no proceedings for the termination or revocation of such insurance are pending, or to the Knowledge of CWBC or Community West Bank, threatened. Each other Subsidiary of CWBC is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The copies of the CWBC Articles, CWBC Bylaws and the other governing documents of CWBC and its Subsidiaries which have previously been made available to CVCY are true, complete and correct copies of such documents as in effect on the date of this Agreement. CWBC and its Subsidiaries have in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. CWBC and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CWBC. The minute books of CWBC and its Subsidiaries contain true, complete and correct records in all material respects of all meetings and other corporate actions held or taken by their respective board of directors (including committees of their respective boards of directors), as well as the shareholders of CWBC and its Subsidiaries through the date hereof.

(b) Capital Structure.

(i) The authorized capital stock of CWBC consists of 60,000,000 shares of CWBC Common Stock, and 10,000,000 shares of preferred stock. As of the date of this Agreement, (A) 8,851,380shares of CWBC Common Stock are issued and outstanding, (B) no shares of preferred stock are issued and outstanding, and (C) 345,351 shares of CWBC Common Stock are authorized and reserved for issuance under the CWBC Equity Incentive Plans. CWBC does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of CWBC’s capital stock (Y) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the CWBC Articles, the CWBC Bylaws or any agreement to which CWBC is a party, and (Z) have been offered, sold, issued and delivered by CWBC in all material respects in compliance with all applicable Law. There are no declared or accrued but unpaid dividends with respect to any shares of CWBC capital stock. Except as set forth on Schedule 5.2(b)(i) of the CWBC Disclosure Schedule, there are no transfer restrictions on any shares of CWBC Common Stock.

(ii) Other than the CWBC Equity Incentive Plans, neither CWBC nor any of its Subsidiaries have ever adopted, sponsored or maintained any stock incentive plan or any other plan or agreement providing for equity compensation to any Person.

(iii) Schedule 5.2(b)(iii) of the CWBC Disclosure Schedule lists all Restricted Share Awards and CWBC Stock Options outstanding under the CWBC Equity Incentive Plans, the name of the participant, the number of shares of CWBC Common Stock underlying such award, the vesting schedule and number of shares vested, the grant date, the grant price and whether the participant has made a section 83(b) election with respect to such award. Other than the CWBC Restricted Share Awards and the CWBC Stock Options listed in Schedule 5.2(b)(iii) of the CWBC Disclosure Schedule (all of which have been issued under the CWBC Equity Incentive Plans), there are no Rights or agreements obligating CWBC or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any CWBC capital stock or any capital stock or equity or other ownership interest of CWBC or any of its Subsidiaries or obligating CWBC or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no other outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to CWBC or any of its Subsidiaries.

(iv) Except for the Cooperation Agreements, there are no (A) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of CWBC to which CWBC is a party, by which CWBC is bound, or of which CWBC has Knowledge, or (B) agreements or understandings to which CWBC is a party, by which CWBC is bound, or of which CWBC has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any CWBC capital stock. Except as set forth on Schedule 5.2(b)(iv) of the CWBC Disclosure Schedule, no Person has a beneficial ownership interest, directly or indirectly, of five percent (5%) or more of the total issued and outstanding shares of CWBC Common Stock.

(c) Subsidiaries. CWBC owns all of the issued and outstanding shares of Community West Bank, free and clear of all Liens. Schedule 5.2(c) of the CWBC Disclosure Schedule sets forth each of CWBC’s Subsidiaries, and the ownership interest of CWBC in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of CWBC have been duly authorized and are validly issued, fully paid, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of CWBC authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the CWBC’s Subsidiaries, CWBC does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

(d) Corporate Power. Each of CWBC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. CWBC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the CWBC Shareholder Approval.

(e) Corporate Authority.

(i) Subject to the vote of the shareholders of CWBC and the vote of the shareholder of Community West Bank, this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of CWBC and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing. Except as contemplated by this Agreement, no other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. CWBC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CVCY, this Agreement is a valid and legally binding obligation of CWBC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) The CWBC Board has received the opinion of its financial advisor, Piper Sandler & Co. (“Piper Sandler”), to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Exchange Ratio is fair to the holders of CWBC Common Stock from a financial point of view.

(iii) The CWBC Board, by a vote thereof, has unanimously adopted resolutions (A) determining that this Agreement and the transactions contemplated herein, including the Mergers, are fair to, and in the best interests of, CWBC and its shareholders, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby and (C) recommending to the CWBC’s shareholders that they vote at the CWBC Shareholders Meeting to approve and adopt this Agreement.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CWBC or any of its Subsidiaries in connection with the execution, delivery or performance by CWBC of this Agreement or to consummate the transactions contemplated hereby, except (i) for filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC and the DFPI, as required, (ii) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of CVCY Common Stock in the Merger, (iii) approval of listing of such CVCY Common Stock on the NASDAQ Capital Market, (iv) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and the CFC, and (v) receipt of the Requisite Shareholder Approvals.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers, filings and registrations Previously Disclosed and the expiration of any requisite waiting periods, the execution, delivery and performance of this Agreement by CWBC, and the consummation of the transactions contemplated hereby, do not and will not (A) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or give rise to any right on the part of any third party, any Lien, any acceleration of remedies or any right of termination under, or result in any termination or loss to CWBC of any benefit or right under, any Law, judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CWBC or to which CWBC or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, or contravene or conflict with the CWBC Articles, the CWBC Bylaws or other governing documents of CWBC, (C) require any consent or approval under any such Law, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CWBC or the transactions contemplated by this Agreement.

(g) No Conflict. The execution, delivery and performance by CWBC of this Agreement and the consummation of the transactions provided for in this Agreement do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the CWBC Articles, the CWBC Bylaws, the CWB Charter, the CWB Bylaws, or any other governing documents of CWBC or Community West Bank, (ii) conflict with or violate any Law (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approvals), and (iii) except as set forth in Schedule 5.2(g) of the CWBC Disclosure Schedule, (A) contravene, conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon, (C) require any consent of any person under, or (D) accelerate the performance required by, the terms of, any material debt instrument, lease, license, covenant, or other agreement or understanding to which CWBC or any of its Subsidiaries is a party or by which any of them is bound, any of the properties or assets of CWBC or any of its Subsidiaries, or any order, ruling, decree, judgment, arbitration award or stipulation to which CWBC or any of its Subsidiaries is subject.

(h) SEC Reports and Financial Statements. Since December 31, 2020, CWBC has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “CWBC SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the CWBC SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the Nasdaq Stock Market, and none of the CWBC SEC Documents contained (or, with respect to the CWBC SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the CWBC SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Since December 31, 2020, neither CWBC nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the CWBC SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Authority that such CWBC SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the CWBC’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any CWBC SEC Documents (including the financial statements included therein). No Subsidiary of CWBC is required to file any forms, reports or other documents with the SEC.

(i) NASDAQ. CWBC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(j) Financial Statements.

(i) The financial statements of CWBC and its Subsidiaries included (or incorporated by reference) in the CWBC SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CWBC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CWBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2020, no independent public accounting firm of CWBC has resigned (or informed CWBC that it intends to resign) or been dismissed as independent public accountants of CWBC as a result of or in connection with any disagreements with CWBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CWBC, neither CWBC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CWBC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(iii) The records, systems, controls, data and information of CWBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of CWBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on CWBC. CWBC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CWBC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CWBC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to CWBC’s outside auditors and the audit committee of CWBC’s Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CWBC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CWBC’s internal controls over financial reporting. These disclosures were made in writing by management to CWBC’s auditors and audit committee. There is no reason to believe that CWBC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv) Since January 1, 2020, (i) neither CWBC nor any of its Subsidiaries, nor, to the Knowledge of CWBC, any director, officer, auditor, accountant or representative of CWBC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CWBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CWBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing CWBC or any of its Subsidiaries, whether or not employed by CWBC or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by CWBC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the CWBC Board or any committee thereof or the board of directors or similar governing body of any CWBC Subsidiary or any committee thereof, or to the Knowledge of CWBC, to any director or officer of CWBC or any of its Subsidiaries.

(k) Accounting and Auditing Practices. Since December 31, 2020, neither CWBC nor any of its Subsidiaries, nor, to the Knowledge of CWBC, any director, officer, employee, auditor, accountant or representative of CWBC or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of CWBC or any of its Subsidiaries or its internal accounting controls, including any written complaint, allegation, assertion or claim that CWBC or any of its Subsidiaries, or any of its directors, officers or employees, has engaged in questionable accounting or auditing practices or fraudulent practices.

(l) Legal Proceedings. Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CWBC or any of its Subsidiaries, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect on CWBC, and, to the Knowledge of CWBC, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither CWBC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CWBC.

(m) Regulatory Matters.

(i) CWBC and its Subsidiaries have timely and duly filed with or furnished to the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports, documents, filings, statements and submissions, together with any amendments thereto, required to be filed or furnished under applicable Laws, has paid all fees and assessments due in connection therewith, and such reports, documents, filings, statements and submissions, together with any amendments thereto, were in all material respects complete and accurate. There are no unresolved violations set forth in any such report, documents, filings, statements and submissions, or any amendments thereto relating to any examinations or inspections by any Governmental Authority of CWBC or any of its Subsidiaries, and CWBC has previously delivered or made available to CVCY accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of CWBC and its Subsidiaries by the appropriate Governmental Authorities, neither CWBC nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which CWBC believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on CWBC.

(ii) Neither CWBC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has CWBC or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. CWBC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii) Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2020, or has pending any proceeding, enforcement action or, to the Knowledge of CWBC, investigation or inquiry into the business, operations, policies, practices or disclosures of CWBC or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of CWBC and its Subsidiaries), or, to the Knowledge of CWBC, threatened any of the foregoing.

(iv) The most recent regulatory rating given to Community West Bank as to compliance with the CRA is “Outstanding.” Since the last regulatory examination of Community West Bank with respect to CRA compliance, Community West Bank has not received any complaints as to CRA compliance, and no proceedings are pending, nor to the Knowledge of CWBC, threatened with respect to any violations of consumer fair lending Laws.

(n) Compliance With Law. Each of CWBC and its Subsidiaries:

(i) is and at all times since December 31, 2020, has been in material compliance with all Law applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products or all other applicable bank secrecy Laws, fair lending Laws and other Laws relating to discriminatory business practices and any order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Treasury Department or any other anti-money laundering Law;

(ii) has and at all times since December 31, 2020, has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CWBC, no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 2020, no notification or communication from any Governmental Authority (A) asserting that CWBC or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces (excluding comments resulting from routine regulatory examinations that have subsequently been resolved to the satisfaction of the applicable Governmental Authority) or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of CWBC, do any grounds for any of the foregoing exist);

(iv) has devised and maintains a system of internal accounting controls, sufficient to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has designed disclosure controls and procedures to ensure that material information is made known to its management on no less than a quarterly basis, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the CWBC Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls; and

(v) has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law.

(o) Material Contracts; Defaults.

(i) Except as Previously Disclosed, neither CWBC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of CWBC or any of its Subsidiaries to indemnification from CWBC, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice without penalty or other fee and involving the payment or value of more than $100,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness for borrowed money, whether as borrower or lender (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), or provides for the imposition of any Liens on any assets of CWBC or any of its Subsidiaries or the guaranty of the indebtedness of another Person, (F) which grants any Person a right of first refusal, right of first offer, put, call or similar right with respect to any material properties, rights, assets or business of CWBC or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 or more in the aggregate, or any acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $100,000 or more in annual fees, (I) which provides for the payment by CWBC or any of its Subsidiaries (or any successor) of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by CWBC or any of its Subsidiaries, (K) which materially restricts the conduct of any business by CWBC or any of its Subsidiaries or limits the freedom of CWBC or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict CWBC or any of its Subsidiaries after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires CWBC or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) that relates to Proprietary Rights, (M) contains any provision that requires the purchase of all of CWBC or any of its Subsidiaries’ requirements for a given product or service from a given third party, or obligates CWBC or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate CVCY or Central Valley Community Bank to conduct business on an exclusive or preferential basis with any third party; (N) which is a partnership, joint venture or similar contract, agreement or arrangement; (O) containing any standstill or similar provision pursuant to which one Person has agreed not to acquire assets or securities of another Person; (P) which is with respect to, or otherwise commits CWBC or any of its Subsidiaries to do, any of the foregoing, or (Q) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “CWBC Material Contracts”).

(ii) Each CWBC Material Contract is valid and binding on CWBC or any of its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of CWBC or its Subsidiaries, is valid and binding on the other Parties thereto. Neither CWBC and its Subsidiaries, nor, to the Knowledge of CWBC and its Subsidiaries, any other Parties thereto, is in material default under any CWBC Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by CWBC or any of its Subsidiaries is currently outstanding.

(iii) All outstanding loans from CWBC or any of its Subsidiaries to their respective officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(p) No Brokers. Other than CWBC engagement of Piper Sandler, no action has been taken by CWBC that would give rise to any valid claim against any Party for an advisory fee, brokerage fee or commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(q) Employee Benefit Plans.

(i) Schedule 5.2(q)(i) of the CWBC Disclosure Schedule lists all benefit and compensation plans, contracts, policies or arrangements that are maintained, sponsored or contributed to by CWBC or any of its Subsidiaries or with respect to which CWBC or any of its Subsidiaries has or may have any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, retirement, pension, profit sharing split dollar, salary continuation, stock option, stock purchase, stock appreciation rights, stock bonus, incentive bonus, hospitalization, medical, disability, life or other insurance, supplemental unemployment plans, agreements, programs, policies or other arrangements (each, a “CWBC Benefit Plan” and collectively, the “CWBC Benefit Plans”). CWBC has made available to CVCY true and complete copies of (A) all CWBC Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any CWBC Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable; (C) for each CWBC Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter or sponsor opinion letter issued by the IRS for each CWBC Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each CWBC Benefit Plan; (F) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (G) the most recent summary annual report for each CWBC Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii) Each CWBC Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and with the terms and provisions of all documents, contracts or agreements pursuant to which such CWBC Benefit Plan is maintained. Each CWBC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status, and to CWBC’s Knowledge, no event has occurred since the date of issuance of such letter that would reasonably be expected to result in disqualification of such CWBC Benefit Plan under Section 401(a) of the Code. Neither CWBC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a CWBC Benefit Plan, or any agent representing any of the foregoing alleging that any such CWBC Benefit Plan has failed to comply with any applicable Law, has not been operated in accordance with the terms of the written plan documents, or that any trustee, fiduciary or other plan official has breached any duty imposed by ERISA with respect to such plan. There is no material pending or, to CWBC’s Knowledge, threatened litigation relating to the CWBC Benefit Plans. Neither CWBC nor any of its Subsidiaries has engaged in a transaction with respect to any CWBC Benefit Plan that could subject it to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any CWBC Benefit Plan. No CWBC Benefit Plan or related trust is the subject of an audit, investigation or Tax examination by a Governmental Authority.

(iii) Within the last six (6) years, neither CWBC nor any of its ERISA Affiliates has sponsored, maintained or been obligated to contribute to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA). No liability under Title IV of ERISA has been or is expected to be incurred by CWBC or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or a single-employer plan of any entity which is an ERISA Affiliate. With respect to any CWBC Benefit Plan that is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (A) neither CWBC nor any ERISA Affiliate has, since December 31, 2016, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (B) no event has occurred that presents a material risk of a complete or partial withdrawal, (C) neither CWBC nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any CWBC Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby.

(iv) All contributions required to be made and premiums required to be paid under the terms of any CWBC Benefit Plan have been timely made or have been properly accrued. Neither any CWBC Benefit Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(v) Neither CWBC nor any of its Subsidiaries has any obligations for retiree health and life benefits under any CWBC Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. No event or condition exists with respect to a CWBC Benefit Plan that could subject CWBC or its Subsidiaries to a material tax under Section 4980B of the Code, 4980D of the Code, or 4980H of the Code. CWBC and its Subsidiaries may amend or terminate any such CWBC Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder.

(vi) Other than as set forth in Schedule 5.2(q)(vi) of the CWBC Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of CWBC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the CWBC Benefit Plans, (C) result in any breach or violation of, or a default under, any of the CWBC Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (E) obligate CWBC or any of its Subsidiaries to compensate, reimburse or make any additional payment to any employee or any current or former director or independent contractor because of the imposition of an excise tax (including any interest or penalties related thereto) under Code Section 4999, or (F) result in any payment or portion of any payment that would not be deductible by CWBC under Section 162(m) of the Code when paid. Notwithstanding Disclosure Schedule 5.2(q)(vi), no payment disclosed thereunder shall result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) No CWBC Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(viii) All CWBC Benefit Plans which provide for deferral compensation within the meaning of Section 409A of the Code are either exempt from the application of Section 409A of the Code or are in compliance therewith. Each CWBC Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(ix) All required reports and descriptions (including Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each CWBC Benefit Plan. All required tax filings with respect to each CWBC Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(r) Labor Matters.

(i) CWBC and its Subsidiaries are not a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CWBC or its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CWBC or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CWBC’s Knowledge, threatened, nor is CWBC or its Subsidiaries aware of any activity involving CWBC’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii) CWBC and its Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

(iii) As of the date hereof, there are no actions, suits, proceedings, government investigations, or labor grievances pending, or, to the Knowledge of CWBC, threatened relating to any employment related matter involving any employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. CWBC believes that its and its Subsidiaries’ relations with their respective employees are good.

(iv) As of the date hereof, no executive officer (as defined in Rule 501(f) promulgated under the Securities Act) of CWBC has notified CWBC that such officer intends to leave CWBC or otherwise terminate such officer’s employment with CWBC. To the Knowledge of CWBC, no executive officer of CWBC is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and to the Knowledge of CWBC, the continued employment of each such executive officer does not subject CWBC to any liability with respect to any of the foregoing matters.

(v) CWBC and its Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, California Labor Code section 1400 et seq., and any other similar applicable Laws relating to facility closings and layoffs.

(vi) All independent contractors of CWBC and its Subsidiaries are properly classified under applicable state and federal law, and CWBC and its Subsidiaries are in compliance with California Labor Code section 226.8.

(s) Environmental Matters.

(i) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, remediation activities or private or governmental investigations of any nature seeking to impose, or which could impose, on CWBC or any of its Subsidiaries or any real property currently or formerly owned or operated by CWBC or any of its Subsidiaries, or any real property in which CWBC or any of its Subsidiaries has held or holds a security interest, Lien or a fiduciary or management role (“CWBC Loan Property”), any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of CWBC, threatened, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on CWBC.

(ii) There is no reasonable basis for any such proceeding, claim, action, environmental remediation or private or governmental investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CWBC.

(iii) CWBC and its Subsidiaries are in compliance, and have at all times complied, in all material respects with applicable Environmental Laws. In addition, and irrespective of such compliance, neither CWBC nor any of its Subsidiaries are subject to any liability for any release of, discharge of, or exposure to any Hazardous Substance or any contamination, environmental remediation or clean-up obligations pursuant to any Environmental Law, which liability, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CWBC.

(iv) No real property (including buildings or other structures) currently or formerly owned or operated by CWBC or any of its Subsidiaries, or any CWBC Loan Property, has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect on CWBC.

(v) Neither CWBC nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management of any business responsible for any release or discharge of, nor could CWBC nor any of its Subsidiaries be deemed to have owned, operated or participated in the management of any CWBC Loan Property, any property of CWBC or any of its Subsidiaries or any other real property which has been contaminated with, or on or from which there has been any release or discharge of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect on CWBC.

(vi) Neither CWBC nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property.

(vii) Neither CWBC nor any of its Subsidiaries, nor any Person whose liability CWBC or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.

(viii) Neither CWBC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

(ix) To CWBC’s Knowledge, there are no circumstances or conditions (including, without limitation, the presence of asbestos, aboveground storage tanks, underground storage tanks, lead products, polychlorinated biphenyls, prior agricultural or manufacturing operations, dry-cleaning, or automotive services, or the release or discharge of Hazardous Substances) involving CWBC or any of its Subsidiaries, any currently or formerly owned or operated property, any CWBC Loan Property, or any Person whose liability CWBC or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against CWBC or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CWBC Loan Property or property of CWBC or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect on CWBC.

(x) CWBC has provided to CVCY true and correct copies of all environmental reports or studies, sampling data, correspondence, filings and recorded documents in its possession or reasonably available to it relating to CWBC and its Subsidiaries, any currently or formerly owned or operated property of CWBC and its Subsidiaries, and has made such materials available upon request for each CWBC Loan Property.

(xi) Community West Bank has complied, and is in compliance, with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (i) the prevention, abatement or elimination of pollution; (ii) the protection, preservation or restoration of the environment, public health, public safety, or natural resources; (iii) the handling, use, presence, disposal, discharge, release or threatened release of any Hazardous Substance; (iv) wetlands, habitat, wildlife, endangered, threatened or protected species; or (v) indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” includes, without limitation, any hazardous or toxic substance, material or waste, and means any substance that is: (i) listed, classified or regulated pursuant to any Law; (ii) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation; or (iii) any other substance which is the subject of regulatory action by any Governmental Authority for the purpose of protecting, preserving or restoring the environment, public health, public safety, or natural resources.

For the purposes of this section 5.2(s), only, the term “Material Adverse Effect” shall mean the lesser of the amount reflected by the definition of that term in Section 1.1 or five hundred thousand dollars ($500,000.00).

(t) Tax Matters. Since January 1, 2018,

(i) CWBC and each of its Subsidiaries have duly and timely filed all Tax Returns required to have been filed by it, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, and such Tax Returns are accurate, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii) All Taxes required to be paid or remitted by CWBC or any of its Subsidiaries have been timely paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, CWBC and its Subsidiaries have made adequate provision for such Taxes in the CWBC Financial Statements in accordance with GAAP. The most recent CWBC Financial Statement reflects an adequate reserve (in accordance with GAAP) for all Taxes payable by CWBC through the date of such financial statements.

(iii) CWBC and each of its Subsidiaries and their respective officers, directors or any employees responsible for Tax matters have complied with all rules and regulations relating to the withholding of Taxes, remittance of withheld Taxes, information reporting, and the payment or remittance of other amounts due in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and has collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such obligations, including, without limitation, valid IRS Forms W-8 and W-9.

(iv) Neither CWBC nor any of its Subsidiaries has granted a waiver or other consent regarding the application of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request for any such waiver, extension or consent been made that is still in effect.

(v) Since January 1, 2016, neither CWBC nor any of its Subsidiaries has been a party to, or a promoter of, any transaction that would constitute a “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

(vi) No position has been taken on any Tax Return with respect to the business or operations of CWBC or any of its Subsidiaries that is contrary to any publicly announced position of a Governmental Authority, or that is substantially similar to any position that a Governmental Authority has successfully challenged in the course of an audit, investigation or examination of a Tax Return of CWBC or any of its Subsidiaries, or to CWBC’s Knowledge, an audit, investigation or Tax examination of any other Person.

(vii) The unpaid Taxes of CWBC and each of its Subsidiaries (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on CWBC Financial Statements, and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP.

(viii) Neither CWBC nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Returns.

(ix) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CWBC or any of its Subsidiaries.

(x) There are no audits, Tax examinations, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings pending, ongoing or being conducted or, to CWBC’s Knowledge, threatened, with respect to any Taxes of CWBC or any of its Subsidiaries.

(xi) Neither CWBC nor any of its Subsidiaries has received from any taxing authority (including jurisdictions in which CWBC and its Subsidiaries have not filed Tax Returns) any written and, to the best of its Knowledge, verbal (A) notice indicating an intent to open an audit, Tax examination, or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax, nor have any of the foregoing been threatened, proposed, asserted or assessed by any Governmental Authority against CWBC or any of its Subsidiaries. No claim has ever been made in writing by any taxing authority in a jurisdiction where CWBC or any of its Subsidiaries do not file Tax returns that either of them is or may be subject to Tax in that jurisdiction.

(xii) Notwithstanding the January 1, 2018 date set forth above, neither CWBC nor any of its Subsidiaries is a party to, bound by or liable for Taxes of any other Person pursuant to a tax indemnity, tax sharing or other similar agreement.

(xiii) Notwithstanding the January 1, 2018 date set forth above, other than the consolidated group formed by CWBC and its Subsidiaries, neither CWBC nor any of its Subsidiaries has ever been a member of a group with which it has filed (or been required to file) Tax Returns on a consolidated, combined, unitary or similar basis.

(xiv) Notwithstanding the January 1, 2018 date set forth above, neither CWBC nor any of its Subsidiaries is currently liable, nor does either CWBC or any of its Subsidiaries have any potential liability, for the Taxes of another Person (other than CWBC or any of its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xv) In the last five (5) Tax years, neither CWBC nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xvi) Neither CWBC nor any of its Subsidiaries has been or will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvii) Neither CWBC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, and has not agreed to make, nor is it required to make, any other adjustment to their Taxes, as a result of: (A) Section 481(a) of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.

(xviii) Neither CWBC nor any of its Subsidiaries has granted any power of attorney which will remain in force after the Closing with respect to any Tax or Tax Return.

(xix) Neither CWBC nor any of its Subsidiaries is subject to the personal holding company Tax in any year open to assessment of such Tax.

(xx) Neither CWBC nor any of its Subsidiaries is receiving any material Tax benefit or credit or other favorable material tax treatment that will not be extended and available to CVCY following the Merger.

(xxi) Notwithstanding the January 1, 2018 date set forth above, neither CWBC nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a Reorganization.

(xxii) CWBC and all of its Subsidiaries (i) are in compliance with Accounting Standards Codification Topic 740 (“ASC 740”), and (ii) have determined, assessed and measured the benefits of all material Tax positions taken in any income Tax Return for any period covered by ASC 740, including all significant uncertain positions reflected in such Tax Returns that may be subject to assessment or challenge by any taxing authority.

(u) Risk Management Instruments. Neither CWBC nor any of its Subsidiaries is a party to, nor has agreed to enter into, a Derivatives Contract.

(v) Investment Portfolio. CWBC has good title to all Investment Securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien (other than Permitted Encumbrances), except (a) as set forth in the CWBC Financial Statements or (b) to the extent such securities are pledged in the ordinary course of business to secure obligations of CWBC. All Investment Securities are valued on the books of CWBC according to GAAP (including regulatory accounting principles) in all material respects. CWBC employs investment, securities, risk management and other policies, practices and procedures that are reasonable in the context of its business, and CWBC has since December 31, 2019, been in material compliance with such policies, practices and procedures. Except for restrictions that exist for securities that are classified as “held to maturity”, none of the Investment Securities held by CWBC is subject to any restriction (contractual or statutory) that would materially impair the ability of CWBC to freely dispose of such investment at any time.

(w) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of CWBC or any of its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) CWBC has Previously Disclosed with respect to itself and its Subsidiaries as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of CWBC, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by CWBC or any of its Subsidiaries, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of CWBC or any of its Subsidiaries, or to the Knowledge of CWBC, any Person controlling, controlled by or under common control with, any of the foregoing.

(x) Properties.

(i) All real property owned or leased by CWBC or any of its Subsidiaries has been Previously Disclosed.

(ii) With respect to such real property that is owned by CWBC or any of its Subsidiaries, CWBC has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Permitted Encumbrances, (ii) Liens set forth in policies for title insurance of such properties delivered to CVCY, and including the matters Previously Disclosed, (iii) survey imperfections set forth in surveys of such properties delivered to CVCY, or (iv) as Previously Disclosed.

(iii) With respect to such real property that is leased by CWBC or any of its Subsidiaries, CWBC has a good and marketable leasehold estate in and to such property, free and clear of all Liens, leases and other imperfections of title or survey, except for the Permitted Encumbrances. CWBC has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to CVCY; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date; neither CWBC nor any of its Subsidiaries nor the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the Parties thereto; the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained prior to the Closing; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, CWBC or its Subsidiaries has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that CWBC’s or its Subsidiaries’ use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided CWBC and its Subsidiaries are not in default of any of their obligations pursuant to any such lease beyond the expiration of any notice and cure periods.

(iv) All real and personal property owned by CWBC or any of its Subsidiaries or presently used by any of them is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.

(v) CWBC and its Subsidiaries have good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, other than real property, except (A) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (B) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent, and (C) as Previously Disclosed. All personal property which is material to CWBC’s or its Subsidiaries’ business and leased or licensed by CWBC or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(y) Intellectual Property.

(i) Each of CWBC and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights (the “Proprietary Rights”) used in its business, free and clear of any material Liens, all of which have been Previously Disclosed, and CWBC and its Subsidiaries have not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the Knowledge of CWBC, the operation of the business of CWBC and its Subsidiaries does not infringe or violate the intellectual property of any third party. CWBC and its Subsidiaries have performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(ii) The validity, continuation and effectiveness of all licenses, contracts and other agreements relating to the Proprietary Rights used in or necessary for the conduct of the business of CWBC and its

Subsidiaries as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States, the current terms thereof, and the rights of CWBC and its Subsidiaries in and to their respective Proprietary Rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

(iii) CWBC and its Subsidiaries have taken commercially reasonable measures to protect the Proprietary Rights used in their businesses, including the confidentiality and value of all trade secrets that are owned, used or held by each of them, including by maintaining policies that require employees, licensees, consultants or other third Parties with access to such trade secrets to keep such trade secrets confidential (“Confidentiality Policies”). To the Knowledge of CWBC, such Confidentiality Policies have not been violated by any employees, licensees, consultants or other third Parties who have been granted access to such trade secrets.

(iv) The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data communication lines and all other computerized or information technology equipment (collectively, the “IT Assets”) of CWBC and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of CWBC and its Subsidiaries in connection with their respective business, and have not materially malfunctioned or failed within the past five (5) years. To the Knowledge of CWBC, no Person has gained unauthorized access to the IT Assets of CWBC or any of its Subsidiaries. CWBC and its Subsidiaries have implemented and have verifiable functionality of reasonable identity management, backup, archive, security and disaster recovery technology and processes consistent with industry practices. CWBC and its Subsidiaries have taken commercially reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of confidential employee, customer financial and other information, and are compliant with all applicable Law with respect to data protection and privacy.

(z) Fiduciary Accounts. CWBC and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. Neither CWBC, any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(aa) Trust Administration. Neither CWBC nor any of its Subsidiaries presently exercises trust powers, including trust administration, and has not exercised such trust powers before the date of this Agreement. The term “trusts” includes (a) any and all common law or other trusts between an individual, corporation or other entities and CWBC or any of its Subsidiaries, as trustee or co-trustee, including, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures, (b) any and all decedents’ estates where CWBC or any of its Subsidiaries is serving or has served as a co-executor or sole executor, personal representative or administrator or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where CWBC or any of its Subsidiaries is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity and (d) any and all agency or custodial accounts or similar arrangements, including plan administrator for employee benefit accounts, under which CWBC or any of its Subsidiaries is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

(bb) Books and Records. The books, records, systems, data and information of CWBC and its Subsidiaries (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of CWBC and its Subsidiaries and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CWBC or its Subsidiaries (including all means of access thereto and therefrom). CWBC’s stock transfer books and register of CWBC Restricted Share Awards and CWBC Stock Option awards, true and complete copies of which have been provided to CVCY, are maintained according to applicable Law and, to CWBC’s Knowledge, accurately reflect the holders of CWBC Common Stock and CWBC restricted stock awards, respectively, as of the date of this Agreement.

(cc) Insurance. CWBC has Previously Disclosed, and provided true, correct and complete copies of, all of the material insurance policies, binders, or bonds currently maintained by CWBC or any of its Subsidiaries (“CWBC Insurance Policies”). CWBC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of CWBC have reasonably determined to be prudent in accordance with industry practices; all the CWBC Insurance Policies are in full force and effect; neither CWBC nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion and all of the CWBC Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date.

(dd) Allowance For Loan Losses. CWBC’s allowance for loan losses is, and the Closing Allowance shall be as of the Closing Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(ee) Transactions With Affiliates. There are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of CWBC or any of its Subsidiaries, relating to, arising from or affecting CWBC or any of its Subsidiaries, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of CWBC or any of its Subsidiaries, with or without adequate compensation, in any amount whatsoever. All outstanding loans from CWBC or any of its Subsidiaries to their respective officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof, and such loans (i) were originated in compliance with all applicable Law, (ii) were made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, (iii) did not involve more than the normal risk of collectability or present other unfavorable features, and (iv) were not granted under conditions where the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O of the Federal Reserve Board. All “covered transactions” between Community West Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in material compliance with such provisions.

(ff) Investment Services. Neither CWBC nor any of its Subsidiaries provide investment management, investment advisory or sub-advisory services to any Person, including management and advice provided to separate accounts and participation in wrap fee programs that would require CWBC or any of its Subsidiaries to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither CWBC nor any of its Subsidiaries is (or is required to be) registered as a broker-dealer, a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under applicable Law.

(gg) Cannabis. Except as Previously Disclosed, to the Knowledge of CWBC, neither CWBC nor any of its Subsidiaries accepts deposits from, has not originated any Loan to and does not otherwise transact business with any person engaged in the manufacture, production, distribution, sale, or other dispensation of cannabis. To the Knowledge of CWBC, no borrower under any Loan (i) is engaged in the manufacture, production, distribution, sale or other dispensation of cannabis or (ii) leases any assets to any person engaged in the manufacture, production, distribution or dispensation of cannabis. To the Knowledge of CWBC, CWBC and its Subsidiaries have timely and properly filed all mandatory Suspicious Activity Reports as to cannabis and has complied with applicable guidance as to cannabis banking from any Governmental Authority.

(hh) Transaction Expenses. Schedule 5.2(hh) of CWBC Disclosure Schedule sets forth a true, accurate and complete list of the reasonably anticipated Transaction Expenses of CWBC as of the date of this Agreement.

(ii) Material Facts. No statement contained in this Agreement as it may be amended or supplemented by the CWBC Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of CWBC to CVCY or pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

5.3 Representations and Warranties of CVCY. Except with respect to any subsections of this Section 5.3, as set forth in the correspondingly identified subsection of the CVCY Disclosure Schedule, CVCY hereby represents and warrants to CWBC as follows:

(a) Organization, Standing and Authority. CVCY is a corporation duly organized, validly existing and in good standing under the laws of the State of California. CVCY is duly registered with the Federal Reserve Board as a bank holding company under the BHCA and meets the applicable requirements for qualification as such. CVCY has the requisite authority from the Federal Reserve Board, DFPI and FDIC to own and control Central Valley Community Bank. Central Valley Community Bank is a bank duly organized and validly existing under the laws of the State of California. Central Valley Community Bank is duly authorized by the DFPI to conduct business as a commercial bank. The deposit accounts of Central Valley Community Bank are insured by the FDIC, in the manner and to the maximum extent provided by applicable Law, and Central Valley Community Bank has paid all deposit insurance premiums and assessments required by applicable Law; and no proceedings for the termination or revocation of such insurance are pending, or to the Knowledge of CVCY or Central Valley Community Bank, threatened. Each other Subsidiary of CVCY is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The copies of the CVCY Articles, CVCY Bylaws and the other governing documents of CVCY and its Subsidiaries which have previously been made available to CWBC are true, complete, and correct copies of such documents as in effect on the date of this Agreement. CVCY and its Subsidiaries have in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets to carry on its business as now conducted. Each of CVCY and Central Valley Community Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CVCY. The ability of CVCY or Central Valley Community Bank to perform their respective obligations under this Agreement or materially impede the consummation of the transactions contemplated hereby, or would not otherwise have a Material Adverse Effect on CVCY. The minute books of CVCY or its Subsidiaries contain, true, complete and correct records in all material respects of all meetings and other corporate actions held or taken by their respective board of directors (including committees of their respective boards of directors), as well as the shareholders of CVCY and its Subsidiaries through the date hereof.

(b) Corporate Power. Each of CVCY and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. CVCY has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of all necessary approvals of Governmental Authorities.

(c) Subsidiaries. CVCY owns all of the issued and outstanding shares of Central Valley Community Bank, free and clear of all Liens. Schedule 5.3(c) of the CVCY Disclosure Schedule sets forth each of CVCY’s Subsidiaries, and the ownership interest of CVCY in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of CVCY have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of CVCY authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the CVCY’s Subsidiaries, CVCY does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

(d) Corporate Authority.

(i) Subject to the vote of the shareholders of CVCY and the vote of the shareholder of Central Valley Community Bank, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CVCY and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing. Except as contemplated by this Agreement, no other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by CVCY and, assuming due authorization, execution and delivery by CWBC, this Agreement is a valid and legally binding agreement of CVCY, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) The CVCY Board has received the opinion of its financial advisor, Janney Montgomery Scott LLC (“Janney”), to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Merger Consideration is fair to the holders of CVCY Common Stock from a financial point of view.

(iii) The CVCY Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, CVCY and its shareholders, and (2) approving and declaring advisable this Agreement and the transactions contemplated hereby.

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CVCY or any of its Subsidiaries in connection with the execution, delivery or performance by CVCY of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the OCC and the DFPI, as required, (ii) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of CVCY Common Stock in the Merger, (iii) approval of listing of such CVCY Common Stock on the NASDAQ Capital Market, (iv) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and the Bank Merger Agreement with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and the CFC, and (iv) receipt of the Requisite Shareholder Approvals.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph or as Previously Disclosed and the expiration of any requisite waiting periods, the execution, delivery and performance of this Agreement by CVCY, the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or give rise to any right on the part of any third party, any Lien, any acceleration of remedies or any right of termination under, or result in any termination or loss to CVCY of any benefit or right under, any Law, judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CVCY or any of its Subsidiaries by which any of their respective properties are subject or bound, (B) constitute a breach or violation of, or a default under the governing documents of CVCY or any of its Subsidiaries, or (C) require any consent or approval under any such Law, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(iii) The execution, delivery and performance by CVCY of this Agreement and the consummation of the transactions provided for in this Agreement do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the CVCY Articles, the CVCY Bylaws, the Central Valley Community Bank Articles, the Central Valley Community Bank Bylaws, or any other governing documents of CVCY or Central Valley Community Bank, (b) conflict with or violate any Law (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite Shareholder Approvals), and (c) except as set forth in Schedule 5.3(e)(iii) of the CVCY Disclosure Schedule, (1) contravene, conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (2) result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon, (3) require any consent of any person under, or (4) accelerate the performance required by, the terms of, any material debt instrument, lease, license, covenant, or other agreement or understanding to which CVCY or any of its Subsidiaries is a party or by which any of them is bound, any of the properties or assets of CVCY or any of its Subsidiaries, or any order, ruling, decree, judgment, arbitration award or stipulation to which CVCY or any of its Subsidiaries is subject.

(f) Capitalization.

(i) The authorized capital stock of CVCY consists of 81,000,000 shares of CVCY Common Stock and 10,000,000 shares of CVCY preferred stock. As of the date of this Agreement, (A) 11,814,883 shares of CVCY Common Stock are issued and outstanding, and (B) no shares of CVCY preferred stock are issued and outstanding, and (C) 1,079,730 shares of CVCY Common Stock are authorized and reserved for issuance under the CVCY Equity Incentive Plans. CVCY does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of CVCY’s capital stock (D) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the CVCY Articles, the CVCY Bylaws or any agreement to which CVCY is a party, and (E) have been offered, sold, issued and delivered by CVCY in all material respects in compliance with all applicable Law. There are no declared or accrued but unpaid dividends with respect to any shares of CVCY capital stock. Except as set forth on Schedule 5.3(f)(i) of the CVCY Disclosure Schedule, there are no transfer restrictions on any shares of CVCY Common Stock.

(ii) Other than the CVCY Equity Incentive Plans and except as set forth on CVCY Disclosure Schedule 5.3(f)(ii), neither CVCY nor any of its Subsidiaries have ever adopted, sponsored or maintained any stock incentive plan or any other plan or agreement providing for equity compensation to any Person.

(iii) Schedule 5.3(e)(iii) of the CVCY Disclosure Schedule lists all restricted stock awards outstanding under all CVCY Benefit Plans, the name of the participant, the number of shares of CVCY Common Stock underlying such award, the vesting schedule and number of shares vested, the grant date, the grant price and whether the participant has made a section 83(b) election with respect to such award. Other than the restricted share awards listed in the CVCY Disclosure Schedule 5.3(e)(iii) (all of which have been issued under the CVCY Equity Incentive Plans), there is no Rights, agreements, obligating CVCY or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any CVCY capital stock or any capital stock or equity or other ownership interest of CVCY or any of its Subsidiaries or obligating CVCY or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no other outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to CVCY or any of its Subsidiaries.

(iv) Except for the Cooperation Agreements, there are no (A) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of CVCY to which CVCY is a party, by which CVCY is bound, or of which CVCY has Knowledge, or (B) agreements or understandings to which CVCY is a party, by which CVCY is bound, or of which CVCY has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any CVCY capital stock. Except as set forth on Schedule 5.3(f)(iv) of the CVCY Disclosure Schedule, no Person has a

beneficial ownership interest, directly or indirectly, of five percent (5%) or more of the total issued and outstanding shares of CVCY Common Stock.

(g) SEC Reports and Financial Statements. Except as Previously Disclosed, since December 31, 2020, CVCY has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “CVCY SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the CVCY SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the Nasdaq Stock Market, and none of the CVCY SEC Documents contained (or, with respect to the CVCY SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the CVCY SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Since December 31, 2020, neither CVCY nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the CVCY SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Authority that such CVCY SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the CVCY’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any CVCY SEC Documents (including the financial statements included therein). No Subsidiary of CVCY is required to file any forms, reports or other documents with the SEC.

(h) Financial Statements.

(i) The financial statements of CVCY and its Subsidiaries included (or incorporated by reference) in the CVCY SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CVCY and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CVCY and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2020, no independent public accounting firm of CVCY has resigned (or informed CVCY that it intends to resign) or been dismissed as independent public accountants of CVCY as a result of or in connection with any disagreements with CVCY on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVCY, neither CVCY nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CVCY included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(iii) The records, systems, controls, data and information of CVCY and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of CVCY or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on CVCY. CVCY has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CVCY, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CVCY by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and has disclosed, based on its most recent evaluation prior to the date hereof, to CVCY’s outside auditors and the audit committee of CVCY’s Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CVCY’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CVCY’s internal controls over financial reporting. These disclosures were made in writing by management to CVCY’s auditors and audit committee. There is no reason to believe that CVCY’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv) Since January 1, 2020, (i) neither CVCY nor any of its Subsidiaries, nor, to the Knowledge of CVCY, any director, officer, auditor, accountant or representative of CVCY or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CVCY or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CVCY or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing CVCY or any of its Subsidiaries, whether or not employed by or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by CVCY or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the CVCY Board or any committee thereof or the board of directors or similar governing body of any CVCY Subsidiary or any committee thereof, or to the Knowledge of CVCY, to any director or officer of CVCY or any of its Subsidiaries.

(i) Tax Matters. Since January 1, 2018,

(i) CVCY and each of its Subsidiaries have duly and timely filed all Tax Returns required to have been filed by it, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, and such Tax Returns are accurate, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii) All Taxes required to be paid or remitted by CVCY or any of its Subsidiaries have been timely paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, CVCY and its Subsidiaries have made adequate provision for such Taxes in the CVCY Financial Statements in accordance with GAAP. The most recent CVCY Financial Statement reflects an adequate reserve (in accordance with GAAP) for all Taxes payable by CVCY through the date of such financial statements.

(iii) CVCY and each of its Subsidiaries and their respective officers, directors or any employees responsible for Tax matters have complied with all rules and regulations relating to the withholding of Taxes, remittance of withheld Taxes, information reporting, and the payment or remittance of other amounts due in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and has collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such obligations, including, without limitation, valid IRS Forms W-8 and W-9.

(iv) Neither CVCY nor any of its Subsidiaries has granted a waiver or other consent regarding the application of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request for any such waiver, extension or consent been made that is still in effect.

(v) Since January 1, 2016, neither CVCY nor any of its Subsidiaries has been a party to, or a promoter of, any transaction that would constitute a “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

(vi) No position has been taken on any Tax Return with respect to the business or operations of CVCY or any of its Subsidiaries that is contrary to any publicly announced position of a Governmental Authority, or that is substantially similar to any position that a Governmental Authority has successfully challenged in the course of an audit, investigation or examination of a Tax Return of CVCY or any of its Subsidiaries, or to CVCY’s Knowledge, an audit, investigation or Tax examination of any other Person.

(vii) The unpaid Taxes of CVCY and each of its Subsidiaries (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on CVCY Financial Statements, and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP.

(viii) Except as set forth in CVCY Disclosure Schedule 5.3(i)(viii), neither CVCY nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Returns.

(ix) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CVCY or any of its Subsidiaries.

(x) There are no audits, Tax examinations, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings pending, ongoing or being conducted or, to CVCY’s Knowledge, threatened, with respect to any Taxes of CVCY or any of its Subsidiaries.

(xi) Neither CVCY nor any of its Subsidiaries has received from any taxing authority (including jurisdictions in which CVCY and its Subsidiaries have not filed Tax Returns) any written and, to the best of its Knowledge, verbal (A) notice indicating an intent to open an audit, Tax examination, or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax, nor have any of the foregoing been threatened, proposed, asserted or assessed by any Governmental Authority against CVCY or any of its Subsidiaries. No claim has ever been made in writing by any taxing authority in a jurisdiction where CVCY or any of its Subsidiaries do not file Tax returns that either of them is or may be subject to Tax in that jurisdiction.

(xii) Notwithstanding the January 1, 2018 date set forth above, neither CVCY nor any of its Subsidiaries has ever been a member of a group with which it has filed (or been required to file) Tax Returns on a consolidated, combined, unitary or similar basis.

(xiii) Notwithstanding the January 1, 2018 date set forth above, neither CVCY nor any of its Subsidiaries is currently liable, nor does either CVCY or any of its Subsidiaries have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise.

(xiv) In the last five (5) Tax years, neither CVCY nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv) Neither CVCY nor any of its Subsidiaries has been or will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvi) Neither CVCY nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, and has not agreed to make, nor is it required to make, any other adjustment to their Taxes, as a result of: (A) Section 481(a) of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (F) other action taken prior to the Closing Date.

(xvii) Neither CVCY nor any of its Subsidiaries has granted any power of attorney which will remain in force after the Closing with respect to any Tax or Tax Return.

(xviii) Neither CVCY nor any of its Subsidiaries is subject to the personal holding company Tax in any year open to assessment of such Tax.

(xix) Neither CVCY nor any of its Subsidiaries is receiving any material Tax benefit or credit or other favorable material tax treatment that will not be extended and available to CVCY following the Merger.

(xx) Notwithstanding the January 1, 2018 date set forth above, neither CVCY nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a Reorganization.

(xxi) CVCY and all of its Subsidiaries (i) are in compliance with ASC 740, and (ii) have determined, assessed and measured the benefits of all material Tax positions taken in any income Tax Return for any period covered by ASC 740, including all significant uncertain positions reflected in such Tax Returns that may be subject to assessment or challenge by any taxing authority.

(j) Material Changes. Since the date of the latest audited financial statements included within the CVCY SEC Documents, except as Previously Disclosed, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVCY.

(k) Regulatory Matters.

(i) CVCY and its Subsidiaries have timely and duly filed with or furnished to the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports, documents, filings, statements and submissions, together with any amendments thereto, required to be filed or furnished under applicable Laws, has paid all fees and assessments due in connection therewith, and such reports, documents, filings, statements and submissions, together with any amendments thereto, were in all material respects complete and accurate. There are no unresolved violations set forth in any such report, documents, filings, statements and submissions, or any amendments thereto relating to any examinations or inspections by any Governmental Authority of CVCY or any of its Subsidiaries, and CVCY has previously delivered or made available to CWBC accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of CVCY and its Subsidiaries by the appropriate Governmental Authorities, neither CVCY nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which CVCY believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on CVCY.

(ii) Neither CVCY nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has CVCY or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. CVCY and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii) Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2020, or has pending any proceeding, enforcement action or, to the Knowledge of CVCY, investigation or inquiry into the business, operations, policies, practices or disclosures of CVCY or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of CVCY and its Subsidiaries), or, to the Knowledge of CVCY, threatened any of the foregoing.

(iv) The most recent regulatory rating given to Central Valley Community Bank as to compliance with the CRA is “Outstanding.” Since the last regulatory examination of Central Valley Community Bank with respect to CRA compliance, Central Valley Community Bank has not received any complaints as to CRA compliance, and no proceedings are pending, nor to the Knowledge of CVCY, threatened with respect to any violations of consumer fair lending Laws.

(l) Insurance. CVCY has Previously Disclosed, and provided true, correct and complete copies of, all of the material insurance policies, binders, or bonds currently maintained by CVCY or any of its Subsidiaries (“CVCY Insurance Policies”). Except as Previously Disclosed, CVCY and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of CVCY have reasonably determined to be prudent in accordance with industry practices; all the CVCY Insurance Policies are in full force and effect; neither CVCY nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion and all of the CVCY Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date.

(m) Legal Proceedings. Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CVCY or any of its Subsidiaries, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect on CVCY, and to the Knowledge of CVCY, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither CVCY nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CVCY.

(n) Agreements with Regulatory Agencies. There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon CVCY or any of its Subsidiaries or their respective assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVCY.

(o) No Brokers. Other than CVCY’s engagement of Janney, whose fees and costs will be borne by CVCY, no action has been taken by CVCY or any of its Subsidiaries that would give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(p) NASDAQ. CVCY is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(q) Compliance With Law. Except as Previously Disclosed, each of CVCY and its Subsidiaries:

(i) is and at all times since December 31, 2020, has been in material compliance with all Law applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal

Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products or all other applicable bank secrecy Laws, fair lending Laws and other Laws relating to discriminatory business practices and any order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Treasury Department or any other anti-money laundering Law.

(ii) has and at all times since December 31, 2020, has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CVCY, no suspension or cancellation of any of them is threatened.

(iii) has received, since December 31, 2020, no notification or communication from any Governmental Authority (A) asserting that CVCY or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces (excluding comments resulting from routine regulatory examinations that have subsequently been resolved to the satisfaction of the applicable Governmental Authority) or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of CVCY, do any grounds for any of the foregoing exist).

(iv) has devised and maintains a system of internal accounting controls, sufficient to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has designed disclosure controls and procedures to ensure that material information is made known to its management on no less than a quarterly basis, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the CVCY Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls; and

(v) has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law.

(r) Material Contracts; Defaults.

(i) Except as Previously Disclosed, neither CVCY nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of CVCY or any of its Subsidiaries to indemnification from CVCY, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice without penalty or other fee and involving the payment or value of more than $100,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness for borrowed money, whether as borrower or lender (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), or provides for the imposition of any Liens on any assets of CVCY or any of its Subsidiaries or the guaranty of the indebtedness of another Person, (F) which grants any Person a right of first refusal, right of first offer, put, call or similar right with respect to any material properties, rights, assets or business of CVCY or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or

$250,000 or more in the aggregate, or any acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $100,000 or more in annual fees, (I) which provides for the payment by CVCY or any of its Subsidiaries (or any successor) of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by CVCY or any of its Subsidiaries, (K) which materially restricts the conduct of any business by CVCY or any of its Subsidiaries or limits the freedom of CVCY or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict CVCY or any of its Subsidiaries after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires CVCY or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) that relates to Proprietary Rights, (M) contains any provision that requires the purchase of all of CVCY or any of its Subsidiaries’ requirements for a given product or service from a given third party, or obligates CVCY or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate CWBC or Community West Bank to conduct business on an exclusive or preferential basis with any third party; (N) which is a partnership, joint venture or similar contract, agreement or arrangement; (O) containing any standstill or similar provision pursuant to which one Person has agreed not to acquire assets or securities of another Person; (P) which is with respect to, or otherwise commits CVCY or any of its Subsidiaries to do, any of the foregoing, or (Q) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “CVCY Material Contracts”).

(ii) Each CVCY Material Contract is valid and binding on CVCY or any of its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of CVCY or its Subsidiaries, is valid and binding on the other Parties thereto. Neither CVCY and its Subsidiaries, nor, to the Knowledge of CVCY and its Subsidiaries, any other Parties thereto, is in material default under any CVCY Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by CVCY or any of its Subsidiaries is currently outstanding.

(iii) All outstanding loans from CVCY or any of its Subsidiaries to their respective officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(s) Employee Benefit Plans.

(i) Schedule 5.3(s)(i) of the CVCY Disclosure Schedule lists all benefit and compensation plans, contracts, policies or arrangements that are maintained, sponsored or contributed to by CVCY or any of its Subsidiaries or with respect to which CVCY or any of its Subsidiaries has or may have any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, retirement, pension, profit sharing split dollar, salary continuation, stock option, stock purchase, stock appreciation rights, stock bonus, incentive bonus, hospitalization, medical, disability, life or other insurance, supplemental unemployment plans, agreements, programs, policies or other arrangements (each, a “CVCY Benefit Plan” and collectively, the “CVCY Benefit Plans”). CVCY has made available to CWBC true and complete copies of (A) all CVCY Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any CVCY Benefit Plans and all amendments thereto; (B) the three most recent annual reports (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable; (C) for each CVCY Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter or sponsor opinion letter issued by the IRS for each CVCY Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each CVCY Benefit Plan; (F) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (G) the most recent summary annual report for each CVCY Benefit Plan required to provide summary annual reports by Section 104 of ERISA. Schedule 5.3(s)(i) of CVCY Disclosure Schedule sets forth for each CVCY Benefit Plan and the amounts paid or to be paid, or accrued or to be accrued by CVCY in connection with this Agreement and the transactions contemplated herein under each CVCY Benefit Plan.

(ii) Each CVCY Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and with the terms and provisions of all documents, contracts or agreements pursuant to which such CVCY Benefit Plan is maintained. Each CVCY Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status, and to CVCY’s Knowledge, no event has occurred since the date of issuance of such letter that would reasonably be expected to result in disqualification of such CVCY Benefit Plan under Section 401(a) of the Code. Neither CVCY nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a CVCY Benefit Plan, or any agent representing any of the foregoing alleging that any such CVCY Benefit Plan has failed to comply with any applicable Law, has not been operated in accordance with the terms of the written plan documents, or that any trustee, fiduciary or other plan official has breached any duty imposed by ERISA with respect to such plan. There is no material pending or, to CVCY’s Knowledge, threatened litigation relating to the CVCY Benefit Plans. Neither CVCY nor any of its Subsidiaries has engaged in a transaction with respect to any CVCY Benefit Plan that could subject it to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any CVCY Benefit Plan. No CVCY Benefit Plan or related trust is the subject of an audit, investigation or Tax examination by a Governmental Authority.

(iii) Within the last six (6) years, neither CVCY nor any of its ERISA Affiliates has sponsored, maintained or been obligated to contribute to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA). No liability under Title IV of ERISA has been or is expected to be incurred by CVCY or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or a single-employer plan of any entity which is an ERISA Affiliate. With respect to any CVCY Benefit Plan that is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (A) neither CVCY nor any ERISA Affiliate has, since December 31, 2016, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (B) no event has occurred that presents a material risk of a complete or partial withdrawal, (C) neither CWBC nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any CVCY Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby.

(iv) All contributions required to be made and premiums required to be paid under the terms of any CVCY Benefit Plan have been timely made or have been properly accrued. Neither any CVCY Benefit Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(v) Neither CVCY nor any of its Subsidiaries has any obligations for retiree health and life benefits under any CVCY Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. No event or condition exists with respect to a CVCY Benefit Plan that could subject CVCY or its Subsidiaries to a material tax under Section 4980B of the Code, 4980D of the Code, or 4980H of the Code.

CVCY and its Subsidiaries may amend or terminate any such CVCY Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder.

(vi) Other than as set forth in Schedule 5.3(s)(vi) of the CVCY Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of CVCY or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the CVCY Benefit Plans, (C) result in any breach or violation of, or a default under, any of the CVCY Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (E) obligate CVCY or any of its Subsidiaries to compensate, reimburse or make any additional payment to any employee or any current or former director or independent contractor because of the imposition of an excise tax (including any interest or penalties related thereto) under Code Section 4999, or (F) result in any payment or portion of any payment that would not be deductible by CVCY under Section 162(m) of the Code when paid. Notwithstanding CVCY Disclosure Schedule 5.3(s)(vi), no payment disclosed thereunder shall be subject to the limitations on deductions pursuant to Section 280G of the Code.

(vii) No CVCY Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(viii) All of the CVCY Benefit Plans which provide for deferral compensation within the meaning of Section 409A of the Code are either exempt from the application of Section 409A of the Code or are in compliance therewith. Each CVCY Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(ix) All required reports and descriptions (including Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each CVCY Benefit Plan. All required tax filings with respect to each CVCY Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(t) Labor Matters.

(i) Except as Previously Disclosed, CVCY and its Subsidiaries are not a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CVCY or its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CVCY or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CVCY’s Knowledge, threatened, nor is CVCY or its Subsidiaries aware of any activity involving CVCY’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii) CVCY and its Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

(iii) As of the date hereof, there are no actions, suits, proceedings, government investigations, or labor grievances pending, or, to the Knowledge of CVCY, threatened relating to any employment related matter involving any employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. CVCY believes that its and its Subsidiaries’ relations with their respective employees are good.

(iv) As of the date hereof, no executive officer (as defined in Rule 501(f) promulgated under the Securities Act) of CVCY has notified CVCY that such officer intends to leave CVCY or otherwise terminate such officer’s employment with CVCY. To the Knowledge of CVCY, no executive officer of CVCY is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and to the Knowledge of CVCY, the continued employment of each such executive officer does not subject CVCY to any liability with respect to any of the foregoing matters.

(v) CVCY and its Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, California Labor Code section 1400 et seq., and any other similar applicable Laws relating to facility closings and layoffs.

(vi) All independent contractors of CVCY and its Subsidiaries are properly classified under applicable state and federal law, and CVCY and its Subsidiaries are in compliance with California Labor Code section 226.8.

(u) Environmental Matters.

(i) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, remediation activities or private or governmental investigations of any nature seeking to impose, or which could impose, on CVCY or any of its Subsidiaries or any real property currently or formerly owned or operated by CVCY or any of its Subsidiaries, or any real property in which CVCY or any of its Subsidiaries has held or holds a security interest, Lien or a fiduciary or management role (“CVCY Loan Property”), any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of CVCY, threatened, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on CVCY.

(ii) There is no reasonable basis for any such proceeding, claim, action, environmental remediation or private or governmental investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVCY.

(iii) CVCY and its Subsidiaries are in compliance, and have at all times complied, in all material respects with applicable Environmental Laws. In addition, and irrespective of such compliance, neither CVCY nor any of its Subsidiaries are subject to any liability for any release of, discharge of, or exposure to any Hazardous Substance or any contamination, environmental remediation or clean-up obligations pursuant to any Environmental Law, which liability, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CVCY.

(iv) No real property (including buildings or other structures) currently or formerly owned or operated by CVCY or any of its Subsidiaries, or any CVCY Loan Property, has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect on CVCY.

(v) Neither CVCY nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management of any business responsible for any release or discharge of, nor could CVCY nor any of its Subsidiaries be deemed to have owned, operated or participated in the management of any CVCY Loan Property, any property of CVCY or any of its Subsidiaries or any other real property which has been contaminated with, or on or from which there has been any release or discharge of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect on CVCY.

(vi) Neither CVCY nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property.

(vii) Neither CVCY nor any of its Subsidiaries, nor any Person whose liability CVCY or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law.

(viii) Neither CVCY nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

(ix) To CVCY’s Knowledge, there are no circumstances or conditions (including, without limitation, the presence of asbestos, aboveground storage tanks, underground storage tanks, lead products, polychlorinated biphenyls, prior agricultural or manufacturing operations, dry-cleaning, or automotive services, or the release or discharge of Hazardous Substances) involving CVCY or any of its Subsidiaries, any currently or formerly owned or operated property, any CVCY Loan Property, or any Person whose liability CVCY or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against CVCY or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CVCY Loan Property or property of CVCY or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect on CVCY.

(x) CVCY has provided to CWBC true and correct copies of all environmental reports or studies, sampling data, correspondence, filings and recorded documents in its possession or reasonably available to it relating to CVCY and its Subsidiaries, any currently or formerly owned or operated property of CVCY and its Subsidiaries, and has made such materials available upon request for each CVCY Loan Property.

(xi) Central Valley Community Bank has complied, and is in compliance, with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.

For the purposes of this section 5.3(u), only, the term “Material Adverse Effect” shall mean the lesser of the amount reflected by the definition of that term in Section 1.1 or five hundred thousand dollars ($500,000.00).

(v) Risk Management Instruments. Neither CVCY nor any of its Subsidiaries is a party to, nor has agreed to enter into, a Derivatives Contract.

(w) Investment Portfolio. Except as Previously Disclosed, CVCY has good title to all Investment Securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien (other than Permitted Encumbrances), except (a) as set forth in the CVCY Financial Statements or (b) to the extent such securities are pledged in the ordinary course of business to secure obligations of CVCY. All Investment Securities are valued on the books of CVCY according to GAAP (including regulatory accounting principles) in all material respects. CVCY employs investment, securities, risk management and other policies, practices and procedures that are reasonable in the context of its business, and CVCY has since December 31, 2019, been in material compliance with such policies, practices and procedures. Except for restrictions that exist for securities that are classified as “held to maturity”, none of the Investment Securities held by CVCY is subject to any restriction (contractual or statutory) that would materially impair the ability of CVCY to freely dispose of such investment at any time.

(x) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of CVCY or any of its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) CVCY has Previously Disclosed with respect to itself and its Subsidiaries as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of CVCY, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by CVCY or any of its Subsidiaries, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of CVCY or any of its Subsidiaries, or to the Knowledge of CVCY, any Person controlling, controlled by or under common control with, any of the foregoing.

(y) Properties.

(i) All real property owned or leased by CVCY or any of its Subsidiaries has been Previously Disclosed.

(ii) With respect to such real property that is owned by CVCY or any of its Subsidiaries, CVCY has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (i) Permitted Encumbrances, (ii) Liens set forth in policies for title insurance of such properties delivered to CVCY, and including the matters Previously Disclosed, (iii) survey imperfections set forth in surveys of such properties delivered to CVCY, or (iv) as Previously Disclosed.

(iii) With respect to such real property that is leased by CVCY or any of its Subsidiaries, CVCY has a good and marketable leasehold estate in and to such property, free and clear of all Liens, leases and other imperfections of title or survey, except for the Permitted Encumbrances. CVCY has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to CWBC; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date; neither CVCY nor any of its Subsidiaries nor the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the Parties thereto; the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained prior to the Closing; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, CVCY or its Subsidiaries has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that CVCY’s or its Subsidiaries’ use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided CVCY and its Subsidiaries are not in default of any of their obligations pursuant to any such lease beyond the expiration of any notice and cure periods.

(iv) All real and personal property owned by CVCY or any of its Subsidiaries or presently used by any of them is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.

(v) CVCY and its Subsidiaries have good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, other than real property, except (A) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (B) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent, and (C) as Previously Disclosed. All personal property which is material to CVCY’s or its Subsidiaries’ business and leased or licensed by CVCY or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(z) Intellectual Property.

(i) Each of CVCY and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all Proprietary Rights, free and clear of any material Liens, all of which have been Previously Disclosed, and CVCY and its Subsidiaries have not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the Knowledge of CVCY, the operation of the business of CVCY and its Subsidiaries does not infringe or violate the intellectual property of any third party. CVCY and its Subsidiaries have performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(ii) The validity, continuation and effectiveness of all licenses, contracts and other agreements relating to the Proprietary Rights used in or necessary for the conduct of the business of CVCY and its Subsidiaries as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States, the current terms thereof, and the rights of CVCY and its Subsidiaries in and to their respective Proprietary Rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

(iii) CVCY and its Subsidiaries have taken commercially reasonable measures to protect the Proprietary Rights used in their businesses, including the confidentiality and value of all trade secrets that are owned, used or held by each of them, including by maintaining Confidentiality Policies. To the Knowledge of CVCY, such Confidentiality Policies have not been violated by any employees, licensees, consultants or other third Parties who have been granted access to such trade secrets.

(iv) The IT Assets of CVCY and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of CVCY and its Subsidiaries in connection with their respective business, and have not materially malfunctioned or failed within the past five (5) years. To the Knowledge of CVCY, no Person has gained unauthorized access to the IT Assets of CVCY or any of its Subsidiaries. CVCY and its Subsidiaries have implemented and have verifiable functionality of reasonable identity management, backup, archive, security and disaster recovery technology and processes consistent with industry practices. CVCY and its Subsidiaries have taken commercially reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of confidential employee, customer financial and other information, and are compliant with all applicable Law with respect to data protection and privacy.

(aa) Trust Administration. Neither CVCY nor any of its Subsidiaries presently exercises trust powers, including trust administration, and has not exercised such trust powers before the date of this Agreement. The term “trusts” includes (a) any and all common law or other trusts between an individual, corporation or other entities and CVCY or any of its Subsidiaries, as trustee or co-trustee, including, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures, (b) any and all decedents’ estates where CVCY or any of its Subsidiaries is serving or has served as a co-executor or sole executor, personal representative or administrator or in any similar fiduciary capacity, (c) any and all guardianships, conservatorships or similar positions where CVCY or any of its Subsidiaries is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity and (d) any and all agency or custodial accounts or similar arrangements, including plan administrator for employee benefit accounts, under which CVCY or any of its Subsidiaries is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

(bb) Allowance For Loan Losses. CVCY’s allowance for loan losses is, and the Closing Allowance shall be as of the Closing Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(cc) Transactions With Affiliates. Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of CVCY or any of its Subsidiaries, relating to, arising from or affecting CVCY or any of its Subsidiaries, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of CVCY or any of its Subsidiaries, with or without adequate compensation, in any amount whatsoever. All outstanding loans from CVCY or any of its Subsidiaries to their respective officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof, and such loans (i) were originated in compliance with all applicable Law, (ii) were made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, (iii) did not involve more than the normal risk of collectability or present other unfavorable features, and (iv) were not granted under conditions where the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O of the Federal Reserve Board. All “covered transactions” between Central Valley Community Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in material compliance with such provisions.

(dd) Investment Services. Except as Previously Disclosed, neither CVCY nor any of its Subsidiaries provide investment management, investment advisory or sub-advisory services to any Person, including management and advice provided to separate accounts and participation in wrap fee programs that would require CVCY or any of its Subsidiaries to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither CVCY nor any of its Subsidiaries is (or is required to be) registered as a broker-dealer, a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under applicable Law.

(ee) Cannabis. Except as Previously Disclosed, to the Knowledge of CVCY, neither CVCY nor any of its Subsidiaries accepts deposits from, has not originated any Loan to and does not otherwise transact business with any person engaged in the manufacture, production, distribution, sale, or other dispensation of cannabis. To the Knowledge of CVCY, no borrower under any Loan (i) is engaged in the manufacture, production, distribution, sale or other dispensation of cannabis or (ii) leases any assets to any person engaged in the manufacture, production, distribution or dispensation of cannabis. To the Knowledge of CVCY, CVCY and its Subsidiaries have timely and properly filed all mandatory Suspicious Activity Reports as to cannabis and has complied with applicable guidance as to cannabis banking from any Governmental Authority.

(ff) Transaction Expenses. Schedule 5.3(gg) of CVCY Disclosure Schedule sets forth a true, accurate and complete list of the reasonably anticipated Transaction Expenses of CVCY as of the date of this Agreement.

(gg) Material Facts. No statement contained in this Agreement as it may be amended or supplemented by the CVCY Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of CVCY to CWBC or pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE VI

COVENANTS

6.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, CWBC, on the one hand, and CVCY, on the other hand, agree to use their commercially reasonable efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Law, so as to permit consummation of the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other Parties to that end.

6.2 Regulatory Filings.

(a) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement (with the exception of the Registration Statement which is addressed in Section 6.3 below)), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third Parties and Governmental Authorities, which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. CVCY and CWBC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Law, all the information relating to CVCY or CWBC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third Parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the OCC, and the DFPI, or (ii) set forth in Section 5.2 or Section 5.3 that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVCY or CWBC.

(b) Each Party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require CVCY or CWBC or any of their respective Subsidiaries, and neither CVCY nor CWBC nor any of their respective Subsidiaries shall be permitted (without the written consent of the other Party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authority that CVCY or CWBC reasonably determines in good faith would or could reasonably be expected to, individually or in the aggregate, materially and adversely reduce the financial benefits of the transactions contemplated hereby to such a degree that CVCY or CWBC would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof or would reasonably be expected to have a Material Adverse Effect on CVCY and its Subsidiaries, taken as a whole, after giving effect to the Mergers (any such condition, restriction or requirement, a “Burdensome Condition”).

(c) The Parties shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of the Parties or any of their respective Subsidiaries to any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement.

(d) The Parties shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.3 Registration Statement.

(a) CVCY will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be promptly filed by CVCY with the SEC in connection with the issuance of the CVCY Common Stock in the Merger (including the notice, proxy statement and prospectus and other joint proxy solicitation materials of CVCY and CWBC constituting a part thereof (the “Joint Proxy Statement”) and all related documents). CVCY and CWBC shall cooperate with the other Party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement and to use commercially reasonable efforts to cause the filing of the Registration Statement with the SEC within fifty (50) days following the date of this Agreement. CVCY and CWBC shall each use their respective reasonable commercial efforts to cause the Registration Statement and Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond timely to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.

(b) If at any time before the Effective Time either CVCY or CWBC becomes aware of any event or circumstance that might make it necessary or appropriate to amend or supplement the Registration Statement or Joint Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law, it shall promptly inform the other Party. CVCY shall also file and use commercially reasonable efforts to cause to become effective any amendment to the Registration Statement, including the Joint Proxy Statement and, if required, and CVCY and CWBC shall mail to its shareholders any such amendment that becomes necessary after the date the Registration Statement is declared effective by the SEC. CVCY will advise CWBC timely after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the staff of the SEC for amendment of the Registration Statement or Joint Proxy Statement or comments thereon or responses thereto.

(c) Each Party shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Joint Proxy Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Joint Proxy Statement or other filing. CWBC and CVCY shall each use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff.

(d) CWBC and CVCY shall each use commercially reasonable efforts to cause the Registration Statement, the Joint Proxy Statement and any other materials submitted to SEC in connection with the transactions contemplated by this Agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

(e) The information supplied by CWBC for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of the CWBC Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) The information supplied by the CVCY for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of the CVCY Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(g) If the SEC requires a tax opinion in connection with the filing of the Registration Statement, (i) CVCY shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to CVCY and (ii) CWBC shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to CWBC; provided, that the issuance of such opinions shall be conditioned upon the receipt by such counsels of customary representation letters from each of CWBC and CVCY in a form reasonably agreed to by the Parties, and the Parties shall otherwise reasonably cooperate with each other in the issuance of such legal opinions.

6.4 NASDAQ Capital Market. CVCY shall use commercially reasonable efforts to cause the shares of CVCY Common Stock issuable in connection with the Merger to be authorized for listing on NASDAQ as of the Closing Date upon notice of issuance.

6.5 Press Releases. CVCY and CWBC shall consult with each other before issuing any press release (including any Current Report on Form 8-K with the SEC) with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other Parties, which shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

6.6 Access; Information.

(a) Upon reasonable notice and subject to applicable Law, each Party, for the purposes of verifying the representations and warranties of the other Party and preparing for the Mergers and the other transactions contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other Party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other Party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally. During such period, each Party shall, and shall cause its respective Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that CVCY or CWBC, as the case may be, is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as such Party may reasonably request. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party’s or its Subsidiaries’, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished to CWBC or CVCY pursuant to this Section 6.6 shall be subject to the provisions of the Mutual Confidentiality Agreement, dated as of January 31, 2023, between CVCY and CWBC, as amended (the “Confidentiality Agreement”).

(c) No investigation by any of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other Parties set forth herein.

6.7 Acquisition Proposals.

(a) Each Party agrees that it will not, and will cause each of its Subsidiaries their respective directors, officers, employees, agents, advisors and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to immediately cease any written or oral discussions, negotiations or communication with any other Parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other Party to promptly return or destroy any confidential information previously furnished by or on behalf of a Party or any Affiliate thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. Each Party has cancelled access to any third party which has been granted access to any virtual or other data room maintained by or on behalf of such Party other than CVCY or CWBC, as applicable, and its Representatives.

(b) From the date of this Agreement through the Effective Time, each Party shall not, and shall cause each of its Subsidiaries and their respective Representatives not to, directly or indirectly through another Person:

(i) solicit, initiate or knowingly encourage (including by way of knowingly furnishing information or assistance), or take any other action designed to facilitate or that could reasonably be expected to result in, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) provide any confidential information or data to any Person relating to any Acquisition Proposal;

(iii) participate in any discussions or negotiations regarding any Acquisition Proposal;

(iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than CVCY or CWBC, as applicable, or their respective Affiliates;

(v) unless this Agreement has been terminated in accordance with its terms, approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding) related to any Acquisition Proposal or propose to do any of the foregoing; or

(vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal.

(c) Each Party agrees that it will promptly (and, in any event, within 24 hours) notify the other Party if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, such Party or any of its Subsidiaries and their respective Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the other Party informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in such Party’s intentions as previously notified.

(d) Notwithstanding the foregoing, in the event CWBC receives an unsolicited bona fide written Acquisition Proposal relating to CWBC or any Affiliate or any of its Subsidiaries before the Requisite Shareholder Approval is obtained, and CWBC’s board of directors reasonably concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, CWBC may provide such nonpublic information to the Person making such Superior Proposal and take any action described in this Section 6.7(d) to the extent that its board of directors concludes in good faith (after consultation with its legal counsel) that failure to take such actions would more likely than not be detrimental to the best interests of CWBC’s shareholders. Prior to providing any nonpublic information to the Person making such Superior Proposal, CWBC shall have entered into a confidentiality agreement with such third Party on terms no less favorable to CWBC than the Confidentiality Agreement. CWBC will promptly advise CVCY following receipt of any Superior Proposal of the substance thereof (including the identity of the Person making such Superior Proposal), and will keep CVCY apprised of any related developments, discussions and negotiations (including the terms and conditions of the Superior Proposal) on a current basis.

(e) Neither CWBC nor its Subsidiaries nor their respective boards of directors shall (i) endorse or recommend a Superior Proposal, (ii) modify or amend in a manner adverse to CVCY or withdraw its recommendation that the shareholders of CWBC vote in favor of the approval and adoption of this Agreement, the Merger and the Bank Merger and the transactions contemplated by this Agreement, or (iii) take any other action or make any other public statement in connection with the CWBC Shareholders Meeting inconsistent with such recommendation ((i), (iii) or (iii) being referred to as a “Change in Recommendation”). Notwithstanding the foregoing, CWBC and its Subsidiaries and their respective boards of directors shall be permitted to effect Change in Recommendation if and only to the extent that: (i) CWBC shall have complied in all respects with this Section 6.7 and Section 6.8; (ii) the board of directors of CWBC reasonably determines in good faith, after consultation with its financial adviser and its outside legal counsel, that failure to take such action would more likely than not be detrimental to the best interests of CWBC shareholders; and (iii) if the board of directors of CWBC intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the board of directors of CWBC shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by CVCY pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CWBC shall notify CVCY, at least four (4) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the Person making such Acquisition Proposal) and furnish to CVCY a copy of the relevant unredacted proposed transaction agreements with the Person making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, CWBC shall, during the period following its delivery of the notice referred to in clause (B) above, negotiate with CVCY in good faith for a period of up to four (4) Business Days (to the extent CVCY desires to negotiate) to make such adjustments in the terms and condition of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. Notwithstanding anything to the contrary contained herein, neither CWBC nor its Subsidiaries shall enter into an agreement providing for an Acquisition Proposal or submit to the vote of its shareholders any Acquisition Proposal other than the Merger and the Bank Merger unless this Agreement has been terminated in accordance with its terms.

(f) Notwithstanding Sections 6.7(a), (b), and (c), in the event CVCY receives an unsolicited bona fide Acquisition Proposal relating to CVCY or any Affiliate or any of its Subsidiaries before the Requisite Shareholder Approval is obtained, CVCY may provide nonpublic information to the Person making such Acquisition Proposal, provided that prior to providing any nonpublic information to the Person making such

Acquisition Proposal, CVCY shall have entered into a confidentiality agreement with such third Party on terms no less favorable to CVCY than the Confidentiality Agreement. CVCY will promptly advise CWBC following receipt of any such Acquisition Proposal of the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CWBC apprised of any related developments, discussions and negotiations (including the terms and conditions of such Acquisition Proposal) on a current basis.

(g) Neither CVCY nor its Subsidiaries nor their respective boards of directors shall (i) modify or amend in a manner adverse to CWBC or withdraw its recommendation that the shareholders of CVCY vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated by this Agreement, or (ii) take any other action or make any other public statement in connection with the CVCY Shareholders Meeting inconsistent with such recommendation. Additionally, CVCY shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict CVCY’s ability to comply with any of the terms of this Agreement on a timely basis, including its ability to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis. CVCY agrees that it shall not submit to the vote of its shareholders any Acquisition Proposal or other agreement, or propose to do so unless such Acquisition Proposal or other agreement requires the completion of the Merger prior to completion of any other Acquisition Proposal or consummation of any other agreement respecting CVCY, and gives CWBC shareholders acquiring CVCY Common Stock in the Merger the same consideration in the Acquisition Proposal, if completed, at the same time such consideration is received by the other shareholders of CVCY.

(h) Each Party agrees that any violation of this Section 6.7 by any Subsidiary or any Affiliate or any Representative of such Party or any of its Subsidiaries shall be deemed a breach of this Section 6.7 by such Party. Each Party acknowledges that this Section 6.7 is a significant inducement for the other Party to enter into this Agreement and the absence of such provision would have resulted in either (i) a material change in the consideration to be paid in the Mergers, or (ii) a failure to induce the other Party to enter into this Agreement.

6.8 Approval by Shareholders.

(a) Shareholder Approval.

(i) CVCY and CWBC shall each take all action necessary or appropriate according to applicable Law and its articles and bylaws to call, give notice of, convene and, as soon as promptly practicable, but not later than 50 days after the Registration Statement is declared effective under the Securities Act by the SEC, hold a meeting of its shareholders (for CWBC, the “CWBC Shareholders Meeting,” for CVCY, the “CVCY Shareholders Meeting,” each, a “Shareholders Meeting” and collectively the “Shareholders Meetings”), and use commercially reasonable efforts to solicit proxies to obtain the Requisite Shareholder Approvals. CVCY and CWBC shall each use its commercially reasonable efforts to schedule and convene the Shareholders Meetings on the same day.

(ii) After the execution of this Agreement, the Parties will cooperate to prepare the Joint Proxy Statement. Subject to Section 6.7(e), each Party’s Board of Directors shall at all times prior to and during its Shareholder Meeting, any adjournments and until the Requisite Shareholder Approval is obtained, recommend that the transactions contemplated hereby be adopted and approved and use its commercially reasonable efforts to obtain the Requisite Shareholder Approval. Each Party shall cooperate and keep the other Party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to its shareholders.

(iii) Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the shareholders of the Parties at the Shareholder Meeting whether or not (x) its Board of Directors shall have effected a Change in Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to a Party or any of its advisors.

(iv) Neither Party shall, without the prior written consent of the other Party, adjourn or postpone its Shareholder Meeting; provided that a Party may, without the prior written consent of the other Party, adjourn or postpone its Shareholder Meeting (A) if, as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares of represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting, (B) after consultation with the other Party, if the failure to adjourn or postpone the Shareholder Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement, or (C) after consultation with the other Party, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Requisite Shareholder Approval. During any period of adjournment, delay or postponement, each Party shall continue in all respects to comply with its obligations under this Section 6.8, and shall in good faith use commercially reasonable efforts (including engaging a proxy solicitor) to obtain the Requisite Shareholder Approval.

(v) Each Party may require the other Party to adjourn, delay or postpone the other Party’s Shareholder Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is four (4) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the shareholder approval. Once a Party has established a record date for its Shareholder Meeting, it shall not change such record date or establish a different record date for its Shareholder Meeting without the prior written consent of the other Party, unless required to do so by applicable Law or its articles or bylaws or in connection with a postponement or adjournment of the Shareholder Meeting permitted by this Section 6.8.

(vi) Except with the prior written approval of the other Party, neither Party nor any member of its Board of Directors shall, at its Shareholder Meeting, submit any matters for approval of its shareholders other than the approval of the principal terms of this Agreement and the transactions contemplated hereby (other than matters of procedure, including a customary adjournment proposal to solicit additional proxies if necessary, and matters required by applicable Law to be voted on by the shareholders in connection with the approval of this Agreement and the transactions contemplated hereby).

(b) Obligation Upon Termination. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall not be required to hold its Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of such meeting.

(c) Bank Shareholder Approval. In addition to holding the Shareholders Meetings as called for in Section 6.8(a) above, CWBC will, as the sole shareholder of Community West Bank, and CVCY, as the sole shareholder of Central Valley Community Bank, shall as promptly as practicable, but in no event not later than the date of the respective CWBC Shareholders Meeting and the CVCY Shareholders Meeting, take all action necessary to approve the Bank Merger in accordance with applicable Law.

6.9 Certain Policies and Actions. Prior to the Closing Date, CWBC shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking Laws, to the extent requested by CVCY, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CVCY; provided, however, that (a) no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(c); (b) the recording of any such modification or change shall not be deemed to result in CWBC not satisfying any of the conditions to the obligation of CVCY to consummate the Merger as set forth in Section 7.1 and 7.3; and (c) further provided that in any event, no accrual or reserve made by CWBC or any of its Subsidiaries pursuant to this Section 6.9 shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant or agreement under this Agreement or otherwise be considered in determining whether any such breach or violation shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CWBC or its management with any such adjustments. CWBC shall tender notices of termination of any vendor agreement requested by CVCY; provided, however, that no such notices need be made prior to the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(c) unless CVCY agrees to indemnify CWBC for taking any such requested actions. CWBC will use commercially reasonable efforts to negotiate reasonable extensions of its information technology, data processing and other agreements on a month-to-month basis as requested by CVCY to facilitate the deconversion of systems following the Merger.

6.10 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect on CVCY or CWBC, as applicable, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (c) is reasonably likely to lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.11 Estoppel Letters, Non-Disturbance Agreements and Consents. CWBC shall use its commercially reasonable efforts to obtain and deliver to CVCY at the Closing with respect to all real estate (i) owned by CWBC or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to CVCY from each tenant and (ii) leased by CWBC or any of its Subsidiaries, an estoppel letter from each lessor and a non-disturbance agreement from each secured creditor on the property, each in a form reasonably acceptable to CVCY. CWBC shall also obtain and deliver to CVCY at the Closing the waiver, approval and/or consents to assignment for all Material Contracts so identified as requiring consent on the CWBC Disclosure Schedule (the “Consents”). Any fees and charges or other consideration, however designated, that are payable in connection with any Consent or estoppel letter shall be promptly paid by, and shall be the sole responsibility of CWBC. Where required by Law or by agreements with third Parties, CWBC shall use commercially reasonable efforts to obtain from third Parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement, where failure to obtain such consents would or would reasonably be expected to have a Material Adverse Effect on CVCY or CWBC or that will or would reasonably be expected to prevent CVCY from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement.

6.12 Antitakeover Statutes. Each of CVCY and CWBC and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.13 Notice to Customers. On and after the receipt of all regulatory approvals required to consummate the transactions contemplated hereby, CWBC shall, and shall cause its Subsidiaries to, permit CVCY to provide one or more written notices (which may be joint notices from CWBC and CVCY) to customers of CWBC and its Subsidiaries to describe the proposed transactions, the effect on customers and planned transition procedures. CWBC shall have the right to review and approve the substance of any such communications, provided that CWBC shall not unreasonably withhold, delay or condition its approval.

6.14 CWBC Financial Statements.

(a) Until the Closing Date, CWBC shall promptly (not later than 21 calendar days after the end of each calendar month) deliver or make available to CVCY true and correct copies of (i) all financial statements provided to CWBC’s shareholders and/or provided to its directors on or after the date hereof and through the Closing Date, (ii) all Reports of Condition and Income required to be submitted to the FDIC with respect to fiscal quarters after December 31, 2022, (iii) its statements of income, comprehensive income, changes in shareholders’ equity and cash flows for all quarters and years ending after December 31, 2022, and (iv) balance sheets for all fiscal quarters and years ending after December 31, 2022. Such financial statements for years ending after December 31, 2022, shall be audited and shall include an opinion of CWBC’s auditing firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position, results of operations and cash flows of CWBC at the date indicated and for such period then ending. Such Reports of Condition and Income shall be prepared in accordance with applicable Federal Financial Institutions Examination Council instructions.

(b) CWBC shall deliver to CVCY copies of all annual management letters and opinions, and shall make available to CVCY for inspection all reviews, correspondence and other documents in the files of CWBC, prepared by RSM US LLP or any other certified public accountant engaged by CWBC and delivered to CWBC since January 1, 2020.

(c) CWBC shall provide to CVCY (i) CWBC’s financial statements as of the final day of the month immediately preceding the month in which the Closing Date occurs (unless the Closing Date occurs during the first week of the month, in which event it shall be determined as of the final day of the month that is two months immediately preceding the Closing Date), and (ii) a certificate of its chief financial officer as to the accuracy of such financial statements and confirming that CWBC is not aware that such financial statements required any material modifications in order to comply with GAAP, including regulatory guidelines and requirements with respect to loan classifications, appraisals and the adequacy of the allowance for loan losses. CVCY shall be permitted reasonable review and inquiry with respect to all elements of the financial statements and the supporting certificate.

6.15 CVCY Financial Statements.

(a) Until the Closing Date, CVCY shall promptly (not later than 21 calendar days after the end of each calendar month) deliver or make available to CWBC true and correct copies of all financial statements provided to CVCY shareholders and/or provided to its directors on or after the date hereof and through the Closing Date. Such consolidated financial statements for years ending after December 31, 2022, shall be audited and shall include an opinion of CVCY’s auditing firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of CVCY at the date indicated and for such period then ending.

(b) CVCY shall deliver to CWBC copies of all annual management letters and opinions, and shall make available to CWBC for inspection all reviews, correspondence and other documents in the files of CVCY, prepared by Crowe LLP or any other certified public accountant engaged by CVCY and delivered to CVCY or any of its subsidiaries since January 1, 2020.

6.16 Indemnification; Directors and Officers Insurance.

(a) From and after the Effective Time, CVCY shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the CWBC Articles and the CWBC Bylaws), each present and former director and officer of CWBC and Community West Bank (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by CVCY.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.16(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify CVCY; provided that failure to so notify will not affect the obligations of CVCY under Section 6.16(a) unless and to the extent that CVCY is actually and materially prejudiced as a consequence.

(c) The rights of each Indemnified Party under this Section 6.16 shall be in addition to any rights such individual may have under the CWBC Articles and the CWBC Bylaws or any other applicable Law or under any agreement of any Indemnified Party with CWBC. If CVCY or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, CVCY will cause proper provision to be made so that the successors and assigns of CVCY will assume its obligations set forth in this Section 6.16.

(d) Prior to the Effective Time, CWBC shall, or if CWBC is unable to, CVCY as of the Effective Time shall, obtain and fully pay for “tail” insurance with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as CWBC’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall CWBC expend for “tail” insurance policies a premium amount in excess of 250% of the annual premiums on CWBC’s existing policies as of the date of this Agreement (the “Maximum Amount”). If the Parties for any reason fail to obtain such “tail” insurance policies as of the Effective Time, CVCY shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in CWBC’s existing policies as of the date of this Agreement, or CVCY shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in CWBC’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Parties be required to expend for such policies an annual premium amount in excess of the Maximum Amount; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, CVCY or CWBC shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.

6.17 Benefit Plans.

(a) At the Effective Time, CWBC shall, and shall take all action necessary to cause its Subsidiaries to, terminate any and all 401(k) plans maintained by any of them, and terminate participation in any other CWBC Benefit Plans that CVCY may specify to CWBC at least 30 days prior to the Effective Time. Prior to the Effective Time, CWBC shall, and shall cause its Subsidiaries to, take all action necessary to fully vest participants in their account balances under any and all 401(k) plans maintained by any of them. Such actions shall include, but shall not be limited to, the adoption by CWBC Board prior to the Closing of a resolution in a form and substance satisfactory to CVCY. The Parties will use reasonable best efforts to ensure that each Former CWBC Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from a CWBC Benefit Plan will be eligible to rollover such distribution, including any participant loan thereunder, into an account established under a tax-qualified defined contribution plan that is maintained by CVCY, but subject to the terms and conditions governing the acceptance of rollover contributions by the recipient plan.

(b) CVCY agrees that as of and following the Effective Time, the employees of CWBC and its Subsidiaries as of the Effective Time who continue to be employed by Central Valley Community Bank after the Effective Time or who are offered and who accept employment with Central Valley Community Bank (collectively, the “Former CWBC Employees”) shall be eligible to participate in the employee benefit plans of Central Valley Community Bank in which the similarly situated employees of Central Valley Community Bank participate, to the same extent as such similarly situated employees of Central Valley Community Bank participate.

(c) With respect to each employee benefit plan, program or arrangement of CVCY or Central Valley Community Bank of general applicability (the “CVCY Benefit Plans”), CVCY agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with CWBC and its Subsidiaries shall be treated as service with Central Valley Community Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an CVCY Benefit Plan, CVCY shall cause such CVCY Benefit Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous CWBC Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former CWBC Employee on or after the Effective Time to the extent such Former CWBC Employee had satisfied any similar limitation or requirement under an analogous CWBC Benefit Plan prior to the Effective Time. In addition, to the extent permitted by an insurer of a CVCY Benefit Plan, CVCY shall cause Central Valley Community Bank to cause deductibles, co-payments and out-of-pocket maximums paid on or before the Effective Time by or on behalf of any Former CWBC Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductibles, co-payments, and out-of-pocket maximum provisions as though such amounts had been paid in accordance with the terms and conditions of the CVCY Benefit Plan; provided, however, if any Former CWBC Employee is denied or delayed coverage CVCY shall pay (subject to employee contribution requirements) for such Former CWBC Employee’s COBRA coverage.

(d) CWBC shall use its best commercial efforts to enter into an agreement (each an “Employee Pre-Closing Agreement”), on or before the Closing Date and effective upon the Closing Date, with each employee who would be entitled to any payment of benefits (each an “Applicable CWBC Employee”) under an employment agreement, salary continuation agreement or other similar agreement or arrangement with CWBC and/or CWB (“CWBC Change of Control Agreements”) upon an involuntary termination, termination for “good reason” (or similar term), or voluntary termination, following a change of control that would be paid by CWBC or its successor, in form and substance reasonably satisfactory to CVCY with its input prior to execution, pursuant to which, among others, (i) all or a portion of unvested or vested benefits that would otherwise be payable upon termination of employment following a change of control would be paid upon the Closing Date, provided that such payment made under this subsection (i) would not result in an “excess parachute payment” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), (ii) any benefit that would result in a Parachute Payment or would not otherwise be paid upon the Closing Date under subsection (i) would be forfeited, (iii) the related CWBC Change of Control Agreements would terminate effective on the Closing Date, and (iv) the employee subject to such agreement would unconditionally release CVCB, CWB and their successors and assigns from all claims.

(e) As soon as reasonably practicable after the Effective Time, CVCY (or CWBC through its payroll process directed by CVCY immediately prior to the Effective Time) will provide a severance benefit to each employee of CWBC who was employed immediately before the Effective Time (except for any employee who is a party to any written agreement relating to severance which agreement has been provided to CVCY or who enters into an employment agreement with CVCY or Central Valley Community Bank effective on or after the Closing Date) and whose employment is terminated involuntarily (either at or within 12 months after the Closing Date), other than for Cause, or who resigns such employee’s employment for Good Reason (within six (6) months after the Closing Date), in a lump sum payment equal to four weeks of such employee’s regularly scheduled base salary or base wages at the time of termination of employment plus an additional two weeks salary for every year of completed service before the Closing Date (prorated for partial year), up to a maximum of six (6) months in the aggregate.

(f) Prior to the Effective Time, CVCY will consider, in consultation with CWBC, establishing an employee retention program and allocating pursuant to such program cash awards to certain Community West Bank employees to remain in the employ of Community West Bank through the Closing and/or through completion of the system integration process between Community West Bank, on the one hand and Central Valley Community Bank, on the other hand.

(g) Notwithstanding anything to the contrary contained herein, this Section 6.17 shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.17. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any CWBC Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by CVCY, or (ii) confer upon any current or former employee or other service provider of CWBC or its Subsidiaries any right to employment or continued employment or continued service with CVCY or Central Valley Community Bank or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

6.18 Rule 16b-3. CVCY shall, prior to the Effective Time, take all such actions as may be required to cause the transactions contemplated by Article III and any other dispositions of equity securities of CWBC (including derivative securities) or acquisitions of equity securities of CVCY in connection with this Agreement by each individual who at the Effective Time is or will become a director or executive officer of CVCY subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act. In further of the foregoing, prior to the Effective Time, (i) the CVCY Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of CVCY Common Stock is to be exempted, (B) the number of shares of CVCY Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act.

6.19 Corporate Governance.

(a) CVCY Board and CVCB Board. Effective as of the Effective Time, the number of directors that will comprise the full CVCY Board and the full CVCB Board shall each be fifteen (15). Of the members of the initial CVCY Board and the initial CVCB Board as of the Effective Time, nine (9) shall be members of the CVCY Board and the CVCB Board, respectively, as of immediately prior to the Effective Time, designated by CVCY and agreeable to CWBC, and six (6) shall be members of the CWBC Board and CWB Board, respectively, as of immediately prior to the Effective Time, designated by CWBC and reasonably agreeable to CVCY. Effective as of the Effective Time, Daniel Doyle shall continue to serve as the Chairman of the CVCY Board and the CVCB Board, and Robert H. Bartlein shall be appointed the Vice Chairman of the CVCY Board and the Vice Chairman of the CVCB Board. Such individuals shall serve until the first annual meeting of shareholders of CVCY and Central Valley Community Bank following the Effective Time and until his or her respective successor is elected and qualified. CVCY shall include such individuals on the list of nominees for director presented by the CVCY Board and for which the CVCY Board shall solicit proxies at the first annual meeting of shareholders of CVCY following the Effective Time and shall cause such individuals to be reelected to the CVCB Board at the first annual meeting of shareholders of Central Valley Community Bank following the Effective Time, provided that such nomination, solicitation and reelection would not violate the fiduciary duties of the CVCY Board. Prior to the Effective Time, the CVCY shall take all actions necessary to amend the CVCY Bylaws and cause Central Valley Community Bank to amend the CVCB Bylaws to effect the increase to the size of the CVCY Board and CVCB Board in accordance with the provisions of this Section 6.19(a) effective as of the Effective Time.

(b) Executive Committee. CVCY shall take all action necessary to establish an executive committee (the “Executive Committee”) of the CVCY Board as of the Effective Time, which shall operate from and after the Effective Time and, subject to the limitations contained in the CGCL, the CVCY Bylaws and the CVCY Articles, possess and exercise such powers and functions of the CVCY Board in the management and direction of the affairs of CVCY as may be delegated to it by the CVCY Board in compliance with applicable Law. As of the Effective Time, the Executive Committee shall be comprised of five (5) members of the CVCY Board, and the initial members of the Executive Committee shall be Daniel Doyle, Robert H. Bartlein, James W. Lokey, and two (2) directors serving on the CVCY Board as of immediately prior to the Effective Time, which will be identified by CVCY prior to the Effective Time. As of the Effective Time, James J. Kim, as the Chief Executive Officer of

CVCY, and Martin E. Plourd, as the President of CVCY, shall serve as the initial advisors to the Executive Committee.

(c) Management Team. Effective as of the Effective Time, James J. Kim shall continue to serve as the Chief Executive Officer of CVCY and Central Valley Community Bank, and Martin E. Plourd shall be appointed the President of CVCY subject to the terms and conditions of the employment agreement to be entered into concurrently with this Agreement.

6.20 Transaction Expenses. Based upon the final bills or estimates of such final bills, unless otherwise agreed to by the Parties, each Party and its respective Subsidiaries shall have paid or accrued for (i) all severance benefits to employees of such Party and its Subsidiaries, whether under an employment agreement, arrangement or otherwise, where the employee’s employment with such Party or any of its Subsidiaries will terminate as of the Effective Time; (ii) payments for retention incentives and accelerated benefits (net of amounts previously accrued by CWBC) to employees of such Party and its Subsidiaries approved by the other Party that will be made on or prior to the Effective Time; (iii) all Professional Expenses; (iv) for CWBC, the cost of purchasing the D&O Insurance as provided for in Section 6.16; (v) any termination fees payable under Material Contracts of such Party as to which CVCY and CWBC have provided their agreement to terminate as of the Effective Time; (vi) fees incurred on or prior to the Effective Time for the conversion of CWBC data processing systems to CVCY systems (whether or not the conversion occurs before or after the Effective Time); and (vii) the costs of any mailing of the Joint Proxy Statement to shareholders of such Party (collectively, the “Transaction Expenses”) in full prior to the Effective Time.

6.21 Delisting. Each of the Parties agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the CWBC Common Stock from the Nasdaq Stock Market and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

6.22 Reorganization. Neither CWBC nor CVCY will take any action, or fail to take any action, that would prevent the Mergers from qualifying as a reorganization pursuant to Section 368(a) of the Code.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

7.1 Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each of the Parties to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date, of each of the following conditions:

(a) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Burdensome Condition.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c) Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by (i) the CWBC Shareholder Approval, and (ii) the CVCY Shareholder Approval. The Bank Merger shall have been duly approved by the CVCB Board and CWB Board, and the respective shareholders of Central Valley Community Bank and Community West Bank.

(d) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened in writing and be unresolved.

(e) NASDAQ Listing. The shares of CVCY Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing on the NASDAQ.

7.2 Conditions to Obligations of CWBC. The obligations of CWBC to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by CWBC prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CVCY set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations of CVCY set forth in the first five sentences of Section 5.3(a) and Section 5.3(d) shall be true and correct as of such dates in all respects, and CWBC shall have received a certificate or certificates, dated the Closing Date, signed on behalf of CVCY by the Chief Executive Officer and the Chief Financial Officer, to such effect.

(b) Performance of Obligations of CVCY. CVCY shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CWBC shall have received a certificate or certificates, dated on the Closing Date, signed on behalf of CVCY by the Chief Executive Officer and the Chief Financial Officer of CVCY to such effect.

(c) Cooperation Agreements. Each of the directors of CVCY and those executive officers of CVCY identified on Schedule 7.2(c) shall have executed a Cooperation Agreement and no breaches of any of its terms shall have occurred.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes, occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on CVCY.

(e) Tax Opinion. CWBC shall have received the opinion of Husch Blackwell LLP, counsel to CWBC, dated as of the Closing Date, to the effect that the Mergers shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to CWBC shall be entitled to rely upon customary assumptions and representation letters provided by CWBC and CVCY. In furtherance of such opinion, CWBC shall take reasonable steps to ensure that not less than forty percent (40%) of the consideration for CWBC shares shall be in the form of shares of stock in CVCY.

(f) CVCY and CVCB Director Resignations and Appointments. The following shall have occurred and written proof thereof, in such form as is acceptable to CWBC, shall have been delivered to CWBC confirming that such action and that such action has not been revoked, rescinded, or mended and is in full force and effect as of the Effective Time:

(i) The CVCY Board and the CVCB Board shall have resolved to fix the number of directors of the CVCY Board and the CVCB Board within the number authorized in the Bylaws of CVCY and CVCB, respectively, at fifteen (15) in accordance with Section 6.19;

(ii) All directors of CVCY Board and of CVCB Board, if any, shall have resigned from their respective positions as of the Effective Time to permit the persons designated by CWBC (and agreeable to CVCY) to be appointed to the CVCY Board and CVCB Board as of the Effective Time in accordance with Section 6.19;

(iii) The CVCY Board and the CVCB Board shall have resolved to appoint the six (6) persons designated by CWBC (and agreeable to CVCY) to the CVCY Board and CVCB Board, respectively, as of the Effective Time, in accordance with Section 6.19; and

(iv) The CVCY Board and CVCB Board shall resolved to appoint the persons specified in Section 6.19 to the respective executive officer positions with CVCY and/or CVCB, as of the Effective Time, as specified in Section 6.19.

(g) Employment Agreement. The employment agreement in substantially the form of Exhibit F hereto that was executed and delivered by Martin Plourd simultaneously with the execution of this Agreement, shall be in full force and effect as of the Effective Time and shall not have been rescinded nor amended without CWBC’s and CVCY’s prior written approval.

(h) Delivery of the Aggregate Merger Consideration and Cash In Lieu of Fractional Shares. In accordance with Section 3.2(c), CVCY shall have deposited with the Exchange Agent the Aggregate Merger Consideration plus an additional amount of cash sufficient to deliver to the CWBC shareholders any cash in lieu of fractional shares payable pursuant to Section 3.1(b) (which deposit shall have been confirmed in writing to CWBC in such form as reasonable acceptable to CWBC).

(i) Other Actions. CVCY shall have furnished CWBC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as CWBC may reasonably request.

7.3 Conditions to Obligation of CVCY. The obligations of CVCY and Central Valley Community Bank to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by CVCY and Central Valley Community Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CWBC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations of CWBC set forth in the first three sentences in Section 5.2(a), the second sentence of Section 5.2(d), Section 5.2(e)(i) and Section 5.2(e)(ii) shall be true and correct as of such dates in all respects, and CVCY shall have received a certificate, dated the Closing Date and signed on behalf of CWBC by its Chief Executive Officer and the Chief Financial Officer, to such effect.

(b) Performance of Obligations of CWBC. CWBC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and CVCY shall have received a certificate, dated on the Closing Date, signed on behalf of CWBC by the Chief Executive Officer and the Chief Financial Officer of CWBC to such effect.

(c) Benefits Summary Acknowledgements. CVCY shall have received a Benefits Summary Acknowledgment, in the form attached hereto as Exhibit E, executed by each Key Employee and each member of the CWBC Board.

(d) Cooperation Agreements. Each of the directors of CWBC and each Key Employee shall have executed a Cooperation Agreement and no breaches of any of its terms shall have occurred.

(e) Tax Opinion. CVCY shall have received the opinion of Buchalter, counsel to CVCY, dated as of the Closing Date, to the effect that the Mergers shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to CVCY shall be entitled to rely upon customary assumptions and representation letters provided by CWBC and CVCY. In furtherance of such opinion, CWBC shall take reasonable steps to ensure that not less than forty percent (40%) of the consideration for CWBC shares shall be in the form of shares of stock in CVCY.

(f) FIRPTA Certificate. CWBC shall have delivered to CVCY a properly executed statement from CWBC that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to CVCY.

(g) Director Resignations. CVCY shall have received written resignations from all of the directors of CWBC and Community West Bank as of the Effective Time.

(h) Regulatory Actions. Neither CVCY nor any of its Subsidiaries shall be, as a result of the Mergers, subject to any memorandum of understanding, cease and desist order or other material agreement with any Governmental Authority (“Regulatory Actions”). In the event that CWBC or any of its Subsidiaries is subject to any Regulatory Action that is not terminated before or in connection with the Mergers, the condition contemplated by this provision shall be deemed to have not been satisfied.

(i) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on CWBC.

(j) Employee Pre-Closing Agreements. CWBC shall deliver to CVCY a fully-executed Employee Pre-Closing Agreement for each Applicable CWBC Employee.

(k) Other Actions. CWBC shall have furnished CVCY with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as CVCY may reasonably request.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, whether or not the CWBC Shareholder Approval or the CVCY Shareholder Approval has been obtained, at any time prior to the Effective Time as follows:

(a) Mutual Consent. By the mutual consent of CVCY and CWBC in a written instrument authorized by the CVCY Board and the CWBC Board.

(b) Breach.

(i) By CWBC, if CWBC is not in material breach of any of the terms of this Agreement, in the event of a material breach by CVCY of any representation, warranty, covenant or agreement contained herein, which breach, individually or together with all such other than uncured breaches (A) cannot be or has not been cured within the sooner to occur of: (1) June 30, 2024 (as applicable, the “End Date”), or (2) thirty (30) calendar days after the giving of written notice to the breaching Party or Parties of such breach, and (B) would entitle CWBC not to consummate the transactions contemplated hereby under Section 7.2(a) or 7.2(b).

(ii) By CVCY, if CVCY is not in material breach of any of the terms of this Agreement, in the event of a material breach by CWBC of any representation, warranty, covenant or agreement contained herein, which breach, individually or together with all such other then uncured breaches (A) cannot be or has not been cured within the sooner to occur of: (1) the End Date, or (2) thirty (30) calendar days after the giving of written notice to the breaching Party or Parties of such breach, and (B) would entitle CVCY not to consummate the transactions contemplated hereby under Section 7.3(a) or 7.3(b).

(c) Delay. By either CVCY or CWBC in the event that the transactions contemplated hereby are not consummated by the End Date (with an automatic extension by a period of 90 days if the condition set forth at Section 7.1(a) (Regulatory Approvals) has not been satisfied by the End Date and any related application is pending at such time), except to the extent that the failure of the transactions contemplated hereby then to be consummated by such date shall be due to the failure of the Party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such Party set forth in this Agreement.

(d) No Regulatory Approval. By either CVCY or CWBC in the event any Requisite Regulatory Approval required for consummation of the transactions contemplated hereby shall have been denied by final non-appealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or by CVCY or CWBC in the event the Requisite Regulatory Approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants of such Party set forth herein.

(e) No Shareholder Approval. By either CVCY or CWBC, if a vote shall have been taken at a duly convened CVCY Shareholders Meeting or CWBC Shareholders Meeting, as the case may be, and the either the CVCY Shareholder Approval or the CWBC Shareholder Approval shall not have been obtained.

(f) Issues with CWBC Shareholders Meeting. By CVCY, upon written notice to CWBC, if (i) CWBC shall have (A) failed to recommend approval of the principal terms of the Merger at the CWBC Shareholders Meeting in accordance with Section 6.8(a)(ii) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call and hold the CWBC Shareholders Meeting in accordance with Section 6.8(a)(i), (2) prepare and mail to its shareholders the Joint Proxy Statement in accordance with Section 6.8(a)(ii), or (3) comply with the provisions of Section 6.7; or (ii) there shall have occurred a Change of Recommendation by the CWBC Board or CWBC, whether or not permitted by the terms hereof.

(g) Issues with CVCY Shareholders Meeting. By CWBC, upon written notice to CVCY, if (i) CVCY shall have (A) failed to recommend approval of the principal terms of the Merger at the CVCY Shareholders Meeting in accordance with Section 6.8(a)(ii) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call and hold the CVCY Shareholders Meeting in accordance with Section 6.8(a)(i), (2) prepare and mail to its shareholders the Joint Proxy Statement in accordance with Section 6.8(a)(ii), or (3) comply with the provisions of Section 6.7; or (ii) there shall have occurred a Change of Recommendation by the CVCY Board or CVCY, whether or not permitted by the terms hereof.

(h) Notice of Termination. In the event a Party elects to effect any termination pursuant to Section 8.1(b) through (i) above, it shall give written notice to the other Party specifying the basis for such termination.

8.2 Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.

(a) If this Agreement is terminated pursuant to the provisions of Section 8.1 hereof, then this Agreement shall become void and have no effect, and no Party to this Agreement or any of their respective Subsidiaries or any of the officers or directors of any of them will have any further liability or obligation under this Agreement; provided, however, that (i) no such termination shall relieve any Party of any liability or damages resulting from any willful breach of this Agreement or any actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty in Section 5.2 or Section 5.3, made by such Party; and (ii) the provisions of Section 6.5 (Press Releases), Section 6.6 (Access; Information), this Section 8.2 and Article IX shall survive any such termination.

(b) In the event of a material breach by any Party (or a material breach of a Cooperation Agreement) of any of its covenants or agreements contained herein or therein, any other Party shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against the breaching Party. Each Party acknowledges that there is not an adequate remedy at law to compensate the other Party relating to the non-consummation of the Merger. To this end, each Party, to the extent permitted by law, irrevocably waives any bond or any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

(c) Notwithstanding the foregoing, CWBC shall be obligated to pay CVCY, in immediately available funds, the Termination Fee as agreed upon liquidated damages as follows:

(i) if CVCY shall terminate this Agreement pursuant to Section 8.1(f), CWBC shall pay the Termination Fee on the Business Day following such termination;

(ii) if (A) either Party shall terminate this Agreement pursuant to Section 8.1(e) because the CWBC Shareholder Approval has not been received and (B) at any time after the date of this Agreement and at or before the date of the CWBC Shareholders Meeting an Acquisition Proposal, whether or not an Acquisition Proposal received prior to the date hereof, shall have been made or renewed to CWBC or the CWBC Board, publicly announced or otherwise becomes publicly known (“CWBC Proposal”), and (C) if within twelve (12) months after the date of such termination of this Agreement, CWBC or any of its Subsidiaries executes any definitive agreement that entails an Acquisition Proposal with respect to such CWBC Proposal, then CWBC shall pay CVCY the Termination Fee upon the date of execution of such definitive agreement contemplated by such Acquisition Proposal; and

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 8.1(c) or if CVCY shall terminate this Agreement pursuant to Section 8.1(b)(ii), and (B) at any time after the date of this Agreement and before such termination there shall have been made or renewed a CWBC Proposal, and (C) if within twelve (12) months after the date of such termination of this Agreement, CWBC or any of its Subsidiaries executes any definitive agreement that entails an Acquisition Proposal with respect to such CWBC Proposal, then CWBC shall pay CVCY the Termination Fee upon the date of execution of such definitive agreement contemplated by such Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstances in which CVCY receives payment of the Termination Fee in accordance with this Section 8.2, the receipt of such Termination Fee shall constitute the sole and exclusive remedy of CVCY and its former, current or future Affiliates, shareholders, officers, directors and other related parties (collectively, “Related Parties”) of CVCY and its Related Parties against CWBC or any of its Related Parties for any and all damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or otherwise arising out of, or directly or indirectly relating to, this Agreement.

(e) With respect to the liquidated damages provided in this Section, the Parties agree that it would be impracticable or extremely difficult to fix actual damages. Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if the Party that owes a payment pursuant to this Section 8.2 fails to promptly pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, another Party commences a suit that results in a final, non-appealable judgment against such owing Party for the applicable amount set forth in this Section 8.2 or any portion of such fee, such owing Party shall pay to the other Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall not survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.6, Section 6.7 and Section 8.2, which shall survive such termination).

9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived, by the Party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered (including by electronic means) to the other Parties, it being understood that each Party need not sign the same counterpart. A facsimile or electronic scan in “PDF” format of a signed counterparty of this Agreement will be sufficient to bind the Party or Parties whose signature(s) appear thereon.

9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.

9.5 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implications of this waiver, (c) each Party makes this waiver voluntarily and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Expenses. Except as otherwise provided for in Section 8.2, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s fraud or willful breach of any provision of this Agreement.

9.7 Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, emailed or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to CVCY:

Central Valley Community Bancorp

7100 North Financial Drive, Suite 101

Fresno, California 93720

Attention: James J. Kim, President & Chief Executive Officer

Email: James.Kim@cvcb.com

With a copy to:

James K. Dyer, Jr., Esq.

Buchalter

500 Capitol Mall, Suite 1900

Sacramento, California 95814

Email: jdyer@buchalter.com

If to CWBC to:

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

Attn: Martin E. Plourd, President & Chief Executive Officer

Email: mplourd@communitywestbank.com

With a copy to:

Arthur C. Coren, Esq.

Husch Blackwell LLP

355 South Grand Avenue, Suite 2850

Los Angeles, CA 90071

Email: arthur.coren@huschblackwell.com

9.8 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Cooperation Agreements, and the Confidentiality Agreement represent the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement, the Cooperation Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties, their respective successors, or, with respect to Section 6.16, the present and former directors and officers of CWBC, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

9.10 Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.11 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

9.12 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.13 Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

9.14 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, CVCY may at any time, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the acquisition of CWBC set forth herein, including to provide for a merger of a newly formed subsidiary of CVCY with and into CWBC or any of its Subsidiaries, followed by the merger of CWBC with and into CVCY as part of an integrated transaction, provided that the consideration to be paid to the holders of CWBC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification. In the event CVCY elects to make any such changes, the Parties agree to execute appropriate documents to reflect the change.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTRAL VALLEY COMMUNITY BANCORP

By:	/s/ James J. Kim
Name:	James J. Kim
Title:	President and Chief Executive Officer

COMMUNITY WEST BANCSHARES

By:	/s/ Martin E. Plourd
Name:	Martin E. Plourd
Title:	President and Chief Executive Officer

EXHIBIT A-1

FORM OF DIRECTOR COOPERATION AGREEMENT (CWBC)

(Attached)

DIRECTOR COOPERATION AGREEMENT

(COMMUNITY WEST BANCSHARES)

THIS DIRECTOR COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of                     , 2023 (the “Agreement Date”), by and between Central Valley Community Bancorp, a California corporation (“CVCY”), Community West Bancshares, a California corporation (“CWBC”), and the undersigned director of CWBC (“Director”).

WHEREAS, CVCY and CWBC are entering into an Agreement and Plan of Reorganization and Merger, dated as of approximately even date herewith (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which CWBC will merge with and into CVCY on the terms and conditions set forth therein (the “BHC Merger”) and, in connection therewith, all issued and outstanding shares of the CWBC Common Stock will be exchanged for shares of the CVCY Common Stock in the manner set forth therein. The BHC Merger is subject to, among other things, the affirmative vote of the holders of a majority of the outstanding shares of CVCY Common Stock and CWBC Common Stock, the receipt of certain regulatory approvals, and the satisfaction of other conditions. Certain defined terms are set forth on Exhibit A attached hereto. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

WHEREAS, immediately after the BHC Merger, Community West Bank, N.A., a national banking association and a wholly-owned subsidiary of CWBC (“Community West Bank, N.A.”), will merge with and into Central Valley Community Bank, a California state chartered bank and wholly-owned subsidiary of CVCY, with Central Valley Community Bank as the surviving entity (“Bank Merger” and together with the BHC Merger, the “Mergers”).

WHEREAS, the Director is a member of the CWBC Board and is the owner of the number of shares of CWBC Common Stock, Stock Options and Restricted Share Awards as set forth on Exhibit B attached hereto (along with any shares acquired by the Director after the execution of this Agreement, the “Shares”). In order to induce CVCY and CWBC to enter into and consummate transactions contemplated by the Merger Agreement, the Director has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. Share Ownership. The Director represents and warrants that the Director owns beneficially all of the Shares (other than any CWBC Stock Options and unvested CWBC Restricted Share Awards) free and clear of all liens, claims and encumbrances and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Director is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

2. Restrictions on Transfer. Without the prior written consent of CVCY and CWBC, the Director shall not transfer, sell, assign, convey, or encumber (except for such encumbrances that are made with recourse) any of the Shares during the Term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, or (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, 3, 4, and 6 of this Agreement as fully as the Director. Without limiting the generality of the foregoing, the Director shall not grant to any party any option or right to purchase the Shares or any interest therein.

3. Agreement to Vote in Favor of the Mergers. At any meeting of shareholders of CWBC or at any adjournment thereof during the Term, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of CWBC’s shareholders is sought with respect to the Merger

Agreement or the Mergers, the Director will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which the Director has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Mergers. Upon the written request of CVCY or CWBC at any time after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, the Director shall deliver to CVCY or CWBC, as applicable, a written shareholder consent with respect to the adoption of the Merger Agreement and approval of the Mergers in substantially the form of Exhibit C attached hereto with respect to all Shares for which the Director has the power or authority to vote.

4. Additional Actions. At any meeting of shareholders of CWBC or at any adjournment thereof during the Term, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of the shareholders of CWBC is sought, the Director will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which the Director has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by CWBC or (ii) any amendment of articles of incorporation or bylaws or other proposal or transaction involving CWBC, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Mergers, the Merger Agreement, or any of the other transactions contemplated thereby.

5. Actions as a Director. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Director from: (i) acting in his or her individual capacity as a director of CWBC or Community West Bank, N.A., to the extent applicable, it being understood that the Agreement shall apply to Director solely in his or her capacity as a shareholder of CWBC and shall not limit in any manner the discretion of Director with respect to any action which may be taken or omitted by him or her in Director’s fiduciary capacity as a member of the CWBC Board or the CWB Board; or (ii) voting in his or her sole discretion on any matter other than those referred to in Sections 3 or 4 of this Agreement.

6. Nonsolicitation. For a period of two (2) years after the Effective Time of the BHC Merger, the Director shall not, directly or indirectly, without the prior written consent of CVCY on behalf of any Depository Institution, use Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services in the Territory or induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, officer or employee of CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A. prior to the Effective Time of the BHC Merger to terminate such person’s relationships with, CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A. For purposes of this Section 6, the terms “officer” and “employee” shall refer to any persons employed by such entity at the time of solicitation or attempted solicitation, and/or any person who was employed by such entity within 180 days prior to the date of such solicitation or attempted solicitation.

7. Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of CWBC and, after the Effective Time of the BHC Merger, other than for the benefit of CVCY or Central Valley Community Bank, the Director (i) shall not use any of the Trade Secrets, or disclose any of the Trade Secrets to any other Person, and (ii) shall deliver, on and after the Effective Time of the BHC Merger upon written request by CVCY, all documents, reports, drawings, designs, plans proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Director, to CVCY. Notwithstanding any provision of this Agreement to the contrary, Director may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that: (a) Director is required to disclose or reveal under any applicable Law, provided Director makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, after the Effective Time of the BHC Merger, gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure; (b) Director is otherwise required to disclose or reveal by any Governmental Authority, provided Director makes a good faith requests that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure; or (c) upon advice of Director’s counsel, Director is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided: (i) Director discloses only that portion of the Trade Secrets which, upon advice of Director’s counsel, Director is compelled to disclose; (ii) Director makes a good faith request that the confidentiality of the portion of the Trade Secrets to be disclosed be preserved; and (iii) to the extent not prohibited by applicable law, after the Effective Time of the BHC Merger, Director gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure.

8. Equitable Relief. The Director acknowledges and agrees that each of CVCY and CWBC could not be made whole by monetary damages in the event of any default by the Director of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that each of CVCY and CWBC, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in California.

9. Enforcement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10. Effect of Termination of Merger Agreement. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect upon termination of the Merger Agreement under Section 8.1 thereof.

11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including electronic scan in “PDF” format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the day and year first above written.

DIRECTOR

Name:
(Please print or type)

CENTRAL VALLEY COMMUNITY BANCORP

By:
Name: James J. Kim
Title: President and Chief Executive Officer

COMMUNITY WEST BANCSHARES

By:
Name: Martin E. Plourd
Title: President and Chief Executive Officer

CONSENT OF SPOUSE

I,                                     , spouse of                                     , who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of Community West Bancshares subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated: , 2023	Name:
(Please print or type)

EXHIBIT A

Defined Terms

As used in the Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom Community West Bank, N.A. has an existing relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the BHC Merger.

“Depository Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof.

“Enterprises” shall mean any of the Financial Services businesses conducted by CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A., or any of their respective subsidiaries at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the BHC Merger.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans, the provision of inventory financing and/or the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” shall mean any Person with whom Community West Bank, N.A. has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the BHC Merger; provided, however, that the general solicitation for business, such as through print, electronic transmission or media advertising, does not constitute active pursuit of a relationship.

“Term” means the period commencing with the Agreement Date and ending on the earlier of: (a) the Effective Time of the BHC Merger (as defined in the Merger Agreement); or (b) the termination of the Merger Agreement under Section 8.1 thereof.

“Territory” means within a 25-mile radius of any of the offices of Community West Bank, N.A., existing as of the Agreement Date.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of CWBC or Community West Bank, N.A. of which the Director has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not known by Director to be bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); or (iii) information that has been acquired by the Director as a result of his or her relationship with the Customer or Prospective Customer unrelated to the Director’s services as a director of CWBC or Community West Bank, N.A.

EXHIBIT B

Shares Beneficially Owned

Name	Common Stock	CWBC Stock Options	CWBC Restricted Share Awards

EXHIBIT C

WRITTEN CONSENT OF SHAREHOLDER

The undersigned shareholder (“Shareholder”) of Community West Bancshares, a California corporation (“Company”), hereby approves the Agreement and Plan of Reorganization and Merger, dated as of                             , 2023, by and among the Company and Central Valley Community Bancorp and the transactions contemplated therein.

IN WITNESS WHEREOF, the Shareholder has executed this Written Consent of Shareholder as of the date indicated below.

Shareholder Name:

Number of shares of common stock owned:

By:

Name:

Date:

EXHIBIT A-2

FORM OF DIRECTOR COOPERATION AGREEMENT (CVCY)

(Attached)

DIRECTOR COOPERATION AGREEMENT

(CENTRAL VALLEY COMMUNITY BANCORP)

THIS DIRECTOR COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of                             , 2023 (the “Agreement Date”), by and between Central Valley Community Bancorp, a California corporation (“CVCY”), Community West Bancshares, a California corporation (“CWBC”), and the undersigned director of CVCY (“Director”).

WHEREAS, CVCY and CWBC are entering into an Agreement and Plan of Reorganization and Merger, dated as of approximately even date herewith (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which CWBC will merge with and into CVCY on the terms and conditions set forth therein (the “BHC Merger”) and, in connection therewith, all issued and outstanding shares of the CWBC Common Stock will be exchanged for shares of the CVCY Common Stock in the manner set forth therein. The BHC Merger is subject to, among other things, the affirmative vote of the holders of a majority of the outstanding shares of CVCY Common Stock and CWBC Common Stock, the receipt of certain regulatory approvals, and the satisfaction of other conditions. Certain defined terms are set forth on Exhibit A attached hereto. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

WHEREAS, immediately after the BHC Merger, Community West Bank, N.A., a national banking association and a wholly-owned subsidiary of CWBC (“Community West Bank, N.A.”), will merge with and into Central Valley Community Bank, a California state chartered bank and wholly-owned subsidiary of CVCY, with Central Valley Community Bank as the surviving entity (“Bank Merger” and together with the BHC Merger, the “Mergers”).

WHEREAS, the Director is a member of the CVCY Board and is the owner of the number of shares of CVCY Common Stock and CVCY restricted share awards as set forth on Exhibit B attached hereto (along with any shares acquired by the Director after the execution of this Agreement, the “Shares”). In order to induce CVCY and CWBC to enter into and consummate transactions contemplated by the Merger Agreement, the Director has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. Share Ownership. The Director represents and warrants that the Director owns beneficially all of the Shares (other than any unvested CVCY restricted share awards) free and clear of all liens, claims and encumbrances and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Director is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

2. Restrictions on Transfer. Without the prior written consent of CVCY and CWBC, the Director shall not transfer, sell, assign, convey, or encumber (except for such encumbrances that are made with recourse) any of the Shares during the Term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, or (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, 3, 4, and 6 of this Agreement as fully as the Director. Without limiting the generality of the foregoing, the Director shall not grant to any party any option or right to purchase the Shares or any interest therein.

3. Agreement to Vote in Favor of the Mergers. At any meeting of shareholders of CVCY or at any adjournment thereof during the Term, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of CVCY’s shareholders is sought with respect to the Merger Agreement or the Mergers, the Director will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which the Director has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Mergers. Upon the written request of CVCY at any time after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, the Director shall deliver to CVCY a written shareholder consent with respect to the adoption of the Merger Agreement and approval of the Mergers in substantially the form of Exhibit C attached hereto with respect to all Shares for which the Director has the power or authority to vote.

4. Additional Actions. At any meeting of shareholders of CVCY or at any adjournment thereof during the Term, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of the shareholders of CVCY is sought, the Director will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which the Director has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by CVCY or (ii) any amendment of articles of incorporation or bylaws or other proposal or transaction involving CVCY, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Mergers, the Merger Agreement, or any of the other transactions contemplated thereby.

5. Actions as a Director. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Director from: (i) acting in his or her individual capacity as a director of CVCY or Central Valley Community Bank, to the extent applicable, it being understood that the Agreement shall apply to Director solely in his or her capacity as a shareholder of CVCY and shall not limit in any manner the discretion of Director with respect to any action which may be taken or omitted by him or her in Director’s fiduciary capacity as a member of the CVCY Board or the CVCB Board; or (ii) voting in his or her sole discretion on any matter other than those referred to in Sections 3 or 4 of this Agreement.

6. Nonsolicitation. For a period of two (2) years after the Effective Time of the BHC Merger, the Director shall not, directly or indirectly, without the prior written consent of CVCY on behalf of any Depository Institution, use Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services in the Territory or induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, officer or employee of CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A. prior to the Effective Time of the BHC Merger to terminate such person’s relationships with, CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A. For purposes of this Section 6, the terms “officer” and “employee” shall refer to any persons employed by such entity at the time of solicitation or attempted solicitation, and/or any person who was employed by such entity within 180 days prior to the date of such solicitation or attempted solicitation.

7. Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of CVCY or Central Valley Community Bank, the Director (i) shall not use any of the Trade Secrets, or disclose any of the Trade Secrets to any other Person, and (ii) shall deliver, upon written request by CVCY, all documents, reports, drawings, designs, plans proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Director, to CVCY. Notwithstanding any provision of this Agreement to the contrary, Director may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that: (a) Director is required to disclose or reveal under any applicable Law, provided Director makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure; (b) Director is otherwise required to disclose or reveal by any Governmental Authority, provided Director makes a good faith requests that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure; or (c) upon advice of Director’s counsel, Director is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided: (i) Director discloses only that portion of the Trade Secrets which, upon advice of Director’s counsel, Director is compelled to disclose; (ii) Director makes a good faith request that the confidentiality of the portion of the Trade Secrets to be disclosed be preserved; and (iii) to the extent not prohibited by applicable law, Director gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure.

8. Equitable Relief. The Director acknowledges and agrees that each of CVCY and CWBC could not be made whole by monetary damages in the event of any default by the Director of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that each of CVCY and CWBC, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in California.

9. Enforcement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10. Effect of Termination of Merger Agreement. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect upon termination of the Merger Agreement under Section 8.1 thereof.

11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including electronic scan in “PDF” format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the day and year first above written.

DIRECTOR

Name:
(Please print or type)

CENTRAL VALLEY COMMUNITY BANCORP

By:
Name: James J. Kim
Title: President and Chief Executive Officer

COMMUNITY WEST BANCSHARES

By:
Name: Martin E. Plourd
Title: President and Chief Executive Officer

CONSENT OF SPOUSE

I,                                 , spouse of                                 , who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of Central Valley Community Bancorp subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated: , 2023	Name:
(Please print or type)

EXHIBIT A

Defined Terms

As used in the Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom Central Valley Community Bank has an existing relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the BHC Merger.

“Depository Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof.

“Enterprises” shall mean any of the Financial Services businesses conducted by CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A., or any of their respective subsidiaries at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the BHC Merger.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans, the provision of inventory financing and/or the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” shall mean any Person with whom Central Valley Community Bank has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the BHC Merger; provided, however, that the general solicitation for business, such as through print, electronic transmission or media advertising, does not constitute active pursuit of a relationship.

“Term” means the period commencing with the Agreement Date and ending on the earlier of (a) the Effective Time of the BHC Merger (as defined in the Merger Agreement); or (b) the termination of the Merger Agreement under Section 8.1 thereof.

“Territory” means within a 25-mile radius of any of the offices of Central Valley Community Bank, existing as of the Agreement Date.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of CVCY or Central Valley Community Bank of which Director has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not known by Director to be bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); or (iii) information that has been acquired by the Director as a result of his or her relationship with the Customer or Prospective Customer unrelated to the Director’s services as a director of CVCY or Central Valley Community Bank.

EXHIBIT B

Shares Beneficially Owned

Name	Common Stock	Restricted Share Awards

EXHIBIT C

WRITTEN CONSENT OF SHAREHOLDER

The undersigned shareholder (“Shareholder”) of Central Valley Community Bancorp, a California corporation (“Company”), hereby approves the Agreement and Plan of Reorganization and Merger, dated as of                             , 2023, by and among the Company and Community West Bancshares and the transactions contemplated therein.

IN WITNESS WHEREOF, the Shareholder has executed this Written Consent of Shareholder as of the date indicated below.

Shareholder Name:

Number of shares of common stock owned:

By:

Name:

Date:

EXHIBIT B-1

FORM OF EXECUTIVE COOPERATION AGREEMENT (CWBC)

(Attached)

EXECUTIVE COOPERATION AGREEMENT

(COMMUNITY WEST BANCSHARES)

THIS EXECUTIVE COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of                         , 2023 (the “Agreement Date”), by and between Central Valley Community Bancorp, a California corporation (“CVCY”), Community West Bancshares, a California corporation (“CWBC”), and the undersigned senior executive officer of CWBC (“Executive”).

WHEREAS, CVCY and CWBC are entering into an Agreement and Plan of Reorganization and Merger, dated as of approximately even date herewith (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which CWBC will merge with and into CVCY on the terms and conditions set forth therein (the “BHC Merger”) and, in connection therewith, all issued and outstanding shares of the CWBC Common Stock will be exchanged for shares of the CVCY Common Stock in the manner set forth therein. The BHC Merger is subject to, among other things, the affirmative vote of the holders of a majority of the outstanding shares of CVCY Common Stock and CWBC Common Stock, the receipt of certain regulatory approvals, and the satisfaction of other conditions. Certain defined terms are set forth on Exhibit A attached hereto. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

WHEREAS, immediately after the BHC Merger, Community West Bank, N.A., a national banking association and a wholly-owned subsidiary of CWBC (“Community West Bank, N.A.”), will merge with and into Central Valley Community Bank, a California state chartered bank and wholly-owned subsidiary of CVCY, with Central Valley Community Bank as the surviving entity (“Bank Merger” and together with the BHC Merger, the “Mergers”).

WHEREAS, Executive is an executive officer of CWBC and/or Community West Bank, N.A. and is the owner of the number of shares of CWBC Common Stock, Stock Options and Restricted Share Awards as set forth on Exhibit B attached hereto (along with any shares acquired by Executive after the execution of this Agreement, the “Shares”). In order to induce CVCY and CWBC to enter into and consummate transactions contemplated by the Merger Agreement, Executive has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. Share Ownership. Executive represents and warrants that Executive owns beneficially all of the Shares (other than any CWBC Stock Options and unvested CWBC Restricted Share Awards) free and clear of all liens, claims and encumbrances and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Executive is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

2. Restrictions on Transfer. Without the prior written consent of CVCY and CWBC, Executive shall not transfer, sell, assign, convey, or encumber (except for such encumbrances that are made with recourse) any of the Shares during the Term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, or (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, 3, 4, and 6 of this Agreement as fully as Executive. Without limiting the generality of the foregoing, Executive shall not grant to any party any option or right to purchase the Shares or any interest therein.

3. Agreement to Vote in Favor of the Mergers. At any meeting of shareholders of CWBC or at any adjournment thereof during the Term, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of CWBC’s shareholders is sought with respect to the Merger Agreement or the Mergers, Executive will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which Executive has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Mergers. Upon the written request of CVCY or CWBC at any time after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, Executive shall deliver to CVCY or CWBC, as applicable, a written shareholder consent with respect to the adoption of the Merger Agreement and approval of the Mergers in substantially the form of Exhibit C attached hereto with respect to all Shares for which Executive has the power or authority to vote.

4. Additional Actions. At any meeting of shareholders of CWBC or at any adjournment thereof during the Term, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of the shareholders of CWBC is sought, Executive will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which Executive has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by CWBC or (ii) any amendment of articles of incorporation or bylaws or other proposal or transaction involving CWBC, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Mergers, the Merger Agreement, or any of the other transactions contemplated thereby.

5. Actions as an Officer. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Executive from acting in his or her individual capacity as an officer of CWBC or Community West Bank, N.A., to the extent applicable, it being understood that the Agreement shall apply to Executive solely in his or her capacity as a shareholder of CWBC.

6. Nonsolicitation. For a period of two (2) years after the Effective Time of the BHC Merger, Executive shall not, directly or indirectly, without the prior written consent of CVCY on behalf of any Depository Institution, use Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services in the Territory or induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, officer or employee of CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A. prior to the Effective Time of the BHC Merger to terminate such person’s relationships with CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A. For purposes of this Section 6, the terms “officer” and “employee” shall refer to any persons employed by such entity at the time of the solicitation or attempted solicitation, and/or any person who was employed by such entity within 180 days prior to the date of such solicitation or attempted solicitation.

7. Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of CWBC and, after the Effective Time of the BHC Merger, other than for the benefit of CVCY or Central Valley Community Bank, Executive (i) shall not use any of the Trade Secrets, or disclose any of the Trade Secrets to any other Person, and (ii) shall deliver, on and after the Effective Time of the BHC Merger upon the written request from CVCY, all documents, reports, drawings, designs, plans proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Executive, to CVCY. Notwithstanding any provision of this Agreement to the contrary, Executive may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that: (a) Executive is required to disclose or reveal under any applicable Law, provided Executive makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure; (b) Executive is otherwise required to disclose or reveal by any Governmental Authority, provided Executive makes a good faith requests that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, after the Effective Time of the BHC Merger, gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure; or (c) upon advice of Executive’s counsel, Executive is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided: (i) Executive discloses only that portion of the Trade Secrets which, upon advice of Executive’s counsel, Executive is compelled to disclose; (ii) Executive makes a good faith request that the confidentiality of the portion of the Trade Secrets to be disclosed be preserved; and (iii) to the extent not prohibited by applicable Law, after the Effective Time of the BHC Merger, Executive gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure.

8. Equitable Relief. Executive acknowledges and agrees that each of CVCY and CWBC could not be made whole by monetary damages in the event of any default by Executive of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that each of CVCY and CWBC, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in California.

9. Enforcement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10. Effect of Termination of Merger Agreement. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect upon termination of the Merger Agreement under Section 8.1 thereof.

11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including electronic scan in “PDF” format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the day and year first above written.

EXECUTIVE

Name:
(Please print or type)

CENTRAL VALLEY COMMUNITY BANCORP

By:
Name: James J. Kim
Title: President and Chief Executive Officer

COMMUNITY WEST BANCSHARES

By:
Name: Martin E. Plourd
Title: President and Chief Executive Officer

CONSENT OF SPOUSE

I,                                         , spouse of                                     , who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of Community West Bancshares subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated: , 2023
Name:
(Please print or type)

EXHIBIT A

Defined Terms

As used in the Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom Community West Bank, N.A. has an existing relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the BHC Merger.

“Depository Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof.

“Enterprises” shall mean any of the Financial Services businesses conducted by CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A., or any of their respective subsidiaries at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the BHC Merger.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans, the provision of inventory financing and/or the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” shall mean any Person with whom Community West Bank, N.A. has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the BHC Merger; provided, however, that the general solicitation for business, such as through print, electronic transmission or media advertising, does not constitute active pursuit of a relationship.

“Term” means the period commencing with the Agreement Date and ending on the earlier of (a) the Effective Time of the BHC Merger (as defined in the Merger Agreement); and (b) the termination of the Merger Agreement under Section 8.1 thereof.

“Territory” means within a 25-mile radius of any of the offices of Community West Bank, N.A., existing as of the Agreement Date.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of CWBC or Community West Bank, N.A. of which Executive has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not known by Executive to be bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); or (iii) information that has been acquired by Executive as a result of his or her relationship with the Customer or Prospective Customer unrelated to the Executive’s services as an officer of CWBC or Community West Bank, N.A.

EXHIBIT B

Shares Beneficially Owned

Name	Common Stock	CWBC Stock Options	CWBC Restricted Share Awards

EXHIBIT C

WRITTEN CONSENT OF SHAREHOLDER

The undersigned shareholder (“Shareholder”) of Community West Bancshares, a California corporation (“Company”), hereby approves the Agreement and Plan of Reorganization and Merger, dated as of                             , 2023, by and among the Company and Central Valley Community Bancorp and the transactions contemplated therein.

IN WITNESS WHEREOF, the Shareholder has executed this Written Consent of Shareholder as of the date indicated below.

Shareholder Name:

Number of shares of common stock owned:

By:
Name:
Date:

EXHIBIT B-2

FORM OF EXECUTIVE COOPERATION AGREEMENT (CVCY)

(Attached)

EXECUTIVE COOPERATION AGREEMENT

(CENTRAL VALLEY COMMUNITY BANCORP)

THIS EXECUTIVE COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of                 , 2023 (the “Agreement Date”), by and between Central Valley Community Bancorp, a California corporation (“CVCY”), Community West Bancshares, a California corporation (“CWBC”), and the undersigned senior executive officer of CVCY (“Executive”).

WHEREAS, CVCY and CWBC are entering into an Agreement and Plan of Reorganization and Merger, dated as of approximately even date herewith (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which CWBC will merge with and into CVCY on the terms and conditions set forth therein (the “BHC Merger”) and, in connection therewith, all issued and outstanding shares of the CWBC Common Stock will be exchanged for shares of the CVCY Common Stock in the manner set forth therein. The BHC Merger is subject to, among other things, the affirmative vote of the holders of a majority of the outstanding shares of CVCY Common Stock and CWBC Common Stock, the receipt of certain regulatory approvals, and the satisfaction of other conditions. Certain defined terms are set forth on Exhibit A attached hereto. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

WHEREAS, immediately after the BHC Merger, Community West Bank, N.A., a national banking association and a wholly-owned subsidiary of CWBC (“Community West Bank, N.A.”), will merge with and into Central Valley Community Bank, a California state chartered bank and wholly-owned subsidiary of CVCY, with Central Valley Community Bank as the surviving entity (“Bank Merger” and together with the BHC Merger, the “Mergers”).

WHEREAS, Executive is a senior executive officer of CVCY and/or Central Valley Community Bank, and owns the number of shares of CVCY Common Stock and CVCY restricted share awards as set forth on Exhibit B attached hereto (along with any shares acquired by Executive after the execution of this Agreement, the “Shares”). In order to induce CVCY and CWBC to enter into and consummate transactions contemplated by the Merger Agreement, Executive has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. Share Ownership. Executive represents and warrants that Executive owns beneficially all of the Shares (other than any unvested CVCY restricted share awards) free and clear of all liens, claims and encumbrances and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Executive is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

2. Restrictions on Transfer. Without the prior written consent of CVCY and CWBC, Executive shall not transfer, sell, assign, convey, or encumber (except for such encumbrances that are made with recourse) any of the Shares during the Term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, or (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, 3, 4, and 6 of this Agreement as fully as Executive. Without limiting the generality of the foregoing, Executive shall not grant to any party any option or right to purchase the Shares or any interest therein.

3. Agreement to Vote in Favor of the Mergers. At any meeting of shareholders of CVCY or at any adjournment thereof during the Term, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of CVCY’s shareholders is sought with respect to the Merger Agreement or the Mergers, Executive will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which Executive has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Mergers. Upon the written request of CVCY at any time after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, Executive shall deliver to CVCY a written shareholder consent with respect to the adoption of the Merger Agreement and approval of the Mergers in substantially the form of Exhibit C attached hereto with respect to all Shares for which Executive has the power or authority to vote.

4. Additional Actions. At any meeting of shareholders of CVCY or at any adjournment thereof during the Term, in response to any consent solicitation, and in other circumstances upon which the vote, consent, or other approval of the shareholders of CVCY is sought, Executive will vote or consent with respect to (or cause to be voted or consented with respect to) all of the Shares over which Executive has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by CVCY or (ii) any amendment of articles of incorporation or bylaws or other proposal or transaction involving CVCY, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Mergers, the Merger Agreement, or any of the other transactions contemplated thereby.

5. Actions as an Officer. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Executive from acting in his or her individual capacity as an officer of CVCY or Central Valley Community Bank, to the extent applicable, it being understood that the Agreement shall apply to Executive solely in his or her capacity as a shareholder of CVCY.

6. Nonsolicitation. For a period of two (2) years after the Effective Time of the BHC Merger, Executive shall not, directly or indirectly, without the prior written consent of CVCY on behalf of any Depository Institution, use Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services in the Territory or induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, officer or employee of CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A. prior to the Effective Time of the BHC Merger to terminate such person’s relationships with CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A. For purposes of this Section 6, the terms “officer” and “employee” shall refer to any persons employed by such entity at the time of the solicitation or attempted solicitation, and/or any person who was employed by such entity within 180 days prior to the date of such solicitation or attempted solicitation.

7. Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of CVCY or Central Valley Community Bank, Executive (i) shall not use any of the Trade Secrets, or disclose any of the Trade Secrets to any other Person, and (ii) shall deliver, upon the written request from CVCY, all documents, reports, drawings, designs, plans proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Executive, to CVCY. Notwithstanding any provision of this Agreement to the contrary, Executive may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that: (a) Executive is required to disclose or reveal under any applicable Law, provided Executive makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure; (b) Executive is otherwise required to disclose or reveal by any Governmental Authority, provided Executive makes a good faith requests that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Law, gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure; or (c) upon advice of Executive’s counsel, Executive is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided: (i) Executive discloses only that portion of the Trade Secrets which, upon advice of Executive’s counsel, Executive is compelled to disclose; (ii) Executive makes a good faith request that the confidentiality of the portion of the Trade Secrets to be disclosed be preserved; and (iii) to the extent not prohibited by applicable Law, Executive gives CVCY and Central Valley Community Bank prompt notice of such requirement in advance of such disclosure.

8. Equitable Relief. Executive acknowledges and agrees that each of CVCY and CWBC could not be made whole by monetary damages in the event of any default by Executive of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that each of CVCY and CWBC, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in California.

9. Enforcement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10. Effect of Termination of Merger Agreement. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect upon termination of the Merger Agreement under Section 8.1 thereof.

11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including electronic scan in “PDF” format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the day and year first above written.

EXECUTIVE

Name:
(Please print or type)

CENTRAL VALLEY COMMUNITY BANCORP

By:
Name:	James J. Kim
Title:	President and Chief Executive Officer

COMMUNITY WEST BANCSHARES

By:
Name:	Martin E. Plourd
Title:	President and Chief Executive Officer

CONSENT OF SPOUSE

I,                                         , spouse of                                         , who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of Central Valley Community Bancorp subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated: , 2023
Name:
(Please print or type)

EXHIBIT A

Defined Terms

As used in the Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom Central Valley Community Bank has an existing relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the BHC Merger.

“Depository Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof.

“Enterprises” shall mean any of the Financial Services businesses conducted by CVCY, Central Valley Community Bank, CWBC or Community West Bank, N.A., or any of their respective subsidiaries at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the BHC Merger.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans, the provision of inventory financing and/or the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” shall mean any Person with whom Central Valley Community Bank has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the BHC Merger; provided, however, that the general solicitation for business, such as through print, electronic transmission or media advertising, does not constitute active pursuit of a relationship.

“Term” means the period commencing with the Agreement Date and ending on the earlier of (a) the Effective Time of the BHC Merger (as defined in the Merger Agreement); and (b) the termination of the Merger Agreement under Section 8.1 thereof.

“Territory” means within a 25-mile radius of any of the offices of Central Valley Community Bank, existing as of the Agreement Date.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of CVCY or Central Valley Community Bank of which Executive has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not known by Executive to be bound by a confidentiality agreement with respect to such information, or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); or (iii) information that has been acquired by Executive as a result of his or her relationship with the Customer or Prospective Customer unrelated to the Executive’s services as an officer of CVCY or Central Valley Community Bank.

EXHIBIT B

Shares Beneficially Owned

Name	Common Stock	Restricted Share Awards

EXHIBIT C

WRITTEN CONSENT OF SHAREHOLDER

The undersigned shareholder (“Shareholder”) of Central Valley Community Bancorp, a California corporation (“Company”), hereby approves the Agreement and Plan of Reorganization and Merger, dated as of                                 , 2023, by and among the Company and Community West Bancshares and the transactions contemplated therein.

IN WITNESS WHEREOF, the Shareholder has executed this Written Consent of Shareholder as of the date indicated below.

Shareholder Name:

Number of shares of common stock owned:

By:
Name:
Date:

EXHIBIT C

FORM OF BHC MERGER AGREEMENT

(Attached)

EXHIBIT C

BHC MERGER AGREEMENT

This BHC MERGER AGREEMENT (this “Merger Agreement”), is made as of [●], 202_ by and among Central Valley Community Bancorp, a California corporation and registered bank holding company (“CVCY”), and Community West Bancshares, a California corporation and registered bank holding company (“CWBC”).

RECITALS

WHEREAS, CVCY and CWBC have entered into that certain Agreement and Plan of Reorganization and Merger dated as of [●], 2023 (the “Agreement”), providing, among other things, for the merger of CWBC with and into CVCY (the “Merger”), with CVCY as the surviving corporation; and

WHEREAS, the respective Boards of Directors of CVCY and CWBC have determined that the transactions contemplated by the Agreement, including the Merger, are advisable and in the best interests of their respective corporations and shareholders, and authorized and approved the execution and delivery of this Merger Agreement by their respective officers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and the Agreement, subject to the conditions set forth herein and the Agreement, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective on the date and at the time that this Merger Agreement is filed with the Secretary of State of the State of California (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, CWBC shall be merged with and into CVCY in accordance with the relevant provisions of the California General Corporation Law (“CGCL”). CVCY shall be the surviving corporation (the “Surviving Corporation”) in the Merger and will continue its corporate existence under the CGCL. At the Effective Time, the separate corporate existence of CWBC shall cease. The Merger shall be governed by, and shall have the effects set forth in, the CGCL.

(c) Name of the Surviving Corporation. The name of the Surviving Corporation shall be “Community West Bancshares.”

Section 2. Stock.

(a) Shares of CVCY. Each share of CVCY common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(b) Shares of CWBC. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of CWBC common stock, each share of CWBC common stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters’ rights have been perfected) shall be converted into the right to receive, subject to adjustment and proration as provided in the Agreement, 0.7900 of a share of CVCY common stock (the “Exchange Ratio”), together with any cash in lieu of fractional shares. Any shares of CWBC common stock held by CWBC as treasury stock or owned, directly or indirectly, by CWBC, CVCY or any of CVCY’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor. At the Effective Time, the stock transfer books of CWBC will be closed and no transfer of CWBC common stock theretofore outstanding will thereafter be made. From and after the Effective Date, the holders of certificates formerly representing shares of CWBC shall cease to have any rights with respect thereto other than the rights provided herein and any dissenters’ rights they have perfected pursuant to Chapter 13 of the CGCL.

(c) Stock Options. Immediately prior to the Effective Time, CWBC shall take such actions as may be necessary such that each CWBC stock option outstanding immediately prior to the Effective Time, whether vested or unvested, shall accelerate as a result of the Merger and shall survive the Merger without cancellation and, following the Effective Time, shall represent a stock option to acquire that number of whole shares of CVCY common stock (rounded up to the nearest whole number) equal to the product of: (i) the number of shares of CWBC common stock subject to such CWBC stock option; and (ii) the Exchange Ratio, at the exercise price per share of CVCY common stock (rounded down to the nearest whole cent) equal to the quotient obtained by dividing: (A) the exercise price per share of the CWBC stock option as of immediately prior to the Effective Time; by (B) the Exchange Ratio, provided that the exercise price and the number of shares of CVCY common stock will be determined in a manner consistent with the requirements of Sections 409A or 424 of the Internal Revenue Code, as applicable. Each Assumed Option (as defined in the Agreement) will have, and be subject to, substantially the same terms and conditions of such CWBC stock option immediately prior to the Effective Time.

(d) Restricted Stock Awards. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award of CWBC common stock shall, automatically and without any action on the part of the holder thereof, accelerate in full and such restricted share award shall become free of any restrictions, any repurchase right shall lapse, and the holder thereof shall be entitled to receive the Merger Consideration (as defined in the Agreement) at the Effective Time. Any share of CWBC restricted stock will vest at the Effective Time and will be treated as any other outstanding share of CWBC common stock entitled to the Merger consideration set forth in Section 2.(b) hereof.

(e) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CVCY common stock shall be issued to holders of CWBC common stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of CVCY common stock shall receive, at the time of surrender of the certificate or certificates representing such holder’s CWBC common stock, an amount in cash determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $[●].1 No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of, a fractional share.

Section 3. Articles of Incorporation and Bylaws.

(a) Articles of Incorporation. From and after the Effective Time, the articles of incorporation of CVCY, as in effect immediately prior to the Effective Time and as amended effective as of the Effective Time to reflect the new name of the Surviving Corporation as set forth in Section 1(c) of this Merger Agreement, shall be the articles of incorporation of the Surviving Corporation until thereafter altered, amended or repealed in accordance with their terms and applicable law.

(b) Bylaws. From and after the Effective Time, the bylaws of CVCY as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter altered, amended or repealed in accordance with their terms and applicable law.

[1]

The amount equal to the closing price of CVCY common stock reporting on NASDAQ on the last trading day preceding the closing date shall be inserted immediately prior to the execution and delivery of the Merger Agreement.

Section 4. Officers and Directors.

(a) Directors. Effective as of the Effective Time, the number of directors that will comprise the full CVCY board of directors shall be fifteen (15). The members of the initial board of directors of the Surviving Corporation immediately after the Effective Time shall consist of nine (9) members of the CVCY board of directors immediately prior to the Effective Time and six (6) members of the CWBC board of directors immediately prior to the Effective Time, as determined by the mutual agreement of the parties to be appointed as directors of the Surviving Corporation, to hold office from the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b) Officers. The executive officers of CVCY immediately prior to the Effective Time shall be the executive officers of the Surviving Corporation, with the Chief Executive Officer of CWBC immediately prior to the Effective Time being appointed as the President of the Surviving Corporation, to hold office from the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 5. Conditions to Completion of the Merger.

Completion of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Agreement, any or all of which may be waived in accordance with the terms and provisions of the Agreement.

Section 6. General Provisions.

(a) Termination. This Merger Agreement shall terminate prior to the Effective Time in the event that the Agreement is terminated as provided therein. This Merger Agreement may also be terminated by mutual written consent of the parties hereto.

(b) Amendment. This Merger Agreement may be amended by CVCY and CWBC at any time prior to the Effective Time without the approval of the shareholders of CVCY or CWBC with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to CWBC shareholders in the Merger or as may otherwise be required by the Agreement or by law. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

(c) Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties and their respective successors and permitted assigns. This Merger Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other party.

(d) Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Merger Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Merger Agreement and the terms of the Agreement, the terms of the Agreement are to control.

(e) Counterparts. This Merger Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

(f) Governing Law. This Merger Agreement shall be governed by the laws of the State of California (without giving effect to choice of law principles thereof).

(g) Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

(h) Severability. If any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement; and (c) there will be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

CENTRAL VALLEY COMMUNITY BANCORP

By:
James J. Kim, President and CEO

By:
Steven D. McDonald, Secretary

COMMUNITY WEST BANCSHARES

By:
Martin E. Plourd, President and CEO

By:
John D. Illgen, Secretary

CERTIFICATE OF APPROVAL

OF

BHC MERGER AGREEMENT

James J. Kim and Steven D. McDonald hereby certify that:

1.	They are the President and Chief Executive Officer, and the Secretary, respectively, of Central Valley Community Bancorp, a California corporation (“CVCY”).

2.

This certificate is attached to the BHC Merger Agreement dated as of [●], 202_ (the “Merger Agreement”), by and among CVCY and Community West Bancshares, a California corporation (“CWBC”), which provides for the merger of CWBC into CVCY (the “Merger”).

3.	The Merger Agreement in the form attached hereto was duly approved by the Board of Directors of CVCY.

4.

CVCY has two classes of stock authorized consisting of shares of common stock and preferred stock. CVCY has [11,812,425] shares of common stock outstanding, which were entitled to vote on the Merger, and no shares of preferred stock outstanding.

5.	The principal terms of the Merger Agreement in the form attached hereto were approved by the vote of the shareholders of CVCY which equaled or exceeded the vote required.

6.	The percentage vote required was more than 50% of the outstanding shares which were entitled to vote on the Merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:                 , 202

James J. Kim, President and CEO

Steven D. McDonald, Secretary

CERTIFICATE OF APPROVAL

OF

BHC MERGER AGREEMENT

Martin E. Plourd and John D. Illgen hereby certify that:

1.	They are the President and Chief Executive Officer, and the Secretary, respectively, of Community West Bancshares, a California corporation (“CWBC”).

2.

This certificate is attached to the BHC Merger Agreement dated as of [●], 202_ (the “Merger Agreement”), by and among CWBC and Central Valley Community Bancorp, a California corporation (“CVCY”), which provides for the merger of CWBC into CVCY (the “Merger”).

3.	The Merger Agreement in the form attached hereto was duly approved by the Board of Directors of CWBC.

4.

CWBC has two classes of stock authorized consisting of shares of common stock and preferred stock. CWBC has [8,850,547] shares of common stock outstanding, which were entitled to vote on the Merger, and no shares of preferred stock outstanding.

5.	The principal terms of the Merger Agreement in the form attached hereto were approved by the vote of the shareholders of CWBC which equaled or exceeded the vote required.

6.	The percentage vote required was more than 50% of the outstanding shares which were entitled to vote on the Merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:                 , 202

Martin E. Plourd, President and CEO

John D. Illgen, Secretary

EXHIBIT D

FORM OF BANK MERGER AGREEMENT

(Attached)

EXHIBIT D

BANK MERGER AGREEMENT

This BANK MERGER AGREEMENT (this “Bank Merger Agreement”), is made as of [●], 202_ by and among Central Valley Community Bank, a California banking corporation (“Central Valley Community Bank”), and Community West Bank, N.A., a national banking association (“Community West Bank”).

RECITALS

WHEREAS, Central Valley Community Bank is a California state chartered bank and a wholly-owned subsidiary of Central Valley Community Bancorp, a California corporation (“CVCY”);

WHEREAS, Community West Bank is a national banking association and a wholly-owned subsidiary of Community West Bancshares, a California corporation (“CWBC”);

WHEREAS, CVCY and CWBC have entered into that certain Agreement and Plan of Reorganization and Merger dated as of [●], 2023 (the “Agreement”), providing, among other things, for the merger of CWBC with and into CVCY (the “BHC Merger”), with CVCY as the surviving corporation; and

WHEREAS, CVCY and CWBC desire to merge Community West Bank with and into Central Valley Community Bank with Central Valley Community Bank being the surviving bank (the “Bank Merger”) immediately following the BHC Merger upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and the Agreement, subject to the conditions set forth herein and the Agreement, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

Section 1. The Bank Merger.

(d) Effective Time. Upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement, immediately following the BHC Merger, Central Valley Community Bank and Community West Bank shall cause the Bank Merger to be consummated by filing a copy of this Bank Merger Agreement, certified by the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law (the “CGCL”), with the Commissioner of the Department of Financial Protection and Innovation of the State of California pursuant to Section 4887 of the California Financial Code (the “CFC”). The Bank Merger shall become effective upon the time and date of such filing, or such other time as the Commissioner agrees (the “Effective Time”).

(e) Effect of the Merger. At the Effective Time, Community West Bank shall be merged with and into Central Valley Community Bank in accordance with the relevant provisions of the CGCL. Central Valley Community Bank shall be the surviving bank (the “Surviving Bank”) in the Bank Merger and will continue its corporate existence under the CGCL. At the Effective Time, the separate corporate existence of Community West Bank shall cease. The Bank Merger shall be governed by, and shall have the effects set forth in, the CGCL and the CFC.

(f) Name of the Surviving Bank. The name of the Surviving Bank shall be “Community West Bank.”

Section 2. Stock.

(f) Shares of Central Valley Community Bank. Each share of Central Valley Community Bank common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

(g) Shares of Community West Bank. Each share of Community West Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled without consideration. Any shares of Community West Bank common stock held in the treasury of Community West Bank immediately prior to the Effective Time shall be retired and canceled.

Section 3. Articles of Incorporation and Bylaws.

(a) Articles of Incorporation. From and after the Effective Time, the articles of incorporation of Central Valley Community Bank, as in effect immediately prior to the Effective Time and as amended effective as of the Effective Time to reflect the new name of the Surviving Bank as set forth in Section 1(c) of this Bank Merger Agreement, shall be the articles of incorporation of the Surviving Bank until amended or repealed in accordance with their terms and applicable law.

(b) Bylaws. From and after the Effective Time, the bylaws of Central Valley Community Bank as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until amended or repealed in accordance with their terms and applicable law.

Section 4. Officers and Directors.

(i) Directors. Effective as of the Effective Time, the number of directors that will comprise the board of directors of the Surviving Bank shall be fifteen (15). The members of the initial board of directors of the Surviving Bank immediately after the Effective Time shall consist of nine (9) members of the Central Valley Community Bank board of directors immediately prior to the Effective Time and six (6) members of the Community West Bank board of directors immediately prior to the Effective Time, as determined by the mutual agreement of the parties to be appointed as directors of the Surviving Bank, to hold office from the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

(j) Officers. The executive officers of Central Valley Community Bank immediately prior to the Effective Time shall be the executive officers of the Surviving Bank, to hold office from the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 5. Conditions to Completion of the Bank Merger.

The respective obligations of each of Central Valley Community Bank and Community West Bank to consummate the Bank Merger are subject to the fulfillment, or written waiver by the party entitled to satisfaction thereof prior to the Effective Time, of each of the following conditions:

i. This Bank Merger Agreement shall have been approved by CVCY, as the sole shareholder of Central Valley Community Bank, and CWBC, as the sole shareholder of Community West Bank, at meetings duly called and held or by consent or consents in lieu thereof, in accordance with the applicable provisions of law and their respective organizational documents, in each case without any exercise of such dissenters’ rights as may be applicable;

ii. All approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

iii. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Bank Merger Agreement; and

iv. The BCH Merger shall have been consummated pursuant to the Agreement.

Section 6. General Provisions.

(a) Termination. The obligations of the parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Agreement. This Bank Merger Agreement shall terminate, without any further action of any party, notwithstanding shareholder approval, in the event that the Agreement shall be terminated as provided therein prior to the Effective Time. This Bank Merger Agreement may also be terminated by mutual written consent of the parties hereto.

(b) Amendment. Subject to applicable law, this Bank Merger Agreement may be amended by Central Valley Community Bank and Community West Bank at any time prior to the Effective Time. This Bank Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties hereto.

(c) Successors and Assigns. This Bank Merger Agreement shall be binding upon and enforceable by the parties and their respective successors and permitted assigns, but this Bank Merger Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other party.

(d) Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Bank Merger Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Bank Merger Agreement and the terms of the Agreement, the terms of the Agreement are to control.

(e) Counterparts. This Bank Merger Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

(f) Governing Law. This Bank Merger Agreement shall be governed by the laws of the State of California (without giving effect to choice of law principles thereof).

(g) Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Bank Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

(h) Severability. If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (c) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Bank Merger Agreement as of the date first written above.

CENTRAL VALLEY COMMUNITY BANK

By:
James J. Kim, President and CEO

By:
Steven D. McDonald, Secretary

COMMUNITY WEST BANK

By:
Martin E. Plourd, President and CEO

By:
John D. Illgen, Secretary

CERTIFICATE OF APPROVAL

OF

BANK MERGER AGREEMENT

James J. Kim and Steven D. McDonald hereby certify that:

7.	They are the President and Chief Executive Officer, and the Secretary, respectively, of Central Valley Community Bank, a California banking corporation (“Central Valley Community Bank”).

8.

This certificate is attached to the Bank Merger Agreement dated as of [●], 202_ (the “Bank Merger Agreement”), by and among Central Valley Community Bank and Community West Bank, N.A., a national banking association (“Community West Bank”), which provides for the merger of Community West Bank into Central Valley Community Bank (the “Bank Merger”).

9.	The Bank Merger Agreement in the form attached hereto was duly approved by the Board of Directors of Central Valley Community Bank.

10.

Central Valley Community Bank has two classes of stock authorized consisting of shares of common stock and preferred stock. Central Valley Community Bank has ten (10) shares of common stock outstanding, which were entitled to vote on the Bank Merger, and no shares of preferred stock outstanding.

11.

The principal terms of the Bank Merger Agreement in the form attached hereto were approved by the vote of the sole shareholder of Central Valley Community Bank, which equaled or exceeded the vote required.

12.	The percentage vote required was more than 50% of the outstanding shares which were entitled to vote on the Bank Merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:                 , 202

James J. Kim, President and CEO

Steven D. McDonald, Secretary

CERTIFICATE OF APPROVAL

OF

BANK MERGER AGREEMENT

Martin E. Plourd and John D. Illgen hereby certify that:

7.	They are the President and Chief Executive Officer, and the Secretary, respectively, of Community West Bank, N.A., a national banking association (“Community West Bank”).

8.

This certificate is attached to the Bank Merger Agreement dated as of [●], 202_ (the “Bank Merger Agreement”), by and among Community West Bank and Central Valley Community Bank, a California banking corporation (“Central Valley Community Bank”), which provides for the merger of Community West Bank into Central Valley Community Bank (the “Bank Merger”).

9.	The Bank Merger Agreement in the form attached hereto was duly approved by the Board of Directors of Community West Bank.

10.	The authorized capital stock of Community West Bank consists of one class of common stock. Community West Bank has [●] shares of common stock outstanding, which were entitled to vote on the Merger.

11.	The principal terms of the Bank Merger Agreement in the form attached hereto were approved by the vote of the sole shareholder of Community West Bank, which equaled or exceeded the vote required.

12.	The percentage vote required was two-thirds or more of the outstanding shares which were entitled to vote on the Bank Merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:                 , 202

Martin E. Plourd, President and CEO

John D. Illgen, Secretary

EXHIBIT E

BENEFITS SUMMARY ACKNOWLEDGMENT FORM

(Attached)

EXHIBIT E

Form of

BENEFITS SUMMARY ACKNOWLEDGMENT

THIS BENEFITS SUMMARY ACKNOWLEDGEMENT is delivered to Central Valley Community Bancorp, a California corporation (“CVCY”) in accordance with the terms of that certain Agreement and Plan of Reorganization and Merger dated as of [●], 2023 (the “Agreement”), by and among CVCY and Community West Bancshares, a California corporation and registered bank holding company (“CWBC”). The Agreement provides, among other things, for the merger of CWBC with and into CVCY (the “Merger”), with CVCY as the surviving corporation, and the merger of Community West Bank, N.A. (“Community West Bank”), a national banking association and wholly-owned subsidiary of CWBC, with and into Central Valley Community Bank (“Central Valley Community Bank”), a California state chartered bank and wholly-owned subsidiary of CVCY, with Central Valley Community Bank as the surviving entity (the “Bank Merger” and together with the Merger, the “Mergers”).

Plan/Agreement	Date	Amount payable at time of Mergers	Present Value	Retirement Benefit

I confirm to CVCY that I have reviewed the table above and each of the plans and/or agreements listed in the table above. Having reviewed such plans and/or agreements, and having had to opportunity to confer with management of CWBC and/or Community West Bank about such plans and/or agreements, I confirm and acknowledge that:

1. The table above includes an accurate and complete list of all CWBC and/or Community West Bank benefit plans and agreements to which I am a party or beneficiary and pursuant to which I am or will become entitled to receive a benefit as a result of the Mergers, upon the Mergers or at any time following the Mergers (the “Benefits”).

2. The table above accurately states the amounts or values of all Benefits.

Date:                 , 202

Name:
Title:

EXHIBIT F

EMPLOYMENT AGREEMENT

(Attached)

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Central Valley Community Bancorp, a California bank holding company (“Bancorp”), and Martin E. Plourd, an individual (“Executive”) as of October 10, 2023.

Bancorp desires to employ Executive, and Executive desires to be employed by Bancorp, as President of Bancorp on the terms, covenants and conditions hereinafter set forth.

AGREEMENT

1. Position. Executive is hereby employed as President of Bancorp. In this capacity, Executive shall have such duties and responsibilities as may be designated by the Chief Executive Officer of Bancorp and the Board of Directors of Bancorp (“Board”).

2. Employment Term. The term of this Agreement shall commence upon the consummation the merger of Community West Bancshares (“CWBC”) with and into Bancorp (“Effective Date’) and continue through the second anniversary of the Effective Date (“Initial Term”), subject, however, to prior termination as set forth in Section 6 of this Agreement. At the end of the Initial Term, this Agreement shall renew automatically for additional consecutive one-year periods (the Initial Term plus any such additional periods sometimes referred to as the “Employment Term”) unless either party furnishes the other party with written notice (“Nonrenewal Notice”) of its intention not to renew by no later than one hundred and twenty (120) days prior to the then scheduled expiration of the Employment Term.

3. Executive Duties. Upon the Effective Date, Executive is hereby vested with such powers and duties delegated to him by the Board and the Chief Executive Officer of Bancorp from time to time, including, without limitation, in the areas of strategic leadership, shareholder relations, employee retention, client retention, mergers and acquisitions, and community and industry association representation.

4. Extent of Services. Executive shall devote substantially all of his working time and effort to the business of Bancorp and shall not during the Employment Term be engaged in any other business activities, except that Executive may devote reasonable time to supervision of his personal investments, to activities involving professional, charitable, educational, religious and similar types of organizations, and to similar activities, to the extent that such activities do not interfere with the performance of Executive’s duties under this Agreement, or conflict in any way with the business or interests of Bancorp, and are in compliance with Bancorp’s policies and procedures in effect from time to time applicable to employees with respect to actual or potential conflicts of interest.

5. Compensation and Benefits.

(a) Salary. Executive shall receive an annual salary of Five Hundred Twenty-Five Thousand Dollars ($525,000), which may be increased from time to time at the discretion of the Board (“Base Salary”). Executive’s Base Salary shall be paid in periodic installments in accordance with the general payroll practices of Bancorp, as in effect from time to time, and shall be prorated for any partial periods. Executive shall not participate in any incentive-based compensation plans of Bancorp, including, without limitation, Bancorp’s Senior Management Incentive Plan. Notwithstanding the foregoing, the Board may consider incentive compensation which will be specifically authorized in writing by the Board in its sole and absolute discretion.

(b) Club Membership. Bancorp agrees to maintain a corporate club membership (“Club Membership”) that is mutually agreed upon by the Board and Executive. Unless proposed otherwise by Bancorp, Bancorp shall continue to pay Executive’s monthly dues at his existing club under his existing membership. If Bancorp purchases an equity Club Membership, the Club Membership shall be owned exclusively by Bancorp and shall list Executive as Bancorp’s designee under the Club Membership. Bancorp agrees to pay the initiation fee for a Club Membership purchased by Bancorp and, all membership dues and fees charged in connection with the Club Membership, and all business-related expenses incurred by Executive in connection with his Club Membership (whether owned by Executive or Bancorp) provided that any such payments shall be subject to applicable tax withholding. Notwithstanding the foregoing, Executive shall be responsible for any taxes related to any reportable income legally attributable to Executive in connection with the Club Membership costs and expenses. Following termination of this Agreement, Bancorp shall have no obligation with respect to the Club Membership.

(c) Automobile. Executive shall continue to have exclusive use of the car (the “Auto”) owned by Community West Bank, N.A.(the “Bank”) and used by Executive as of the Effective Date. Bancorp shall pay for all expenses associated with the Auto, including gas, insurance, and maintenance. Executive acknowledges his responsibility to claim personal use of the Auto for income reporting purposes. Executive shall procure and maintain in force an automobile insurance policy on such automobile, with coverage naming Bancorp as an additional insured with the minimum coverage of $1 million combined single limit of liability (including any umbrella insurance coverage maintained by Executive). Executive shall provide Bancorp with copy of the insurance policy.

(d) Vacation. Executive shall accrue twenty (20) days of paid vacation per year. Such vacation leave shall accrue on a pro-rata monthly basis and shall be subject to the terms and provisions of the vacation policy of Bancorp as amended from time to time.

(e) Equity-Based Compensation. The Board, within its complete discretion, may grant Executive additional equity or equity-based compensation from time to time.

(f) General Expenses. Bancorp shall, upon submission and approval of written statements and bills in accordance with the regular procedures of Bancorp relative to senior executives, pay or reimburse Executive for any and all necessary, customary, and usual expenses incurred by him for or on behalf of Bancorp in the normal course of business. Executive agrees that if at any time any payment made to Executive by Bancorp, whether for salary or whether as auto expense or business expense reimbursement, shall be disallowed in whole or in part as a deductible expense by the appropriate taxing authorities based upon legal authority that existed at the time Executive incurred the reimbursed expense, Executive shall reimburse Bancorp to the full extent of such disallowance.

(g) Other Benefits. During the Employment Term, Executive shall be eligible to participate, subject to the terms thereof, in all retirement benefit plans, and all medical, dental, life and other welfare benefit plans of Bancorp as may be in effect from time to time with respect to senior executives employed by Bancorp. Any such benefits shall be governed by the terms and conditions of the applicable benefit plan documents.

6. Termination. This Agreement may be terminated during the Employment Term in accordance with this Section 6. In the event of such termination, Executive shall be released from all obligations under this Agreement, except that Executive shall remain subject to Sections 7, 8, 11, 12 and 13, and Bancorp shall be released from all obligations under this Agreement, except as otherwise provided in this Section and Sections 11, 12 and 13.

(a) Termination by Bancorp for Cause. This Agreement may be terminated for Cause by Bancorp upon written notice, and Executive shall not be entitled to receive compensation or other benefits for any period after termination for Cause, except as otherwise required by applicable law or the terms of the applicable benefit plan or agreement. For purposes of this Agreement, “Cause” shall mean the determination by the Board, acting in good faith, and the exercise of its reasonable judgment, and by the vote of two-thirds of its members, excluding Executive (if applicable), that Executive has (i) willfully failed to perform or habitually and continually neglected the duties which he is required to perform hereunder and has failed to cure such willful failure or habitual neglect of duties or the effects thereof within a reasonable period after written notice to Executive by Bancorp specifying in reasonable detail the alleged failure; or (ii) willfully failed to follow any policy of Bancorp which materially and demonstrably adversely affects the condition of Bancorp; or (iii) engaged in any activity in the course and scope of Executive’s employment with Bancorp in contravention of any policy of Bancorp, statute, regulation or governmental policy which materially and demonstrably adversely affects the condition of Bancorp, or its reputation in the community, or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties; or (iv) in the course and scope of Executive’s employment with Bancorp willfully refused to follow any instruction from the Board the refusal of which constitutes an unsafe and unsound banking practice; or (v) been convicted of or pleaded guilty or nolo contendere to any felony; or (vi) committed any act which would cause termination of coverage under Bancorp’s Bankers Blanket Bond as to Executive, as distinguished from termination of coverage as to Bancorp as a whole. For purposes of this Section, the term “Bancorp” shall include all subsidiaries of Bancorp, including, without limitation, Central Valley Community Bank. Notwithstanding the foregoing, it shall be a condition precedent to Bancorp’s right to terminate Executive’s employment for Cause that: (i) Bancorp first give Executive written notice stating with specificity the circumstances constituting Cause (the “Breach”) , and (ii) if such Breach is susceptible to cure or remedy, a period of thirty (30) days from and after the giving of such written notice is provided to allow for Executive to cure or remedy the Breach (the “Cure Period”) and Executive does not cure or remedy the Breach within the Cure Period.

(b) Automatic Termination Upon Closure or Take-Over. This Agreement shall terminate automatically if Bancorp is closed or taken over by the Federal Deposit Insurance Corporation, the California Department of Financial Protection and Innovation, or by any other supervisory authority.

(c) Change In Control.

i. In the event of a Change in Control (as hereinafter defined), this Agreement shall not be terminated, but instead, the surviving or resulting corporation, the transferee of Bank’s or Bancorp’s assets, or Bancorp shall be bound by and shall have the benefit of the provisions of this Agreement.

ii. Notwithstanding the foregoing, in the event that, within twelve (12) months before or after a Change in Control, either (a) Executive is terminated without Cause by Bancorp or its successor, or (b) Executive terminates this Agreement and his employment with Bancorp or its successor for Good Reason (as hereinafter defined), then Executive shall be entitled to severance as follows: Executive shall be paid a lump sum payment equal to the average annual total cash compensation paid to Executive by Bancorp during the most recent three (3) previous calendar years of Bancorp (“Average Annual Cash Compensation Amount”) multiplied by two. In the event Executive has been employed less than three (3) years, the Average Annual Cash Compensation Amount shall be determined by using Executive’s compensation history with Bancorp to determine the annualized compensation for purposes of this paragraph. Payment under this Section 6(c)(ii) shall be made to Executive within thirty (30) days following the date Executive’s employment terminates. In the event that Executive qualifies for the payment contemplated by this Section 6(c)(ii), he shall not be entitled to the payments contemplated in Section 6(d).

iii. For purposes of this Agreement, a “Change In Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, whether through merger, consolidation, reorganization, or otherwise acquires ownership of stock of Bancorp that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the lesser of total fair market value or total voting power of the stock of Bancorp or the surviving entity is such transaction. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Bancorp, the acquisition of additional stock by the same person or persons will not be considered to cause a Change In Control. Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Bancorp acquires its stock in exchange for property will not be considered to cause a Change In Control. Transfers of Bancorp stock on account of death, gift, transfers between family members or transfers to a qualified retirement plan maintained by Bancorp shall not be considered in determining whether there has been a Change In Control. A “Change In Control” shall be interpreted in accordance with the foregoing and the definition of “Change in Ownership” under Code Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” in accordance with the foregoing or under Code Section 409A, the event or series of events will not constitute a “Change In Control” under this Agreement.

(d) Early Termination Without Cause at Bancorp’s Option. Notwithstanding any other provision of this Agreement, Bancorp may terminate this Agreement early at any time and without Cause by giving Executive thirty (30) days’ written notice of Bancorp’s intent to terminate this Agreement, in which case Executive shall be entitled to the balance due on the initial two-year agreement, and the compensation and benefits described in Section 6(j) below.

(e) Termination by Executive for Good Reason. Executive may terminate this Agreement for Good Reason, in which case Executive shall be entitled to the compensation and benefits described in Section 6(j) below. In addition, if Executive terminates this Agreement for Good Reason during the Initial Term, and Section 6(c)(ii) is not applicable, Executive shall be entitled to receive the balance due on the initial two-year agreement as described in Section 6(d). For purposes of this Agreement, the term “Good Reason” shall mean (a) a diminution in Executive’s Base Salary, (b) a material change in the geographic location of the office from which Executive must perform services to a location that is at least thirty (30) miles from the City of Goleta, California, or (c) any other action or inaction that constitutes a material breach by Bancorp of the terms of this Agreement. Notwithstanding the foregoing, it shall be a condition precedent to Executive’s right to terminate Executive’s employment for Good Reason that: (i) Executive first give Bancorp written notice stating with specificity the circumstances constituting Good Reason (the “Good Reason Condition”) within 90 days of the Good Reason Condition first occurring, and (ii) if such Good Reason Condition is susceptible to cure or remedy, a period of thirty (30) days from and after the giving of such written notice is provided to allow for Bancorp to cure or remedy the Good Reason Condition (the “Good Reason Cure Period”) and Bancorp does not cure or remedy the Good Reason Condition within the Good Reason Cure Period.

(f) Death. In the event of Executive’s death during the Employment Term and while Executive is in the employ of Bancorp, Executive’s employment with Bancorp shall terminate and Executive’s estate shall be entitled to all death benefits provided for and payable under any and all benefit plans of Bancorp to which Executive is a party and, in the event Executive’s death occurs during the Initial Term, Executive’s estate shall be entitled to receive from Bancorp a lump sum payment within thirty (30) days after the date of death equal to the balance due on the initial two-year agreement and the compensation and benefits described in Section 6(j).

(g) Disability. In the event Executive is prevented from performing his material duties under this Agreement, with or without reasonable accommodation, for a period of at least one hundred eighty days (180) days within any consecutive twelve (12) month period commencing at any time during the Initial Period (the “Disability Period”) by reason of Executive becoming physically or mentally disabled, Executive’s employment with Bancorp shall terminate and Executive shall be entitled to a lump sum payment within thirty (30) days after the date Executive is determined to be disabled and his employment is terminated equal to the balance due on the initial two-year agreement and the compensation and benefits described in Section 6(j). For purposes of this Agreement, the term “disabled” (i) shall have the meaning set forth in Bancorp’s long-term disability plan which is in effect at the time of Executive’s disability or (ii) if Bancorp has no long term disability plan in effect at the time of Executive’s disability, then “disabled” shall mean that Executive has become or is reasonably expected to become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for the Disability Period. If a dispute arises between Executive and Bancorp concerning whether Executive is disabled, then Executive and Bancorp shall agree upon a competent physician to conduct an examination of Executive and the physician’s opinion as to Executive’s ability to perform Executive’s duties under this Agreement shall be final and binding upon Executive and Bancorp. Executive shall continue to receive his compensation and other benefits under this Agreement during the period from his incapacity until he is determined to be disabled and Executive’s employment is terminated.

(h) Limitation of Benefits under Certain Circumstances. If it shall be determined that the aggregate payments and benefits constituting parachute payments under Code Section 280G, which, but for the operation of this provision, would become payable or distributable by Bancorp to or for the benefit of Executive, pursuant to this Agreement, any other agreement, or any benefit plan (collectively, the ‘‘Total Payments’’), would result in any excess parachute payments becoming subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, collectively, the ‘‘Excise Tax’’), then the Total Payments shall be reduced to an amount equal to one dollar less than the maximum amount that could be paid to Executive without giving rise to any Excise Tax; provided that the reduction contemplated by this Section shall be applied only if the net after-tax benefit to Executive after such reduction would be greater than the net after-tax benefit to Executive without such reduction (notwithstanding the application of any Excise Tax on the unreduced Total Payments).

(i) Severance and Release Agreement. The severance payments contemplated under this Section 6 are sometimes referred to in this Agreement as “Severance Payments.” Notwithstanding anything in this Agreement to the contrary, Bancorp shall have no obligation to make any Severance Payments unless Executive shall sign and deliver to Bancorp within thirty (30)] days of termination a Severance and Release Agreement, as completed by Bancorp at time of termination, in substantially the form attached hereto as Exhibit A, and provided that such Severance and Release Agreement becomes effective and irrevocable no later than thirty (30) days following termination (the “Release Deadline”). If the Severance and Release Agreement does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the Severance Payments.

(j) Benefits Payable at Termination. Unless otherwise specifically stated in this Agreement or required by law, the compensation and benefits payable to Executive upon termination of this Agreement and termination of Executive’s employment with Bancorp shall be limited to the payment of all accrued salary, vacation, reimbursable expenses for which expense reports have been provided to Bancorp in accordance with Bancorp’s policies and this Agreement, and any other compensation or benefits that may be payable to Executive under any other benefit plan arrangement, including without limitation, the acceleration of vesting of outstanding stock options and restricted stock awards under all Bancorp employee benefit plans.

(k) Delay in Payment for Specified Employees. Notwithstanding anything to the contrary, if Executive is a Specified Employee as of the date of termination of employment, payments under this Agreement upon termination of employment may not be made before the date that is six months after termination of employment (or, if earlier than the end of the six-month period, the date of death of Executive). Payments to which Executive would otherwise be entitled during the first six months following termination of employment shall be accumulated and paid on the first day of the seventh month following termination of employment.

i. Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive’s termination of employment, Executive is a Key Employee of Bancorp, and Bancorp has stock which is publicly traded on an established securities market or otherwise.

ii. If Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1. Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Code Section 409A.

7. Work Product. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to Bancorp or its Affiliates (as hereafter defined), research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by Bancorp (“Work Product”) belong to Bancorp or such Affiliates (as applicable). Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after

Executive’s employment with Bancorp) to establish and confirm such ownership (including, without limitation, executing assignments, consents, power of attorney and other instruments). For purposes of the Agreement, an “Affiliate” of Bancorp is any person or entity that controls, is controlled by, or is under common control with Bancorp.

8. Disclosure of Information.

(a) Confidential Information. Bancorp has and will develop and own certain Confidential Information, which has a great value in its business. Bancorp also has and will have access to Confidential Information of its customers. “Customers” shall mean any persons or entities for whom Bancorp or any of its Affiliates performs services or from whom Bancorp or any of its Affiliates obtains information. Confidential Information includes information disclosed to Executive during his employment, and information developed or learned by Executive during the course of his employment. “Confidential Information” is broadly defined and includes all information that has or could have commercial value or other utility in Bancorp’s business, or the businesses of Bancorp’s customers or Affiliates of Bancorp. Confidential Information also includes all information that could be detrimental to the interests of Bancorp or its Affiliates or Customers if it were disclosed. By example and without limitation, Confidential Information includes all information concerning loan information, Customer data, including but not limited to Customer and supplier identities, Customer characteristics or agreements and Customer lists, applicant data, employment categories, job classifications, employment histories, job analyses and validations, preferences, credit history, agreements, and any personally identifiable information related to Customers, or Customer’s employees, customers or clients, including names, addresses, phone numbers, account numbers and social security numbers; any information provided to Executive by a Customer, including but not limited to electronic information, documents, software, and trade secrets; historical sales information; advertising and marketing materials and strategies; financial information related to Bancorp, Customers, Affiliates, Customer’s or Affiliate’s employees or any other party; labor relations strategies; research and development strategies and results, including new materials research; pending projects and proposals; production processes; scientific or technological data, formulae and prototypes; employee data, including but not limited to any personally identifiable information related to employees, and co-workers, their spouse-partner and/or family members such as names, addresses, phone numbers, account numbers, social security numbers, employment history, credit information, and the compensation of co-workers; anything contained in another employee’s personnel file; individually identifiable health information of other employees, and co-workers, their spouse-partner and/or family members, Customers, or any other party, including but not limited to any information related to a physical or mental health condition, the provision of health care, the payment of health care, or any information received from a health care provider, health care plan or related entity; pricing and product information; computer data information; products; supplier information and data; testing techniques; processes; formulas; trade secrets; inventions; discoveries; improvements; specifications; data, know-how, and formats; marketing plans; pending projects and proposals; business plans; computer processes; computer programs and codes; technological data; strategies; forecasts; budgets; and projections.

(b) Protection of Confidential Information. Executive agrees that at all times during and after his employment by Bancorp, Executive will keep confidential and not disclose to any third party or make any use of the Confidential Information of Bancorp or its Affiliates or Customers, except for the benefit of Bancorp, or its Affiliates or Customers and in the course of his employment. In the event Executive is required by law to disclose such information described in this Section 8, Executive will provide Bancorp and its legal counsel with immediate notice of such request so that Bancorp may consider seeking a protective order.

(c) No Prior Commitments. Executive has no other agreements, relationships, or commitments to any other person or entity that would conflict with Executive’s obligations to Bancorp under this Agreement. Executive will not disclose to Bancorp, or use or induce Bancorp to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all other prior employers and other entities except the Bank and its holding company.

(d) Return of Documents and Data. In the event Executive’s employment with Bancorp is terminated (voluntarily or otherwise), Executive agrees to inform Bancorp of all documents and other data relating to his employment which is in his possession and control and to deliver promptly all such documents and data to Bancorp.

(e) Obligations Following Termination. In the event Executive’s employment with Bancorp is terminated (voluntarily or otherwise), Executive agrees that he will protect the Confidential Information of Bancorp and its Affiliates and Customers and will prevent their misappropriation or disclosure. Executive will not disclose or use any Confidential Information for his benefit, or the benefit of any third party, or to the detriment of Bancorp or its Customers. In addition, after termination of his employment with Bancorp, Executive will not, either directly or indirectly for a period of one (1) year after termination of employment, (i) solicit, recruit or attempt to recruit any officer of Bancorp, (ii) advise or recommend to any other person that such other person employ or attempt to employ any other employee of Bancorp while the other employee is employed by Bancorp; (iii) induce or attempt to induce any other employee of Bancorp to terminate his or her employment with Bancorp; or (iv) interfere with the business of Bancorp by inducing any other individual or entity to sever its relationship with Bancorp.

(f) Relief. Executive acknowledges that breach of this Section may cause Bancorp irreparable harm for which money is inadequate compensation. Executive therefore agrees that Bancorp will be entitled to seek injunctive relief to enforce this Section and this Agreement, in addition to damages and other available remedies; provided that Bancorp first obtains any and all bonds and security that may be required under applicable law to seek such relief.

(g) Survival. The terms and provisions of this Section 8 shall survive the expiration or termination of this Agreement for all intents and purposes.

9. Non-Competition by Executive. During the Employment Term, Executive shall not, directly or indirectly, either as an employee, Bancorp, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing banking business; provided, however, Executive shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment does not exceed one percent (1%) of the market value of the outstanding securities of such corporation.

10. Surety Bond. Executive agrees that he will furnish all information and take any steps necessary to enable Bancorp to obtain or maintain a fidelity bond conditional on the rendering of a true account by Executive of all monies, goods or other property which may come into the custody, charge or possession of Executive during the Employment Term. The surety company issuing the bond and the amount of the bond are to be paid by Bancorp. If Executive cannot qualify for a surety bond at any time during the Employment Term for any reason that is (a) not beyond his control or (b) due to his actions or omissions, then Bancorp shall have the option to terminate this Agreement immediately; provided, however, that Executive shall be entitled to all benefits provided for under this Agreement as if Executive was terminated without Cause, including, the Section 6(c)(ii) Change In Control benefits, as applicable.

11. General. This Agreement is further governed by the following provisions:

(a) Regulatory Compliance. This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by federal law. The parties specifically acknowledge that while the restrictions contained in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991, relating to the payment of bonuses and increases for senior executive officers of institutions which are deemed “undercapitalized,” do not currently apply to Bancorp, such provisions may affect the terms of this Agreement if during its term Bancorp should be deemed undercapitalized by any state or federal regulatory authority (including, without limitation, the Federal Deposit Insurance Company and the Federal Reserve Board). Without limiting the generality of the foregoing, under no circumstances shall Bancorp be required to make any payments to Executive or take any other actions under this Agreement if such payments or actions would result in any violation of applicable law, rule, regulation or regulatory directive.

(b) Code Section 409A. Bancorp intends for all payments and benefits under this Agreement to comply with or be exempt from the requirements of Code Section 409A. In no event shall the Company reimburse Executive for that which may be imposed on Executive as a result of Code Section 409A. For purposes of Section 6, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Any amount that Executive is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Code Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Bancorp shall have no liability to Executive or any related party with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Code Section 409A or for damages for failing to comply with Code Section 409A.

(c) Clawback. Notwithstanding any provisions of this Agreement to the contrary, if any Payment Restrictions (as hereinafter defined) require the recapture or “clawback” of any payments made to Executive under this Agreement, Executive shall repay to Bancorp the aggregate amount of any such payments, with such repayment to occur no later than thirty (30) days following Executive’s receipt of a written notice from Bancorp indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Payment Restrictions. “Payment Restrictions” means any applicable state or federal statute, law, regulation, or regulatory interpretation or other guidance, or contractual arrangement with or required by a governmental authority that has been determined by Bancorp, in good faith, after consultation with legal counsel of Bancorp and with Executive, that Executive’s fraud or intentional misconduct was a material contributing factor to the basis for the application of the Payment Restriction to the facts and the Payment Restriction requires Bancorp to seek or demand repayment or return of any payments made to Executive , including, without limitation, FIL-66-02010 and any related or successor regulatory guidance, any regulatory or enforcement interpretations or guidance provided by the Securities Exchange Commission or other regulatory body under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Bancorp or its successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a) (4); provided, however, that such demand by Bancorp is delivered, in writing, to Executive within 18 months after the date such payment was made to Executive.

(d) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bancorp and contains all of the covenants and agreements among the parties with respect to such employment. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

(e) Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(g) Binding Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon Bancorp, its successors and assigns, including without limitation, any person, partnership or corporation which may acquire all or substantially all of Bancorp’s assets and business, or with or into which Bancorp may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives. The rights and obligations of Executive under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Executive’s creditors, and any attempt to do any of the foregoing shall be void.

(h) Indemnification. Bancorp shall indemnify Executive to the maximum extent permitted under the Bylaws of Bancorp and/or the California Corporations Code. At all times during the Employment Term of this Agreement and for not less than six (6) years after the last date that Executive is affiliated with Bancorp and/or its Affiliates, Bancorp shall obtain and maintain in full force and effect Directors and Officers Liability Insurance to indemnify and insure Bancorp and Executive from and against liability or loss arising out of Executive’s actual or asserted negligence, misfeasance or nonfeasance in the performance of his duties or out of any actual or asserted wrongful act against, or by Bancorp and/or its Affiliates including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The provisions of this Section shall inure to the benefit of Executive’s estate, executor, administrator, heirs, legatees or devisees.

(i) Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(j) Heading. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(k) Notices. Any notices to be given hereunder by one party to the other shall be given in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses of each party maintained by Bancorp, but each party may change his or its address by notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated upon the earlier of receipt or five (5) days after mailing.

(l) Calendar Days—Close of Business. Unless the context otherwise requires, all periods ending on a given day or date or upon the lapse of a period of days shall end on the close of the business on that day or date, and references to “days” shall be understood to refer to calendar days.

(m) Attorneys’ Fees and Costs. If any action at law or in equity, or any arbitration proceeding, is brought to enforce or interpret the terms of this Agreement, each party is responsible for their own fees, with the exception that if the Executive is successful on a claim based on discrimination or breach of public policy, the Bancorp shall pay all fees and cost.

12. Mediation and Arbitration of Disputes. Any disputes regarding this Agreement, the employment relationship or its termination for whatever reason or events occurring during the employment relationship shall be subject to mediation followed by binding arbitration, to the extent permitted by law, pursuant to the employment dispute resolution rules and regulations of the American Arbitration Association. This includes any rights or claims Executive may have under (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) Section 1981 of the Civil Rights Act of 1866 (discrimination); (3) the Age Discrimination in Employment Act (age discrimination)’ (4) the Equal Pay Act (equal pay); (5) the

California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (6) the California Labor Code (wages, benefits and other matters); (7) the Fair Labor Standards Act (wage and hour matters); (9) the Consolidated Omnibus Budget Reconciliation Act (insurance matters); (10) Executive Order 11246 (affirmative action); (11) the Federal Rehabilitation Act (handicap discrimination); (12) the Americans with Disabilities Act (discrimination based on disability); and any other federal, state or local laws or regulations regarding employment discrimination.

Any request for arbitration must be made in writing within 365 calendar days of receipt of notice of the occurrence-giving rise to the dispute. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim or claims asserted. Any decision or judgement of the arbitrator shall be subject to full appellate review by a court of law. Unless the arbitrator orders otherwise (after taking into consideration Section 11(m) hereof), each party shall be responsible for compensating their attorneys and witnesses and bearing any other costs incurred by them. THE PARTIES ACKNOWLEDGE AND AGREE THEY ARE WAIVING THEIR RIGHT TO A COURT TRIAL OR A JURY TRIAL.

13. Integration. It is contemplated that the Employment and Confidentiality Agreement dated November 2, 2011 (with any amendments, “Prior Agreement”), by and among Community West Bank, National Association, CWBC and Executive, shall terminate immediately before the Effective Date. Upon the Effective Date, this Agreement supersedes the Prior Agreement for all intents and purposes.

14. Executive’s Representations. Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants in it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into or performing this Agreement, and that his execution and performance of this Agreement is not a violation or a breach of any other agreement between Executive and any other person or entity.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

[signature page follows]

Executed as of the date first above written at Fresno, California.

BANCORP:

CENTRAL VALLEY COMMUNITY BANCORP

By:
James J. Kim, Chief Executive Officer

EXECUTIVE:

By:
Martin E. Plourd

EXHIBIT A

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and between Central Valley Community Bancorp, a California bank holding company (“Bancorp”), and Martin E. Plourd, an individual (the “Executive”).

RECITALS

A. Bancorp and Executive are parties to that certain Employment Agreement, dated [INSERT DATE] (“Employment Agreement”).

B. Executive’s employment with Bancorp has been terminated and Bancorp and Executive wish to enter into this Agreement pursuant to Section 6(h) of the Employment Agreement.

For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Termination of Employment. Bancorp and Executive agree that Executive’s employment with Bancorp terminated on [INSERT DATE] (“Termination Date”). Executive acknowledges that he has been paid all wages and other sums due to him within the time frames required by law.

2. Compensation.

(a) Severance. Bancorp shall pay Executive severance pay in the amount of [INSERT AMOUNT], less statutory wage deductions, if and only if an original of this Agreement, duly executed by Executive, is delivered to Bancorp within thirty (30) days following the Termination Date. This amount shall be paid within thirty (30) days of timely delivery of an original of this Agreement, duly executed by Executive, to Bancorp.

(b) Vacation Pay. Bancorp has paid Executive on his Termination Date all accrued but unused vacation.

3. Sufficiency of Consideration. Executive acknowledges that the severance provided under Section 2(a) is a special benefit provided to him in return for his execution of this Agreement. Bancorp and Executive specifically agree that the consideration provided to Executive pursuant to Section 2(a) is good and sufficient consideration for this Agreement.

4. No Actions by Executive. In consideration of the promises and covenants made by Bancorp in this Agreement, Executive agrees:

(a) Filing of Actions. That he has not filed and will refrain from filing, either on his own or from participating with any third party in filing, any action or proceeding against any Released Parties (as defined in this Section) with any administrative agency, board, or court relating to the termination of Executive’s employment, or any acts related to Executive’s employment with Bancorp. “Released Parties” mean Bancorp, the Board of Directors of Bancorp, any members of such Board of Directors in any of their capacities, including individually, and Bancorp’s present or former executives, officers, directors, agents or affiliates.

(b) Dismissal. If any agency, board or court assumes jurisdiction of any action against the Released Parties arising out of the termination of Executive’s employment or any acts related to Executive’s employment with Bancorp, Executive will direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

(c) Discrimination. Executive acknowledges that Title VII of the Civil Rights Act of 1964, and as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, section 510 of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family Medical Leave Act, the California Family Rights Act and the California Fair Employment and Housing Act provide Executive the right to bring action against the Released Parties if Executive believes he has been discriminated against on the basis of race, age, ancestry, color, religion, sex, sexual orientation, medical condition, national origin, marital status, genetic information, veteran status, or physical or mental disability. Executive understands the rights afforded to Executive under these Acts and agrees he will not file any action against the Released Parties based upon any alleged violation of these Acts. Except as otherwise provided by applicable law, Executive irrevocably and unconditionally waives any rights to assert a claim for relief available under these Acts, or any other state or federal laws related to employment discrimination, against the Released Parties including, but not limited to, present or future wages, mental or emotional distress, attorney’s fees, reinstatement, or injunctive relief.

5. Compromise and Settlement. Executive, in consideration of the promises and covenants made by Bancorp in this Agreement, hereby compromises, settles and releases the Released Parties from any and all past, present, or future claims, demands, obligations or causes of action, whether based on tort, contract, or other theories of recovery arising from the employment relationship between Bancorp and Executive, and the termination of the employment relationship. Such claims include those Executive may have or has against the Released Parties. This Release does not apply to claims Executive may bring seeking workers’ compensation benefits under California Labor Code section 3600, et seg., but does apply to claims under California Labor Code sections 132a and 4553.

6. No Retaliation. Executive further agrees that he has not been retaliated against for reporting any allegations of wrongdoing by Bancorp and Released Parties, including any allegations of corporate fraud, or for claiming a work-related injury or filing any workers’ compensation claim. The Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigation proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

7. Waiver.

(a) Executive acknowledges that this Agreement applies to all known or unknown, foreseen, or unforeseen, injury or damage arising out of or pertaining to his employment relationship with Bancorp and its termination, and expressly waives any benefits he may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if Executive should eventually suffer injury arising out of or pertaining to the employment relationship and its termination, he will not be able to make any claim against any of the Released Parties for those injuries. Furthermore, Executive acknowledges that he consciously intends these consequences even as to claims for injuries that may exist as of the date of the Agreement but which he does not know exist and which, if known, would materially affect Executive’s decision to execute this Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

(b) Notwithstanding anything in this Agreement to the contrary, Executive is not releasing claims regarding the following: (i) Executive’s right, if any, to COBRA health benefits; (ii) vested rights Executive has with respect to any benefit or equity or stock agreement or plan, including, without limitation, Bancorp’s/Bank’s 401(k) Plan; (iii) Executive’s right to indemnification for his services for Bancorp or Bank; (iv) Executive’s coverage under Bancorp’s and/or the Bank’s insurance policies, including without limitation, Directors and Officers Liability Insurance; (v) social security, unemployment, and /or state disability insurance benefits pursuant to terms of applicable law; (vi) rights Executive may have under the ADEA ( as defined below); (vii) claims for event or acts occurring after the date this Agreement is signed; (vii) workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy of Bancorp or Bank; and (viii) any other rights of claims which are not subject to waiver or are not subject to an unsupervised waiver as a matter of law.

8. Waiver of Rights Under the Age Discrimination in Employment Act. Executive understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Executive the right to bring a claim against Bancorp if Executive believes he has been discriminated against on the basis of age. Bancorp denies any such discrimination. Executive understands the rights afforded to him under the ADEA and agrees that he will not file any claim or action against Bancorp or any of the Released Parties based on any alleged violations of the ADEA. Notwithstanding anything in this Agreement to the contrary, Executive shall not be deemed to have waived his right to and shall not be prohibited from bringing a charge or instituting legal action for the purpose of challenging the validity or enforceability of this Agreement under the ADEA.Executive hereby knowingly and voluntarily waives any right to assert a claim for relief under the ADEA, including but not limited to, back pay, front pay, attorneys’ fees, damages, reinstatement r injunctive relief.

Executive also understands and acknowledges that the ADEA requires Bancorp to provide Executive with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Executive acknowledges that he was provided with and has used the Consideration Period or, alternatively, that he elected to sign the Agreement within the Consideration Period and waives the remainder of the Consideration Period. Executive also understands that Executive is entitled to revoke this Agreement at any time during the seven (7) days following Executive’s execution of this Agreement (“Revocation Period”). Executive also understands that any revocation of this Agreement must be in writing and delivered to the attention of Daniel J. Doyle, Chairman of the Board, at Bancorp’s headquarters located at 7100 North Financial Drive, Suite 101, Fresno, California 93720 prior to the expiration of the revocation period. Delivery of the revocation should be via facsimile to (559) 323-3310 with a hard copy to follow via first class mail.

9. No Admission of Liability. Executive acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Executive by Bancorp. Bancorp specifically asserts that all actions taken with regard to Executive were proper and lawful and affirmatively denies any wrongdoing of any kind.

10. Continuing Obligations. Executive agrees to keep the terms and amount of this Agreement completely confidential, except that Executive may discuss this Agreement with his spouse, attorney, accountant, or other professional person who may assist Executive in evaluating or reviewing this Agreement or the tax implications of this Agreement provided that any such other person is advised of the confidential nature of such information and agrees to maintain such information in confidence. Executive acknowledges and agrees that his obligations to Bancorp contained in Section 8 of the Employment Agreement continue after the Termination Date. Any violation of Section 8 of the Employment Agreement will constitute a material breach of this Agreement and Bancorp’s obligation to pay severance under Section 2 of this Agreement shall immediately cease following any such violation. The parties agree that any sums received by Executive pursuant to Section 2 of this Agreement prior to his breach of the Employment Agreement shall constitute sufficient consideration to support the releases given by Executive in Section 4 of this Agreement.

11. Non-Disparagement. Bancorp and Executive agree that neither will utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the other party or that damages the other party’s reputation. Executive also agrees not to utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the Released Parties, or that damages the Released Parties’ reputations. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that he has reason to believe is unlawful.

12. Company Property. Within five calendar days of Bancorp’s written request, after Executive’s execution of this Agreement, Executive shall return to Bancorp all Bancorp property in his possession including, but not limited to, the original and all copies of any written, recorded, or computer-readable information about Bancorp’s practices, contracts, Executives, trade secrets, customer lists, procedures, or operations, cellular telephone, computer, keys, access materials, credit cards and company identification.

13. Representation by Attorney. Executive acknowledges that Executive has carefully read this Agreement; that Executive understands its final and binding effect; that Executive has been advised to consult with an attorney; that Executive has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Executive has either chosen to be represented by counsel or has voluntarily declined such representation; and that Executive understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

14. No Reliance Upon Representation. Executive hereby represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement made by Bancorp or by any of Bancorp’s past or present officers, directors, Executives, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15. Dispute Resolution. Each party shall bear its own attorney’s fees in the preparation and review of this Agreement. Should a dispute arise between the parties to enforce any provision of this Agreement, the parties agree to submit the dispute to binding arbitration pursuant to Section 12 of the Employment Agreement.

16. Entire Agreement, Modification. This Agreement contains the entire Agreement between the parties hereto and supersedes all prior oral and/or written agreements if any. The terms of this release are contractual and not a mere recital. This Agreement may be modified only by the further written agreement of the parties.

17. Severability. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part shall be deemed not to be part of this Agreement. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

18. Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the parties’ performance of the terms and conditions of this Agreement shall be governed by the laws of the State of California.

19. Counterpart Originals1. . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

BANCORP:

CENTRAL VALLEY COMMUNITY BANCORP

By:
Its:
Date:

EXECUTIVE:

By:
Martin E. Plourd
Date:

ATTACHMENT “A”

WAIVER OF CONSIDERATION PERIOD

I, Martin E. Plourd, hereby acknowledge the following:

1. I have entered into that certain Severance and Release Agreement (“Agreement”) effective as of [INSERT DATE].

2. I understand that I have the right under the Age Discrimination in Employment Act to consider the Agreement for a period of twenty-one (21) days prior to signing the Agreement. I acknowledge that I have had a reasonable amount of time to consider the Agreement and hereby waive the remainder of this twenty-one (21) day period to consider the Agreement.

3. I understand that I have the right under the Age Discrimination in Employment Act to revoke the Agreement within seven (7) days of my signing the Agreement.

4. I understand that I have the right to consult, and have been advised to consult, with an attorney concerning my rights enumerated herein, and I understand the consequences of waiving those rights.

AGREED AND ACCEPTED

Date:	Martin E. Plourd

Schedule 7.2(c)

COOPERATION AGREEMENTS

DIRECTORS:

Daniel J. Doyle

Daniel N. Cunningham

James J. Kim

F.T. “Tommy” Elliott, IV

Robert J. Flautt

Gary D. Gall

Andriana D. Majarian

Steven D. McDonald

Louis C. McMurray

Karen A. Musson

Dorothea D. Silva

William S. Smittcamp

EXECUTIVES:

Dawn Cagle

Teresa Gilio

Blaine C. Lauhon

Shannon R. Livingston

Patrick A. Luis

Jeff M. Martin

Ken Ramos

Annex B

October 10, 2023

Board of Directors

Community West Bancshares

445 Pine Avenue

Goleta, CA 93117

Ladies and Gentlemen:

Community West Bancshares (“CWBC”) and Central Valley Community Bancorp (“CVCY”) are proposing to enter into an Agreement and Plan of Reorganization and Merger (the “Agreement”) pursuant to which CWBC will, subject to the terms and conditions set forth therein, merge with and into CVCY (the “Merger”), so that CVCY is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of CWBC Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and CWBC Dissenting Shares) shall be converted into the right to receive 0.7900 of a share (the “Exchange Ratio”) of CVCY Common Stock, without interest thereon. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of CWBC Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of CWBC and its banking subsidiary, Community West Bank, National Association, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of CVCY and its banking subsidiary, Central Valley Community Bank, that we deemed relevant; (iv) publicly available analyst net income and dividends per share estimates for CWBC for the years ending December 31, 2023 and December 31, 2024 as well as internal annual asset growth rates for CWBC for the years ending December 31, 2023 through December 31, 2027 and an annual earnings per share growth rate and annual dividends per share estimates for CWBC for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of CWBC; (v) publicly available mean analyst estimates of total assets and net income for CVCY for the years ending December 31, 2023 and December 31, 2024 as well as an estimated annual net income and total assets growth rate for CVCY for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of CVCY; (vi) the relative contributions of assets, liabilities, equity and earnings of CWBC and CVCY to the combined entity; (vii) the pro forma financial impact of the Merger on CVCY based on certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments as well as certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of CVCY; (viii) the publicly reported historical price and trading activity for CWBC Common Stock and CVCY Common Stock, including a comparison of certain stock trading information for CWBC Common Stock and CVCY Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for CWBC and CVCY with similar financial institutions for which information is publicly available; (x) the financial and non-financial terms of certain recent merger of equal transactions in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of CWBC and its representatives the business, financial condition, results of operations and prospects of CWBC and held similar discussions with certain members of the senior management of CVCY and its representatives regarding the business, financial condition, results of operations and prospects of CVCY.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CWBC, CVCY or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of CWBC and CVCY that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CWBC or CVCY, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of CWBC or CVCY, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CWBC or CVCY, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to CWBC or CVCY or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for CWBC and CVCY and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available analyst net income and dividends per share estimates for CWBC for the year ending December 31, 2023 and December 31, 2024 as well as internal annual asset growth rates for CWBC for the years ending December 31, 2023 through December 31, 2027 and an annual earnings per share growth rate and annual dividends per share estimates for CWBC for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of CWBC. In addition, Piper Sandler used publicly available mean analyst estimates of total assets and net income for CVCY for the years ending December 31, 2023 and December 31, 2024 as well as an estimated annual net income and total assets growth rate for CVCY for the years ending December 31, 2025 through December 31, 2027, as provided by the senior management of CVCY. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments as well as certain adjustments for CECL accounting standards, as provided by the senior management of CVCY. With respect to the foregoing information, the respective senior managements of CWBC and CVCY confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of CWBC and CVCY, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in CWBC’s or CVCY’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that CWBC and CVCY will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CWBC, CVCY, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that CWBC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of CWBC Common Stock or CVCY Common Stock at any time or what the value of CVCY Common Stock will be once the shares are actually received by the holders of CWBC Common Stock.

We have acted as CWBC’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. CWBC has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to CWBC in the two years preceding the date hereof, nor did Piper Sandler provide any investment banking services to CVCY in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CWBC, CVCY and their respective affiliates. We may also actively trade the equity and debt securities of CWBC, CVCY and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of CWBC in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of CWBC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of CWBC Common Stock and does not address the underlying business decision of CWBC to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for CWBC or the effect of any other transaction in which CWBC might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any CWBC officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of CWBC Common Stock from a financial point of view.

Very truly yours,

Annex C

October 10, 2023

Board of Directors

Central Valley Community Bancorp

7100 North Financial Drive

Fresno, CA 93720

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be paid by Central Valley Community Bancorp (“CVCY”) in connection with the proposed acquisition (the “Merger”) of Community West Bancshares (“CWBC”) subject to the terms and conditions of the Agreement and Plan of Reorganization and Merger and dated October 10, 2023 (the “Agreement”). Capitalized terms used herein that are not defined shall have the meaning given to such items in the Agreement.

The Agreement provides that each share of CWBC Common Stock outstanding at the Effective Time will be exchanged for the right to receive 0.79 shares of CVCY Common Stock (the “Merger Consideration”). Based on the closing price of $14.16 per share for CVCY’s Common Stock, the purchase price per share is $11.19. Based on 8,849,112 shares of CWBC Common Stock outstanding as of June 30, 2023 and the rollover of options into CVCY options, the aggregate purchase price is $99.7 million.

Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time-to-time effect transactions and hold securities of CVCY or CWBC. To the extent that we have any such position as of the date of this opinion, it has been disclosed to CVCY. This opinion has been reviewed and approved by Janney’s Fairness Committee. In addition, Janney has not had a relationship with CVCY for which we have received compensation during the prior two years.

We have acted as CVCY’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive compensation from CVCY for rendering this opinion, of which we became entitled to receive upon delivery of this opinion. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. CVCY has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement and to reimburse us for certain out-of-pocket expenses incurred in connection with our engagement.

October 10, 2023

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement and assumed it to be in substantially the same form as the final agreement in all material respects;

(ii)	familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of CVCY and CWBC;

(iii)

reviewed certain financial statements, both audited and unaudited, and related financial information of CVCY and CWBC, including annual and quarterly reports filed by the parties with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation;

(iv)	discussed with management the future financial prospects of CVCY and CWBC in preparing financial projections and pro formas;

(v)	compared certain aspects of the financial performance of CVCY and CWBC with similar data available for certain other financial institutions;

(vi)	reviewed certain trading characteristics of selected other financial institutions in comparison to the common stocks of CVCY and CWBC;

(vii)	reviewed the potential amount and timing of cost savings expected to be achieved as a result of the Merger;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(ix)	performed such other analyses and considered such other factors as we deemed appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by CVCY and CWBC and in the discussions with CVCY’s representatives. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of CVCY and CWBC and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of CVCY or CWBC or any of their respective subsidiaries. In addition, we have not reviewed individual credit files, nor have we made an independent evaluation or appraisal of the assets and liabilities of CVCY or CWBC nor any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects to our analyses and this opinion, to the draft of the Agreement reviewed by us and that the proposed

October 10, 2023

Merger will be consummated in accordance with the terms set forth in the Agreement. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to CVCY and CWBC. In rendering this opinion, we have been advised by both CVCY and CWBC that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm, revise or update this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Our opinion does not address the merits of the underlying decision by CVCY to engage in the proposed Merger and does not constitute a recommendation to any shareholder of CVCY as to how such shareholder should vote on the proposed Merger or any other matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed Merger by any officer, director, or employee, or class of such persons.

This letter is solely for the information of the Board of Directors of CVCY in its evaluation of the proposed Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid by CVCY in the Merger pursuant to the Agreement is fair, from a financial point of view, to the shareholders of CVCY.

Sincerely,

Janney Montgomery Scott LLC

Annex D

Excerpt from Chapter 13 of the California Corporations Code

CALIFORNIA CORPORATIONS CODE

TITLE 1. CORPORATIONS

DIVISION 1. GENERAL CORPORATION LAW

CHAPTER 13. Dissenters’ Right

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b)	As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1)

That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2)

That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)	That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)	That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)	As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a)

If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)

Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c)

The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a)

If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)

Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a)

If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)	Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)

On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a)

If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)

If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)

Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)

Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)

The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)

The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)	The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)

The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d)	The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a)

No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)

If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)

If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.